As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PLBY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5900 (Primary Standard Industrial Classification Code Number)	37-1958714 (I.R.S. Employer Identification No.)

10960 Wilshire Blvd., Suite 2200

Los Angeles, CA 90024

(310) 424-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ben Kohn

Chief Executive Officer

10960 Wilshire Blvd. Suite 2200

Los Angeles, CA 90024

(310) 424-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

P. Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Chris Riley General Counsel PLBY Group, Inc. 10960 Wilshire Blvd., Suite 2200 Los Angeles, CA 90024 (310) 424-1800

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,269,552(1)	$22.71(2)	$51,541,525.92(2)	$5,623.18

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on The Nasdaq Global Market on August 24, 2021 (such date being within five business days of the date that this registration statement was first filed with the SEC), in accordance with Rule 457(c) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not completed and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not solicitating an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2021

PRELIMINARY PROSPECTUS

PLBY GROUP, INC.

2,269,552 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 2,269,552 shares of common stock, par value of $0.0001 per share (“Common Stock”), of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp). The Selling Stockholders received shares of Common Stock pursuant to the transactions described below.

On August 9, 2021, we completed the acquisition of Honey Birdette (Aust) Pty Limited, a company organized under the laws of Australia (“Honey Birdette”), pursuant to a Share Purchase Agreement (the “Purchase Agreement”), dated June 28, 2021, by and among PLBY Group, Inc., a Delaware corporation (“PLBY”), PLBY Australia Pty Ltd, a company organized under the laws of Australia and an indirect, wholly-owned subsidiary of PLBY (“Buyer”), Honey Birdette, the holders of all of the capital stock of Honey Birdette (the “Sellers”), and Ray Itaoui, as the Sellers’ representative, pursuant to which Buyer acquired all of the capital stock of Honey Birdette (the “Acquisition”), resulting in Honey Birdette becoming an indirect, wholly-owned subsidiary of PLBY. We acquired all of the capital stock of Honey Birdette for aggregate consideration of $327.7 million, made up of $235.0 million in cash and 2,155,849 shares of our Common Stock, valued at $92.7 million based on a price of $43.02 per share pursuant to the terms of the Purchase Agreement. On August 19, 2021, an additional 4,412 shares of Common Stock were issued to the Sellers pursuant to the terms of a true-up under the Purchase Agreement. The entry into the Purchase Agreement was previously announced in our Current Report on Form 8-K filed on June 29, 2021, and the closing of the Acquisition was disclosed in our Current Report on Form 8-K filed on August 11, 2021 (the ‘‘Closing 8-K’’). The audited financial statements of Honey Birdette and the pro forma financial statements for the Acquisition will be filed with an amendment to the Closing 8-K within 71 days following August 11, 2021.

On August 11, 2021, we also issued 109,291 shares of Common Stock to S A Designer Parfums Limited based on a price of $45.75 per share pursuant to the terms of a license agreement.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

We will pay certain offering fees and expenses and fees in connection with the registration of our Common Stock. We will not receive any of the proceeds from the resale of the shares of Common Stock by the Selling Stockholders. Our Common Stock is currently listed on the Nasdaq Global Market (“Nasdaq”) and trades under the symbol “PLBY.” The last reported sale price of our Common Stock on the Nasdaq on August 31, 2021 was $24.85 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date or as of any earlier date as of which information is given.

For investors outside the United States:   We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On February 10, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp (“MCAC”), MCAC Merger Sub Inc. (“Merger Sub”), and Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement). Pursuant to the terms of the Merger Agreement, Playboy merged with and into Merger Sub, with Playboy surviving the merger as a wholly-owned subsidiary of MCAC (the “Business Combination”), and MCAC changed its name to “PLBY Group, Inc.” upon consummation of the Business Combination.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “PLBY,” “we,” “us,” “our” and similar terms refer to PLBY Group, Inc. and its consolidated subsidiaries, including Playboy.

References to “MCAC” refer to our predecessor company prior to the consummation of the Business Combination. Upon consummation of the Business Combination, MCAC, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Playboy was treated as the accounting predecessor of MCAC for Securities and Exchange Commission (“SEC”) purposes. All references to historical financial information of PLBY Group, Inc. in this prospectus prior to the Business Combination shall refer to the historical financial information of Playboy unless the context otherwise requires.

In addition, in this prospectus:

●	“Board” means the board of directors of the Company.
●	“Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation.
●	“Chardan” means Chardan Capital Markets, LLC, MCAC’s underwriter in the IPO.
●	“Closing” means the closing of the Business Combination.
●	“Closing Date” means date of the consummation of the Business Combination.
●	“Company” or “PLBY” means PLBY Group, Inc.
●	“Common Stock” means the shares of Common Stock, par value $0.0001 per share, of the Company.
●	“DGCL” means the Delaware General Corporation Law.
●	“Effective Time” means the time at which the Merger becomes effective.
●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
●	“GAAP” means accounting principles generally accepted in the United States of America.
●	“Initial Stockholders” means the Sponsor and the officers and directors of MCAC.
●	“IPO” refers to the initial public offering of 5,000,000 units of MCAC consummated on June 9, 2020.
●	“IRC” means the Internal Revenue Code of 1986, as amended.
●	“Insider Shares” means the 1,437,450 shares of Common Stock.
●	“MCAC Units” means the units that were issued in the IPO, each consisting of one share of Common Stock and one right to receive one-tenth (1/10) of a MCAC share of Common Stock.
●	“Merger Consideration” means Closing Payment Shares (as defined herein), subject to any Net Debt (as defined herein) adjustment.

●	“PIPE Investment” means the private placement of 5,000,000 shares of Common Stock for an aggregate of $50,000,000 in a private placement immediately prior to the Closing.
●	“Private Units” means the 355,241 units sold to the Sponsor and Chardan, in the aggregate, in private placements that occurred contemporaneously with the IPO and the exercise of Chardan’s over-allotment option.
●	“RT” means RT-ICON Holdings LLC, a Delaware limited liability company, together with its affiliates and its and their successors and assigns (other than the Company and its subsidiaries).
●	“RSU” means restricted stock unit awards of Playboy.
●	“Securities Act” means the Securities Act of 1933, as amended.
●	“Sponsor” means Sunlight Global Investment LLC.
●	“TLA” means TLA Acquisition Corp., a wholly-owned subsidiary of Playboy.
●	“Yandy” means Yandy Enterprises LLC, a wholly-owned subsidiary of Playboy.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on the expectations and beliefs of our management in light of historical results and trends, current conditions and potential future developments, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from forward-looking statements. These forward-looking statements include statements about our future performance and opportunities; benefits of the Business Combination; statements of the plans, strategies and objectives of management for future operations; and statements regarding future economic conditions or performance. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements.

The forward-looking statements are based on the current expectations of our management as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by us and the following:

●	expectations regarding our strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities;
●	the outcome of any legal proceedings that may be instituted against us following the consummation of the Business Combination;
●	the risk that the Business Combination, recent acquisitions or any proposed transactions disrupt our current plans and/or operations, including the risk that we do not complete any such proposed transactions or achieve the expected benefit from them;
●	the ability to recognize the anticipated benefits of the Business Combination, recent acquisitions or any proposed transaction, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain key employees;
●	costs related to being a public company, acquisitions, commercial collaborations and proposed transactions;
●	limited liquidity and trading of our Common Stock;
●	geopolitical risk and changes in applicable laws or regulations;
●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
●	risks relating to the uncertainty of our projected financial information;
●	risks related to the organic and inorganic growth of our business and the timing of expected business milestones;
●	risk that the COVID-19 pandemic, and local, state, federal and international responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;
●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources; and
●	the inability to maintain the listing of our Common Stock on Nasdaq.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning our business or other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our Common Stock, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements and the related notes included elsewhere in this prospectus.

Company Overview

We are a pleasure and leisure company. We provide consumers across all demographics and geographies with products, content and experiences that help them lead happier, healthier and more fulfilling lives. Our flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars annually in global consumer spend with products and content available in approximately 180 countries.

Our mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences, and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Driven by our cause of “Pleasure for All,” our goal is to build the leading pleasure and leisure lifestyle platform for men and women around the world.

For the six months ended June 30, 2021 and 2020, our consolidated revenue was $92.5 million and $66.3 million, respectively, and our consolidated net loss was $13.9 million and $6.0 million, respectively.

For the fiscal years ended December 31, 2020 and 2019, our historical consolidated revenue was $147.7 million and $78.1 million, respectively, and our historical consolidated net loss was $5.3 million and $23.6 million, respectively.

Our Products

Our products and content connect consumers to a lifestyle of pleasure and leisure. Our offerings help consumers around the world look good, feel good, and enjoy their lives.

Our four target consumer categories — Sexual Wellness, Style and Apparel, Gaming and Lifestyle, and Beauty and Grooming — reflect the market segments where our over approximately 70 years of building consumer trust give us a unique position to lead in these categories. Each of these categories comprises large and growing markets, providing Playboy with significant opportunities for growth from the increased sales of our current products, as well as through the introduction of new products within these categories.

Our Business Segments

We generate revenue through the sales of our products to consumers around the world. We employ multiple business models, including brand licensing, direct-to-consumer and third-party retail sales, and digital subscriptions, to maximize the value of our assets and to ensure long-term revenue and profitability growth. We report on our business operations in three segments:

●	Licensing, including licensing our brand to third parties for products, services, venues and events;
●	Direct-to-Consumer, including sales of third-party products through our owned-and-operated ecommerce platforms, and sales of our proprietary products through our platforms and/or third-party retailers; and
●	Digital Subscriptions and Content, including the sale of subscriptions to Playboy programming and trademark licensing for online gaming products.

Our Strategy

We are building the leading pleasure and leisure lifestyle platform for men and women around the world. Our commercial strategy is to create high consumer lifetime value while maintaining low consumer acquisition costs. We do this by building direct relationships with our customers through our owned-and-operated retail, digital commerce and digital subscription offerings and by utilizing our significant organic reach for marketing efficiency. We sell our products through third-party digital and physical retail partners to expand our points of sale and gather additional consumer insights to drive product innovation and inform go-to-market plans, and we license our trademarks and intellectual property in specific categories and geographies that have particular regulatory requirements, or where speed-to-market can be accelerated through a best-in-class partnership, to gain high-margin revenue and consumer insights we can reinvest in our owned-and-operated operations. Over the past several years, we have exited licensing contracts that were not strategically aligned with the brand’s interests to open up categories for owned-and-operated development and to enter into partnerships more closely aligned with our brand and consumer categories of focus.

Our immediate focus for owned and operated operations is in the Sexual Wellness category in Western markets, where we can aggregate what today is a highly fragmented market through in-house product development and acquisitions and move quickly to gain consumer mindshare and build a leading digital and physical retail presence. We will approach Beauty and Grooming as a natural extension of the Sexual Wellness category to integrate further into consumers’ daily habits. In 2018, we entered into a licensing agreement with a market leader in the Beauty and Grooming category, which we hope will turn into a long-term relationship, and which we believe will help develop a strong consumer affinity for Playboy-branded offerings in the space. With the integration of the e-commerce platform that we acquired in December 2019, Sexual Wellness products represent the fastest-growing and largest category contributor of our business today. We will utilize our trademarks wherever most effective to brand and/or market products, and we also intend to use our brand expertise to develop and acquire additional brands for these categories to further expand our consumer and distribution reach.

Significant consumer engagement and spending with Playboy-branded gaming properties around the world, including with leading partners such as Microgaming, Scientific Games, and Caesar’s Entertainment, steers our investment in digital gaming, sports betting and other digital offerings to further support our commercial strategy to expand consumer spending with minimal marginal cost, and gain consumer insights to inform go-to-market plans across categories.

Licensing our trademarks and intellectual property for the apparel and accessories category, which today represents our second-largest single revenue contributor, will continue to serve as a powerful cash foundation and consumer insights engine.

Intellectual Property

Our intellectual property holdings are primarily comprised of trademarks and copyrights including, without limitation, the “Playboy” name, the “RABBIT HEAD DESIGN,” logo, the “Yandy” name and the “Lovers” name.

We currently have active trademark registrations in more than 150 countries for our key trademarks, including variations of the PLAYBOY and the RABBIT HEAD DESIGN logo, which are typically the core intellectual property we license pursuant to our licensing agreements and use on our branded consumer products. Trademark registrations typically allow us to exclusively use or permit licensed use of the marks in the product categories in which they are registered. These registrations are typically valid for 10 years from the original date of registration or the date of renewal. When these registrations become due for renewal, we typically renew them unless the registrations have become redundant due to overlapping coverage from other existing registered marks or they cover marks or categories that we no longer actively use or have plans to use in the future. Most jurisdictions allow for an unlimited number of renewals provided that the criteria to apply for renewal are met in the applicable jurisdiction.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

●	our ability to maintain the value and reputation of the Playboy brand;

●	operating in highly competitive industries;
●	our ability to anticipate changes in the market for our adult oriented products and rapidly adapt;
●	our ability to obtain, maintain and protect our intellectual property rights, in particular trademarks and copyrights;
●	our ability to identify, fund investment in and commercially exploit new technology;
●	negative publicity, lawsuits and boycotts as a result of our business involving the provision of sexually explicit content;
●	the refusal of companies upon which we rely for products and services to do business with us because some of our products contain adult content;
●	various taxation related risks in multiple jurisdictions;
●	potential systems failures in our digital operations;
●	our exposure to data security and privacy risks;
●	compliance with government regulations;
●	challenges relating to operations and expansion outside of the U.S.;
●	adverse results in litigation;
●	our ability to attract and retain key employees and hire qualified management and personnel;
●	difficulties in making strategic acquisitions on economically acceptable terms;
●	integration risks from significant future acquisitions;
●	our debt and other financial obligations;
●	the demand for our products;
●	the COVID-19 pandemic;
●	global economic conditions;
●	our ability to manage the various licensing and selling models in our operations;
●	the concentration of a substantial portion of our licensing revenue with a limited number of licensees and retail partners;
●	our dependence on third parties to help operate certain aspects of our e-commerce business;
●	increasing competition for and changing dynamics in the marketplace for our adult content products;
●	our ability to maintain our agreements with multiple system operators and direct-to-home operators on favorable terms;
●	shifts in consumer behavior as a result of technological innovations and changes in the distribution of content;
●	our ability to meet the listing requirements to be listed on Nasdaq and maintain the listing of our Common Stock in the future; and

●	the reduced reporting requirements as a result of our status as an emerging growth company.

Recent Developments

On March 1, 2021, we completed the acquisition of 100% of the equity of TLA Acquisition Corp. for $24.9 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states. The primary drivers for the acquisition were to leverage TLA’s brick-and-mortar presence, e-commerce capabilities, attractive brand positioning and customer database. TLA’s operating results are consolidated with our results beginning on March 1, 2021. Therefore, the consolidated results of operations for the six months ended June 30, 2021 may not be comparable to the same period in 2020.

On April 1, 2021, we entered into an Aircraft Purchase Agreement with an unaffiliated, private, third-party seller for the purchase of a used aircraft and related assets for a purchase price of $12 million. In May 2021, we borrowed $9.0 million under a five-year term loan maturing in May 2026 to fund the purchase of the aircraft (“Aircraft Term Loan”). The stated interest rate was 6.25% as of June 30, 2021. The Aircraft Term Loan requires monthly amortization payments of approximately $0.1 million, commencing on July 1, 2021.

On May 25, 2021, we entered into a Credit and Guaranty Agreement (the “New Credit Agreement”) with Acquiom Agency Services LLC, as the administrative agent and collateral agent. We obtained a $160 million senior secured term loan (the “New Term Loan”), which was fully funded at the closing of the transactions contemplated by the New Credit Agreement (the “Refinancing”). The Refinancing replaced and repaid in full all borrowings under our existing credit facility for which DBD Credit Funding LLC served as administrative agent and a lender. The existing credit facility consisted of a term loan (as amended, the “2014 Term Loan”) that was scheduled to expire on December 31, 2023.

In connection with the consummation of the transactions contemplated by the Purchase Agreement, we entered into Amendment No. 1 to the Credit and Guaranty Agreement, dated as of August 11, 2021 (the “First Amendment”), to the New Credit Agreement (as amended by the First Amendment, the “2021 Credit Agreement”), by and among the Company, Playboy, the subsidiary guarantors party thereto, the lenders party thereto, and Acquiom Agency Services LLC, as the administrative agent and the collateral agent, to, among other things: (a) obtain a $70 million incremental term loan (the “Incremental Term Loan”), thereby increasing the aggregate principal amount of term loan indebtedness outstanding under the 2021 Credit Agreement to $230 million, and (b) amend the terms of the New Credit Agreement to, among other things, permit Honey Birdette and certain of its subsidiaries to guaranty the obligations under the 2021 Credit Agreement.

In June 2021, we completed a public offering in which 4,720,000 shares of our Common Stock were sold at a price of $46 per share. The underwriters were also granted an option to purchase up to an additional 708,000 shares of our Common Stock from us at the public offering price, less underwriting discounts and commissions. Such option expired unexercised. We incurred approximately $13.2 million of underwriting commissions and $1.0 million of public offering related fees, which were netted against the proceeds. The net proceeds received from the public offering were $202.9 million.

Corporate Information

MCAC was formed as a blank check company on November 12, 2019, under the laws of the state of Delaware, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, MCAC was considered a “shell company” as defined under the Exchange Act because it had no operations and nominal assets consisting almost entirely of cash. Until the consummation of the Business Combination, MCAC did not engage in any operations nor generate any revenue.

On June 9, 2020, MCAC consummated its initial public offering. On February 10, 2021, MCAC consummated the Business Combination with Playboy pursuant to the Merger Agreement. In connection with the Business Combination, MCAC changed its name to PLBY Group, Inc. Upon consummation of the Business Combination, MCAC, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Playboy was treated as the accounting predecessor of MCAC for SEC purposes.

Our principal executive office is located at 10960 Wilshire Blvd, Suite 2200, Los Angeles, California 90024 and our telephone number is (310) 424-1800. We maintain a website at www.plbygroup.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenues during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;
●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;
●	reduced disclosure about our executive compensation arrangements; and
●	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

For as long as we continue to be an emerging growth company, we may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Common Stock less attractive to investors.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following June 9, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

For more information on the Company, please see the sections titled “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

THE OFFERING

Issuer	PLBY Group, Inc.

Common stock offered by the Selling Stockholders	Up to 2,269,552 shares of Common Stock.

Common stock issued and outstanding	40,798,508(1)

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock by the selling stockholders.

Risk factors	Any investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Trading symbol	Our Common Stock is listed on the Nasdaq Global Market under the symbol “PLBY”.
(1)	The number of shares of Common Stock to be outstanding immediately after this offering is based on 40,798,508 shares of Common Stock outstanding as of August 19, 2021 and excludes:
●	Playboy options assumed in the Business Combination exercisable for an aggregate of 3,560,541 shares of Common Stock at a weighted average exercise price of $5.61;
●	assumed obligation in the Business Combination to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of Common Stock to be settled approximately one year following the Closing Date; and
●	4,262,364 shares of Common Stock initially reserved for issuance pursuant to future awards under our 2021 Equity and Incentive Compensation Plan, as well as any automatic increases in the number of shares of Common Stock reserved for future issuance under this plan, which became effective upon the consummation of the Business Combination.

Unless otherwise indicated, all information contained in this prospectus assumes:

●	no exercise of the outstanding Playboy options and no settlement of the Playboy RSUs described above after August 19, 2021.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary selected historical financial information derived from the Company’s unaudited consolidated financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, and audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, each of which is included elsewhere in this prospectus, and from the Company’s unaudited consolidated financial statements as of June 30, 2020 which are not included elsewhere in this prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following summary selected financial information in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s financial statements and the related notes appearing elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019

	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Net revenues	$92,531	$66,331	$147,662	$78,110
Costs and expenses:
Cost of sales	(42,699)	(35,648)	(73,180)	(37,742)
Selling and administrative expenses	(57,561)	(25,727)	(59,863)	(45,399)
Related-party expenses	(250)	(500)	(1,007)	(1,005)
Total costs and expenses	(100,510)	(61,875)	(134,050)	(84,146)
Operating (loss) income	(7,979)	4,456	13,612	(6,036)
Nonoperating income (expense):
Investment income	—	—	30	225
Interest expense	(5,550)	(6,656)	(13,463)	(14,225)
Gain from settlement of convertible promissory note	—	—	1,454	—
Gain from bargain purchase	—	—	—	1,483
Loss on extinguishment of debt	(1,217)	—	—	—
Other, net	742	29	168	(173)
Total nonoperating expense	(6,025)	(6,627)	(11,811)	(12,690)
(Loss) income before income taxes	(14,004)	(2,171)	1,801	(18,726)
Benefit (expense) from income taxes	91	(3,854)	(7,072)	(4,850)
Net (loss)	(13,913)	(6,025)	(5,271)	(23,576)
Net loss attributable to redeemable noncontrolling interest	—	—	—	—
Net (loss) attributable to PLBY Group. Inc.	$(13,913)	$(6,025)	$(5,271)	$(23,576)
Net loss per share, basic and diluted(1)	$(0.42)	$(0.27)	$(0.24)	$(1.09)
Weighted-average shares used in computing net loss per share, basic and diluted(1)	33,298,957	22,093,444	22,199,591	21,616,098
(1)	2020 and 2019 amounts reflect the recapitalization of the Company in connection with the completion of the Business Combination on February 10, 2021.

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019

	(in thousands, except share and per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$255,529	$22,151	$13,430	$27,744
Total current assets	$294,777	$44,760	$47,216	$53,834
Total assets	$704,782	$408,833	$412,127	$418,651
Total current liabilities	$49,940	$56,279	$53,963	$61,149
Long-term debt, net of current portion	$159,438	$157,379	$154,230	$157,810
Total liabilities	$331,226	$327,670	$329,316	$333,557
Total stockholders’ equity	$373,764	$81,371	$83,019	$85,302

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical condensed consolidated statement of operations of Playboy for the year ended December 31, 2020 with the condensed historical statement of operations of MCAC for the year ended December 31, 2020, giving effect to the Business Combination as if it had occurred on January 1, 2020.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The adjustments presented to the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon consummation of the Business Combination.

The historical financial statements of MCAC and Playboy have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP.

The historical financial information of Playboy for the year ended December 31, 2020 was derived from the audited financial statements of Playboy for the year ended December 31, 2020, which are included elsewhere in this prospectus. The historical financial information of MCAC for the year ended December 31, 2020 was derived from the audited financial statements of MCAC and for the year ended December 31, 2020, which are included elsewhere in this prospectus. This information should be read together with Playboy and MCAC’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2020. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2020 or the future results that the Company will experience. Playboy and MCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Selected Unaudited Pro Forma Financial Information

(in thousands, except per-share data)

			Pro Forma
	MCAC	Playboy	Combined
Statement of Operations Data – Year Ended December 31, 2020
Net revenues	$—	$147,662	$147,662
Total costs and expenses	$(1,094)	$(134,050)	$(132,973)
Operating (loss) income	$(1,094)	$13,612	$14,689
Net loss	$(1,062)	$(5,271)	$(5,648)
Net loss per common share – basic and diluted	$(0.56)	$(1.33)	$(0.16)

RISK FACTORS

Investing in our Common Stock involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and related notes, before deciding whether to purchase any of our Common Stock. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our Common Stock could decline, and you could lose all or part of your investment.

General Risks Related to Our Business and Industry

Our success depends on our ability to maintain the value and reputation of the Playboy brand.

Our success depends on the value and reputation of the Playboy brand. The Playboy name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting, and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality product, and customer experience.

We rely on social media, as one of our marketing strategies, to have a positive impact on both our brand value and reputation. Our brand and reputation could be adversely affected if we fail to achieve these objectives, if our public image was to be tarnished by negative publicity, which could be amplified by social media, if we fail to deliver innovative and high-quality products and experiences acceptable to our customers, or if we face or mishandle a product recall.

We license our brand to third parties to use in connection with various goods and services, subject to our approval. Our financial condition could be negatively impacted if any such third parties use our brand in a manner that adversely reflects on Playboy or our brand.

Additionally, while we devote considerable efforts and resources to protecting our intellectual property, if these efforts are not successful, the value of our brand may be harmed. Any harm to our brand and reputation could have a material adverse effect on our financial condition.

Our businesses operate in highly competitive industries.

The sexual wellness, lifestyle experiences, apparel and accessories, and beauty and grooming industries in which we operate are highly competitive. The ability of our businesses to compete in each of these industries successfully depends on a number of factors, including our ability to consistently supply high quality and popular content and products, adapt to new technologies and distribution platforms, maintain our brand reputation and produce new and successful products and content. There can be no assurance that we will be able to compete successfully in the future against existing or new competitors, or that increasing competition will not result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

Additionally, many of our competitors, including large entertainment and media enterprises and apparel and beauty retailers, have greater financial and human resources than we do. We cannot assure you that we can remain competitive with companies that have greater resources or that offer alternative entertainment or product offerings.

The market for our adult oriented products is changing rapidly, and unless we are able to anticipate these changes and rapidly adapt, we will lose market share.

Online usage is changing rapidly as technological advancements allow the deployment of more advanced and interactive multimedia product offerings and the Internet and mobile device usage have resulted in new digital distribution channels. As a result, we have to rapidly develop new business models, products and distribution models that will allow us to otherwise capitalize on our large library of titles that we own and license as well as our product offerings.

Unless we are able to effectively modify our business model to compete with the products offered digitally on the Internet or elsewhere, our market share, revenues and profits from our product offerings could decrease. Although we are currently developing new products and seeking potential acquisition targets, no assurance can be given that we will remain competitive in the rapidly changing adult entertainment marketplace or the other industries we compete in. Our future success will depend, in part, on our ability to adapt to rapidly changing technologies, to enhance existing product offerings and to develop and introduce a variety of new products to address changing demands of our consumers.

If we are unable to obtain, maintain and protect our intellectual property rights, in particular trademarks and copyrights, our ability to compete could be negatively impacted.

Our intellectual property rights, particularly our trademarks in the Playboy name and Rabbit Head Design, are valuable assets of our business and are critical to our success, growth potential and competitive position. Although certain of the intellectual property we use is registered in the U.S. and in many of the foreign countries in which we operate, there can be no assurances with respect to the continuation of such intellectual property rights, including our ability to further register, use or defend key current or future trademarks. Further, applicable law may provide only limited and uncertain protection, particularly in emerging markets, such as China.

Furthermore, we may not apply for, or be unable to obtain, intellectual property protection for certain aspects of our business. Third parties have in the past, and could in the future, bring infringement, invalidity, co-inventorship, re-examination, opposition or similar claims with respect to our current or future intellectual property. Any such claims, whether or not successful, could be costly to defend, may not be sufficiently covered by any indemnification provisions to which we are party, divert management’s attention and resources, damage our reputation and brands, and substantially harm our business, prospects, financial condition, results of operations, cash flows, as well as the trading price of our Common Stock.

In addition, third parties may distribute and sell counterfeit (or grey market) versions of our products, which may be inferior or pose safety risks and could confuse consumers or customers, which could cause them to refrain from purchasing our brands in the future or otherwise damage our reputation. The presence of counterfeit versions of our products in the market and of prestige products in mass distribution channels could also dilute the value of our brands, force us and our distributors to compete with heavily discounted products, cause us to be in breach of contract (including license agreements), impact our compliance with distribution and competition laws in jurisdictions including the E.U. and China, or otherwise have a negative impact on our reputation and business, prospects, financial condition or results of operations.

In order to protect or enforce our intellectual property and other proprietary rights, we may initiate litigation or other proceedings against third parties, such as infringement suits, opposition proceedings or interference proceedings. Any lawsuits or proceedings that we initiate could be expensive, take significant time and divert management’s attention from other business concerns, adversely impact customer relations and we may not be successful. Litigation and other proceedings may also put our intellectual property at risk of being invalidated or interpreted narrowly. The occurrence of any of these events may have a material adverse effect on our business, prospects, financial condition, results of operations, cash flows, as well as the trading price of our Common Stock.

Our success depends on our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property of third parties.

Our commercial success depends in part on our ability to operate without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and other proprietary rights of third parties. However, we cannot be certain that the conduct of our business does not and will not infringe, misappropriate or otherwise violate such rights. Moreover, our acquisition targets and other businesses in which we may make strategic investments are often smaller or younger companies with less robust intellectual property clearance practices, and we may face challenges on the use of their trademarks and other proprietary rights.

If we are found to be infringing, misappropriating or otherwise violating a third-party trademark, patent, copyright or other proprietary rights, we may need to obtain a license, which may not be available in a timely manner on commercially reasonable terms or at all, or redesign or rebrand our products, which may not be possible or result in a significant delay to market or otherwise have an adverse commercial impact. We may also be required to pay substantial damages or be subject to a court order prohibiting us and our customers from selling certain products or engaging in certain activities, which could therefore have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows, as well as the trading price of our Common Stock.

Any inability to identify, fund investment in and commercially exploit new technology could have a material adverse impact on our business, financial condition or results of operations.

We are engaged in businesses that have experienced significant technological changes over the past several years and are continuing to undergo technological changes. Our ability to implement our business plan and to achieve the results projected by management will depend on management’s ability to anticipate technological advances and implement strategies to take advantage of future technological changes. Any inability to identify, fund investment in and commercially exploit new technology or the commercial failure of any technology that we pursue, such as Internet and mobile, could result in our businesses becoming burdened by obsolete technology and could have a material adverse impact on our business, financial condition or results of operations.

Our business involves the provision of sexually explicit content which can create negative publicity, lawsuits and boycotts.

We are engaged in the business of providing adult-oriented, sexually explicit products worldwide. Many people regard our primary business as unwholesome. Various national and local governments, along with religious and children’s advocacy groups, consistently propose and enact legislation to restrict the provision of, access to, and content of such entertainment. These groups also often file lawsuits against providers of adult entertainment, encourage boycotts against such providers and mount negative publicity campaigns. In this regard, some of our distribution outlets and advertisers, have from time-to-time been the target of groups who seek to limit the availability of our products because of their content. We expect to continue to be subject to these activities.

The adult-oriented content of our websites may also subject us to obscenity or other legal claims by third parties. We may also be subject to claims based upon the content that is available on our websites through links to other sites and in jurisdictions that we have not previously distributed content in. Implementing measures to reduce our exposure to this liability may require us to take steps that would substantially limit the attractiveness of our websites and other distribution channels and/or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

In addition, some investors, investment banks, market makers, lenders and others in the investment community may refuse to participate in the market for our Common Stock, financings or other activities due to the nature of our adult business. These refusals may negatively impact the value of our Common Stock and our opportunities to attract market support.

Companies providing products and services on which we rely may refuse to do business with us because some of our products contain adult content.

Some companies that provide products and services we need may be concerned that associating with us could lead to their becoming the target of negative publicity campaigns by public interest groups and boycotts of their products and services. As a result of these concerns, these companies may be reluctant to enter into or continue business relationships with us. There can be no assurance that we will be able to maintain our existing business relationships with the companies, domestic or international, that currently provide us with services and products. Our inability to maintain such business relationships, or to find replacement service providers, would materially adversely affect our business, financial condition and results of operations. We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to our doing business with less competitive terms, higher transaction costs and more inefficient operations than if we were able to maintain such business relationships or find replacement service providers.

If we are unable to advertise on certain platforms because of our brand or products, our business would be harmed.

Some companies that operate websites and offline media, including search engines and social media platforms, on which we would like to advertise our products, and provide direct purchasing capabilities, may be reluctant or refuse to allow such advertising due to the adult nature of certain of our products and the history of our brand. Our inability to advertise on such platforms would make it more difficult for us to reach a broad audience, which could limit sales of our products, and reduce the value of our brand. Our existing competitors, as well as potential new competitors, may not face such obstacles and be able to undertake more extensive marketing campaigns and reach a broader consumer base, making it more difficult for Playboy to compete with them with similar products.

If we are unable to generate revenues from advertising and sponsorships our future growth may be harmed.

If companies perceive Playboy.com or any of our other free websites to be limited or ineffective advertising mediums, they may be reluctant to advertise in our products or to be our sponsors. Our ability to generate significant advertising and sponsorship revenues depends upon several factors, including, among others, the following:

●	our ability to maintain a large, demographically attractive subscriber base for Playboy.com and any of our other free websites;
●	our ability to offer attractive advertising rates;
●	our ability to attract advertisers and sponsors; and
●	our ability to provide effective advertising delivery and measurement systems.

Our potential advertising revenues are also dependent on the level of spending by advertisers, which is impacted by a number of factors beyond our control, including general economic conditions, changes in consumer purchasing and viewing habits and changes in the retail sales environment. Our existing competitors, as well as potential new competitors, may have significantly greater financial, technical and marketing resources than we do. These companies may be able to undertake more extensive marketing campaigns, adopt aggressive advertising pricing policies and devote substantially more resources to attracting advertising customers.

We have experienced seasonality in our revenues, which may result in volatility in our earnings.

While we receive revenue throughout the year, our businesses do experience seasonality. For example, our consumer brand licensing business under our consumer business experiences higher receipts in its first and third fiscal quarters due to the licensing fee structure in its licensing agreements which typically require advance payment of such fees during these quarters, and our direct-to-consumer business typically experiences higher sales in the fourth quarter due to the U.S. holiday season, including Halloween. To the extent that we continue to experience seasonality, this may result in volatility in our earnings.

We will have a significant amount of intangible assets, including our trademarks, recorded on our consolidated balance sheet following the Business Combination. As a result of changes in market conditions and declines in the estimated fair value of these assets, we may be required to record impairments of our intangible assets in the future which could adversely affect our results of operations.

As of June 30, 2021, our indefinite-lived intangible assets and goodwill represented $348.4 million, or 49.4% of our total consolidated assets. Under GAAP, indefinite-lived intangible assets are not amortized, but instead are subject to impairment evaluation based on related estimated fair values, with such testing to be done at least annually. We will review our trademarks for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any write-down of intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss, and those decreases or increases could be material.

Our use of certain tax attributes may be limited.

We have significant net operating losses (“NOLs”) . A valuation allowance has been provided as of December 31, 2020 which primarily relates to state NOLs and capital loss carryforwards. As of December 31, 2020, we had federal NOLs available to carryforward to future periods of $180.2 million, which begin expiring in 2027 and we had state and local NOLs available to carryforward to future periods of $99.3 million, which begin expiring in 2021. We have foreign tax credits available to carryforward to future periods of $2.8 million as of December 31, 2020, which expire by 2021. The statute of limitations for tax years 2015 and forward remains open to examination by the major U.S. taxing jurisdictions to which we are subject. In addition, due to the NOL carryforward provision, tax authorities continue to have the ability to adjust the amount of our carryforward. Furthermore, as discussed further below, the limitations on the use of the NOLs under Section 382 could affect our ability to use NOLs to offset future taxable income.

On June 29, 2020, Assembly Bill 85 (“A.B. 85”) was signed into California law. A.B. 85 provides for a three-year suspension of the use of NOLs for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5.0 million of tax per year. A.B. 85 suspends the use of NOLs for taxable years 2020, 2021 and 2022 for certain taxpayers with taxable income of $1.0 million or more. The carryover period for any NOLs that are suspended under this provision will be extended. A.B. 85 also requires that business incentive tax credits including carryovers may not reduce the applicable tax by more than $5.0 million for taxable years 2020, 2021 and 2022. Due to A.B.85, we do not expect to be able to offset our California taxable income with our NOLs during the current year.

In general, if we experience a greater than 50 percentage point aggregate change in ownership of certain stockholders over a three-year period, utilization of our pre-change NOL carryforwards is subject to an annual limitation under Section 382 and 383 of the IRC and similar state laws. The annual limitation generally is determined by multiplying the value of our stock at the time of such ownership change, subject to certain adjustments, by the applicable long-term tax-exempt rate. The annual limitation may result in the expiration of NOL carryforwards before utilization and may be material. We completed an analysis on our pre-2011 NOLs but have not completed an analysis to determine whether our NOLs generated between 2011 through 2018 are likely to be limited by Section 382 and 383. We anticipate that an ownership change as defined under Section 382 may have occurred during this period and that the resulting limitation could significantly reduce our ability to utilize our NOL carryforwards before they expire. Additionally, future ownership changes under Section 382 and 383 may also limit our ability to fully utilize any remaining NOLs. Our deferred tax assets have been offset by a valuation allowance. Therefore, any resulting reduction to our NOL carryforwards once the analysis is complete will be offset by a corresponding reduction of the valuation allowance and there would be no impact on our balance sheet, statement of operations, or cash flows.

We are subject to taxation related risks in multiple jurisdictions.

We are a U.S.-based multinational company subject to tax in multiple U.S. and foreign tax jurisdictions. Significant judgment is required in determining our global provision for income taxes, deferred tax assets or liabilities and in evaluating our tax positions on a worldwide basis. While we believe our tax positions are consistent with the tax laws in the jurisdictions in which we conduct our business, it is possible that these positions may be challenged by jurisdictional tax authorities, which may have a significant impact on our global provision for income taxes.

Tax laws are being re-examined and evaluated globally. New laws and interpretations of the law are taken into account for financial statement purposes in the quarter or year that they become applicable. Tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we do business. If U.S. or other foreign tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

Our digital operations are subject to systems failures.

The uninterrupted performance of our computer systems is critical to the operations of our websites. Our computer systems are located at external third-party sites, and, as such, may be vulnerable to fire, loss of power, telecommunications failures and other similar catastrophes. In addition, we may have to restrict access to our websites to solve problems caused by computer viruses or other system failures. Our customers may become dissatisfied by any disruption or failure of our computer systems that interrupts our ability to provide our content. Repeated system failures could substantially reduce the attractiveness of our websites and/or interfere with commercial transactions, negatively affecting our ability to generate revenues. Our websites must accommodate a high volume of traffic and deliver regularly updated content. Our sites have, on occasion, experienced slow response times and network failures. These types of occurrences in the future could cause users to perceive our websites as not functioning properly and therefore induce them to frequent websites other than ours. We are also subject to risks from failures in computer systems other than our own because our customers depend on their own Internet service providers for access to our sites. Our revenues could be negatively affected by outages or other difficulties customers experience in accessing our websites due to Internet service providers’ system disruptions or similar failures unrelated to our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our Internet systems or the systems of our customers’ Internet service providers.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely significantly upon the ability of consumers to access our products through the internet. If network operators block, restrict or otherwise impair access to our products over their networks, our business could be negatively affected. To the extent that network operators implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our membership acquisition and retention could be negatively impacted. Furthermore, to the extent network operators create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

Most network operators that provide consumers with access to the internet also provide these consumers with multichannel video programming. As such, many network operators have an incentive to use their network infrastructure in a manner adverse to our continued growth and success. While we believe that consumer demand, regulatory oversight and competition will help check these incentives, to the extent that network operators are able to provide preferential treatment to their data as opposed to ours or otherwise implement discriminatory network management practices, our business could be negatively impacted. The extent to which these incentives limit operator behavior differs across markets.

We are subject to data security and privacy risks that could negatively affect our results, operations or reputation.

Online security breaches could materially adversely affect our business, financial condition or results of operations. Any well-publicized compromise of security could deter use of the Internet in general or use of the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials in particular. In addition to our own sensitive and proprietary business information, we handle transactional and personal information about our consumers and users of our digital experiences, which include online distribution channels and product engagement. In offering products via online payment, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our customers’ transaction data. If third parties are able to penetrate our network security or otherwise misappropriate confidential information, we could be subject to liability, which could result in litigation. In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our product offerings that could require us to expend significant capital and resources to protect against or remediate these problems. Increased scrutiny by regulatory agencies, such as the Federal Trade Commission and state agencies, of the use of customer information could also result in additional expenses if we are obligated to reengineer systems to comply with new regulations or to defend investigations of our privacy practices.

In addition, we must comply with increasingly complex and rigorous, and sometimes conflicting, regulatory standards enacted to protect business and personal data in the United States, Europe and elsewhere. For example, the European Union adopted the General Data Protection Regulation (the “GDPR”), which became effective on May 25, 2018; and California passed the California Consumer Privacy Act (the “CCPA”) which became effective on January 1, 2020. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our content is directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines. These laws impose additional obligations on companies regarding the handling of personal data and provide certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under GDPR and CCPA) and regulations can be costly and time consuming, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.

Customer interaction with our content is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

We are subject to payment processing risk.

Our customers pay for our products using a variety of different payment methods, including credit and debit cards, gift cards, prepaid cards, direct debit, online wallets and direct carrier and partner billing. We rely on internal systems as well as those of third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations, including additional authentication requirements for certain payment methods, and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as large re-issuances of payment cards, delays in receiving payments from payment processors, changes to rules or regulations concerning payments, loss of payment partners and/or disruptions or failures in our payment processing systems, partner systems or payment products, including products we use to update payment information, our revenue, operating expenses and results of operation could be adversely impacted. In certain instances, we leverage third parties such as our cable and other partners to bill subscribers on our behalf. If these third parties become unwilling or unable to continue processing payments on our behalf, we would have to transition subscribers or otherwise find alternative methods of collecting payments, which could adversely impact member acquisition and retention. In addition, from time to time, we encounter fraudulent use of payment methods, which could impact our results of operations and if not adequately controlled and managed could create negative consumer perceptions of our products. If we are unable to maintain our fraud and chargeback rate at acceptable levels, card networks may impose fines, our card approval rate may be impacted and we may be subject to additional card authentication requirements. The termination of our ability to process payments on any major payment method would significantly impair our ability to operate our business.

Government regulations could adversely affect our business, financial condition or results of operations.

Our businesses are regulated by governmental authorities in the countries in which we operate. Because of our international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, licensing, access to satellite transponders, commercial advertising, subscription rates, foreign investment, Internet gaming, use of confidential customer information and content, including standards of decency/obscenity. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and/or exposing us to significant liabilities. While we are not able to reliably predict particular regulatory developments that could affect us adversely, those regulations related to adult content, the Internet, consumer products and commercial advertising illustrate some of the potential difficulties we face.

Adult content.   Regulation of adult content could prevent us from making our content available in various jurisdictions or otherwise have a material adverse effect on our business, financial condition or results of operations. The governments of some countries, such as China and India, have sought to limit the influence of other cultures by restricting the distribution of products deemed to represent foreign or “immoral” influences. Regulation aimed at limiting minors’ access to adult content could also increase our cost of operations and introduce technological challenges, such as by requiring development and implementation of age verification systems. U.S. government officials could amend or construe and seek to enforce more broadly or aggressively the adult content recordkeeping and labeling requirements set forth in 18 U.S.C. Section 2257 and its implementing regulations in a manner that is unfavorable to our business.

Internet.   Various governmental agencies are considering a number of legislative and regulatory proposals that may lead to laws or regulations concerning various aspects of the Internet, including online content, intellectual property rights, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Regulation of the Internet could materially adversely affect our business, financial condition or results of operations by reducing the overall use of the Internet, reducing the demand for our products or increasing our cost of doing business.

Consumer products.   Any attempts to limit or otherwise regulate the sale or distribution of certain consumer products sold by our licensees could materially adversely affect our business, financial condition or results of operations.

We are expanding our digital ecosystems, including offerings of digital assets, which is evolving, and uncertain, and new regulations or policies may materially adversely affect our development.

We are currently exploring and anticipate embracing digital assets and cryptocurrencies in the future. The technologies supporting these digital assets like blockchain and non-fungible tokens (“NFT”) are new and rapidly evolving. To the extent these technologies become more widely utilized in the industry, revenues from our mobile digital applications could be negatively impacted. If we fail to explore these new technologies and apply them innovatively to keep our products and services competitive, we may not experience significant growth of our business. Regulation of digital assets like, cryptocurrencies, blockchain technologies, NFTs and cryptocurrency exchanges, is currently underdeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transacting in or transferring them. The regulatory regime governing blockchain technologies, NFTs, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect our development and our value if we materially embrace digital assets and cryptocurrencies in the future.

Changes affecting the availability of the London Interbank Offered Rate (“LIBOR”) may have consequences that we cannot yet fully predict.

We are party to agreements and instruments where obligations by or to us are calculated based on or otherwise dependent on LIBOR. In July 2017, the U.K. Financial Conduct Authority (“FCA”) announced that it intends to stop persuading or compelling banks to submit rates for calculation of LIBOR as early as the end of 2021. In March 2021, the FCA confirmed its intention to cease publication of the one week and two-month USD LIBOR tenors and all tenors for EUR, CHF, JPY and GBP LIBOR after December 31, 2021 and to cease publication of all other USD LIBOR after June 30, 2023. As a result, LIBOR for particular currencies and tenors will not be available for use in agreements and other instruments after the relevant cessation date and may ultimately cease to be utilized prior to the date publication ceases. Alternative benchmark rate(s) may replace LIBOR and could affect our agreements that reference LIBOR, not all of which contain definitive alternative rate provisions. Certain of our agreements reference LIBOR, including, for example, our New Credit Agreement. At this time, it is difficult for us to predict the full effect of any changes from LIBOR to an alternative benchmark rate upon or prior to the cessation of publication, the phase out of LIBOR generally, or the establishment and use of particular alternative benchmark rates to replace LIBOR. There is uncertainty about how we, the financial markets, applicable law, and the courts will address the replacement of LIBOR with alternative benchmark rates for contracts that do not include appropriate fallback provisions to provide for such alternative benchmark rates. In addition, any changes from LIBOR to an alternative benchmark rate may have an uncertain impact on our cost of funds, our receipts or payments under agreements that reference LIBOR, and the valuation of derivative or other contracts to which we are a party, any of which could impact our results of operations and cash flows.

We are subject to risks resulting from our operations outside the U.S., and we face additional risks and challenges as we continue to expand internationally.

The international scope of our operations may contribute to volatile financial results and difficulties in managing our business. For the six months ended June 30, 2021 and 2020, we derived approximately 37% and 52%, respectively, of our consolidated revenues from countries outside the U.S. For the years ended December 31, 2020 and 2019, we derived approximately 52% and 77%, respectively, of our consolidated revenues from countries outside the U.S. Our international operations expose us to numerous challenges and risks, including, but not limited to, the following:

●	adverse political, regulatory, legislative and economic conditions in various jurisdictions;
●	costs of complying with varying governmental regulations;
●	fluctuations in currency exchange rates;
●	difficulties in developing, acquiring or licensing programming and products that appeal to a variety of audiences and cultures;
●	scarcity of attractive licensing and joint venture partners;
●	the potential need for opening and managing distribution centers abroad; and
●	difficulties in protecting intellectual property rights in foreign countries.

In addition, important elements of our business strategy, including capitalizing on advances in technology, expanding distribution of our products and content and leveraging cross-promotional marketing capabilities, involve a continued commitment to expanding our business internationally. This international expansion will require considerable management and financial resources.

We cannot assure you that one or more of these factors or the demands on our management and financial resources would not harm any current or future international operations and our business as a whole.

We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we are involved in litigation and other proceedings and litigation arising in the ordinary course of business, such as the matters described in “Business — Legal Proceedings” of this prospectus. Defending these claims, even those without merit, could cause us to incur significant legal expenses and divert financial and management resources. These claims could also result in significant settlement amounts, damages, fine or other penalties. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, an adverse resolution of any lawsuit or claim against us could negatively impact our reputation and our brand image and could have a material adverse effect on our business.

In addition, we rely on our employees, consultants and sub-contractors to conduct our operations in compliance with applicable laws and standards. Any violation of such laws or standards by these individuals, whether through negligence, harassment, discrimination or other misconduct, could result in significant liability for us and adversely affect our business. For example, negligent operations by employees could result in serious injury or property damage, and sexual harassment or racial and gender discrimination could result in legal claims and reputational harm.

If we are unable to attract and retain key employees and hire qualified management and personnel our ability to compete could be harmed.

We believe that our ability to successfully implement our business strategy and to operate profitably depends, in part, on our ability to retain our key personnel. If key personnel become unable or unwilling to continue in their present positions, our business, financial condition or results of operations could be materially adversely affected. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel.

Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Any failure by our management team to perform as expected may have a material adverse effect on our business, prospects, financial condition and results of operations.

Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, our management team or businesses associated with them is presented for informational purposes only. Past performance by our management team is not a guarantee the success with respect to any acquisition we may consummate. You should not rely on the historical record of the performance of our management team or businesses associated with them as indicative of our future performance of an investment in us or the returns we will, or are likely to, generate going forward.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the Company, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Our expansion into new products, technologies, and geographic regions subjects us to additional risks.

We may have limited or no experience in our newer market segments, and our customers may not adopt our product or content offerings. These offerings, which can present new and difficult technology and regulatory challenges, may subject us to claims if customers of these offerings experience service disruptions or failures or other quality issues. In addition, profitability, if any, in our newer activities may not meet our expectations, and we may not be successful enough in these newer activities to recoup our investments in them. Failure to realize the benefits of amounts we invest in new technologies, products, or content could result in the value of those investments being written down or written off.

We expect to incur transaction costs in connection with our acquisitions.

We have incurred and expect to continue to incur significant costs and expenses in connection with past and future acquisitions, including financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, litigation defense costs, severance/employee benefit-related expenses, filing fees, printing expenses and other related charges. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with our acquisitions. There are many factors beyond our control that could affect the total amount or timing of the integration and implementation expenses. These costs and expenses could reduce the benefits and income we expect to achieve from our acquisitions.

We may, in the future, require additional capital to help fund all or part of potential acquisitions. If, at the time required, we do not have sufficient cash to finance those additional capital needs, we will need to raise additional funds through equity and/or debt financing. We cannot guarantee that, if and when needed, additional financing will be available to us on acceptable terms or at all. If additional capital is needed and is either unavailable or cost prohibitive, our growth may be limited as we may need to change our business strategy to slow the rate of, or eliminate, our expansion plans. In addition, any additional financing we undertake could impose additional covenants upon us that restrict our operating flexibility, and, if we issue equity securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our Common Stock.

The officers, directors or other key personnel of an acquisition candidate may resign upon completion of such an acquisition. The loss of a target’s key personnel could negatively impact the operations and profitability of our post-acquisition business.

The role of an acquisition candidate’s key personnel upon the completion of an acquisition cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following an acquisition, it is possible that members of the management of an acquisition candidate will not wish to remain in place.

We may seek acquisition opportunities in industries or sectors that may be outside of our management’s areas of expertise.

We will consider an acquisition outside of our management’s areas of expertise if an acquisition candidate is presented to us and we determine that such candidate offers an attractive acquisition opportunity for our company. Although our management will endeavor to evaluate the risks inherent in any particular acquisition candidate, we cannot assure you that we will adequately ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our Common Stock will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in an acquisition candidate.

In pursuing selective acquisitions, we may incur various costs and liabilities and we may never realize the anticipated benefits of the acquisitions.

If appropriate opportunities become available, we may acquire businesses, products or technologies that we believe are strategically advantageous to us. Transactions of this sort could involve numerous risks, including:

●	unforeseen operating difficulties and expenditures arising from the process of integrating any acquired business, product or technology, including related personnel;
●	diversion of a significant amount of management’s attention from the ongoing development of our business;
●	dilution of existing stockholders’ ownership interest in us;
●	incurrence of additional debt;
●	exposure to additional operational risk and liability, including risks arising from the operating history of any acquired businesses;
●	entry into markets and geographic areas where we have limited or no experience;
●	loss of key employees of any acquired companies;

●	adverse effects on our relationships with suppliers and customers; and
●	adverse effects on the existing relationships of any acquired companies, including suppliers and customers.

Furthermore, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms favorable or acceptable to us or at all.

When we acquire businesses, products or technologies, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. We may therefore fail to discover or inaccurately assess undisclosed or contingent liabilities, including liabilities for which we may have responsibility as a successor to the seller or the target company. As a successor, we may be responsible for any past or continuing violations of law by the seller or the target company, including violations of decency laws. Although we generally attempt to seek contractual protections, such as representations and warranties and indemnities, we cannot be sure that we will obtain such provisions in our acquisitions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

Our acquisitions may result in disruptions in our business and diversion of management’s attention.

Any acquisitions will require the integration of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Such acquisitions may disrupt our operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers and partners. We may also incur debt or issue equity securities to pay for any future acquisitions. These issuances could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization, or impairment costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired business, products or persons with existing operations, we may not receive the benefits of the acquisitions, and our revenues and stock trading price may decrease.

We may not realize all of the anticipated benefits of our acquisitions or those benefits may take longer to realize than expected.

Our ability to realize the anticipated benefits of our acquisitions depends, to a large extent, on our ability to implement changes to acquired businesses in a manner that facilitates growth opportunities and realizes anticipated synergies. We will be required to devote significant management attention, resources and costs to realigning the business practices and operations of acquired businesses to our brand management model. We generally expect to benefit from operational synergies from our acquisitions resulting from the consolidation of capabilities and elimination of redundancies, as well as greater efficiencies from increased scale and market integration. However, this process may preclude or impede realization of the benefits expected from acquisitions and could adversely affect current revenues and investments in future growth, which could adversely affect our results of operations. We cannot be certain that we will not be required to implement further realignment activities, make additions or other changes to our workforce based on other cost reduction measures or changes in the markets and industry in which we compete. In addition, future business conditions and events may impact our ability to continue to realize any benefits of these initiatives. If we are not able to successfully achieve these objectives, the anticipated benefits of our acquisitions may not be realized fully or at all or may take longer to realize than expected.

Any future acquisition may not be accretive, and may be dilutive, to our earnings per share, which may negatively affect the market price of our Common Stock.

Future acquisitions may not be accretive to our earnings per share. Our expectations regarding the timeframe in which a potential acquisition may become accretive to our earnings per share may not be realized. In addition, we could fail to realize all of the benefits anticipated in a potential acquisition or experience delays or inefficiencies in realizing such benefits. Such factors could, combined with the potential issuance of shares of our Common Stock in connection with a potential acquisition, result in such acquisition being dilutive to our earnings per share, which could negatively affect the market price of our Common Stock.

The terms of our credit facility impose restrictions on us that may affect our ability to successfully operate our business.

Our credit facility contains covenants that limit our actions. These covenants could materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests. The covenants restrict our ability to, among other things:

●	incur or guarantee additional indebtedness;

●	make loans and investments;
●	enter into agreements restricting our subsidiaries’ abilities to pay dividends;
●	create liens;
●	sell or otherwise dispose of assets;
●	enter new lines of business;
●	merge or consolidate with other entities; and
●	engage in transactions with affiliates.

The credit facility also contains financial covenants requiring us to maintain a specified maximum total gross leverage ratio.

Our ability to comply with these covenants and requirements may be affected by events beyond our control, such as prevailing economic conditions and changes in regulations, and if such events occur, we cannot be sure that we will be able to comply.

A variety of uncontrollable events may reduce demand for our products, impair our ability to provide our products or increase the cost of providing our products.

Demand for our products can be significantly adversely affected in the U.S., globally or in specific regions as a result of a variety of factors beyond our control, including: adverse weather conditions arising from short-term weather patterns or long-term change, catastrophic events or natural disasters (such as excessive heat or rain, hurricanes, typhoons, floods, tsunamis and earthquakes); health concerns, such as pandemics; international, political or military developments; and terrorist attacks. These events and others, such as fluctuations in travel and energy costs and computer virus attacks, intrusions or other widespread computing or telecommunications failures, may also damage our ability to provide our products or to obtain insurance coverage with respect to these events. An incident that affected our property directly would have a direct impact on our ability to provide products and content. Moreover, the costs of protecting against such incidents reduces the profitability of our operations.

In addition, we derive affiliate fees and royalties from the distribution of our programming, sales of our licensed goods and services by third parties, and the management of businesses operated under brands licensed from us, and we are therefore dependent on the successes of those third parties for that portion of our revenue. A wide variety of factors could influence the success of those third parties and if negative factors significantly impacted a sufficient number of those third parties, the profitability of one or more of our businesses could be adversely affected.

We obtain insurance against the risk of losses relating to some of these events, generally including physical damage to our property and resulting business interruption, certain injuries occurring on our property and some liabilities for alleged breach of legal responsibilities. When insurance is obtained it is subject to deductibles, exclusions, terms, conditions and limits of liability. The types and levels of coverage we obtain vary from time to time depending on our view of the likelihood of specific types and levels of loss in relation to the cost of obtaining coverage for such types and levels of loss and we may experience material losses not covered by our insurance.

Our financial condition and results of operations have been and are expected to continue to be adversely affected by the coronavirus pandemic.

A novel strain of coronavirus (“COVID-19”) was first identified in China in December 2019, and subsequently declared a pandemic by the World Health Organization. To date, this pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are expected to continue to cause, business slowdown or shutdown in affected areas and significant disruption in the financial markets, both globally and in the United States. These events have led to and could continue to lead to a decline in discretionary spending by consumers, and in turn materially impact, our business, sales, financial condition and results of operations. We may experience a negative impact on our sales, operations and financial results, and we cannot predict the degree to, or the time period over, which our sales, operations and financial results will continue to be subject to risk by the pandemic and preventative measures. Risks presented by the COVID-19 pandemic include, but are not limited to:

●	Deterioration in economic conditions in the United States and globally, including China and Australia;
●	Reduced consumer demand for our products as consumers seek to reduce or delay discretionary spending in response to the impacts of COVID-19, including as a result of a rise in unemployment rates and diminished consumer confidence;
●	Decreased retail traffic as a result of store closures, reduced operating hours, social distancing restrictions and/or changes in consumer behavior;
●	The risk that any safety protocols in our facilities will not be effective or not be perceived as effective, or that any virus-related illnesses will be linked or alleged to be linked to such facilities, whether accurate or not;
●	Incremental costs resulting from the adoption of preventative measures, including providing facial coverings and hand sanitizer, rearranging operations to follow social distancing protocols, conducting temperature checks and undertaking regular and thorough disinfecting of surfaces;
●	Inventory shortages caused by a combination of increased demand for our products and longer lead-times in the manufacturing and delivery of our products, due to work restrictions related to COVID-19, import/export conditions such as port congestion, and local government orders;
●	Disruption to our distribution centers and our third-party manufacturing partners and other vendors, including through the effects of facility closures, reductions in operating hours, labor shortages, and real time changes in operating procedures, including for additional cleaning and disinfection procedures;
●	Bankruptcies or other financial difficulties facing our wholesale customers or licensing partners, which could cause them to be unable to make or delay making payments to us, or result in cancellation or reduction of their orders or licensing agreements;
●	Operational risk, including but not limited to cybersecurity risks, as a result of extended workforce remote work arrangements, and restrictions on employee travel;
●	Impacts to our distribution and logistics providers’ ability to operate or increases in their operating costs. These supply chain effects may have an adverse effect on our ability to meet consumer demand, including digital demand, and could result in an increase in our costs of production and distribution, including increased freight and logistics costs and other expenses;
●	Disruption to our operations if a large number of our employees and/or a subset of our key employees and executives are impacted by COVID-19, which could negatively impact our ability to continue to operate effectively; and
●	Significant disruption of and volatility in global financial markets, which could have a negative impact on our ability to access capital in the future.

We continue to monitor the latest developments regarding the pandemic and have made certain assumptions regarding the pandemic for purposes of our operating, financial and tax planning projections, including assumptions regarding the duration and severity of the pandemic and the global macroeconomic impacts of the pandemic. However, we are unable to accurately predict the extent of the impact of the pandemic on our business, operations and financial condition due to the uncertainty of future developments. In particular, we believe the ultimate impacts on our business, results of operations, cash flows and financial condition will depend on, among other things, the further spread and duration of COVID-19, third party or governmental actions taken to contain its spread and mitigate its public health effects the requirements to take action to help limit the spread of the illness, the availability, safety and efficacy of a vaccine and treatments for COVID-19 and the economic impacts of the pandemic. Even in those regions where we are beginning to experience business recovery, should those regions fail to fully contain COVID-19 or suffer a COVID-19 relapse, those markets may not recover as quickly or at all, which could have a material adverse effect on our business and results of operations. The pandemic may also affect our business, operations or financial condition in a manner that is not presently known to us or that we currently do not consider to present significant risks.

In addition, the impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, which could have a material effect on us.

Global economic conditions could have a material adverse effect on our business, operating results and financial condition.

The uncertain state of the global economy continues to impact businesses around the world. If global economic and financial market conditions further deteriorate or do not improve, the following factors could have a material adverse effect on our business, operating results and financial condition:

●	Our sales are impacted by discretionary spending by consumers. Declines in consumer spending may result in reduced demand for our products, increased inventories, reduced orders from retailers for our products, order cancellations, lower revenues, higher discounts and lower gross margins.
●	In the future, we may be unable to access financing in the credit and capital markets at reasonable rates in the event we find it desirable to do so.
●	We conduct transactions in various currencies, which creates exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar. Continued volatility in the markets and exchange rates for foreign currencies and contracts in foreign currencies could have a significant impact on our reported operating results and financial condition.
●	As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending.
●	Continued volatility in the availability and prices for commodities and raw materials we use in our products and in our supply chain (such as cotton or petroleum derivatives) could have a material adverse effect on our costs, gross margins and profitability.
●	If retailers of our products experience declining revenues or experience difficulty obtaining financing in the capital and credit markets to purchase our products, this could result in reduced orders for our products, order cancellations, late retailer payments, extended payment terms, higher accounts receivable, reduced cash flows, greater expense associated with collection efforts and increased bad debt expense.
●	If retailers of our products experience severe financial difficulty, some may become insolvent and cease business operations, which could negatively impact the sale of our products to consumers.
●	Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, including lifestyle experiences such as casino gaming, and lower spending on sexual wellness, apparel or beauty products. As a result, we cannot ensure that demand for our offerings will remain constant.

If contract manufacturers of our products or other participants in our supply chain experience difficulty obtaining financing in the capital and credit markets to purchase raw materials or to finance capital equipment and other general working capital needs, it may result in delays or non-delivery of shipments of our products.

In particular, since we derived in 2019 and 2020, and expect to continue to derive, a significant portion of our revenue from China, our business development plans, results of operations and financial condition may be materially adversely affected by significant political, social and economic developments in China. A slowdown in economic growth in China, such as due to the outbreak of the COVID-19 pandemic could adversely impact our licensees in China, prospective customers, suppliers, distributors and partners of our licensees in China, which could have a material adverse effect on our results of operations and financial condition. In addition, a deterioration in trade relations between the U.S. and China or other countries, or the negative perception of U.S. brands by Chinese or other international consumers, could have a material adverse effect on our results of operations and financial condition. There is no guarantee that economic downturns, any further decrease in economic growth rates or an otherwise uncertain economic outlook in China will not persist in the future, that they will not be protracted or that governments will respond adequately to control and reverse such conditions, any of which could materially and adversely affect our business, financial condition and results of operations.

Additional Risks Related to Our Licensing and Direct-to-Consumer Businesses

We utilize various licensing and selling models in our operations, and our success is dependent on our ability to manage these different models.

In addition to the licensing model, we operate online and brick-and-mortar retail stores and we produce and sell directly to customers. Although we believe these various models could have certain benefits, these models could themselves be unsuccessful and our beliefs could turn out to be wrong. Moreover, our pursuit of these different models could divert management’s attention and other resources, including time and capital. As a result, our future success depends in part on our ability to successfully manage these multiple models. If we are unable to do so, our performance, financial condition and prospects could be materially harmed.

Risks that impact our business as a whole may also impact the success of our direct-to-consumer, or DTC, business.

We may not successfully execute on our DTC strategy (which includes our online and brick-and-mortar retail platforms). Consumers may not be willing to pay for an expanding set of DTC products, potentially exacerbated by an economic downturn. Government regulation, including revised foreign content and ownership regulations, may impact the implementation of our DTC business plans. Poor quality broadband infrastructure in certain markets may impact our customers’ access to our DTC products and may diminish our customers’ experience with our DTC products. These and other risks may impact the profitability and success of our DTC businesses.

A new agency relationship for our consumer brands licensing business may not ultimately be successful.

We currently engage an agency to act as our global products licensing agent. In the event we need to engage a new agency to act as our global products licensing agent, the transition from the current licensing agent to a new global products licensing agent may be subject to delays, as the new global agent may lack institutional knowledge of our consumer brand licensing business, and there may be unanticipated issues arising from the new relationship and the transition. The failure of our global agent to find or maintain revenue-enhancing licensing opportunities for the business could have an adverse impact on the revenue and cash flows of our consumer business.

A substantial portion of our licensing revenue is concentrated with a limited number of licensees and retail partners, such that the loss of a licensee or retail partner could materially decrease our revenue and cash flows.

Our licensing revenues are concentrated with a limited number of licensees and retail partners. For instance, during the six months ended June 30, 2021 and 2020, the five largest license agreements in our consumer brands licensing business comprised of 26% and 36% of consolidated revenues, respectively, and the largest licensee contributed 12% and 16% of consolidated revenues, respectively. During the years ended December 31, 2020 and 2019, the five largest license agreements comprised 32% and 52% of consolidated revenues, respectively, and the largest licensee contributed 15% and 39% of consolidated revenues, respectively. Because we are dependent on these licensees for a significant portion of our licensing revenue, if any of these licensees were to have financial difficulties affecting their ability to make payments, cease operations, or if any of these licensees decides not to renew or extend any existing agreements, or to significantly reduce its sales of licensed products under any agreement, our revenue and cash flows could be reduced substantially, which could have a material adverse effect on our financial condition, results of operations or business.

Our wholesale licensing arrangements subject us to a number of risks.

We have entered into several arrangements in connection with our licensing strategy. Although we believe our licensing arrangements may have certain benefits, these arrangements are subject to a number of risks and our beliefs could turn out to be wrong. If any of these risks occur and we do not achieve the intended or expected benefits of our licensing strategy, our results of operations, and financial condition could be materially adversely affected.

The terms of our licensing arrangements vary. These different terms could have a material impact on our performance. These effects on our performance could become increasingly significant in future periods, to the extent our new licensees gain traction over time with new retailers and consumer bases and the proportion of our royalty revenues from these licensees increases, or if we pursue similar arrangements in the future.

Additionally, in licensing arrangements, we have limited ability to control various aspects of the manufacturing process, including access to raw materials, the timing of delivery of finished products, the quality of finished products and manufacturing costs. Our licensees may not be able to produce finished products of the quality or in the quantities that are sufficient to meet retailer and consumer demand in a timely manner or at all, which could result in an inability to generate revenues from any such products and loss of confidence in our brands. Interruptions or delays in the manufacturing process can occur at any time and for a variety of reasons, many of which are outside our control, including, among others, unforecasted spikes in demand, shortages of raw materials, labor disputes, backlogs, insufficient devotion of resources to the manufacture of products bearing our brands, or problems that may arise with manufacturing operations or facilities or our licensees’ businesses generally. On the other hand, our licensees may produce inventory in excess of retailer and consumer demand, in which case over-supply may cause retail prices of products bearing our brands to decline. Further, we compete with other brand owners for the time and resources of our licensees, which could curtail or limit our ability to engage new or maintain relationships with existing licensee partners on acceptable terms or at all. Further, the unplanned loss of any of our wholesale licensees could lead to inadequate market coverage for retail sales of products bearing our brands, create negative impressions of us and our brands with retailers and consumers, and add downward pricing pressure on products bearing our brands as a result of liquidating a former wholesaler’s inventory of such products. The occurrence of any of these risks could adversely impact our reputation, performance and financial condition.

We rely on the accuracy of our licensees’ sales reports for reporting and collecting our royalty revenues, and if these reports are untimely or incorrect, our revenues could be delayed or inaccurately reported or collected.

Most of our licensing royalty revenues are generated from retailers that manufacture and sell products bearing our brands in their stores and on their websites, and from wholesalers that manufacture and distribute products bearing our brands and sell these products to retailers. In addition, we generate revenues from licensees that sell products that we have developed and designed. Under our existing agreements, our licensees pay us fees based on their sales of products or, for some of our wholesale licensees, based on their manufacturing costs. As a result, we rely on our licensees to accurately report their sales or costs in collecting our license and design fees, preparing our financial reports, projections and budgets and directing our sales and marketing efforts. Although all of our agreements permit us to audit our licensees, if any of them understate their sales or costs, we may not collect and recognize the royalty revenues to which we are entitled on a timely basis or at all, or we may endure significant expense to obtain compliance.

The failure of licensees to adequately produce, market, import and sell products bearing Playboy’s trademarks in their license categories, continue their operations, renew their license agreements or pay their obligations under their license agreements could result in a decline in the results of operations of our business.

A significant part of our revenues depends on royalty payments made to us pursuant to license agreements. Although the license agreements for our trademarks usually require the advance payment of a portion of the license fees and, in most cases, provide for guaranteed minimum royalty payments to us, the failure of licensees to satisfy their obligations under these agreements, or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, their non-renewal of such agreements or the decision to amend such agreements to reduce the guaranteed minimum royalty payments or sales royalties due thereunder, thereby eliminating some or all of that stream of revenue.

There can be no assurances that we will not lose the licensees under our license agreements due to their failure to exercise the option to renew or extend the term of those agreements or the cessation of their business operations (as a result of their financial difficulties or otherwise) without equivalent options for replacement. Any of such failures could reduce the anticipated revenue stream to be generated by the license agreements. In addition, the failure of licensees to meet their production, manufacturing and distribution requirements, or to be able to continue to import goods (including, without limitation, as a result of labor strikes or unrest), could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimum royalty payments) due to us. Any decrease in royalties for any of the above reasons could have a material and adverse effect on our financial condition, results of operations or business.

Further, the failure of licensees and/or their third party manufacturers, which we do not control, to adhere to local laws, industry standards and practices generally accepted in the United States in areas of worker safety, worker rights of association, social compliance, and general health and welfare, could result in accidents and practices that cause disruptions or delays in production and/or substantial harm to the reputation of our trademarks, any of which could have a material adverse effect on the business and financial results of our business. A weak economy or softness in sectors of licensees of our consumer business could exacerbate this risk. This, in turn, could decrease our potential revenues and cash flows.

We rely on third parties to help operate certain aspects of our e-commerce business. If these third parties fail to perform, our business could be harmed.

We are dependent on information technology systems and third parties to operate certain of our e-commerce and subscription websites, process transactions, respond to customer inquiries and maintain cost-efficient operations. The failure of our information technology systems to operate properly or effectively, problems with transitioning to upgraded or replacement systems, or difficulty in integrating new systems, could adversely affect our business. Our information technology systems, websites, and operations of third parties on whom we rely, may encounter damage or disruption or slowdown caused by a failure to successfully upgrade systems, system failures, viruses, computer “hackers”, natural disasters, pandemics, or other causes. These could cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of products to our customers or lost sales, which could reduce demand for our products and cause our sales to decline. Any significant disruption in our information technology systems or websites could harm our reputation and credibility and could have a material adverse effect on our business, financial condition, and results of operations.

Our commercial agreements, strategic alliances, and other business relationships expose us to risks.

We provide physical, e-commerce, and omnichannel retail and other products and content to businesses through commercial agreements, strategic alliances, and business relationships. These arrangements are complex and require substantial infrastructure capacity, personnel, and other resource commitments, which may limit the amount of business we can service. We may not be able to implement, maintain, and develop the components of these commercial relationships, which may include web services, fulfillment, customer service, inventory management, tax collection, payment processing, hardware, content, and third-party software, and engaging third parties to perform services. The amount of compensation we receive under certain of our commercial agreements is partially dependent on the volume of the other company’s sales. Therefore, when the other company’s offerings are not successful, the compensation we receive may be lower than expected or the agreement may be terminated. Moreover, we may not be able to enter into additional or alternative commercial relationships and strategic alliances on favorable terms. We also may be subject to claims from businesses to which we provide these products and content if we are unsuccessful in implementing, maintaining, or developing these products and content.

As our agreements terminate, we may be unable to renew or replace these agreements on comparable terms, or at all. We may in the future enter into amendments on less favorable terms or encounter parties that have difficulty meeting their contractual obligations to us, which could adversely affect our operating results.

Our present and future e-commerce services agreements, other commercial agreements, and strategic alliances create additional risks such as:

●	disruption of our ongoing business, including loss of management focus on existing businesses;
●	impairment of other relationships;
●	variability in revenue and income from entering into, amending, or terminating such agreements or relationships; and
●	difficulty integrating under the commercial agreements.

Our consumer business is subject to additional risks associated with our international licensees.

Many of the licensees of our consumer business are located outside the U.S. Our consumer business and our licensees face numerous risks in doing business outside the U.S., including: (i) unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements; (ii) tariffs, trade protection measures, import or export licensing requirements, trade embargoes, sanctions and other trade barriers; (iii) competition from foreign companies; (iv) longer accounts receivable collection cycles and difficulties in collecting accounts receivable; (v) less effective and less predictable protection and enforcement of intellectual property rights; (vi) changes in the political or economic condition of a specific country or region (including, without limitation, as a result of political unrest), particularly in emerging markets or jurisdictions where political events may strongly influence consumer spending; (vii) fluctuations in the value of foreign currency versus the U.S. dollar, the cost of currency exchange and compliance with exchange controls; (viii) potentially adverse tax consequences; and (ix) cultural differences in the conduct of business. Any one or more of such factors could cause the future international sales of licensees to decline. In addition, the business practices of our consumer business in international markets are subject to the requirements of the U.S. Foreign Corrupt Practices Act and all other applicable anti-bribery laws, any violation of which could subject us to significant fines, criminal sanctions and other penalties. The occurrence of any of the above risks and uncertainties could result in a material adverse effect on our consumer business’s financial condition, results of operations or business.

We are subject to product liability claims when people or property are harmed by the products we sell or manufacture.

Some of the products we sell or manufacture expose us to product liability or food safety claims relating to personal injury or illness, death, or environmental or property damage, and can require product recalls or other actions. Third parties who sell products using our platforms and stores increase our exposure to product liability claims, such as when these sellers do not have sufficient protection from such claims. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Although we impose contractual terms on sellers that are intended to prohibit sales of certain type of products, we may not be able to detect, enforce, or collect sufficient damages for breaches of such agreements. In addition, some of our agreements with our vendors and sellers do not indemnify us from product liability.

Additional Risks Related to Our Digital Subscriptions and Content Business

Free content on the internet and competition from the tube sites is increasing competition for our adult content products and is changing the dynamics of the marketplace for our adult content products.

Demand for our paid adult content products is significantly impacted by the availability of free adult entertainment available on the Internet in general and at the “YouTube-like” adult video sites that are commonly known as “tube sites.” The tube sites feature free adult videos, some of which consist of unlicensed, or pirated, excerpts of professionally produced adult movies (including at times pirated versions of our proprietary videos). The availability of these free adult videos has diminished the demand for our paid video offerings on our proprietary websites, Playboy TV and Playboy Plus, and for our other content products, and has diluted the market presence of our website. The tube sites have materially affected the revenues we generate from our website and other adult content offerings. It is uncertain what affect these tube sites and other free internet adult websites will have on our on-going operations and our future financial results. No assurance can be given that we will be able to effectively compete against the tube sites and other internet products.

Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms could adversely affect our business, financial condition or results of operations.

We currently have agreements with many of the largest MSOs in the U.S. and internationally. Our agreements with these operators may be terminated on short notice without penalty. If one or more MSOs or DTH operators terminate or do not renew these agreements, or do not renew them on terms as favorable as those of current agreements, our business, financial condition or results of operations could be materially adversely affected.

In addition, competition among television programming providers is intense for both channel space and viewer spending. Our competition varies in both the type and quality of programming offered, but consists primarily of other premium pay platforms, such as general-interest premium channels, and other adult movie pay platforms. We compete with other pay platforms as we attempt to obtain or renew carriage with DTH operators and individual cable affiliates, negotiate fee arrangements with these operators, negotiate for video-on-demand, or VOD, and subscription video-on-demand rights and market our programming through these operators to consumers. The competition with programming providers has intensified as a result of consolidation in the DTH and cable systems industries, which has resulted in fewer, but larger, operators. Competition has also intensified with VOD’s lower cost of entry for programmers compared to linear networks and with capacity constraints disappearing. The impact of industry consolidation, any decline in our access to and acceptance by DTH and/or cable systems and the possible resulting deterioration in the terms of agreements, cancellation of fee arrangements or pressure on margin splits with operators of these systems could adversely affect our business, financial condition or results of operations.

Limits on our access to satellite transponders could adversely affect our business, financial condition or results of operations.

Our cable television and DTH operations require continued access to satellite transponders to transmit programming to cable and DTH operators. Material limitations on our access to these systems or satellite transponder capacity could materially adversely affect our business, financial condition or results of operations. Our access to transponders may also be restricted or denied if:

●	we or the satellite transponder providers are indicted or otherwise charged as a defendant in a criminal proceeding;
●	the Federal Communications Commission issues an order initiating a proceeding to revoke the satellite owner’s authorization to operate the satellite;
●	the satellite transponder providers are ordered by a court or governmental authority to deny us access to the transponder;
●	we are deemed by a governmental authority to have violated any obscenity law; or
●	the satellite transponder providers fail to provide the required services.

In addition to the above, the access of Playboy TV and the Playboy Channel and our other networks to transponders may be restricted or denied if a governmental authority commences an investigation or makes an adverse finding concerning the content of their transmissions. Technical failures may also affect our satellite transponder providers’ ability to deliver transmission services.

There has been a shift in consumer behavior as a result of technological innovations and changes in the distribution of content, which may affect our viewership and the profitability of our content business in unpredictable ways.

Technology and business models in our industry continue to evolve rapidly. Changes to these business models include the increasing presence of streaming platforms and the greater video consumption through time-delayed or time-shifted viewing of television programming through streaming platforms, on-demand platforms, and digital video recorder, or DVRs. Consumer behavior related to changes in content distribution and technological innovation affect our economic model and viewership in ways that are not entirely predictable.

Consumers are increasingly viewing content on a time-delayed or on-demand basis from traditional distributors and from streaming platforms, connected apps and websites and on a wide variety of screens, such as televisions, tablets, mobile phones and other devices. Additionally, devices that allow users to view television programs on a time-shifted basis and technologies that enable users to fast-forward or skip programming, including commercials, such as DVRs and portable digital devices and systems that enable users to store or make portable copies of content may affect the attractiveness of our offerings to advertisers and could therefore adversely affect our revenues. There is increased demand for short-form, user-generated and interactive content, which have different economic models than our traditional content offerings. Likewise, distributors are offering smaller programming packages known as “skinny bundles,” which are delivered at a lower cost than traditional offerings and sometimes allow consumers to create a customized package of networks, that are gaining popularity among consumers. If our networks are not included in these packages or consumers favor alternative offerings, we may experience a decline in viewership and ultimately the demand for our programming, which could lead to lower distribution and advertising revenues.

In order to respond to changes in content distribution models in our industry, we have invested in, developed and launched DTC products (including our online retail stores). There can be no assurance, however, that our viewers will respond to our DTC products or that our DTC strategy will be successful, particularly given the increase in DTC products on the market. Each distribution model has different risks and economic consequences for us, so the rapid evolution of consumer preferences may have an economic impact that is not completely predictable. Distribution windows are also evolving, potentially affecting revenues from other windows. If we cannot ensure that our distribution methods and content are responsive to our target audiences, our business could be adversely affected.

Our digital content business involves risks of liability claims for media content, which could adversely affect our business, financial condition or results of operations.

As a distributor of media content, we may face potential liability for:

●	defamation;

●	invasion of privacy;
●	negligence;
●	copyright or trademark infringement; and
●	other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against broadcasters, publishers, online providers and other disseminators of media content. We could also be exposed to liability in connection with material available through our websites. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on us. In addition, measures to reduce our exposure to liability in connection with material available through our websites could require us to take steps that would substantially limit the attractiveness of our websites and/or their availability in various geographic areas, which would negatively affect their ability to generate revenues.

Risks Related to the Ownership of Our Common Stock

The Company may be unable to maintain the listing of its securities in the future.

If the Company fails to meet the continued listing requirements and Nasdaq delists its securities, the Company could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;
●	a limited amount of news and analyst coverage for the company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

RT-ICON owns a significant percentage of our Common Stock, and it may effectively control all major corporate decisions and its interests may conflict with your interests as an owner of our Common Stock and with our interests.

RT-ICON beneficially owned approximately 41.7% of our Common Stock as of August 19, 2021. Under the terms of the Investor Rights Agreement we entered into with RT-ICON, RT-ICON has the right, but not the obligation, to nominate to the Board a number of designees equal to (i) three directors, if and so long as RT-ICON and its affiliates beneficially own, in the aggregate, 50% or more of the shares of our Common Stock, (ii) two directors, in the event that RT-ICON and its affiliates beneficially own, in the aggregate, 35% or more, but less than 50%, of the shares of Common Stock and (iii) one director, in the event that RT-ICON and its affiliates beneficially own, in the aggregate, 15% or more, but less than 35%, of the shares of our Common Stock (in each case, subject to proportional adjustment in the event that the size of the Board is increased or decreased following the Closing). RT-ICON also has the right to appoint the chairman of the Board so long as RT-ICON and its affiliates beneficially own, in the aggregate, 15% or more of the shares of Common Stock.

The directors RT-ICON elects have the authority to incur additional debt, issue or repurchase stock, declare dividends and make other decisions that could be detrimental to stockholders. Even though RT-ICON may own or control less than a majority of our total outstanding shares of our Common Stock following this offering, it is able to influence the outcome of corporate actions so long as it owns a significant portion of our total outstanding shares of our Common Stock.

RT-ICON may have interests that are different from yours and may vote in a way with which you disagree and that may be adverse to your interests. In addition, RT-ICON’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our Common Stock to decline or prevent our stockholders from realizing a premium over the market price for their common stock.

Additionally, RT-ICON is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or supply us with goods and services. RT-ICON may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Stockholders should consider that the interests of RT-ICON may differ from their interests in material respects.

The market price of our Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

The market price of our Common Stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

●	the impact of COVID-19 pandemic on our business;
●	the inability to obtain or maintain the listing of shares of our Common Stock on Nasdaq;
●	the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain our key employees;
●	changes in applicable laws or regulations;
●	risks relating to the uncertainty of our projected financial information; and
●	risks related to the organic and inorganic growth of our business and the timing of expected business milestones.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that securities or industry analysts publish about us. If securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our company, our Common Stock share price would likely decline. If analysts publish target prices for our Common Stock that are below the historical sales prices for the ordinary shares of PLBY on a securities exchange or the then-current public price of our Common Stock, it could cause our stock price to decline significantly. Further, if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our Common Stock price and trading volume to decline.

Volatility in the Company’s share price could subject the Company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

Because we do not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

We currently anticipate we will retain future earnings for the development, operation and expansion of our business and does not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our shares of Common Stock would be your sole source of gain on an investment in such shares for the foreseeable future.

Sales of a substantial number of shares of our Common Stock in the public market could cause the price of our Common Stock to decline.

In addition to the shares registered under this prospectus, we have two other effective resale registration statements covering a total of 27,245,025 shares of our Common Stock.

On May 10, 2021, the SEC declared our registration statement on Form S-1 (File No. 333-255585) effective, pursuant to which certain stockholders of the Company are able to sell up to 21,854,262 shares of Common Stock in the public market, subject in certain cases to remaining applicable contractual lock-up agreements. On February 10, 2021, the SEC declared our registration statement on

Form S-1 (File No. 333-250017) effective, pursuant to which certain institutional and accredited investors (collectively, the “PIPE Investors”) are able to sell up to 5,390,763 Shares of Common Stock in the public market.

As of April 12, 2021, 50% of the shares received or to be received by Playboy stockholders in the Business Combination were released from contractual lock-up restrictions, of which 10,458,406 shares are currently available for resale under the resale registration statement.

We also expect to register shares of Common Stock underlying awards that we have issued, and may in the future issue, under our employee equity incentive plans. These shares may be sold freely in the public market upon issuance, subject to existing lock-up agreements and relevant vesting schedules, and applicable securities laws.

The presence of these shares of Common Stock trading in the public market may have an adverse effect on the market price of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.

Future sales of shares of our Common Stock may depress our stock price.

Future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could depress the market price of our Common Stock and could impair its ability to raise capital through the sale of additional equity securities.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following June 9, 2025, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this registration statement and the Company’s periodic reports and proxy statements.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common stock and its market price may be more volatile.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of amended and restated incorporation or our bylaws, or (d) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction,. Our amended and restated certificate of incorporation also provides that the federal district courts of the Unites States will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could seriously harm our business. The choice of forum provision requiring that the Court of Chancery of the State of Delaware be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2020. This information should be read together with Playboy’s audited financial statements for the year ended December 31, 2020 and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and MCAC’s audited financial statements for the year ended December 31, 2020 and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

●	Playboy’s audited historical consolidated statement of operations for the year ended December 31, 2020, included elsewhere in this prospectus; and
●	MCAC’s audited historical statement of operations for the year ended December 31, 2020, included elsewhere in this prospectus.

Description of the Transactions

On September 30, 2020, the Company entered into the Merger Agreement with Playboy, Merger Sub, and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub merged with and into Playboy with Playboy surviving the Merger as a wholly-owned subsidiary of the Company. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” The Merger closed on February 10, 2021.

Under the Merger Agreement, MCAC agreed to acquire all of the outstanding Playboy shares for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of our Common Stock, based on a price of $10.00 per share, subject to adjustment as described below (the “Closing Payment Shares”), and (ii) the assumption of no more than $142.1 million of Playboy debt (“Net Debt Target”). The number of Closing Payment Shares issuable were subject to adjustment at a rate of one share of Common Stock for each $10.00 increment that the Net Debt (as defined in the Merger Agreement) was greater than (in which case the number of Closing Payment Shares would be reduced) or less than (in which case the number of Closing Payment Shares would be increased) the Net Debt Target. If net debt was equal to the Net Debt Target, then no adjustment would be made to the number of Closing Payment Shares. Any adjustment to the Closing Payment Shares would be in whole shares of Common Stock and no adjustment would be made for any divergence that was in an increment of $9.99 or less. The total number of Closing Payment Shares was 20,916,812 shares that were issued at Closing, with 2,045,634 shares and 3,560,541 shares reserved for future issuance to Playboy holders of fully-vested RSUs and fully-vested options, respectively (but not the January 31, 2021 Pre-Closing Option grant to Ben Kohn described below under “Executive Compensation”).

In connection with the Merger, MCAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “Registration Rights Agreements”), each dated as of September 30, 2020, with certain institutional and accredited investors, pursuant to which, among other things, MCAC agreed to issue and sell, in a private placement immediately prior to the closing of the Business Combination, an aggregate of 5,000,000 shares of Common Stock for $10.00 per share (the “PIPE Shares”).

Additionally, in connection with the execution of the Merger Agreement, MCAC, Sunlight Global Investment (“Sponsor”), Dr. Suying Liu and Playboy entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”), pursuant to which Playboy purchased 700,000 shares of Common Stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, MCAC was obligated to transfer the Initial Shares to Playboy upon the Closing or, if the Merger Agreement was terminated, upon the consummation of any other business combination. In the event of a Compliance Failure (as defined in the Merger Agreement) that was not cured, upon Playboy’s request as of the Closing, or in the event the Merger Agreement was terminated, upon the consummation of any other business combination, up to $1,000,000 in Insider Shares held by Dr. Liu were to be transferred to Playboy (the “Balance Shares”). In the event that (i) the Initial Shares and/or Balance Shares were subject to contractual lock-up at the time of transfer, Dr. Liu was obligated to transfer additional Insider Shares to Playboy in accordance with the terms of Section 7.2 of the Merger Agreement, in the event that the per share price of the shares of Common Stock on the business day immediately prior to such lock-up expiration was lower than the price per share at the time of the Closing or, (ii) if the Merger Agreement was terminated, upon the consummation of any other business combination such that the total aggregate value of the Initial Shares was at least $4,445,000 (or, if the Balance Shares have been issued, at least $5,445,000).

The Playboy options and RSUs that were outstanding as of immediately prior to the closing of the Business Combination (other than the Pre-Closing Option) were accelerated and fully-vested. Each outstanding Playboy option was assumed by MCAC and automatically converted into an option to purchase such number of shares of Common Stock equal to the product of (x) the Merger Consideration and (y) the option holder’s respective percentage of the Merger Consideration set forth in the stockholder allocation schedule, which shall be reserved for future issuance upon the exercise of such assumed options. All RSUs that were then outstanding were terminated and shall be subsequently paid, in settlement, in shares of Common Stock equal to the product of (x) the Merger Consideration, and (y) the terminated RSU holder’s respective percentage of the Merger Consideration as set forth in the stockholder allocation schedule. Settlement of the RSUs in 2,045,634 shares of the Company shall occur approximately one year from the Closing.

Accounting for the Merger

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MCAC, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Playboy was treated as the accounting acquirer. This determination was primarily based on Playboy having a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger was treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Playboy.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Playboy and MCAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Included in the shares outstanding and weighted-average shares outstanding as presented in the pro forma combined financial statements are 20,916,812 shares of Common Stock issued to Playboy stockholders at Closing. Refer to Note 2, Net Loss Per Share.

As a result of the Business Combination and immediately following the closing of the Business Combination, stockholders of Playboy owned as of Closing approximately 62% of the outstanding Common Stock, the PIPE Investors owned as of Closing approximately 15% of the outstanding Company Common Stock, MCAC’s Sponsor, officer, directors and other holders of founder shares owned as of Closing approximately 3% of the Common Stock and the former stockholders of MCAC owned as of Closing approximately 19% of the outstanding Common Stock as of December 31, 2020 (in each case, not giving effect to any shares issuable to them upon exercise of rights or options). As a result, the stockholders of Playboy, as a group, collectively own more shares of Common Stock than any single stockholder following consummation of the Business Combination with no former stockholder of MCAC owning more than 10% of the issued and outstanding capital stock of the Company.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2020

(UNAUDITED)

(in thousands, except share and per share amounts)

			Pro Forma		Pro Forma
	MCAC	Playboy	Adjustments	Note	Combined
Net revenues	$—	$147,662	$—		$147,662
Costs and expenses:
Cost of sales	—	(73,180)	—		(73,180)
Selling and administrative	(1,094)	(59,863)	70	a
			2,101	b	(58,786)
Related-party expenses	—	(1,007)	—		(1,007)
Total costs and expenses	(1,094)	(134,050)	2,171		(132,973)
Operating (loss) income	(1,094)	13,612	2,171		14,689
Nonoperating (expense) income:
Investment income	32	30	(32)	c	30
Interest expense	—	(13,463)	—		(13,463)
Gain from settlement of convertible note	—	1,454	(1,454)	d	—
Other, net	—	168	—		168
Total nonoperating expense	32	(11,811)	(1,486)		(13,265)
(Loss) income before income taxes	(1,062)	1,801	685		1,424
Provision for income taxes	—	(7,072)	—		(7,072)
Net loss	(1,062)	(5,271)	685		(5,648)
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—		—
Net loss attributable to Playboy	$(1,062)	$(5,271)	$685		$(5,648)
Net loss per share, basic and diluted	$(0.56)	$(1.33)			$(0.16)
Weighted-average shares used in computing loss per share, basic and diluted	1,912,761	3,961,996			35,606,614

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

a)	Reflects an adjustment to eliminate administrative fees paid to the Sponsor.
b)	Reflects an adjustment to eliminate transaction costs incurred by Playboy and MCAC.
c)	Reflects an adjustment to eliminate interest income on marketable securities held in the Trust Account as of the beginning of the period.
d)	Reflects an adjustment to eliminate the gain on settlement of convertible note.

2.     Net Loss Per Share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination had occurred on January 1, 2020. Therefore, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of 3,560,541 options and rights to purchase 379,486 shares of Common Stock because the inclusion of these securities would be anti-dilutive.

Pro Forma
Combined
Weighted average shares calculation, basic and diluted
MCAC public shares	5,740,976
MCAC public rights shares	574,978
MCAC private placement shares	355,241
MCAC private placement rights shares	35,523
MCAC Sponsor shares	737,450
MCAC shares issued to PIPE investors	5,000,000
MCAC shares issued to advisors	200,000
MCAC shares issued in the Merger	20,916,812
Shares to be issued from one year from Merger closing	2,045,634
Weighted average shares outstanding	35,606,614
Percent of shares owned by Playboy	62%
Percent of shares owned by PIPE investors	15%
Percent of shares owned by MCAC	23%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited and audited consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion and analysis should also be read together with the pro forma financial information for the year ended December 31, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to the “Company,” “we,” “us,” “our” refer to PLBY Group, Inc. and its subsidiaries, and references to “Playboy” refer to Playboy Enterprises, Inc. and its subsidiaries prior to the Business Combination.

Business Overview

We are a large, global consumer lifestyle company marketing our brands through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment. We reach millions of consumers worldwide with products across four key market categories: Sexual Wellness, including intimacy products and lingerie; Style and Apparel, including a variety of apparel and accessories products for men and women; Gaming and Lifestyle, such as digital gaming, hospitality and spirits; and, Beauty and Grooming, including fragrance, skincare, grooming and cosmetics for women and men.

We have three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives its revenue from sales of consumer products sold directly to consumers through our own online channels or through third party retailers. The Digital Subscriptions and Content segment derives revenue from the subscription of our programming which is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.

Business Combination with MCAC

On September 30, 2020, Playboy entered into the Merger Agreement, with our predecessor, Mountain Crest Acquisition Corp., a publicly-traded special purpose acquisition company incorporated in Delaware, (“MCAC”), MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Playboy (the “Merger”) with Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC acquired all of the outstanding shares of Playboy’s common stock for approximately $381.3 million in aggregate consideration, comprised of (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Playboy net debt (the “Net Debt Target”). The number of shares issued at closing was subject to adjustment at a rate of one share of MCAC common stock for each $10.00 increment that the Net Debt (as defined in the Merger Agreement) is greater than (in which case the number of shares would be reduced) or less than (in which case the number of shares would be increased) the Net Debt Target. The Business Combination closed on February 10, 2021.

Playboy’s options and restricted stock units (“RSUs”) that were outstanding as of immediately prior to the closing of the Business Combination, (but not the Pre-Closing Option granted to our Chief Executive Officer in January 2021) were accelerated and fully-vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of our Common Stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and shall be subsequently paid, in settlement, in shares of Common Stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

In connection with the execution of the Merger Agreement, Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement pursuant to which Playboy purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. The Sponsor transferred the Initial Shares to Playboy upon the closing of the Merger and the Initial Shares were recorded as treasury stock on the condensed consolidated balance sheet.

In connection with the Merger, MCAC also entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “Registration Rights Agreements”), each dated as of September 30, 2020, with certain institutional and accredited investors, pursuant to which, among other things, MCAC agreed to issue and sell, in a private placement immediately prior to the closing of the Business Combination, an aggregate of 5,000,000 shares of Common Stock for $10.00 per share (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination for net proceeds of $46.8 million.

On February 10, 2021, the Business Combination was consummated and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” and started trading on the Nasdaq Global Market on February 11, 2021.

The Business Combination was accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Playboy was treated as the accounting acquirer. This determination was primarily based on Playboy having a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of a capital transaction in which Playboy issued stock for the net assets of MCAC. The net assets of MCAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Playboy.

Acquisition of TLA

On March 1, 2021, we completed the acquisition of 100% of the equity of TLA Acquisition Corp. for $24.9 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states. The primary drivers for the acquisition were to leverage TLA’s brick-and-mortar presence, e-commerce capabilities, attractive brand positioning and customer database. TLA’s operating results are consolidated with our results beginning on March 1, 2021.

Debt Refinancing of the 2014 Credit Agreement

On May 25, 2021, we entered into the New Credit Agreement with Acquiom Agency Services LLC, as the administrative agent and collateral agent. We obtained a $160 million senior secured term loan, which was fully funded at the closing of the transactions contemplated by the New Credit Agreement. The term loan under the New Term Loan has a final maturity date of May 25, 2027 and will accrue interest at LIBOR plus 5.75%, with a LIBOR floor of 0.50%. The Refinancing replaced and repaid in full all borrowings under our existing credit facility for which DBD Credit Funding LLC served as administrative agent and a lender. The existing credit facility consisted of a term loan that was scheduled to expire on December 31, 2023.

We entered into Amendment No. 1 to the Credit and Guaranty Agreement, dated as of August 11, 2021, to the New Credit Agreement, by and among PLBY, Playboy Enterprises, Inc., the subsidiary guarantors party thereto, the lenders party thereto, and Acquiom Agency Services LLC, as the administrative agent and the collateral agent, to, among other things: (a) obtain a $70 million incremental term loan, thereby increasing the aggregate principal amount of term loan indebtedness outstanding under the New Credit Agreement to $230 million, and (b) amend the terms of the New Credit Agreement to, among other things, permit Honey Birdette and certain of its subsidiaries to guaranty the obligations under the New Credit Agreement.

Aircraft Term Loan

In May 2021, we borrowed $9.0 million under a five-year term loan maturing in May 2026 to fund the purchase of an aircraft. The stated interest rate was 6.25% as of June 30, 2021. The Aircraft Term Loan requires monthly amortization payments of approximately $0.1 million, commencing on July 1, 2021.

Public Offering

In June 2021, we completed a public offering in which 4,720,000 shares of our Common Stock were sold at a price of $46 per share. The underwriters were also granted an option to purchase up to an additional 708,000 shares of our Common Stock from us at the public offering price, less underwriting discounts and commissions. Such option expired unexercised. We incurred approximately $13.2 million of underwriting commissions and $1.0 million of public offering related fees, which were netted against the proceeds. The net proceeds received from the public offering were $202.9 million.

Acquisition of Honey Birdette

On June 28, 2021, we entered into the Purchase Agreement to acquire Honey Birdette (Aust) Pty Limited, a company organized under the laws of Australia. Pursuant to the SPA, on August 9, 2021 we acquired all of the capital stock of Honey Birdette for aggregate consideration of $327.7 million, made up of $235.0 million in cash and 2,155,849 shares of our Common Stock worth $92.7 million based on a price of $43.02 per share pursuant to the terms of the Purchase Agreement, resulting in Honey Birdette becoming an indirect, wholly-owned subsidiary of PLBY. On August 11, 2021, in connection with the acquisition of Honey Birdette, we amended the New Term Loan to borrow an additional $70 million. On August 19, 2021, an additional 4,412 shares of Common Stock were issued to the Sellers pursuant to the terms of a true-up under the Purchase Agreement.

Key Factors and Trends Affecting Our Business

We believe that our performance and future success depends on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Expanding the Consumer Products Business through Owned and Operated Products and Channels

We are accelerating our growth in company-owned and branded consumer products in attractive and expanding markets in which we have a proven history of brand affinity and consumer spend. Additionally, we have acquired and launched our own direct-to-consumer online sales channels, yandy.com, loversstores.com and pleasureforall.com, in addition to playboy.com, to further accelerate the sales of these products. However, our new product and new distribution strategies are in their early stages and will take time to fully develop.

Reduced Reliance on China Licensing Revenues

We have enjoyed substantial success in licensing our trademarks in China where we are a leading men’s apparel brand, and where licensing revenues have grown year-over-year. However, as a result of this success, the percentage of total net revenue attributable to China licensing had become 41% of our total revenue by the end of 2019. With the acquisition of Yandy in December 2019 and TLA in March 2021 and the ramp up of North American consumer product sales, that percentage reduced to 19.8% and 21.5% for the three and six months ended June 30, 2021, respectively, despite higher China licensing revenues, and we expect it will continue to become a smaller percentage of total net revenue in the future as North American consumer product sales, largely through direct-to-consumer channels, accelerate.

Seasonality of Our Consumer Product Sales Results in Stronger Fourth Quarter Revenues

A combination of online Halloween costume sales and holiday sales toward the end of the year typically result in higher revenues and profit in our fourth quarter, particularly at Yandy. Historically, October sales of costumes have resulted in significantly higher revenues than in other months but are also coming under increasing pressure from competition in this category. We expect investment and growth in expanding the consumer products category and distribution will likely accelerate the strong fourth quarter seasonality of the business in the future.

Attractive Merger and Acquisition Opportunities are Increasing

Building on our successful acquisition and integration of Yandy in late 2019 and TLA in March of 2021, we continue to identify and assess potentially advantageous merger, acquisition and investment opportunities. On August 9, 2021, pursuant to the SPA, we acquired Honey Birdette. Honey Birdette is a fast-growing luxury lifestyle brand, which we believe will help accelerate our high-end brand growth in new regions. We will continue focusing on potential tuck-in opportunities to complement our organic growth with potential for larger, strategic mergers and acquisitions initiatives over the long-term. We believe our mergers and acquisitions strategy will be supported by our operating cash flow and balance sheet flexibility.

Impact of COVID-19 on our Business

In March 2020, COVID-19 was declared a pandemic by the World Health Organization. Since that time, we have focused on protecting our employees, customers and vendors to minimize potential disruptions while managing through this pandemic, including taking the following actions during the last three quarters of 2020 and the first two quarters of 2021:

●	Temporarily closed our offices in both our Los Angeles, CA and Phoenix, AZ locations;
●	Implemented social distancing measures, required the wearing of masks and increased sanitization practices in our warehousing and fulfillment facilities, Lovers retail stores and corporate offices
●	Established ongoing work at home accommodations for all office employees and limited company-related travel;
●	Amended our credit facility to defer amortization payments for the quarters ended June 30, 2020 and September 30, 2020, to 2021 and eliminated excess cash flow (principal) payments during those two quarters; and
●	Deferred payroll taxes to 2021/2022 under the Coronavirus Aid, Relief and Economic Security Act of 2020.
●	Offered curbside pickup at our Lovers stores; and
●	Required employees at our offices in Los Angeles, CA to be vaccinated before returning to the office.

Nonetheless, the COVID-19 pandemic continues to disrupt and delay supply chains, affect production and sales across a range of industries and result in legal restrictions requiring businesses to close and consumers to stay at home for days-to-months at a time. These disruptions have impacted our business, including by:

●	Slowing product development processes and the launch of new products;
●	Causing certain products sold by Yandy to be out-of-stock;
●	Closing retail stores of certain of our licensees; and
●	Closing the London Playboy Club and certain other Playboy-branded live gaming operations.

As a result of such disruptions, licensing revenues from certain gaming and retail licensees declined in the last three quarters of 2020 and the first two quarters of 2021, as compared to royalties from such sources during pre-pandemic periods. In addition, retail operations of our acquisition target, Honey Birdette, may be negatively impacted by recently imposed stay-at-home orders in Australia.

As of the date of this prospectus, our business as a whole has not suffered any material adverse consequences to date from the COVID-19 pandemic, as negative impacts have thus far been offset by an increase in online direct-to-consumer sales and higher royalties from licensing collaborations in the United States during the last three quarters of 2020 and the first two quarters of 2021.

The extent of the impact of COVID-19 on our future operational and financial performance will depend on certain developments, including the further duration and spread of the outbreak and its impact on employees and vendors, all of which are uncertain and cannot be predicted. As of the date of this prospectus, the full extent to which COVID-19 may impact our future financial condition or results of operations is uncertain.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of the business are revenues, salaries and benefits, and selling and administrative expenses. To help assess performance with these key indicators, we use Adjusted EBITDA as a non-GAAP financial measure. We believe this non-GAAP measure provides useful information to investors and expanded insight to measure revenue and cost performance as a supplement to the GAAP consolidated financial statements. See the “ EBITDA and Adjusted EBITDA” section below for reconciliations of Adjusted EBITDA to net loss, the closest GAAP measure.

Components of Results of Operations

Revenues

We generate revenue from trademark licenses for third-party consumer products, online gaming and location-based entertainment businesses in addition to sales of consumer products sold through third-party retailers or online direct-to-customer and from the subscription of our programming which is distributed through various channels, including websites and domestic and international television.

Trademark Licensing

We license trademarks under multi-year arrangements to consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, we generally receive an annual non-refundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Earned royalties received in excess of the minimum guarantee (“Excess Royalties”) are typically payable quarterly. We recognize revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned.

Consumer Products

Revenue from sales of online apparel and accessories, including sales through third-party sellers, is recognized upon delivery of the goods to the customer. Revenue is recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, which include basket promotional code discounts and other credits, which are recorded as a reduction of revenue.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of playboyplus.com and playboy.tv, which are online content platforms. We receive fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. We discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

We license programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute our programming under the terms of affiliation agreements. Royalties are generally collected monthly and recognized as revenue as earned.

Cost of Sales

Cost of sales primarily consist of merchandise costs, warehousing and fulfillment, agency fees, personnel and editorial content costs for Playboy magazine (through March 31, 2020), websites, and Playboy Television, branding events and paper, printing, postage and freight costs associated with Playboy magazine (through March 31, 2020).

Selling and Administrative Expenses

Selling and administrative expenses primarily consist of corporate office and retail store costs, personnel costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities and insurance.

Related Party Expenses

Related party expenses consist of management fees paid to an affiliate of one of our stockholders for management and consulting services.

Nonoperating Income (Expense)

Interest expense

Interest expense consists of interest on our long-term debt and the amortization of deferred financing costs and debt discount.

Loss on Extinguishment of Debt

On May 25, 2021, we completed a refinancing of our term loan. As a result, we recorded a loss on extinguishment of debt of approximately $1.2 million which is comprised of $1.0 million of fees expensed as incurred in connection with the refinancing, as well as the write-off of $0.2 million of unamortized debt discount and deferred financing fees as a result of such refinancing.

Other, Net

Other, net consists primarily of other miscellaneous nonoperating items, such as bank charges and foreign exchange gains or losses, as well as non-recurring transaction fees. Other, net for the six months ended June 30, 2021 also includes a $0.7 million gain from settlement of convertible promissory notes payable to United Talent Agency, LLC (“UTA”) at a 20% discount.

Provision for Income Taxes

The provision for income taxes consists of an estimate for U.S. federal, state, and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020.

The following table summarizes key components of our results of operations for the periods indicated:

	Six Months Ended
	June 30,
	2021	2020	$Change	% Change

	(in thousands)
Net revenues	$92,531	$66,331	$26,200	39%
Costs and expenses
Cost of sales	(42,699)	(35,648)	(7,051)	20%
Selling and administrative expenses	(57,561)	(25,727)	(31,834)	124%
Related party expenses	(250)	(500)	250	50%
Total costs and expenses	(100,510)	(61,875)	(38,635)	62%
Operating (loss) income	(7,979)	4,456	(12,435)	*
Nonoperating income (expense):
Interest expense	(5,550)	(6,656)	1,106	17%
Loss on extinguishment of debt	(1,217)	—	(1,217)	100%
Other (expense) income, net	742	29	713	*
Total nonoperating expense	(6,025)	(6,627)	602	9%
Loss before income taxes	(14,004)	(2,171)	(11,833)	*
Benefit (expense) from income taxes	91	(3,854)	3,945	*
Net loss	(13,913)	(6,025)	(7,888)	*
Net loss attributable to redeemable noncontrolling interest	—	—	—	—
Net loss attributable to PLBY Group, Inc.	$(13,913)	$(6,025)	$(7,888)	*

*     Not meaningful

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the periods indicated:

	Six Months Ended
	June 30,
	2021	2020
Net revenues	100%	100%
Costs and expenses
Cost of sales	(46)	(54)
Selling and administrative expenses	(62)	(39)
Related party expenses	—	(1)
Total costs and expenses	(109)	(93)
Operating (loss) income	(9)	7
Nonoperating income (expense):
Interest expense	(6)	(10)
Loss on extinguishment of debt	(1)	—
Other income (expense), net	1	—
Total nonoperating expense	(7)	(10)
Loss before income taxes	(15)	(3)
Benefit (expense) from income taxes	—	(6)
Net loss	(15)	(9)
Net loss attributable to redeemable noncontrolling interest	—	—
Net loss attributable to PLBY Group, Inc.	(15)%	(9)%

Net Revenues

Net revenues increased by $26.2 million, or 39% during the six months ended June 30, 2020 and June 30, 2021, due to increased direct-to-consumer revenue of $24.9 million primarily from the acquisition of TLA and the continued transition of Playboy.com into a commerce destination.

Cost of Sales

Cost of sales increased by $7.1 million, or 20% during the six months ended June 30, 2020 and June 30, 2021, primarily due to increased direct-to-consumer revenues and higher amortization of inventory step-up resulting from purchase accounting, partially offset by non-recurring costs from the comparable prior year period as a result of the cessation of publishing the magazine in the first quarter of 2020.

Selling and Administrative Expenses

Selling and administrative expenses increased by $31.8 million, or 124% during the six months ended June 30, 2020 and June 30, 2021, due to increased direct-to-consumer costs primarily as a result of the acquisition of TLA, higher other acquisition related costs, expenses incurred with the Business Combination and costs associated with being a newly public company.

Nonoperating Income (Expense)

Interest Expense

Interest expense decreased by $1.1 million, or 17%, from $6.7 million primarily due to lower interest rate obtained pursuant to the Refinancing.

Loss on Extinguishment of Debt

Loss on extinguishment of debt increased by $1.2 million, or 100%, due to the Refinancing.

Other Income (Expense), Net

Other income (expense), net increased by $0.7 million due to $0.7 million gain from settlement of convertible promissory notes recognized during the first quarter of 2021, as we settled the convertible promissory note payable to UTA at a 20% discount.

Provision for Income Taxes

Provision for income taxes decreased from $3.9 million of tax expense during the six months ended June 30, 2020 to $0.1 million of tax benefit during the six months ended June 30, 2021. The change was primarily due to disallowed interest deduction and net operating losses being generated in 2021 to offset the deferred tax liability on indefinite-lived intangibles, resulting in the release of valuation allowance.

Comparison of Fiscal Years Ended December 31, 2020 and 2019

The following table summarizes key components of our results of operations for the periods indicated:

	Year Ended December 31,
	2020	2019	$Change	% Change

	(in thousands)
Net revenues	$147,662	$78,110	$69,552	89.0%
Costs and expenses:
Cost of sales	(73,180)	(37,742)	(35,438)	93.9%
Selling and administrative expenses	(59,863)	(45,399)	(14,464)	31.9%
Related-party expenses	(1,007)	(1,005)	(2)	0.2%
Total costs and expenses	(134,050)	(84,146)	(49,904)	59.3%
Operating income (loss)	13,612	(6,036)	19,648	*
Nonoperating income (expense):
Investment income	30	225	(195)	(86.7)%
Interest expense	(13,463)	(14,225)	762	(5.4)%
Gain from settlement of convertible promissory note	1,454	—	1,454	100.0%
Gain from bargain purchase	—	1,483	(1,483)	(100.0)%
Other, net	168	(173)	341	*
Total nonoperating expense	(11,811)	(12,690)	879	(6.9)%
Income (loss) before income taxes	1,801	(18,726)	20,527	*
Provision for income taxes	(7,072)	(4,850)	(2,222)	45.8%
Net loss	$(5,271)	$(23,576)	$18,305	(77.6)%
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—	—
Net loss attributable to Playboy Enterprise, Inc.	$(5,271)	$(23,576)	$18,305	(77.6)%

*     Not meaningful

Net Revenues

Net revenues increased by $69.6 million, or 89.0%, from $78.1 million during the year ended December 31, 2019 to $147.7 million during the year ended December 31, 2020. Excluding net revenues from Yandy of $62.6 million during the year ended December 31, 2020, the remaining increase of $7.0 million was primarily due to a $10.2 million increase in licensing revenues and a $1.0 million increase in our direct-to-consumer revenue partially offset by declines of $2.7 million in domestic television and cable programming and $2.1 million in Playboy magazine revenues.

Cost of Sales

Cost of sales increased by $35.5 million, or 93.9%, from $37.7 million during the year ended December 31, 2019 to $73.2 million during the year ended December 31, 2020. Excluding cost of sales from Yandy of $40.9 million during the year ended December 31, 2020, the offsetting decrease of $5.4 million was primarily due to $7.7 million of higher expenses related to Playboy magazine in 2019, which primarily includes a $3.9 million settlement of a class action lawsuit and $2.7 million higher of editorial, manufacturing, and salary expenses, combined with $2.0 million higher expenses in 2019 related to brand marketing events. Partially offsetting these declines were $2.8 million of higher licensing agency fees and $1.3 million of higher expenses related to our direct-to-consumer revenue in 2020.

Selling and Administrative Expenses

Selling and administrative expenses increased by $14.5 million, or 31.9%, from $45.4 million during the year ended December 31, 2019 to $59.9 million during the year ended December 31, 2020. Excluding selling and administrative expenses from Yandy of $18.9 million during the year ended December 31, 2020, the offsetting decrease of $4.4 million was primarily due to $4.5 million of lower stock-based compensation expense in 2020 combined with $1.5 million of rent expense in 2019 related to a lease that expired in 2019. Partially offsetting these decreases were $1.5 million of expenses in 2020 related to the Business Combination.

Related-Party Expenses

Related-party expenses did not change materially for the years ended December 31, 2019 and 2020.

Nonoperating Income (Expenses)

Investment Income

Investment income decreased by $0.2 million, from $0.2 million during the year ended December 31, 2019 to $0.03 million during the year ended December 31, 2020. The decrease was primarily due to interest on our cash and cash equivalents.

Interest Expense

Interest expense decreased by $0.7 million, or 5.4%, from $14.2 million during the year ended December 31, 2019 to $13.5 million during the year ended December 31, 2020. The decrease was primarily due to lower interest rates.

Gain from Settlement of Convertible Promissory Note

Gain from settlement of convertible promissory note was $1.5 million during the year ended December 31, 2020 due to our settling the convertible promissory note payable to GBG International Holding Company Limited at a 20% discount.

Gain from Bargain Purchase

Gain from bargain purchase was $1.5 million during the year ended December 31, 2019 due to the acquisition of Yandy for cash consideration of $13.1 million. The total purchase consideration was less than the fair value of the net assets acquired resulting in the recognition of a gain from bargain purchase of $1.5 million.

Other, Net

Other, net increased by $0.4 million, from a loss of $0.2 million during the year ended December 31, 2019 to income of $0.2 million in the year ended December 31, 2020. The increase was primarily due to the acquisition of Yandy and its $0.4 million in other income during the year ended December 31, 2020.

Provision for Income Taxes

Income tax expense increased by $2.2 million, or 45.8%, from $4.9 million during the year ended December 31, 2019 to $7.1 million in the year ended December 31, 2020. The increase was primarily due to $3.1 million higher deferred tax expense partially offset by $1.1 million lower foreign withholding tax expense.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net income or loss before interest, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

In addition to adjusting for non-cash stock-based compensation, we typically adjust for nonoperating expenses and income, such as management fees paid to one of our stockholders, merger related bonus payments, non-recurring special projects including the implementation of internal controls, expenses associated with financing activities, acquisition related inventory step-up amortization and costs, the expense associated with reorganization and severance resulting in the elimination or rightsizing of specific business activities or operations as we transform from a print and digital media business to a commerce centric business.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net (loss) income to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019

	(in thousands)
Net loss	$(13,913)	$(6,025)	$(5,271)	$(23,576)
Adjusted for:
Interest expense	5,550	6,656	13,463	14,225
Loss on extinguishment of debt	(1,217)	—	—	—
(Benefit) provision for income taxes	(91)	3,854	7,072	4,850
Depreciation and amortization	1,762	1,174	2,258	3,093
EBITDA	(5,475)	5,659	17,522	(1,408)
Adjusted for:
Stock-based compensation	3,859	2,094	2,988	7,368
Reorganization and severance expenses(1)(2)	—	2,777	3,165	1,184
Litigation and settlement expenses (3)	—	—	—	5,000
Non-recurring items(4)(5)(6)	7,500	117	3,230	(353)
Amortization of inventory step-up(5)	2,250	3,230	—	—
Management fees and expenses(7)	250	500	1,007	1,005
Nonoperating (income) expenses(8)(9)	—	102	(1,299)	(52)
Transaction expenses(10)(11)(12)	4,218	—	1,771	353
Adjusted EBITDA	$12,602	$14,479	$28,384	$13,097
(1)	Reorganization and severance expense adjustments for the six months ended June 30, 2020 include severance expense related to lay-offs associated with a reorganization of the television and digital subscription businesses, as part of an overall rightsizing and consolidation of those activities as the business transforms from a print and digital media business to primarily a commerce business. Reorganization and severance expense adjustments for the year ended December 31, 2020 include $1.8 million of severance expense and $1.4 million of non-recurring salary and related expenses associated with such reorganization of the television and digital subscription businesses.
(2)	Reorganization and severance expense adjustments for the year ended December 31, 2019 include severance expense related to lay-offs associated with a reorganization of the television and digital subscription businesses, as part of an overall right-sizing and consolidation of those activities as the business transforms from a print and digital media business to primarily a commerce business.
(3)	Litigation and settlement expense adjustments for the year ended December 31, 2019 include (i) $3.9 million related to a class action lawsuit that was initiated against us on behalf of a group of Michigan Playboy magazine subscribers; (ii) $0.8 million related to arbitration initiated by the Hugh M. Hefner 1991 Trust asserting that we had breached a license agreement between us and Mr. Hugh M. Hefner; and (iii) $0.4 million related to a settlement with a former employee.
(4)	Nonrecurring items adjustments for the six months ended June 30, 2021 are primarily related to bonus payments in connection with the Business Combination, as well as consulting, advisory and other costs relating to non-recurring items and special projects, including, the implementation of internal controls over financial reporting, Business Combination and acquisition costs and executive search costs.
(5)	Nonrecurring items adjustments for the six months ended June 30, 2020 and the year ended December 31, 2020 related to amortization of a one-time non-cash inventory valuation step-up as part of the purchase accounting resulting from the acquisition of TLA and Yandy. Amortization of inventory valuation step-up adjustment for the six months ended June 30, 2020 relates to amortization of a non-cash inventory valuation step-up as part of the purchase accounting resulting from the acquisition of Yandy.
(6)	Nonrecurring items adjustments for the year ended December 31, 2019 include a $1.5 million bargain purchase gain on the acquisition of Yandy and $1.1 million related to the termination of our Burbank lease.
(7)	Management fees and expenses adjustments for all periods represent fees paid to one of our stockholders.
(8)	Nonoperating income adjustments for the year ended December 31, 2020 include a gain from settlement of a convertible note, investment income and other miscellaneous items.
(9)	Nonoperating income adjustments for the six months ended June 30, 2020 and year ended December 31, 2019 include investment income and other miscellaneous items.
(10)	Transaction expenses for the year ended December 31, 2020 include legal, accounting and other costs associated with the Business Combination and the TLA acquisition.
(11)	Transaction expenses for the year ended December 31, 2019 include legal, accounting and other costs associated with the Yandy acquisition.
(12)	Acquisition related costs for the six months ended June 30, 2021 include consulting and advisory costs related to acquisition activities, including the acquisition of Honey Birdette.

Segments

Our segment disclosure is based on our intention to provide the users of our consolidated financial statements with a view of the business from our perspective. We operate the business in three primary operating and reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Licensing operations include the licensing of one or more of our trademarks and/or images for consumer products and location-based entertainment businesses. Direct-to-Consumer operations include consumer products sold through third-party retailers or online direct-to-customer. Digital Subscriptions and Content operations include the licensing of one or more of our trademarks and/or images for online gaming and the production, marketing and sales of programming under the Playboy brand name, which is distributed through various channels, including domestic and international television.

The following are our results of financial performance by segment for each of the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019

	(in thousands)
Net revenues
Licensing	$30,347	$29,417	$61,142	$50,906
Direct-to-Consumer	50,061	25,153	64,116	268
Digital Subscriptions and Content	10,941	10,362	20,913	23,243
All Other	1,182	1,399	1,491	3,693
Total	$92,531	$66,331	$147,662	$78,110
Operating income (loss)
Licensing	$21,645	$20,675	$44,466	$35,086
Direct-to-Consumer	1,134	(954)	(752)	(2,955)
Digital Subscriptions and Content	5,481	4,635	9,478	9,084
Corporate	(36,213)	(18,981)	(38,462)	(39,580)
All Other	(26)	(919)	(1,118)	(7,671)
Total	$(7,979)	$4,456	$13,612	$(6,036)

Licensing

For the six months ended June 30, 2021, net revenues increased by $0.9 million, or 3.2%, compared to the comparable prior year period, primarily due to higher royalties in 2021 from licensing collaborations in the U.S., partially offset by accelerated revenue recognition related to a terminated license agreement in 2020.

For the six months ended June 30, 2021, operating income increased by $0.9 million, or 4.7%, compared to the comparable prior year period, primarily due to increased revenues.

Net revenues increased by $10.2 million, or 20.1%, to $61.1 million for the year ended December 31, 2020, compared to $50.9 million for the year ended December 31, 2019. The increase was primarily attributable to higher royalties from increases in minimum guaranteed royalties primarily in China, as well as higher royalties from collaborations in the United States and the United Kingdom.

Operating income in our licensing segment increased by $9.4 million, or 26.7%, to $44.5 million for the year ended December 31, 2020, compared to $35.1 million for the year ended December 31, 2019. The increase was primarily attributable to the increase in revenues discussed above partially offset by higher agency fees.

Direct-to-Consumer

For the six months ended June 30, 2021, net revenues increased by $24.9 million, or 99.0%, compared to the comparable prior year period, primarily due to revenue from the acquisition of TLA in the first quarter of 2021, combined with higher e-commerce revenues.

For the six months ended June 30, 2021, operating income (loss) changed by $2.1 million, or over 100%, compared to the comparable prior year period, from $1.0 million of operating loss to $1.1 million of operating income, primarily due to higher e-commerce operating income and the acquisition of TLA, partially offset by higher amortization of the inventory valuation step-up from purchase accounting related to TLA.

Net revenues increased by $63.8 million, or over 100%, to $64.1 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019. The increase was primarily attributable to the acquisition of Yandy.

Operating loss in our direct-to-consumer segment decreased by $2.2 million, or 73.3%, to $0.8 million for the year ended December 31, 2020, compared to $3.0 million for the year ended December 31, 2019. The decrease was primarily attributable to the acquisition of Yandy, which had operating income of $3.3 million in 2020.

Digital Subscriptions and Content

For the six months ended June 30, 2021, net revenues increased by $0.5 million, or 5.6%, compared to the comparable prior year period. The increase was primarily attributable to increased digital subscription revenue from Playboy websites.

For the six months ended June 30, 2021, operating income increased by $0.9 million, or 18.3%, compared to the comparable prior year period, primarily due to the increase in revenues.

Net revenues in our digital subscriptions and content segment decreased by $2.3 million, or 10.0%, to $20.9 million for the year ended December 31, 2020, compared to $23.2 million for the year ended December 31, 2019. The decrease was primarily attributable to a $3.1 million decline in both domestic and international television and cable programming revenues partially offset by a $1.1 million increase in subscription revenues from our websites.

Operating income in our digital subscriptions and content segment increased by $0.4 million, or 4.3%, to $9.5 million for the year ended December 31, 2020, compared to $9.1 million for the year ended December 31, 2019. The increase was primarily attributable to $1.5 million of rent expense in 2019 related to a lease that expired in 2019 combined with overall lower direct costs partially offset by lower revenues.

All Other

For the six months ended June 30, 2021 net revenues decreased by $0.2 million, or 15.5%, compared to the comparable prior year period. The decrease was primarily due to the cessation of publishing the magazine in the first quarter of 2020, as well as production revenue in the second quarter of 2020.

For the six months ended June 30, 2021, the operating loss decreased by $0.9 million, or 97.2%, compared to the comparable prior year period, primarily due to lower operating and severance costs related to the cessation of publishing the magazine in the first quarter of 2020.

Net revenues outside of our three segments decreased by $2.2 million, or 59.6%, to $1.5 million for the year ended December 31, 2020, compared to $3.7 million for the year ended December 31, 2019. The decrease was primarily attributable to a $2.1 million decline in revenues from Playboy magazine.

The operating loss outside our three segments decreased by $6.6 million, or 85.4%, to $1.1 million for the year ended December 31, 2020, compared to $7.7 million for the year ended December 31, 2019. The decrease was primarily attributable to $7.7 million higher expenses related to Playboy magazine in 2019, including a $3.9 million settlement of a class action lawsuit, which ceased publication with the Spring 2020 issue, combined with higher expenses in 2019 related to brand marketing initiatives. Partially offsetting these items were lower revenues from Playboy magazine in 2020.

Corporate

For the six months ended June 30, 2021, corporate expenses increased by $17.2 million, or 90.8%, compared to the comparable prior year period, primarily due to acquisition related costs, expenses related to the Business Combination and costs associated with our transition to a public company.

Corporate expenses decreased by $1.1 million, or 2.8%, to $38.5 million for the year ended December 31, 2020, compared to $39.6 million for the year ended December 31, 2019. The decrease was primarily attributable to lower stock-based compensation and brand building expenses partially offset by higher outside expenses for legal, accounting, tax and audit, combined with expenses in 2020 related to the Business Combination.

Liquidity and Capital Resources

Sources of Liquidity

Our main source of liquidity is cash generated from operating and financing activities, which primarily includes cash derived from revenue generating activities, in addition to proceeds from our recent public offering and issuance of debt, including term loans, promissory notes and convertible promissory notes.

In June 2021, we completed a public offering in which 4,720,000 shares of our Common Stock were sold at a price of $46 per share. The underwriters were also granted an option to purchase up to an additional 708,000 shares of our Common Stock from us at the public offering price, less underwriting discounts and commissions. Such option expired unexercised. We incurred approximately $13.2 million of underwriting commissions and $1.0 million of public offering related fees, which were netted against the proceeds. The net proceeds received from the public offering were $202.9 million.

As of June 30, 2021, our principal source of liquidity was our cash in the amount of $255.5 million which is primarily held in operating and deposit accounts. Although consequences of the COVID-19 pandemic and resulting economic uncertainty could adversely affect our liquidity and capital resources in the future, and cash requirements may fluctuate based on the timing and extent of many factors, such as those discussed above, we believe our existing sources of liquidity will be sufficient to fund our operations, including lease obligations, debt service requirements, capital expenditures and working capital obligations for at least the next 12 months. We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments such as the COVID-19 pandemic, changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth opportunities. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all.

Debt

2014 Term Loan

In June 2014, we borrowed $150.0 million under a term loan maturing on December 31, 2018 (the “Term Loan”), at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). The interest rate of the Term Loan is equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. In 2016 and 2017, the Credit Agreement was amended to extend the maturity date to June 30, 2019 and to revise the quarterly principal payments and applicable margin rates. We made a penalty-free principal prepayment of $35.0 million in 2016 and increased the loan amount by $6.5 million in 2017.

During the second and third quarter of 2018, we entered into multiple amendments to the Credit Agreement to establish a new commitment amount of $21.0 million, to revise the applicable margin rate and to extend the maturity date to December 31, 2020. In December 2018, the Credit Agreement was further amended to revise the applicable margin rate and extend the maturity date to December 31, 2023. Additionally, we borrowed an additional $40.5 million as well as established new quarterly principal payment amounts. The December amendment was accounted for as an extinguishment of debt resulting in the recognition of a loss of $4.0 million for the year ended December 31, 2018. In December 2019, the Credit Agreement was amended to borrow an additional $12.0 million and revise applicable margin rates. In March 2020, the Credit Agreement was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. We incurred additional financing costs of $0.1 million related to this amendment that were capitalized. The interest rate on the Term Loan was 8.25%, 8.25% and 8.35% as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively. On May 25, 2021, the 2014 Term Loan was repaid in full and terminated upon completion of the Refinancing.

New Term Loan

On May 25, 2021, we borrowed $160.0 million under a term loan maturing on May 25, 2027 (the “New Term Loan”), at an effective rate of LIBOR plus 5.75%, with a LIBOR floor of 0.50%. The New Term Loan replaced the 2014 Term Loan. The interest rate applicable to borrowings under the New Term Loan may subsequently be adjusted on periodic measurement dates provided for under the New Credit Agreement based on the type of loans borrowed by us and our total leverage ratio at such time. At our option, we may borrow loans which accrue interest at (i) a base rate (with a floor of 1.50%) or (ii) at LIBOR, in each case plus an applicable per annum margin. The per annum applicable margin for base rate loans is 4.25% or 4.75%, with the lower rate applying when the total leverage ratio as of the applicable measurement date is 3.00 to 1.00 or less, and the per annum applicable margin for LIBOR loans is 5.25% or 5.75%, with the lower rate applying when the total leverage ratio as of the applicable measurement date is 3.00 to 1.00 or less. The New Term Loan requires quarterly amortization payments of $0.4 million, commencing on September 30, 2021, with the balance becoming due at maturity. Our obligations pursuant to the New Credit Agreement are guaranteed by us and any of our current and future wholly-owned, domestic subsidiaries, subject to certain exceptions. The interest rate on the New Term Loan was 6.25% as of June 30, 2021.

We entered into Amendment No. 1 to the New Credit Agreement, dated as of August 11, 2021, by and among PLBY, Playboy Enterprises, Inc., the subsidiary guarantors party thereto, the lenders party thereto, and Acquiom Agency Services LLC, as the administrative agent and the collateral agent, to, among other things: (a) obtain a $70 million incremental term loan, thereby increasing the aggregate principal amount of term loan indebtedness outstanding under the New Credit Agreement to $230 million, and (b) amend the terms of the New Credit Agreement to, among other things, permit Honey Birdette and certain of its subsidiaries to guaranty the obligations under the New Credit Agreement.

The Incremental Term Loan was incurred on materially the same terms as the New Term Loan. The New Credit Agreement, as amended by the First Amendment, requires quarterly amortization payments of $575,000, commencing on September 30, 2021. The Incremental Term Loan, together with cash on hand, was used to finance the acquisition of Honey Birdette and to pay fees and expenses incurred in connection with the Incremental Term Loan and such acquisition.

Promissory Notes — Creative Artists Agency — Global Brands Group

In December 2016, we entered into a global consumer products licensing agency representation agreement with Creative Artists Agency — Global Brands Group LLP (“CAA-GBG”). Concurrently, we borrowed $13.0 million from CAA-GBG pursuant to the terms of a promissory note. The promissory note was noninterest bearing and was to be repaid in monthly installments in an amount equal to 11.00% of the monthly collections under the representation agreement beginning in 2017 and ending in 2021. In August 2018, we and CAA-GBG agreed to terminate the original promissory note and issue convertible promissory notes with the principal amounts equal to the outstanding amount of the original promissory note. A convertible promissory note was issued to CAA Brand Management, LLC (“CAA”) for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited (“GBG”) for $7.3 million. These notes were noninterest bearing and were convertible into shares of our Common Stock no later than October 31, 2020, which was extended to December 31, 2020. In December 2020, we repaid the outstanding principal balance of the GBG note at a 20% discount resulting in a gain on settlement of $1.5 million. In January 2021, the outstanding note with CAA was converted into 51,857 shares of Playboy’s common stock, which was exchanged for 290,563 shares of our Common Stock upon the closing of the Business Combination in February 2021.

Convertible Promissory Notes — United Talent Agency

In March and June 2018, we issued convertible promissory notes to UTA for an aggregate principal amount of $3.5 million. These notes were noninterest bearing and were convertible into shares of our Common Stock no later than October 31, 2020, which was extended to December 31, 2020. In January 2021, the settlement terms of the outstanding notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In February 2021, we repaid the outstanding principal balance of the notes at a 20% discount resulting in a gain on settlement of $0.7 million.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019

	(in thousands)
Net cash provided by (used in):
Operating activities	$(21,618)	$(4,255)	$813	$5,088
Investing activities	(37,752)	(463)	(5,470)	(16,987)
Financing activities	301,469	(872)	(8,490)	6,061
Net decrease in cash and restricted cash and cash equivalents	$242,099	$(5,590)	$(13,147)	$(5,838)

Cash Flows from Operating Activities

Net cash used in operating activities was $21.6 million, including a net loss of $13.9 million for the six months ended June 30, 2021. Net loss was adjusted for non-cash charges of $5.1 million, primarily attributable to stock-based compensation expense of $3.9 million, loss on extinguishment of debt of $1.2 million and $1.8 million of depreciation and amortization expense, partially offset by deferred income taxes of $1.1 million. Other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital. Net cash outflows from changes in working capital of $12.8 million were primarily associated with an increase in contract assets, receivables and other assets and liabilities, and a decrease in accrued salaries, wages, and employee benefits, offset by an increase in accounts payable largely associated with infrastructure development costs incurred as part of our transition to a public company.

Net cash used in operating activities was $4.3 million, including a net loss of $6.0 million for the six months ended June 30, 2020. Net loss was adjusted for non-cash charges of $3.2 million, primarily attributable to stock-based compensation expense of $2.1 million and $1.2 million of depreciation and amortization expense. Other changes in assets and liabilities represent items that had a current period cash flow impact, such as changes in working capital. Net cash outflows from changes in working capital of $1.4 million were primarily associated with a decrease in deferred revenues, a decrease in accrued salaries, wages, and employee benefits and an increase in other liabilities and accrued expenses.

Net cash provided by operating activities was $0.8 million for the year ended December 31, 2020. This was primarily driven by a net loss of $5.3 million adjusted for non-cash charges of $7.6 million and net cash outflows from changes in operating assets and liabilities of $1.5 million. The non-cash charges primarily consisted of $3.0 million in stock-based compensation, $2.3 million of depreciation and amortization expense, a $2.6 million increase in deferred income taxes, and $0.9 million from the fair value remeasurement of the Yandy Phantom Stock Appreciation Rights liability, partially offset by a $1.5 million gain on settlement of the GBG convertible note. The net cash outflows from changes in operating assets and liabilities of $1.5 million were primarily due to a decrease in other liabilities and accrued expenses of $2.6 million, an increase in receivables of $0.4 million, an increase in contract assets of $0.3 million, an increase in accounts payable of $0.4 million, an increase of $0.7 million in trademarks and an increase in prepaid expenses and other assets of $1.2 million, partially offset by an increase in deferred revenue of $3.4 million.

Net cash provided by operating activities was $5.1 million for the year ended December 31, 2019. This was primarily driven by a net loss of $23.6 million adjusted for non-cash charges of $8.4 million and net cash inflows from changes in operating assets and liabilities of $20.3 million. The non-cash charges primarily consisted of $7.4 million in stock-based compensation, and $3.1 million of depreciation and amortization expense, partially offset by a gain on bargain purchase of $1.5 million, an increase of $0.4 million in programming costs, and a $0.4 million decrease in deferred income taxes. The net cash inflows from changes in operating assets and liabilities of $20.3 million were primarily due to an increase in deferred revenue of $22.3 million, an increase in other liabilities and accrued expenses of $2.5 million, a decrease in receivables of $2.2 million, a decrease in contract assets of $0.4 million, an increase of $0.6 million in trademarks, and an increase in accounts payable of $0.3 million, partially offset by an increase in prepaid expenses and other assets of $3.4 million and a decrease in payables to related party of $3.3 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $37.8 million for the six months ended June 30, 2021, which was primarily due to the acquisition of TLA and purchase of an aircraft.

Net cash used in investing activities was $0.5 million for the six months ended June 30, 2020, which was primarily due to miscellaneous purchases of property and equipment

Net cash used in investing activities was $5.5 million for the year ended December 31, 2020, which was primarily due to a $4.4 million prepayment for MCAC common stock and purchases of property and equipment of $0.9 million.

Net cash used in investing activities was $17.0 million for the year ended December 31, 2019, which was primarily due to the acquisition of Yandy for $12.8 million and purchases of property and equipment of $4.2 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $301.5 million for the six months ended June 30, 2021, which was primarily due to net proceeds from our June 2021 public offering, as well as issuance of long-term debt, net cash acquired from the Business Combination and PIPE Investment, partially offset by the repayment of borrowings and the payment of financing costs.

Net cash used in financing activities was $0.9 million for the six months ended June 30, 2020, which was primarily due to the repayment of borrowings.

Net cash used in financing activities was $8.5 million for the year ended December 31, 2020, which was primarily due to repayment of the GBG convertible note of $5.8 million, repayment of long-term debt of $2.3 million, and $0.3 million in payments for capitalized transaction costs related to the Business Combination.

Net cash provided by financing activities was $6.1 million for the year ended December 31, 2019, which was primarily due to net proceeds from the issuance of long-term debt of $11.7 million, partially offset by the repayment of $5.6 million of borrowings.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At December 31, 2020, our contractual obligations over the next several periods were as set forth below. There have been no material changes to our contractual obligations from December 31, 2020, other than the Refinancing, the issuance of the Aircraft Term Loan, and the lease commitments assumed in connection with our acquisition of TLA. Refer to Note 9, Debt, and Note 13, Commitments and Contingencies, within the notes to our unaudited condensed consolidated financial statements for the six months ended June 30, 2021 included elsewhere in this prospectus.

	Payments Due by Period
		Less than			More than
(in thousands)	Total	1 Year	1 – 3 Years	3 – 5 Years	5 Years
Operating lease obligations(1)	$25,417	$3,433	$7,015	$7,416	$7,553
2014 Term Loan, principal and interest(2)	195,612	17,100	178,512	—	—
Agency agreement settlement(3)	2,375	2,375	—	—	—
Total	$223,404	$22,908	$185,527	$7,416	$7,553
(1)	Represents operating lease liabilities for our corporate offices and Yandy warehouse.
(2)	Represents the principal and interest payments to be paid in connection with our 2014 Term Loan based on the stated interest rate of 8.25% as of December 31, 2020.
(3)	We elected not to renew its agency agreement with IMG Worldwide LLC in 2016 and agreed in November 2018 to $7.1 million as settlement for all remaining commission obligations, payable in quarterly installments through June 2021.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to its consolidated financial statements, we believe that the accounting policies below are most critical to understanding our financial condition and historical and future results of operations.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, which we adopted as of January 1, 2019 on a modified retrospective basis. We recognize revenue when we transfer promised goods or services in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. In applying the Topic 606 framework, We must apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, we do not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. Additionally, Topic 606 provides specific guidance for revenue contracts with licenses of intellectual property, (“IP”). We evaluate the nature of the license as to whether it provides a right to access or right to use the IP, which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.

Trademark Licensing

We license trademarks under multi-year arrangements to consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, we generally receive an annual non-refundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Earned royalties in excess of the minimum guarantee (“Excess Royalties”) are typically payable quarterly. We recognize revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned.

Consumer Products

We generate revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through our direct-to-consumer channels (e-commerce sites and brick-and-mortar retail stores). We recognize e-commerce revenue upon delivery of the purchased goods to the buyers as our performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. We recognize retail store revenue at a point in time when a store satisfies a performance obligation and transfers control of the product to the customer. Our revenues are recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.

A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by us or through the third-party seller’s fulfillment services. We recognize the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.

We charge shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, we account for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of playboyplus.com and playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. We receive fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

We license programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute our programming under the terms of affiliation agreements.

The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and (ii) licenses to our functional IP that are provided over the contract term that provides the operators the right to use its content library as it exists at a point in time. For both performance obligations, our IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly and recognized as revenue as earned. The amount of royalties due to us is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period. In these cases, we follow the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. We offer sales incentives through various programs, consisting primarily of co-op marketing. We record advertising with customers as a reduction to revenue unless we receive a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case we record it as a marketing expense.

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. We record a receivable when we have an unconditional right to consideration which will become due solely due to the passage of time. We record a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. We record a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection. For long-term non-cancellable contracts whereby we have begun satisfying the performance obligation, we will record contract assets for the unbilled consideration which is contingent upon our future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.

Unredeemed Site Credits

Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer, or when the likelihood of the site credit being redeemed by the customer is remote (breakage). As of December 31, 2020, breakage is recognized for site credits that are aged at least two years.

Sales Taxes

Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in our consolidated income statement.

Practical Expedients

Payment terms and conditions vary by contract type; however, our terms generally include a requirement of payment within 30 days if not paid in advance. We elected the practical expedient to not assess whether a significant financing component exists if the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, we have applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Business Combinations

We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Impairment of Long-Lived Assets

We perform annual impairment tests on goodwill and intangible assets with indefinite lives in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit or an intangible asset with an indefinite life below its carrying value. We may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, an impairment test is unnecessary. If an impairment test is necessary, we will estimate the fair value of our related reporting units. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is determined to be impaired and we will proceed with recording an impairment charge equal to the excess of the carrying value over the related fair value.

We perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived asset is impaired. If we determine it is more likely than not that the indefinite-lived intangible assets are not impaired, a quantitative test is not necessary. If a quantitative test is required, we will estimate the fair value of the indefinite-lived intangible assets. We will recognize an impairment charge based on the excess of the carrying value over the fair value of the indefinite-lived intangible asset.

We recorded no impairment charges on goodwill and our indefinite-lived intangible assets during the periods presented.

We conduct impairment testing on long-lived assets, or asset groups, including definite-lived tangible and intangible assets, when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to carrying value. We estimate fair value using a forecasted-discounted cash flow method based in part on its financial results and our expectation of future performance.

Inventory

Inventory consists of finished goods which are stated at the lower of cost or net realizable value using the specific identification method. Cost is determined on a first-in, first-out basis. A reserve for excess or slow-moving inventory is established based on historical trends. Differences between actual write-offs from our estimates have not been material.

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized ratably in earnings, generally over the period during which the recipient is required to provide service. We adjust compensation expense based on actual forfeitures, as necessary.

Our stock options vest ratably over the contractual vesting period and the fair value of the awards is estimated on the date of grant using a Black-Scholes option pricing model. Our restricted stock units vest ratably over the contractual vesting period and the fair value of the awards is estimated on the date of grant as the underlying value of the award. Awards with graded vesting features are recognized over the requisite service period for the entire award. The determination of the grant date fair value of stock awards issued is affected by a number of variables and subjective assumptions, including (i) the fair value of our Common Stock, (ii) the expected Common Stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, (v) the exercise price, and (vi) the expected dividend yield. Forfeitures are recognized when they occur.

Our phantom stock appreciation rights (“PSARs”) entitle the holder to receive cash determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Yandy’s Common Stock units over the base price on the final vesting date of the awards. As the PSARs are cash-settled awards, they are recorded as a liability at fair value and remeasured each reporting period until settlement at the end of their four-year vesting term. The fair value of the awards is estimated using a combination of a market approach based on guideline companies and an income approach based on discounted cash flows to determine the enterprise value of Yandy. The determination of the fair value of the PSARs issued is affected by a number of variables and subjective assumptions, including (i) the fair value of Yandy’s Common Stock units, (ii) the expected Common Stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, and (v) the base price of the award. As of the date of this prospectus, we have entered into agreements with the Yandy employees holding the remaining PSARs, pursuant to which all outstanding PSARs are to be forfeited in full and converted into restricted stock units.

Income Taxes

We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carryforward periods, and tax planning alternatives. We use a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups (the “JOBS Act”). The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. PLBY Group, Inc. will use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date PLBY Group, Inc. (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act.

Recent Accounting Pronouncements

See our consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and its assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks. Set forth below are the market risks applicable to our business as of the date of this prospectus.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021 and December 31, 2020, we had cash of $255.5 million and $13.4 million, respectively, and restricted cash and cash equivalents of $2.1 million and $2.1 million, respectively, primarily consisting of interest-bearing deposit accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and restricted cash and cash equivalents.

As of June 30, 2021 and December 31, 2020, we had outstanding debt obligations of $169.0 million and $159.1 million, respectively, which accrued interest at a rate of 6.25% and 8.25% as of June 30, 2021 and December 31, 2020, respectively. A hypothetical 10% change in the interest rate on our debt for all periods presented would not have a material impact on our consolidated financial statements

Credit Risk

At various times throughout the year, we maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. We have not experienced any losses in such accounts and do not believe that there is any credit risk to our cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold and/or licensed. We had a licensee that accounted for approximately 12% and 16% of our net revenues for the six months ended June 30, 2021 and 2020, respectively.

Foreign Currency Risk

There was no material foreign currency risk for the six months ended June 30, 2021 and 2020.

BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “we,” “us,” “our” and other similar terms refer to Playboy and its consolidated subsidiaries prior to the Business Combination and to PLBY Group, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a pleasure and leisure company. We provide consumers across all demographics and geographies with products, content and experiences that help them lead happier, healthier and more fulfilling lives. Our flagship consumer brand, Playboy, is one of the most recognizable brands in the world, driving billions of dollars annually in global consumer spending with products and content available in approximately 180 countries.

Our mission — to create a culture where all people can pursue pleasure — builds upon almost seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right.

Driven by our cause of “Pleasure for All,” our goal is to build the leading pleasure and leisure lifestyle platform for men and women around the world.

For the six months ended June 30, 2021 and 2020, our consolidated revenue was $92.5 million and $66.3 million, respectively, and consolidated net loss was $13.9 million and $6.0 million, respectively. For the fiscal years ended December 31, 2020 and 2019, our historical consolidated revenue was $147.7 million and $78.1 million, respectively, historical consolidated net loss was $5.3 million and $23.6 million, respectively.

Our Products

Our products and content connect consumers to a lifestyle of pleasure and leisure. Our offerings help consumers around the world look good, feel good, and enjoy their lives.

Our four target consumer categories reflect the market segments where our over 67 years of building consumer trust give us a unique position to lead:

●	Sexual Wellness is a category that encompasses products, content and experiences that enable a state of physical, emotional, mental, and social sexual health and fulfillment. Offerings include products that enhance sexual experience, such as condoms, lubricants, libido enhancers, bedroom accessories and sex toys, and lingerie, as well as offerings that improve sexual health. Playboy’s offerings today — including intimates and lingerie, condoms, lubricants, intimacy kits, CBD-based arousal offerings and adult content — comprise the Company’s largest driver of revenue.
●	Style and Apparel includes a variety of apparel and accessories products for men and women globally, including one of the leading men’s apparel brands in China, and collaborations with fashion and streetwear brands such as Missguided, Pac Sun, and Supreme available to consumers in the US and UK. Playboy’s style and apparel offerings build on seven decades of standing for free expression and today represent the second-largest consumer category in Playboy’s business.
●	Gaming and Lifestyle is a category that encompasses all the ways Playboy stands for sophisticated, fun and leisure-filled living. Playboy’s gaming offerings today include digital casino and social games in partnership with such industry leaders as Scientific Games and Microgaming, a casino in London in partnership with Caesar’s Entertainment, and other home and hospitality offerings.
●	Beauty and Grooming builds on Playboy’s long role serving as a platform for beauty and the brand’s commercial success in the fragrance category. Today, we approach this category through the lens of confidence, providing our consumers with products and content that inspire body positivity and creative expression. With strong adjacency to Sexual Wellness, Beauty and Grooming offerings include men and women’s skincare, haircare, bath and body, grooming, cosmetics, and fragrance.

Each of these categories comprise very large and growing markets, providing Playboy with significant opportunities for growth from the increased sales of our current products, as well as through the introduction of new products within these categories.

Our Business Segments

We generate revenue through the sales of our products to consumers around the world. We employ multiple business models, including brand licensing, direct-to-consumer and third-party retail sales, and digital subscriptions, to maximize the value of our assets and to ensure long-term revenue and profitability growth. We report on our business operations in three segments:

●	Licensing, including licensing our brand to third parties for products, services, venues and events;
●	Direct-to-Consumer, including sales of third-party products through our owned-and-operated ecommerce platforms; and sales of our proprietary products through our platforms and/or third-party retailers; and
●	Digital Subscriptions and Content, including the sale of subscriptions to Playboy programming and trademark licensing for online gaming products.

Licensing

We license the Playboy name, Rabbit Head Design, and other trademarks and related properties to partners around the world. Our licensing agreements permit licensees the right to use certain Playboy trademarks for certain categories of products in certain territories for a fee, which is typically a royalty calculated as a percentage of net revenue from wholesale and/or retail sales of such products, subject to an annual, bi-annual or quarterly minimum royalty payment. Our top five license agreements based on annual revenue range from one to ten years in length and generated approximately $47 million of our overall revenue for the year ended December 31, 2020. As of December 31, 2020, our licensing contracts included royalty guarantees of approximately $379 million through 2029, assuming no renewals of such contracts.

Our partner CAA-GBG LLP, an agency with significant global reach and infrastructure, acts as our exclusive licensing agent for the Playboy brand trademarks and intellectual property for consumer products in a broad range of categories in most of the world.

During the six months ended June 30, 2021, our Licensing segment contributed $30.3 million in revenue and $21.6 million in operating income. During the fiscal year ended December 31, 2020, our Licensing segment contributed $61.1 million in revenue and $44.5 million in operating income.

Direct-to-Consumer

Our owned digital commerce and retail platforms include Yandy.com, Playboy.com, PleasureForAll.com and LoversStores.com (as of March 1, 2021). Our robust warehouse and fulfillment center manage the inventory and shipping for all of our owned retail and digital commerce channels providing a strong base from which to continue the expansion of our direct-to-consumer sales platform model. In addition to our owned channels, we have actively expanded the third-party sales of our proprietary products across major retailers in Western markets.

During the six months ended June 30, 2021, our Direct-to-Consumer segment contributed $50.1 million in revenue and $1.1 million of operating loss. During the year ended December 31, 2020, our Direct-to-Consumer segment contributed $64.1 million in revenue and $0.8 million of operating loss.

Digital Subscriptions and Content

Our Digital Subscriptions and Content today comprise adult content offerings and licensed gaming products.

Playboy-branded digital content offerings reach more than 135,000 subscribers across Playboy-managed digital subscription offerings, including PlayboyPlus.com and Playboy.tv. The Playboy Channel is offered through leading MSOs (multiple-system operators) around the globe, including AT&T, Cablevision, Charter, Comcast, Cox, DirecTV, Dish, Time Warner and Verizon. Pursuant to its agreements with the MSOs, Playboy programs the Playboy Channel and typically receives a royalty based on the numbers of subscribers to the Channel.

Our digital gaming offerings include real-money and social gaming offerings with leading digital gaming companies Scientific Games and Microgaming.

During the six months ended June 30, 2021, our Digital Subscriptions and Content segment contributed $10.9 million in revenue and operating income of $5.5 million. During the year ended December 31, 2020, our Digital Subscriptions and Content segment contributed $20.9 million in revenue and operating income of $9.5 million.

Our Strategy

We are building the leading pleasure and leisure lifestyle platform for men and women around the world. Our commercial strategy is to create high consumer lifetime value while maintaining low consumer acquisition costs. We do this by building direct relationships with our customers through our owned-and-operated digital commerce and digital subscription offerings and by utilizing our significant organic reach for marketing efficiency. We sell our products through third-party digital and physical retail partners to expand our points of sale and gather additional consumer insights to drive product innovation and inform go-to-market plans, and we license our trademarks and intellectual property in specific categories and geographies that have particular regulatory requirements, or where speed-to-market can be accelerated through a best-in-class partnership, to gain high-margin revenue and consumer insights we can reinvest in our owned-and-operated operations. Over the past several years, we have exited licensing contracts that were not strategically aligned with the brand’s interests to open up categories for owned-and-operated development and to enter into partnerships more closely aligned with our brand and consumer categories of focus.

Our immediate focus for owned and operated operations is in the Sexual Wellness category in Western markets, where we can aggregate what today is a highly fragmented market through in-house product development and acquisitions and move quickly to gain consumer mindshare and build a leading digital and physical retail presence. We will approach Beauty and Grooming as a natural extension of the Sexual Wellness category to integrate further into consumers’ daily habits. In 2018, we entered into a licensing agreement with a market leader in the Beauty and Grooming category, which we hope will turn into a long-term relationship, and which we believe will help develop strong consumer affinity for Playboy-branded offerings in the space. With the integration of the e-commerce platform that we acquired in December 2019, Sexual Wellness products represent the fastest-growing and the second-largest category contributor of our business today. We will utilize our trademarks wherever most effective to brand and/or market products, and we also intend to use our brand expertise to develop and acquire additional brands for these categories to further expand our consumer and distribution reach.

Significant consumer engagement and spending with Playboy-branded gaming properties around the world, including with leading partners such as Microgaming, Scientific Games, and Caesar’s Entertainment, steers our investment in digital gaming, sports betting and other digital offerings to further support our commercial strategy to expand consumer spending with minimal marginal cost, and gain consumer insights to inform go-to-market plans across categories.

Licensing our trademarks and intellectual property for the apparel and accessories category, which today represents our second-largest single revenue contributor, will continue to serve as a powerful cash foundation and consumer insights engine.

In Western markets, our collaborations with high-end and streetwear lines, such as Missguided, PacSun, Supreme and others, have played a significant role bolstering the brand’s appeal with “Millennial” and “GenZ” consumers and has positioned the business for strong future performance in the European and U.S. markets across our four focus consumer categories.

In China, where Playboy has spent more than 25 years building its business, our licensees have an enormous footprint of approximately 1,700 brick-and-mortar stores and 1,300 digital commerce platforms selling high quality, Playboy-branded men’s casual wear, shoes/footwear, sleepwear, swimwear, formal suits, leather & non- leather goods, sweaters, active wear, and accessories. We have achieved significant growth in licensing revenues in China over the past several years in partnership with strong licensees and high-quality manufacturers, and we are planning for increased growth through updates to our men’s fashion lines and expansion into adjacent categories in men’s skincare and grooming, sexual wellness, and women’s fashion, a category where recent launches have been well received.

In India, Playboy has a presence through select apparel licensees and hospitality establishments. Consumer research suggests significant growth opportunities in the territory with Playboy’s brand and categories of focus.

We also expect that our unified consumer data platform, which is currently in development, as well as continued investment in data science, will underpin all of our activities by enabling efficient marketing and cross-channel strategies, personalized digital experiences and product recommendations, and predictive tools to drive product development.

Lastly, building on our successful acquisition of Yandy in December 2019, TLA Acquisition Corp., the parent company of Lovers (described below), in March 2021 and Honey Birdette in August 2021, we will continue to identify and assess potentially advantageous merger, acquisition and investment opportunities. Utilizing the flexibility of our operating cash flow, and management expertise, we expect to pursue additional complementary acquisition or other strategic opportunities to complement and accelerate our organic growth.

Our Competition

We operate in the consumer goods space across a variety of different industries and face competition from broad direct-to-consumer platforms such as Amazon, as well as brands and retailers that are more targeted to particular markets. In the men’s apparel space in China, we compete with other leading men’s apparel brands such as Uniqlo, Semir, Levi’s, Nautica and Lacoste on the breadth and quality of our products, and in the United States and United Kingdom, our apparel collaborations compete with other streetwear offerings. In the sexual wellness industry, we compete with brands such as Hims, Ro Health, and Foria, lingerie ecommerce businesses such as AdoreMe, and other suppliers of products in this fragmented and rapidly growing space. Our online direct-to-consumer apparel business competes with Amazon as well as retailers more focused on lingerie, costumes and accessories, and streetwear. Our subscription offerings today compete with providers of paid and free adult content, and our digital games compete with other real-money and social casino-style games available in the iOS and Android app stores.

Our History

Playboy was founded in 1953 as a men’s lifestyle magazine. Over the following decades, Playboy has grown into a leader and pioneer in the entertainment, hospitality, and licensing businesses.

From 1973 to 2011, our stock was publicly traded on the New York Stock Exchange. Playboy’s current corporate entity, Playboy Enterprises, Inc., was incorporated in the State of Delaware in April 1998. On March 4, 2011, Icon Merger Sub, Inc., a wholly owned subsidiary of Icon Acquisition Holdings, L.P. (“Icon”), an affiliate of Rizvi Traverse Management, LLC, successfully completed its offer to purchase all of the issued and outstanding shares of Playboy and took us private. Concurrently with the transaction, we entered into a $185.0 million term loan facility and used the proceeds from this new debt to pay down the full principal amount of $115.0 million on convertible notes the Company had issued and sold in March 2005. That debt facility was replaced by the Credit Agreement, which was subsequently replaced by the Refinancing.

The Company’s ownership structure was reorganized effective August 14, 2018. As part of the restructuring, Icon was dissolved and liquidated its equity interest in the Company to its members, consisting of RT-ICON and the Hugh M. Hefner 1991 Trust (the “Trust”), resulting in RT-ICON holding 3,034,192 shares of Common Stock in the Company and the Trust holding 1,868,910 shares of Common Stock. The Trust then sold to the Company, and the Company redeemed, all of our Common Stock in the Company held by the Trust for a total of $35 million. In 2018, the Company borrowed additional amounts under its credit facility, including $35 million of which was used to facilitate the purchase of the Trust’s Common Stock, and following the restructuring, at the end of 2018, the Company had $154.9 million outstanding under its loan facility.

Over the past several years, we have undertaken a process of transforming and streamlining our business model to transition Playboy’s primary business from a print and digital media entity, generating advertising and sponsorship revenues, to primarily a commerce business marketing consumer products. As part of that transformation, revenue generation has shifted away from being driven largely through third parties and toward direct-to-consumer sales.

These transformational changes include: reorganizing and streamlining our Playboy TV operation by reducing headcount, content costs and marketing spend, and renegotiating certain agreements with service providers; reorganizing and streamlining our digital subscription business by reducing headcount and content spend, and outsourcing certain functions that can be more efficiently performed by third parties; eliminating our advertising sales force; and consolidating our marketing, website development and creative services into a single group within our commerce-focused division, allowing us to reduce headcount and capture scale economies. We also ceased publication of our legacy Playboy magazine after the Spring 2020 issue, allowing us to reduce staff and eliminate costs associated with the print publication, such as printing, shipping, newsstand distribution and customer list management, and concurrently shifted our Playboy.com website from a content and media centric site to a largely e-commerce site in support of our direct-to-consumer business.

With these changes, we are able to better focus our workforce, capital and other resources on the products, consumer categories and revenue models that we believe best position us for growth and success in the future.

In December 2019, Playboy acquired the assets of Yandy.com, a leading online retailer of lingerie, dresses, costumes and accessories, as part of the expansion of our proprietary sales platform. In March 2021, we acquired TLA Acquisition Corp., the parent company of the Lovers family of stores (“Lovers”), a leading omni-channel online and brick-and-mortar sexual wellness chain, with 41 stores in five states. In August 2021, we acquired Honey Birdette.

Our Team’s Values

Our team developed a set of fundamental values that guide our thinking and actions both inside the company and as we pursue our mission through our interaction with our consumers and our partners around the world. We created these values with the goal of holding ourselves accountable, of preserving what is special, and to inspire and guide ourselves moving forward as we grow and take on new challenges. We believe staying true to these values will drive the long-term value we create in consumers’ lives.

Do You (But Do No Harm)

We’re authentic to who we are. We say what we mean, and we mean what we say. We create a safe and encouraging environment for others to do the same, bringing their authentic selves forward. We welcome and value varying perspectives and opinions, and we assume best intentions. We celebrate and bring out the best in each other. We pay attention to others discomfort. We respect boundaries. And we fiercely believe that our diversity positions us for greater success and impact in the world.

Embrace the Next Challenge

We have a growth mindset. We don’t let ourselves get too comfortable. We are constantly questioning our existing knowledge and recognize that our blind spots may be bigger than we think. We actively seek out opportunities to learn. We come from a place of curiosity. The next challenge may be in a place we’ve never thought to look, and we leverage a vast diversity of perspectives to find it. We know we can always do better, and good enough is not enough. We believe in questioning taboos. We are bold and thoughtful in challenging the status quo and finding fault in the default, even when it seems we are alone. We are okay with uncertainty, and we aim to adapt quickly and be resourceful in an ever-changing environment.

Debate, Then Commit

We take the time to make sure we are informed. We provide a platform and make space for the different voices in the room, ask thoughtful questions, and consider all angles before coming to a conclusion. We question everything. We engage in self-reflection, and we recognize and share openly when we are wrong. We are solutions oriented. We take an active approach to solving problems and coming to decisions rather than fixating on them. We passionately discuss ideas but respect when a decision is reached and abide by the process to execute it. We communicate decisions thoroughly and thoughtfully.

Be a Leader

We develop and exercise inclusive leadership. So, everyone knows they belong, and equitable treatment is our standard. We recognize that trust, respect, and responsibility go hand-in-hand and must be heard.

With that, it is up to each of us to earn that responsibility every day. We listen first, ask questions, speak up and are accountable for our work (and our mistakes). We help others feel confident and comfortable doing the same. We take initiative. We don’t wait for things to happen to us or wait to be told. We are willing to wear many hats and roll our sleeves up when others need help, even if it means working outside our job description. We lead by example.

Stay Playful

We are a fun team and though we often deal with heavy subject matter, we recognize the importance of a playful spirit and a positive outlook. We realize that we are a work in progress, and that we won’t always get it right the first time. We pride ourselves in being able to pick ourselves up, be positive about our mistakes (while learning from them) and move forward. We celebrate creativity and the importance of trying new things out. We know how to have a good time and we understand boundaries. We celebrate each other. We value our time both in and out of work.

Government Regulation

In connection with the products we provide, we must comply with various laws and regulations from federal, state, local and foreign regulatory agencies. We believe that we are in material compliance with regulatory requirements applicable to our business. These regulatory requirements include, without limitation:

●	federal, state, local and foreign laws and regulations involving minimum wage, health care, overtime, sick leave, lunch and rest breaks and other similar wage, benefits and hour requirements and other similar laws;
●	Title VII of the Civil Rights Act and the Americans with Disabilities Act and regulations of the U.S. Department of Labor, the Occupational Safety & Health Administration, the U.S. Equal Employment Opportunity Commission and the equivalent state agencies and other similar laws;
●	alcohol beverage marketing regulations, custom and import matters with respect to products imported to and exported from the United States;
●	the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and other similar anti-bribery and anti-kickback laws and regulations that generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business; and federal, state and foreign anticorruption, data protection, privacy, consumer protection, content regulation and other laws and regulations, including without limitation, GDPR and the CCPA.

Employees

As of June 30, 2021, we had 325 full-time and full-time equivalent employees, which included Yandy’s 90 and Lover’s 117 full-time and full-time equivalent employees. None of the employees are represented by a labor union, and we consider our employee relations to be good.

Intellectual Property

Our intellectual property holdings are primarily comprised of trademarks copyrights, without limitation, the “Playboy” name, the “RABBIT HEAD DESIGN,” logo, the “Yandy” name and the “Lovers” name.

We currently have active trademark registrations in more than 150 countries for our key trademarks, including variations of the PLAYBOY and the RABBIT HEAD DESIGN logo, which are typically the core intellectual property we license pursuant to our licensing agreements and use on our branded consumer products. Trademark registrations typically allow us to exclusively use or permit licensed use of the marks in the product categories in which they are registered. These registrations are typically valid for 10 years from the original date of registration or the date of renewal. When these registrations become due for renewal, we typically renew them unless the registrations have become redundant due to overlapping coverage from other existing registered marks or they cover marks or categories that we no longer actively use or have plans to use in the future. Most jurisdictions allow for an unlimited number of renewals provided that the criteria to apply for renewal are met in the applicable jurisdiction.

Properties

Our corporate headquarters is located in Los Angeles, California, where we lease and occupy approximately 40,000 square feet of office space.

We also lease and occupy approximately 52,000 square feet of combined office and warehouse space in Phoenix, Arizona, housing our inventory management and fulfillment operations.

Pursuant to our acquisition of Lovers in March 2021, we also acquired over 28,000 square feet of leased office and warehouse space in Auburn, Washington and 41 retail locations in five states, ranging in size between 1,472 and 15,000 square feet per location.

We believe our properties are suitable for the purposes for which they are being used and fit its needs.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. Except for the proceedings below, we are not currently a party to any other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

Indian Harbor Case

On October 15, 2018, Playboy filed a lawsuit in Los Angeles Superior Court (the “Court”) against its insurer, Indian Harbor Insurance Company (“Indian Harbor”), captioned Playboy Enterprises, Inc. v. Indian Harbor Insurance Company, for breach of contract and breach of the covenant of good faith and fair dealing, and seeking declaratory relief, after Indian Harbor threatened to sue Playboy on an alleged theory of lack of coverage after Indian Harbor paid approximately $4.8 million towards the settlement of claims against Playboy made by Elliot Friedman. Among other things, we are seeking declaratory relief that the underlying claims asserted against Playboy are covered claims under Playboy’s insurance policies with Indian Harbor. On December 14, 2018, Indian Harbor filed its answer to the complaint and filed counterclaims against Playboy for declaratory relief that it has no obligation to provide coverage for the underlying claims and that it is entitled to recoup the amounts it paid in the settlement, with interest. Indian Harbor filed a motion for summary judgment, seeking, among other things, summary adjudication that (1) the insurance policy does not provide coverage because the underlying claim was allegedly first made before the policy period of the policy and (2) that Indian Harbor does not have to provide coverage because Playboy allegedly failed to provide timely notice of the claim. On September 9, 2020, the Court denied Indian Harbor’s motion, in part, ruling as a matter of law that Playboy had properly reported the underlying claim under the correct policy; but granted the motion as to Playboy’s breach of contract and bad faith claims because Indian Harbor ultimately funded the settlement. Based on the summary judgment ruling, the parties agreed to enter into a stipulated judgment in Playboy’s favor to advance the issues for appeal, with Indian Harbor intending to appeal the Court’s decision as to when the underlying claim was first made. The Court entered the parties’ stipulated judgment on July 26, 2021. We intend to continue to prosecute our claims in this matter and vigorously defend ourselves against Indian Harbor’s counterclaims on appeal.

Lathario Scott Case

On January 19, 2021, Lathario Scott filed a purported class action lawsuit against Playboy in Los Angeles Superior Court. Scott alleged that Playboy used software to track his and purported class members’ electronic communications on Playboy’s website (http://www.playboy.com/), including their mouse movements and clicks, information inputted into the site and content viewed on the site, and that such actions violated the Florida Security of Communications Act. Scott sought to certify a class of persons residing in the State of Florida who visited Playboy’s website and whose electronic communications were tracked without their consent. Plaintiff sought declaratory and injunctive relief, as well as compensatory, statutory and other damages. On March 18, 2021, the case was removed to the United States District Court for the Central District of California. On June 9, 2021, the plaintiff voluntarily dismissed his claim.

AVS Case

In March 2020, our subsidiary Playboy Enterprises International, Inc. (together with its subsidiaries, “PEII”) terminated its license agreement with a licensee, AVS Products, LLC (“AVS”), for AVS’s failure to make required payments to PEII under the agreement, following notice of breach and an opportunity to cure. On February 6, 2021, PEII received a letter from counsel to AVS alleging that the termination of the contract was improper, and that PEII failed to meet its contractual obligations, preventing AVS from fulfilling its obligations under the license agreement.

On February 25, 2021, PEII brought suit against AVS in Los Angeles Superior Court to prevent further unauthorized sales of PLAYBOY branded products and for disgorgement of unlawfully obtained funds. On March 1, 2021, PEII also brought a claim in arbitration against AVS for outstanding and unpaid license fees. PEII and AVS subsequently agreed that the claims PEII brought in arbitration would be alleged in the Los Angeles Superior Court case instead, and on April 23, 2021, the parties entered into and filed a stipulation to that effect with the court. On May 18, 2021, AVS filed a demurrer, asking for the court to remove an individual defendant and dismiss PEII’s request for a permanent injunction. On June 10, 2021, the court denied AVS’s demurrer. AVS filed an opposition to PEII’s motion for a preliminary injunction to enjoin AVS from continuing to sell or market PLAYBOY branded products on July 2, 2021, which the court denied on July 28, 2021.

On August 10, 2021, AVS filed a cross-complaint for breach of contract, breach of the implied covenant of good faith and fair dealing, quantum meruit and declaratory relief. As in its February 2021 letter, AVS alleges its license was wrongfully terminated and that PEII failed to approve AVS’ marketing efforts in a manner that was either timely or that was commensurate with industry practice. AVS is seeking to be excused from having to perform its obligations as a licensee, payment of the value for services rendered by AVS to PEII outside of the license, and damages to be proven at trial. We believe AVS’ claims and allegations are without merit, and we will defend this matter vigorously. The parties are currently engaged in discovery. The court has set a preliminary trial date of April 25, 2022.

MANAGEMENT

Executive Officers and Directors

The following table provide information regarding our executive officers and directors:

Name	Age	Position
Ben Kohn	48	Chief Executive Officer, President, and Director
Lance Barton	43	Chief Financial Officer
Chris Riley	53	General Counsel and Secretary
Suhail Rizvi	56	Chairman of the Board
Tracey Edmonds	54	Director
James Yaffe	60	Director

Ben Kohn has served as the Chief Executive Officer, President and a director of the Company since the Closing of the Business Combination in March 2021 and prior to that was the Chief Executive Officer, President and Chairman of Playboy since January 2018, was interim CEO from May 2016 to December 2017, and served on the Board of Directors of Playboy since March 2011. From 2004 to December 2018, Mr. Kohn served as a Managing Partner at the private equity firm Rizvi Traverse where he led the successful buyouts of major media and entertainment companies, including taking Playboy private in 2011. Prior to that, Mr. Kohn was a Vice President at Angelo, Gordon & Co., where he focused on private equity and special situations, from 1998 to 2003. Mr. Kohn started his career at Cowen & Company, where he was Analyst in the Mergers and Acquisitions group from 1996 to 1998. Mr. Kohn also serves on the Board of Directors for the performance rights organization, SESAC. He received his Bachelor of Science in Management BSM from Tulane University and his Master of Business Administration from Columbia University.

Lance Barton has served as the Company’s Chief Financial Officer since March 2021. From 2014 to 2021, Mr. Barton served as Senior Vice President of Corporate Development and Investor Relations for Match Group, Inc. (Nasdaq: MTCH), where he created and led both the M&A and IR functions and previously served as GM of Match Asia. Mr. Barton joined Match Group from IAC/InterActiveCorp (Nasdaq: IAC) where he served as Vice President of M&A. He completed over 30 transactions during his 13-year tenure at Match Group and IAC, including the acquisitions of Hyperconnect, Hinge, PlentyOfFish, Meetic, OkCupid, Eureka (Pairs) and DailyBurn. Prior to joining IAC, Mr. Barton was an investment banker at Citigroup Global Markets and a systems engineer at Cisco Systems. He holds a bachelor’s degree in finance from Wichita State University and an MBA from Columbia Business School.

Chris Riley has served as the Company’s General Counsel and Secretary since the Closing in March 2021, and prior to that was Playboy’s General Counsel and Secretary since January 2019. From August 2014 to January 2019, Mr. Riley was General Counsel and Secretary of Machinima, Inc., helping lead Machinima through its acquisition by Warner Bros. From June 2013 through August 2014, Mr. Riley was an equity partner in the corporate group at Bingham McCutchen LLP. Mr. Riley served as an outside legal consultant from March 2011 to June 2013 to several businesses, including Playdom, Disney Interactive and The Walt Disney Company. Mr. Riley held progressively senior in-house legal positions with Ticketmaster Entertainment, Inc. from March 2005 through March 2010, ultimately serving as its General Counsel, Senior Vice President and Secretary during Ticketmaster’s successful spin-off from IAC/InterActiveCorp and Ticketmaster’s merger with Live Nation, Inc. Prior to that, between 2002 and 2005, Mr. Riley was General Counsel and Vice President of Match.com and held various legal positions within other businesses controlled by IAC from 1999 to 2002. From 1997 to 1999, Mr. Riley was an associate in the corporate group at Gibson Dunn, and from 1995 to 1997, at Sidley Austin LLP. Mr. Riley holds a J.D. from Berkeley Law at the University of California, Berkeley, and a B.A. in philosophy from the University of Michigan.

Suhail Rizvi has served as a director of the Company since the Closing and prior to that was a director of Playboy since March 2011. Mr. Rizvi is co-founder and Chief Investment Officer of Rizvi Traverse Management, LLC (“Rizvi Traverse”), a private investment firm founded in 2004. Rizvi Traverse has invested over $3 billion in the last 15 years in a portfolio of private companies in the media & entertainment and technology sectors. The portfolio has included investments in International Creative Management (ICM), Summit Entertainment, Playboy, Facebook, Twitter, Square, SESAC, Flipboard, Snapchat, Vessel, SpaceX, Instacart, Planet Labs and RealD. Mr. Rizvi has served on the Board of Directors of Playboy since March 2011. Mr. Rizvi served on the Executive Board of The Wharton School of Business at the University of Pennsylvania from October 2006 to October 2019 and the Board of Directors of RealD, Inc. from March 2016 to October 2020. Mr. Rizvi earned his undergraduate degree at The Wharton School of Business at the University of Pennsylvania in 1988.

Ms. Tracey Edmonds has served as a director of the Company since the Closing. Ms. Edmonds has served as the Chief Executive Officer, President of Edmonds Entertainment since July 1996 through which she has produced groundbreaking and award-

winning projects for television, film, music, and digital media. In 2019, Ms. Edmonds also founded the lifestyle, health and wellness media brand, AlrightNow.com for which she currently serves as Editor. From 2014 to 2017, Ms. Edmonds served as the Co-Host of ExtraTV for which she received an Emmy Award, Gracie Award, and Genie Award as Host. Ms. Edmonds has also served as the Co-Chair for the Producers Guild of America’s (PGA’s) annual Produced By Conference for the past 6 years. Previously, she served on the Board of Governors for the Producers Guild of America (PGA), the Board of Trustees for the American Film Institute, and the Board of Trustees for The Recording Industry Association of America®. Ms. Edmonds is also a member of the Academy of Motion Picture Arts and Sciences. She is a graduate of Stanford University and holds an Honorary Doctorate in Business from Southern University.

Mr. James Yaffe has served as a director of the Company since the Closing. Mr. Yaffe is the founder and Chief Executive Officer of TA:DA Holdings, LLC (“TA:DA”), an operational holding company that buys and invests in vocational education and coaching businesses founded in April 2019. TA:DA’s current active growth equity investments include Freeletics and Karat. Prior to TA:DA, Mr. Yaffe was a co-founder and Chief Strategy Officer at J2 Global, Inc. (“J2 Global”), running Strategy, M&A and Business Development from November 2011 to January 2019, and is currently a Senior Advisor to J2 Global’s Chief Executive Officer. J2 Global is a leading Internet information and services company consisting of a portfolio of brands including IGN, Mashable, Humble Bundle, Speedtest, PCMag, RetailMeNot, Everyday Health and What to Expect. In January 2011, Mr. Yaffe co-founded FUEL:M+C (Media+Commerce), which provides growth equity to later stage companies in digital media, commerce and data verticals, including investments in Maker Studios (sold to The Walt Disney Company), Bureau of Trade (sold to eBay Inc.), Vox, Simply Gum and Morgenstern’s Ice Cream. From 2008 to January 2011, Mr. Yaffe served as a Managing Partner of Windsor Media, which makes investments in early-stage technology-enabled media companies including Vice, Square and Scopely. Mr. Yaffe is currently on the board of directors of Backstage, LLC, Welltok, Inc. and is active on the Advisory Board of The Ross School of Business at the University of Michigan. Mr. Yaffe holds a Bachelor of Arts degree in economics, marketing and communications from the University of Michigan.

Board Composition

The Company’s business affairs are managed under the direction of our Board. The Board consists of four members as of the date of this prospectus.

In connection with the Closing, each of MCAC’s officers and directors resigned from the Board. Each of Tracey Edmonds, Ben Kohn, Suhail Rizvi and James Yaffe were appointed to the Board in connection with the Business Combination. Suhail Rizvi was appointed Chairman of the Board.

The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The Company’s Board is divided into the following classes:

●	Class I, which consists of Mr. Ben Kohn and Mr. Suhail Rizvi, whose terms will expire at our next annual meeting of stockholders, and Class I directors will then be elected for terms lasting until our annual meeting of stockholders held in 2024;
●	Class II is currently vacant due to the resignation of a director in August 2021 (described further below), but a Class II director will be elected at our next annual meeting of stockholders for a term expiring in 2025; and
●	Class III, which consists of Ms. Tracey Edmonds and Mr. James Yaffe, whose terms will expire at the Company’s annual meeting of stockholders to be held in 2023.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in the Company’s control or management. The Company’s directors may be removed for cause by the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon; provided, however, that at any time when RT beneficially owns collectively, in the aggregate, less than 50% in voting owner of the stock of the Company entitled to vote generally in the election of directors, any such director or the entire Board may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon.

On August 9, 2021, Dr. Suying Liu notified the Board of his resignation from the Board effective immediately. Dr. Liu’s resignation from the Board was not due to any disagreement with the Company or any person affiliated with the Company on any matter relating to our operations, policies or practices. At the time of Dr. Liu’s resignation, he was a member of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board.

Family Relationships

There are no family relationships between any of the Company’s directors or any of its executive officers.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Tracey Edmonds and James Yaffe are each an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described below in the section entitled “Certain Relationships and Related Transactions”.

On August 9, 2021, we notified the Nasdaq of our temporary noncompliance with the continued listing requirements as set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2)(A) regarding the composition of the Board and its Audit Committee, respectively, because, as of Dr. Liu’s resignation, there was no longer a majority of independent directors on the Board and the Audit Committee was no longer comprised of three independent directors due to the lack of one independent director. We are relying on the cure periods set forth in Listing Rules 5605(b)(1)(A) and 5605(c)(4) of the Nasdaq Listing Rules with respect to the composition of our Board and Audit Committee, respectively. We are in the process of identifying a new director to appoint to the Board and its committees to fill the vacancies created by Dr. Liu’s resignation, and we anticipate appointing such replacement director within the applicable cure periods under the Nasdaq rules listed above.

Committees of the Board of Directors

Following the Closing, the standing committees of the Board consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

Ms. Edmonds and Mr. Yaffe serve on the Audit Committee of the Board, with Mr. Yaffe serving as the chairman of the Audit Committee. The Board determined that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board also determined that Mr. Yaffe qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.plbygroup.com. The information on our website is not part of this prospectus.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual report on Form 10-K;
●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
●	discussing with management major risk assessment and risk management policies;
●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	reviewing and approving all related-party transactions;
●	inquiring and discussing with management our compliance with applicable laws and regulations;
●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
●	appointing or replacing the independent auditor;
●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

Ms. Edmonds and Mr. Yaffe serve on the Compensation Committee of the Board, with Ms. Edmonds serving as the Chairwoman of the Compensation Committee. The Board determined that each of these individuals qualify as independent directors under the applicable Nasdaq listing standards. The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.plbygroup.com. The information on our website is not part of this prospectus. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving the compensation of all of our other executive officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Corporate Governance and Nominating Committee

Ms. Edmonds and Mr. Yaffe serve on the Corporate Governance and Nominating Committee of the Board, with Mr. Yaffe serving as the Chairman of the Corporate Governance and Nominating Committee. The Board determined that each of these individuals qualify as independent directors under the applicable Nasdaq listing standards. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.plbygroup.com. The information on our website is not part of this prospectus.

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us.

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and will oversee the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Code of Conduct and Ethics

The Company has adopted a code of business conduct and ethics (the “Code”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code contains general guidelines for conducting our business consistent with the highest standards of business ethics and compliance with applicable law and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Day-to-day compliance with the Code is overseen by the Company compliance officer appointed by our Board. The Company expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information on our website is not part of this prospectus.

Director Compensation

Following the completion of the Business Combination, we adopted a director compensation program, the PLBY Group, Inc. Non-Employee Director Compensation Policy, effective February 10, 2021, which consists of both cash and equity components.

Executive Compensation

Overview

We intend to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the Compensation Committee. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of stock-based awards.

Base Salary

The Compensation Committee will determine base salaries and manage the base salary review process, subject to the terms of any employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the executive officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock -based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Incentive Plan”), which has been approved by our stockholders. We also expect to make equity awards to certain key employees of the Company, including each of the named executive officers, the terms of which have not yet been determined.

Employment Agreements

Kohn Option Grant and Employment Agreement

On January 31, 2021, Playboy granted Ben Kohn an option to purchase 172,393 shares of Playboy Common Stock at an exercise price of $58.89 per share (the “Pre-Closing Option”), which has been assumed by MCAC in connection with the closing of the Business Combination and converted into an option to purchase 965,944 shares of Common Stock of the Company at an exercise price of $10.52 per share in accordance with the conversion mechanics for other outstanding options described in the Merger Agreement. The Pre-Closing Option will generally vest as follows, subject to Mr. Kohn’s continued employment or service as a director through the applicable vesting date: 1/3 on the first anniversary of the closing of the Business Combination and ratably in 24 monthly installments thereafter.

Playboy has entered into an employment agreement with Mr. Kohn in connection with his continued employment as Playboy’s Chief Executive Officer and President, which became effective upon, and has been assumed by the Company in connection with, the closing of the Merger (the “Kohn Employment Agreement”). The Kohn Employment Agreement provides for an annual base salary equal to $850,000 and that Mr. Kohn is eligible to earn an annual cash bonus (with a target amount equal to 100% of his base salary and maximum of 200% of his base salary).

The Kohn Employment Agreement provides that Mr. Kohn will be granted the following equity grants during his employment: (1) for the 2021 fiscal year, a Company equity award with a grant date fair value for financial accounting purposes equal to $2,000,000, comprised of 50% stock options and 50% restricted stock units; (2) beginning in 2022 and for each fiscal year thereafter, an annual Company equity award with a target grant date fair value for financial accounting purposes equal to $2,000,000, which may include performance-based grants; and (3) following the closing of the Merger, a special grant of performance-based restricted stock units (the “Initial PSUs”) that if earned will settle in a target percentage of approximately 2.5% of the fully diluted Common

Stock of the Company outstanding on the date of grant (including certain executive level equity awards granted at the time of and shortly after the Business Combination) and a special grant of time-based restricted stock units (the “Initial RSUs”) that if earned will settle in a target percentage equal to (x) 2.5% of the fully diluted Common Stock of the Company (determined in the same manner as the Initial PSUs), minus (y) the percentage of the fully diluted Common Stock of the Company (determined in the same manner) represented by the Pre-Closing Option. The Initial PSUs will vest upon the Company’s achievement of each of the following 30-day volume weighted average stock price milestones: $20, $30, $40 and $50, and the Initial RSUs will vest in three equal installments on each of the first three anniversaries of the closing of the Business Combination, in each case subject to Mr. Kohn’s continued employment or service as a director through the applicable vesting dates.

Mr. Kohn’s employment agreement provides that in addition to being eligible to participate in Playboy’s standard benefit plans, he will be provided with a company-paid life insurance policy with a death benefit equal to $25 million and a company-paid disability insurance policy with an annualized benefit of not less than $5 million.

If Mr. Kohn’s employment is terminated without cause or he resigns for good reason (as such terms are defined in Mr. Kohn’s employment agreement), he will be entitled to the following: (i) a severance payment equal to 1.5 times the sum of his then-current base salary and target annual bonus, payable over 18 months (or, if such termination occurs within 24 months following a change in control (as defined in the employment agreement), 2.5 times the sum of his then-current base salary and target annual bonus, payable over 30 months); (ii) a pro-rated bonus for the year of termination; (iii) Playboy’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; (iv) accelerated vesting of 100% of Mr. Kohn’s then-outstanding non-performance-based equity awards; and (v) continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full). In each case, the severance payments described above are subject to Mr. Kohn’s execution and non-revocation of a general release of claims against Playboy and its affiliates.

Mr. Kohn’s employment agreement also includes certain restrictive covenants, including a non-solicitation of employees covenant for a period of 12 months following termination of his employment and standard confidentiality and invention assignment provisions.

Riley Employment Agreement

On February 10, 2021, Playboy entered into an employment agreement with Mr. Riley in connection with his employment as the Company’s General Counsel and Secretary, which became effective upon, and was assumed by the MCAC in connection with, the Business Combination (the “Riley Employment Agreement”). The Riley Employment Agreement provides for an annual base salary equal to $400,000 and that Mr. Riley is eligible to earn an annual cash bonus (with a target amount equal to 80% of his base salary).

The Riley Employment Agreement provides that Mr. Riley will be granted the following equity grants during his employment: (1) beginning in 2022 and for each fiscal year thereafter, an annual equity award with a target grant date fair value for financial accounting purposes equal to $700,000, which may include performance-based grants, (2) a special grant of Initial PSUs that if earned will settle in a target percentage of approximately 0.45% of the fully diluted Common Stock of the Company outstanding on the date of grant (including certain executive level equity awards granted at the time of and shortly after the Business Combination) and (3) a special grant of Initial Options to purchase a target percentage of 0.18% of the fully diluted common shares outstanding on the date of grant (determined in the same manner as the Initial PSUs). If the fair market value of a share of Common Stock on the grant date is greater than the fair market value of a share of Common Stock on February 10, 2021, then a portion of the Initial Options will be converted into a number of time-based restricted stock units (the “Make-up RSUs”) equal to (x) the difference between the fair market value per share of our Common Stock on the grant date minus the fair market value per share of such stock on February 10, 2021, multiplied by (y) the number of Initial Options, divided by (z) the fair market value per share of our Common Stock on the grant date. The Initial PSUs will vest upon the Company’s achievement of each of the following 30 day volume weighted average stock price milestones: $20, $30, $40 and $50, the Initial Options will vest 1/3 on the first anniversary of February 10, 2021 and then monthly in 24 equal installments thereafter, and the Make-up RSUs, if any, will vest in three equal installments on each of the first three anniversaries of February 10, 2021, in each case subject to Mr. Riley’s continued employment or service as a director through the applicable vesting dates.

The Riley Employment Agreement provides that in addition to being eligible to participate in Playboy’s standard benefit plans, Mr. Riley will be provided with a company-paid life insurance policy with a death benefit equal to $10 million and a company-paid disability insurance policy with an annualized benefit of not less than $2.5 million.

If Mr. Riley’s employment is terminated without cause or he resigns for good reason (as such terms are defined in the Riley Employment Agreement), he will be entitled to the following: (i) a severance payment equal to the sum of his then-current base salary and target annual bonus, payable over 12 months (or, if such termination occurs within 24 months following a change in control (as defined in the Riley Employment Agreement), 1.25 times the sum of his then-current base salary and target annual bonus, payable over 15 months); (ii) a pro-rated bonus for the year of termination; (iii) Playboy’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; and (iv) accelerated vesting of 100% of Mr. Riley’s then-outstanding non-performance based annual equity awards (and, if such termination occurs within 12 months of February 10, 2021, 1/3 of the Initial Options — and, if applicable, 1/3 of the Make-up RSUs — will become immediately vested) and continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full and the Initial Options will become immediately vested and exercisable). In each case, the severance payments described above are subject to Mr. Riley’s execution and non-revocation of a general release of claims against the Company and its affiliates.

The Riley Employment Agreement also includes certain restrictive covenants, including a non-solicitation of employees covenant for a period of 12 months following termination of Mr. Riley’s employment and standard confidentiality and invention assignment provisions.

Barton Employment Agreement

In connection with Mr. Barton’s appointment as Chief Financial Officer, the Company entered into an employment agreement, dated February 11, 2021, with Mr. Barton (the “Barton Employment Agreement”).

The Barton Employment Agreement provides for an annual base salary equal to $500,000 and that Mr. Barton is eligible to earn an annual cash bonus (with a target amount equal to 60% of his base salary). In addition, Mr. Barton will receive a signing bonus of $250,000 (which is subject to recoupment by the Company on a pro rata basis in the event of certain terminations of employment prior to the first anniversary of his employment commencement date).

The Barton Employment Agreement provides that Mr. Barton will be granted the following equity grants during his employment: (1) beginning in 2022 and for each fiscal year thereafter, an annual equity award with a target grant date fair value for financial accounting purposes equal to $1,000,000, which may include performance-based grants, (2) the Initial PSUs that if earned will settle in a target percentage of approximately 1.25% of the fully diluted Common Stock of the Company outstanding on the date of grant (including certain executive level equity awards granted around the same time) and (3) the Initial Options to purchase a target percentage of 0.75% of the fully diluted Company common shares outstanding on the date of grant (determined in the same manner as the Initial PSUs). If the fair market value of a share of Company Common Stock on the grant date is greater than the fair market value of a share of Company Common Stock on Mr. Barton’s employment commencement date (or signing date if the employment commencement date occurs within 3 weeks of signing), then a portion of the Initial Options will be converted into a number of Make-up RSUs equal to (x) the difference between the fair market value per share of Company Common Stock on the grant date minus the fair market value per share of such stock on the employment commencement date (or signing date, as applicable), multiplied by (y) the number of Initial Options, divided by (z) the fair market value per share of Company Common Stock on the grant date. The Initial PSUs will vest upon the Company’s achievement of each of the following 30 day volume weighted average stock price milestones: $20, $30, $40 and $50, the Initial Options will vest 1/3 on the first anniversary of Mr. Barton’s employment commencement date and then monthly in 24 equal installments thereafter, and the Make-up RSUs, if any, will vest in three equal installments on each of the first three anniversaries of the employment commencement date, in each case subject to Mr. Barton’s continued employment or service as a director through the applicable vesting dates.

The Barton Employment Agreement provides that in addition to being eligible to participate in the Company’s standard benefit plans, Mr. Barton will be provided with a company-paid life insurance policy with a death benefit equal to $10 million and a company-paid disability insurance policy with an annualized benefit of not less than $2.5 million.

If Mr. Barton’s employment is terminated without cause or he resigns for good reason (as such terms are defined in the Barton Employment Agreement), he will be entitled to the following: (i) a severance payment equal to the sum of his then-current base salary and target annual bonus, payable over 12 months (or, if such termination occurs within 3 months prior to or 24 months following a change in control (as defined in the Barton Employment Agreement), 1.25 times the sum of his then-current base salary and target annual bonus, payable over 15 months (or in a lump sum if compliant with tax rules)); (ii) a pro-rated bonus for the year of termination; (iii) PLBY’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; and (iv) accelerated vesting of 100% of Mr. Barton’s then-outstanding non-performance based annual equity awards (and, if such termination occurs within 12 months of Mr. Barton’s employment commencement date, 1/3 of the Initial Options — and, if applicable, 1/3 of the Make-up RSUs — will become immediately vested) and continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 3 months prior to or 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full and the Initial Options will become immediately vested and exercisable). In each case, the severance payments described above are subject to Mr. Barton’s execution and non-revocation of a general release of claims against the Company and its affiliates.

The Barton Employment Agreement also includes certain restrictive covenants, including a non-solicitation of employees covenant for a period of 12 months following termination of Mr. Barton’s employment and standard confidentiality and invention assignment provisions.

Please see “Executive Compensation — Employment Arrangements” for a summary of the material terms of our named executive officers’ current employment arrangements with us.

Other Compensation

The Company continues to maintain various of the employee benefit plans currently sponsored by Playboy, including health and welfare insurance and a 401(k) plan, in which the executive officers are eligible to participate.

EXECUTIVE COMPENSATION

Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “we,” “us,” “our” and other similar terms refer to Playboy and its consolidated subsidiaries prior to the Business Combination and to PLBY Group, Inc. and its consolidated subsidiaries after giving effect to the Business Combination.

Executive Compensation

This section discusses the material components of the fiscal year 2020 executive compensation programs for Playboy’s named executive officers (identified below) and includes information for prior years as required by applicable disclosure rules. This discussion may contain forward-looking statements that are based on Playboy’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs adopted following the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Playboy has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as it is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Playboy’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer (such individuals, the “Named Executive Officers”).

During the year ended December 31, 2020, Playboy’s Named Executive Officers were:

●	Ben Kohn, Chief Executive Officer and President;
●	David Israel, Chief Financial Officer and Chief Operating Officer; and
●	Chris Riley, General Counsel and Secretary.

Summary Compensation Table

						Non-Equaity
						Incentive Plan	All Other
	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	Total ($)
Ben Kohn	2020	1,000,000	—	—	—	1,000,000	5,735	2,005,735
Chief Executive Officer & President	2019	1,000,720	—	3,739,512	1,613,770	1,425,829	9,800	7,789,631
David Israel	2020	497,692	—	—	—	250,000	9,975	757,667
Former Chief Financial Officer & Former Chief Operating Officer(4)	2019	480,720	—	747,690	336,723	292,589	9,800	1,867,522
Chris Riley	2020	347,115	—	—	—	175,000	9,744	531,859
General Counsel and Secretary	2019	313,165	—	—	252,728	202,297	9,800	777,990
(1)	The amounts in these columns reflect the aggregate grant date fair value of restricted stock unit (or RSU) awards and option awards, in each case calculated in accordance with FASB ASC Topic 718.
(2)	The cash bonus amounts payable to each Named Executive Officer for 2020 performance were paid in cash in the first quarter of 2021. The 2019 amount includes expense for the position of the 2019 bonus settled in RSUs.
(3)	The amount in this column represents Playboy’s matching contributions to the Named Executive Officer’s 401(k) plan account.
(4)	David Israel served as our Chief Financial Officer & Chief Operating Officer through February 28, 2021. Commencing March 1, 2021, David Israel assumed the role of President, Sexual Wellness Operations, and Lance Barton assumed the role of Chief Financial Officer. As of March 1, 2021, we did not have a Chief Operating Officer position.

Employment Arrangements

Ben Kohn

Playboy is party to an offer letter, dated January 1, 2018, with Mr. Kohn, which provides for an initial base salary of $1,000,000 per year and that he is eligible to participate in an annual bonus program with a target bonus of 100% of his earned base salary. The offer letter also provides that if Mr. Kohn’s employment with Playboy is terminated without Cause (as defined therein), he will be eligible to receive 12 months of severance pay based on the prior 12 months of total compensation, which amount will be payable in installments on normal payroll dates, provided he enters into, and does not revoke, a separation agreement and release of claims in a form to be approved by Playboy. In accordance with the terms of the Merger Agreement, we entered into a new employment agreement with Ben Kohn. See “Management — Employment Agreements — Kohn Option Grant and Employment Agreement.”

David Israel

Playboy is party to an offer letter, dated December 20, 2012, with Mr. Israel, which provides for an initial base salary of $480,000 per year and that he is eligible to participate in an annual bonus program with a target bonus of 60% of his earned base salary. The offer letter also provides that if Mr. Israel’s employment with Playboy is terminated without cause, he will be eligible to receive 12 months of his then current base salary, which amount will be payable in installments on normal payroll dates, provided he enters into a release of claims in a form to be approved by Playboy.

Chris Riley

Playboy is party to an offer letter, dated January 7, 2019, with Mr. Riley, which provides for an initial base salary of $325,000 per year and that he is eligible to participate in an annual bonus program. The offer letter also provides that if Mr. Riley’s employment with Playboy is terminated without cause, he will be eligible to receive 6 months of his then current base salary, provided he enters into a general release of claims that is mutually agreeable to Mr. Riley and Playboy. In connection with the closing of the Business Combination, we entered into a new employment agreement with Chris Riley. See “Management — Employment Agreements — Riley Employment Agreement.”

Annual Bonuses

Annual bonuses are paid to incentivize certain employees, including the Named Executive Officers, to achieve annual financial and operating performance metrics, which in 2020 were based on an Adjusted EBITDA (defined as earnings before interest, taxes, depreciation and amortization a proposed) target, and are paid at the discretion of the board of directors. For 2020, based on actual performance results, the board of directors set an aggregate bonus pool for all employees based on an Adjusted EBITDA target. The amount of bonuses for 2020 paid in March 2021 to each of the Named Executive Officers in cash is set forth in the Summary Compensation Table above. In recognition of the Named Executive Officers’ efforts in connection with the Merger, the Playboy Board of Directors also approved in February 2021 the payment of transaction bonuses to them in the following amounts: Mr. Kohn — $1,850,000; Mr. Israel — $350,000; and Mr. Riley — $500,000.

Equity-Based Compensation

2021 Equity and Incentive Compensation Plan.

On February 9, 2021, the stockholders of MCAC approved the 2021 Incentive Plan, which became effective upon the Closing. The 2021 Incentive Plan will govern equity-based awards to be granted by the Company following the consummation of the Merger. After the effective date of the 2021 Incentive Plan, no further awards will be granted under the 2018 Equity Incentive Plan (described below).

2018 Equity Incentive Plan.

Playboy’s board of directors originally adopted, and Playboy’s stockholders approved, the Playboy Enterprises, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) on June 5, 2018. In connection with the Merger, Playboy adopted the 2021 Incentive Plan and will not grant any additional awards under the 2018 Plan thereafter, but the 2018 Plan will remain outstanding and continue to govern outstanding awards granted thereunder. The material terms of the 2018 Plan are described below.

Purpose; Eligibility.

The purpose of the 2018 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Playboy, by offering them an opportunity to participate in Playboy’s future performance through the grant of awards under the 2018 Plan.

Employees and consultants of Playboy or any of its subsidiaries, parents, or affiliates, and members of Playboy’s board of directors, may participate in the 2018 Plan.

Shares Available for Grant and Issuance Under the 2018 Plan; Other Limitations.

Subject to certain adjustments or substitutions (described further below), the aggregate number of shares of Playboy Common Stock that were reserved and available for grant and issuance pursuant to the 2018 Plan is 1,122,169 (the “Share Reserve”). Shares that are issued in connection with grants made in substitution of another company’s award, whether in connection with an acquisition or otherwise, do not reduce the Share Reserve. Shares granted under the 2018 Plan (i) that are subject to issuance upon exercise of an option or stock appreciation right, but which cease to be subject to such award for any reason other than such exercise; (ii) that are forfeited back to or repurchased by Playboy at the original issue price; (iii) that terminate without having been issued; (iv) that are surrendered under the 2018 Plan’s award exchange program (as further described in the 2018 Plan); or (v) that are reacquired by Playboy in satisfaction of tax withholding obligations or as consideration for the exercise price of an award, return to the Share Reserve for future grant. Additionally, to the extent an award is paid out in cash rather than shares of Common Stock, such cash payment will not reduce the Share Reserve. The maximum number of Playboy shares that may be issued as incentive stock options is 1,122,169, or the amount of the Share Reserve. The 2018 Plan also provides that, in any calendar year, the aggregate grant date value of shares subject to awards granted to non-employee directors is limited to (a) $600,000, for the director’s first year of service, and (b) $300,000, for all other years of service.

Administration.

The Compensation Committee of Playboy’s board of directors, or the board of directors acting as the Compensation Committee, administers the 2018 Plan. Playboy’s Compensation Committee implements and carries out the 2018 Plan, except that Playboy’s board of directors establishes the terms of awards granted to directors who are not employees of Playboy. Additionally, except as otherwise provided, Playboy’s Compensation Committee has the authority, among other things, to select persons to receive awards, determine the forms and terms and conditions of awards granted under the 2018 Plan, and construe and interpret the 2018 Plan and award agreements thereunder. Playboy’s Compensation Committee also has the authority delegate certain of its powers to one or more executive officers as permitted by applicable law.

Types of Awards Under the Plan.

Playboy may grant the following types of awards under the 2018 Plan: (i) stock options, in the form of incentive stock options (as defined in Section 422 of the IRC or nonstatutory stock options; (ii) restricted stock awards; (iii) stock bonus awards; (iv) stock appreciation rights; (v) restricted stock units; or (vi) performance awards, awarded in the form of cash or stock.

Each grant of an award under the 2018 Plan generally will be evidenced by an award agreement or agreements, which will contain such terms and provisions as Playboy’s Compensation Committee may determine, consistent with the 2018 Plan. Historically, Playboy has only granted stock options and restricted stock units under the 2018 Plan. As such, a brief description of each type of award is set forth below.

Stock Options.

Stock options granted under the 2018 Plan may be either incentive stock options (for employees only) or non-qualified stock options. Except with respect to incentive stock options granted to Ten Percent Stockholders (defined below), the following provisions apply to those granted options under the 2018 Plan: (i) no stock option is exercisable after ten years from the date of its grant, and (ii) the exercise price of the option must not be less than the fair market value of the shares subject to the option as of the date of grant.

Under the 2018 Plan, a person who owns, directly or by attribution, more than 10% of the total combined voting power of all classes of stock of Playboy or of its parent or subsidiary, or a “Ten Percent Stockholder,” is subject to certain restrictions with regards to incentive stock options. A Ten Percent Stockholder will not be granted an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the shares subject to the option on the date of grant and the option is not exercisable after the five-year anniversary of the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year (under all plans of Playboy or of its parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options.

If a participant’s Service (as such term is defined within the 2018 Plan) terminates for any reason other than for Cause (as such term is defined with the 2018 Plan), that participant may exercise the vested portion of his or her option for the three months (or such other shorter period as Playboy’s Compensation Committee may determine, not less than 30 days) after the date of such termination. If a participant’s Service terminates due to death, vested options generally will remain exercisable for 18 months from the date of termination (or such other shorter period as Playboy’s Compensation Committee may determine, not less than six months). If a participant’s Service terminates due to disability, vested options generally will remain exercisable for 12 months from the date of termination (or such other shorter period as Playboy’s Compensation Committee may determine, not less than six months). If a participant’s Service terminates for Cause, the participant’s options will expire on the date of such termination, or at such other time and on such conditions as Playboy’s Compensation Committee may determine. In no event will an option remain exercisable beyond its original term.

Playboy’s Compensation Committee has the authority to specify a minimum number of shares of Playboy’s Common Stock that may be purchased upon exercise of a stock option; provided that such minimum may not be more than the number of shares then exercisable.

Restricted Stock Units.

The 2018 Plan provides for the grant of restricted stock units, which cover a number of shares of Common Stock and may be settled in cash, shares or a combination of both after the date(s) set forth in the award agreement. No restricted stock unit may have a term longer than 10 years. Playboy’s Compensation Committee may determine that participants can defer payment under a restricted stock unit award, subject to compliance with certain tax requirements.

Non-Transferability of Awards.

Unless Playboy’s Compensation Committee determines otherwise, no award may be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Playboy’s Compensation Committee may institute a program through which participants may transfer outstanding awards to a financial institution or other person or entity approved by the Compensation Committee. In instituting such program, Playboy’s Compensation Committee will have the authority to amend the terms of any award participating.

Repurchase Right.

At the discretion of Playboy’s Compensation Committee, Playboy may reserve to itself or its assignees a right to repurchase a portion of any or all unvested shares held by a participant following the participant’s termination of Service, within a specified period following the participant’s termination of Service or the date the participant purchases the shares of Common Stock. Playboy’s repurchase right may be at the participant’s purchase price or exercise price.

Repricing, Exchange and Buyout of Awards.

Without prior stockholder approval, Playboy’s Compensation Committee may: (i) reprice stock options and stock appreciation rights (and if the repricing is a reduction to the exercise price, the consent of participants is not required if written notice is provided to them), and (ii) with the consent of the respective participants (except with respect to stock options where such action does not impair the participant’s rights), pay cash or issue new awards in exchange for the surrender and cancelation of any or all outstanding awards.

Adjustments.

If the number of outstanding shares of Common Stock of Playboy is changed by dividends or distributions, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of Playboy, without consideration, then: (i) the class and maximum number of shares subject to the 2018 Plan as the Share Reserve; (ii) the exercise price and the class and number of shares subject to outstanding options and stock appreciation rights; (iii) the class and number of shares subject to other outstanding awards; (iv) the class and maximum number of shares that may be issued as incentive stock options; (v) the class and maximum number of shares that may be issued to an individual or any new employee in any one calendar year; and (vi) the class and number of shares that may be granted as awards to non-employee directors, will be proportionately adjusted, subject to required action by Playboy’s board of directors or its stockholders. If, by reason of such adjustment, an outstanding award covers additional shares or different shares of stock or securities, then such additional or different shares will be subject to all of the terms, conditions and restrictions that were applicable to the award and shares subject thereto prior to such adjustment.

Corporate Transactions.

In the event of a Corporate Transaction (as defined in the 2018 Plan), the 2018 Plan provides that the successor corporation may: (i) assume or replace outstanding awards; (ii) substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders; and (iii) in place of outstanding shares of Common Stock held by participants, issue substantially similar shares or other property to the participant, that is subject to repurchase restrictions no less favorable to the participant. In the event the successor corporation does not assume, convert, replace or substitute awards, then: (a) outstanding awards will vest in full (and repurchase rights will lapse) immediately prior to the Corporate Transaction, and (b) Playboy’s Compensation Committee must notify the participant in writing that the award will be exercisable for a period determined by the Compensation Committee in its sole discretion and will thereafter terminate. In the event of a Corporate Transaction, all awards granted to non-employee directors will vest and become exercisable prior to the consummation of the Corporate Transaction, and on such conditions as Playboy’s Compensation Committee determines.

The Business Combination did not constitute a Corporate Transaction as defined in the 2018 Plan.

Amendment; Termination of the Plan.

Unless earlier terminated as provided in the 2018 Plan, the 2018 Plan will terminate ten years after the effective date of the 2018 Plan.

Playboy’s board of directors may terminate or amend the 2018 Plan at any time; provided that the board of directors may not amend the 2018 Plan without stockholder approval if stockholder approval is required. No termination or amendment of the 2018 Plan will affect any then outstanding award unless expressly provided by Playboy’s Compensation Committee. Additionally, no termination or amendment of the 2018 Plan or awards thereunder may adversely affect any outstanding award without the consent of the participant, unless necessary to comply with applicable law.

Clawback/Recoupment Policy

All awards are subject to any Playboy clawback or recoupment policy adopted by Playboy’s board of directors and applying to the participant.

Equity-Based Awards.

Playboy did not grant any equity-based awards to the Named Executive Officers in fiscal 2020 (other than fully-vested RSUs granted to the Named Executive Officers as a portion of the 2019 bonuses, as described in the notes to the “Outstanding Equity Awards at 2020 Fiscal Year-End” table below).

With respect to awards granted in prior fiscal years, pursuant to the terms of the RSU award agreements, each RSU granted to a Named Executive Officer under the 2018 Plan will be settled in shares of Playboy Common Stock only in connection with, and immediately prior to, a Corporate Transaction (as defined in the 2018 Plan).

Such award agreements also provide that if a Corporate Transaction closes or Playboy completes an initial public offering of its Common Stock while the Named Executive Officer is employed by Playboy (or if the Named Executive Officer’s employment is terminated by Playboy other than for cause, death or disability and such Corporate Transaction or initial public offering is consummated within 45 days of such termination date), then any unvested RSUs will vest immediately prior to the Corporate Transaction or initial public offering.

Tax-Qualified Retirement Plan

Playboy maintains a tax-qualified retirement savings plan, the Playboy Enterprises, Inc. Employees Investment Savings Plan (the “Playboy 401(k) Plan”) for its employees generally, including the Named Executive Officers. Under the Playboy 401(k) Plan, Playboy matches 100% of the first 1% of eligible compensation contributed by a participant, and 50% of each additional dollar contributed up to the first 6% of eligible compensation. Participants are vested in the company match after two full years of service.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or		Market Value
	Underlying	Underlying				Units of		of Shares or Units
	Unexercised	Unexercised		Option	Option	Stock That		of Stock
	Options(#)	Options(#)		Exercise	Expiration	Have Not		That have
Name	Exercisable	UnExercisable		Price($)	Date	Vested(#)		not Vested($)(6)
Ben Kohn	948,322	—		$3.35	8/28/28	1,082,950	(1)	9,849,294
David Israel	142,208	847,402	(2)	$3.35	8/28/28	219,532	(3)	1,996,613
Chris Riley	64,481	70,089	(4)	$3.35	3/20/29	5,233	(5)	47,597
(1)	Amounts in this column represent the number of RSUs held by Mr. Kohn that had not been settled as of December 31, 2020, as more fully described above under the heading “Equity-Based Compensation.” Of these RSUs, 59,836 were granted as immediately vested RSUs (with no time vesting requirement) as part of Mr. Kohn’s 2018 bonus, and 74,791 were granted as immediately vested RSUs (with no time vesting requirement) as part of Mr. Kohn’s 2019 bonus. All of the remaining 948,323 RSUs were vested as of December 31, 2020. All of the RSUs will remain outstanding until settlement, which under the terms of the 2018 Plan is contingent upon the occurrence of a Corporate Transaction (as defined in the 2018 Plan).
(2)	These options vest in 12 equal monthly installments, beginning on January 31, 2021, subject to Mr. Israel’s continued provision of services to Playboy through each such date.
(3)	Amounts in this column represent the number of RSUs held by Mr. Israel that had not been settled as of December 31, 2020, as more fully described above under the heading “Equity-Based Compensation.” Of these RSUs, 22,441 were granted as immediately vested RSUs (with no time vesting requirement) as part of Mr. Israel’s 2018 bonus, and 7,480 were granted as immediately vested RSUs (with no time vesting requirement) as part of Mr. Israel’s 2019 bonus. Of the remaining 189,611 RSUs, 47,396 remained unvested as of December 31, 2020, and vest in 12 equal installments beginning on January 8, 2021, subject to Mr. Israel’s continued provision of services to Playboy through each such date. All of the RSUs will remain outstanding until settlement, which under the terms of the 2018 Plan is contingent upon the occurrence of a Corporate Transaction (as defined in the 2018 Plan).
(4)	These options vest in 36 substantially equal monthly installments, beginning on January 14, 2021, subject to Mr. Riley’s continued provision of services to Playboy through each such date.
(5)	Amounts in this column represent the number of RSUs held by Mr. Riley that had not been settled as of December 31, 2020, as more fully described above under the heading “Equity-Based Compensation.” These RSUs were granted as immediately vested RSUs (with no time vesting requirement) as part of Mr. Riley’s 2019 bonus. All of the RSUs will remain outstanding until settlement, which under the terms of the 2018 Plan is contingent upon the occurrence of a Corporate Transaction (as defined in the 2018 Plan).
(6)	Amounts in this column reflect the aggregate fair market value of the RSUs on December 31, 2020 based on the fair market value per share on such date rounded to $9.09.

Treatment of Outstanding Equity Awards in the Business Combination

In connection with the Business Combination, all outstanding options and RSUs (including the unvested options and RSUs held by the Named Executive Officers as described in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table above) became fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase shares of MCAC common stock, and each outstanding RSU was terminated and will be settled in shares of MCAC common stock on the earlier of (i) within 10 days following the first anniversary of the date that such RSUs were terminated and (ii) the date that the RSUs would have been settled in accordance with their original terms.

Director Compensation

In 2020, no director received cash, equity or other non-equity compensation for service on Playboy’s board of directors.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the certificate of incorporation (for purposes of this section, the “Certificate of Incorporation”), the bylaws (for purposes of this section, the “Bylaws”) and the Registration Rights Agreements, each of which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws, the Registration Rights Agreements in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

The Certificate of Incorporation authorized the issuance of 155,000,000 shares, consisting of 150,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”).

Common Stock

Ranking

The voting, dividend and liquidation rights of the holders of our Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

Voting

Except as otherwise required by law or the Second Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), the “Certificate of Incorporation”), each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of the Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

Dividends

Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

Liquidation, Dissolution and Winding Up

Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in Section B(4) of the Certificate of Incorporation, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

No Preemptive, Conversion or Redemption Rights

The holders of shares of Common Stock have no preemptive rights and no right to convert their Common Stock into other securities. There are no redemption or sinking fund provisions applicable to our Common Stock under the Corporation’s existing Certificate of Incorporation or its Bylaws (the “Bylaws”).

Preferred Stock

Issuance of Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing number, letter or title;
2.	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
3.	the amounts or rates at which dividends will be payable on, and the preferences, if any, of, shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
4.	the dates on which dividends, if any, shall be payable;
5.	the redemption rights and price or prices, if any, for shares of the series;
6.	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
7.	the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
8.	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
9.	restrictions on the issuance of shares of the same series or any other class or series;
10.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
11.	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the Preferred Stock Designation for such Preferred Stock.

Without limiting the generality of the foregoing, the Preferred Stock Designation of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Registration Rights

Certain of our stockholders or their permitted transferees, are entitled to rights with respect to the registration of certain shares of Common Stock held by them under the Securities Act. These rights are provided under the terms of the A&R Registration Rights Agreement (as defined below) and include demand registration rights and piggyback registration rights. The A&R Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Lock-up Agreements

In connection with the Closing of the Business Combination, the Playboy stockholders agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by it (such shares, the “Lock-up Shares”) immediately after the Effective Time of the Merger, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Company Common Stock issued and outstanding or securities convertible into or exercisable or exchangeable for shares of Company Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the earlier of (x) the date that is 12 months after the Closing, and (y) if, subsequent to the Closing, such date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the volume weighted average price of the shares of Company Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period, fifty percent (50%) of the Lock-up Shares shall be released from the lock-up to the holder, which was achieved as of April 12, 2021.

In connection with the public offering that was closed on June 14, 2021, the directors, officers, certain other stockholders of the Company entered into separate lock-up agreements (each, an “Offering Lock-up Agreement”), pursuant to which they agreed that for a period of 90 days after the date of the Rule 424(b)(4) Prospectus that was filed by the Company in connection with the offering, they will not, without the prior written consent of the representatives of the underwriters for such offering (the “Representative”), which may be withheld or delayed in the Representative's sole discretion, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, subject to certain customary exceptions.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws

The Corporation has expressly opted out of Section 203 of the DGCL. However, the Certificate of Incorporation contains similar provisions providing that the Corporation may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates, owns or within the previous three years owned, 15% or more of the Corporation’s voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Corporation to negotiate in advance with the Corporation’s Board because the Corporation’s stockholder approval requirement would be avoided if the Corporation’s Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Corporation’s Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that RT-ICON Holdings LLC (“RT-ICON”) and its affiliates, any of its respective direct or indirect transferees of at least 15% of the outstanding shares of the Corporation’s Common Stock, and any group as to which such persons are a part, do not constitute “interested stockholders” for purposes of this provision.

In addition, the Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Corporation’s Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances.

Authorized shares of Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Corporation by means of proxy contest, tender offer, merger or otherwise.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, written or printed notice of the meeting of the stockholders stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, or by mail, or if prior consent has been received by a stockholder by electronic transmission, by or at the direction of the Chairman or the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to the Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that so long as RT-ICON and its affiliates own, in the aggregate, at least 50% in voting power of our Common Stock, any amendment, alteration, change, addition, or repeal of the Certificate of Incorporation requires an affirmative vote of a majority of the then-outstanding shares of Common Stock entitled to vote thereon. At any time when RT-ICON and its affiliates beneficially own, in the aggregate, less than 50% of our outstanding Common Stock, our Certificate of Incorporation requires the affirmative vote by the holders of at least 66 2/3% of our outstanding Common Stock for any amendment, alteration, change, addition, or repeal of our Certificate of Incorporation; provided that, irrespective of RT-ICON ownership, the affirmative vote of holders of at least 66 2/3% of our outstanding Common Stock is required to amend certain provisions of our Certificate of Incorporation, including those provisions changing the size of the board of directors, the removal of certain directors, the availability of action by majority written consent of the stockholders or the restriction on business combinations with interest stockholders, among others.

The provisions of the DGCL, our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, with certain limited exceptions, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. Subject to the provisions in the preceding sentence, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Securities Exchange Act of 1934, as amended, or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of directors to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Further, our amended and restated certificate of incorporation and our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or
●	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the definitive prospectus relating to the Business Combination).

As a result, the 1,437,450 Insider Shares and 355,241 shares of our Common Stock underlying the Private Units will be able to be sold pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on February 16, 2021. Absent registration under the Securities Act, other stockholders, including Playboy stockholders who received restricted securities in the Business Combination, will not be permitted to sell their restricted securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.

We are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Listing of Securities

Our Common Stock is listed on The Nasdaq Global Market under the symbol “PLBY”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of August 19, 2021 by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of shares of our Common Stock;
●	each of the executive officers and directors of the Company; and
●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of our Common Stock is computed based on 40,798,508 shares of our Common Stock issued and outstanding as of August 19, 2021.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Number of
	Shares of
	Company
Name and Address of Beneficial Owners(1)	Common Stock	%
5% Holders
RT-ICON Holdings LLC(2)	17,001,047	41.7%
Drawbridge Special Opportunities Fund LP(3)	2,969,041	7.3%
JPMorgan Chase & Co.(4)	2,672,071	6.5%
Named Executive Officers and Directors
Ben Kohn(5)	998,322	2.4%
Lance Barton	—	—
Chris Riley(6)	134,570	*
Suhail Rizvi(2)(7)	17,051,047	41.8%
Tracey Edmonds	—	—
James Yaffe	—	—
All Named Executive Officers and Directors of the Company as a group (6 individuals)	18,183,939	44.6%

*     Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 10960 Wilshire Blvd., Suite 2200, Los Angeles California 90024.
(2)	RTM-ICON LLC, or RTM-ICON, is the manager of RT-ICON. Rizvi Traverse is the sole member of RTM-ICON. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RT-ICON, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of each of RT-ICON, RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni is c/o Rizvi Traverse Management, LLC, 260 East Brown Street, Suite 380, Birmingham, MI 48009.
(3)	Based on the information contained in Form 4 filed with the SEC on August 20, 2021. Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of Drawbridge Special Opportunities Fund LP, a Delaware limited partnership (“DBSO”). Drawbridge Special Opportunities GP LLC, a Delaware limited liability company (“DBSO GP”) is the general partner of DBSO. FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of DBSO Advisors. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”) is the managing member of DBSO GP. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the owner of all of the outstanding membership interests in FPI IV and the sole member of FIG LLC. FIG Corp., a Delaware corporation (“FIG Corp”), is the general partner of FOE I. Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), is the holder of all of the issued and outstanding shares of FIG Corp. DBSO holds and beneficially owns these shares of Common Stock, and on the basis of the relationships described in this footnote, each of the other forgoing persons may be deemed to beneficially own the shares of Common Stock held by DBSO but each of them disclaim beneficial ownership thereof. As the Co-Chief Investment Officers of DBSO Advisors and DBSO GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares of Common Stock held by DBSO, but each of them disclaims beneficial ownership thereof.
(4)	Based on the information contained in a Schedule 13G filed with the SEC on April 20, 2021, by JPMorgan Chase & Co., reporting beneficial ownership of shares of Common Stock as of April 12, 2021. The shares reported on by JPMorgan Chase & Co. as a parent holding company may be deemed to be beneficially owned, by its subsidiary J.P. Morgan Investment Management Inc. PEG U.S. Direct Corporate Finance Institutional Investors IV LLC which through its investment in RT-ICON beneficially owns approximately 6.6% of the shares of our Common Stock listed in the table above as beneficially owned by JPMorgan Chase & Co. The business address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.
(5)	Consists of 948,322 shares of Common Stock that Mr. Kohn has the right to acquire within 60 days of August 13, 2021 through the exercise of options, and 50,000 shares beneficially owned by Bircoll Kohn Family Trust. Does not include shares beneficially owned by RT-ICON Holdings LLC, or RT-ICON, of which Mr. Kohn may have an indirect pecuniary interest as a result of non-controlling equity interests held by Mr. Kohn in affiliates of Rizvi Traverse Management, LLC, or Rizvi Traverse, 1,082,950 shares issuable upon the settlement of RSUs that will occur more than 60 days from August 13, 2021, or 965,944 shares of Common Stock that Mr. Kohn has the right to acquire through the exercise of options that will vest more than 60 days from August 19, 2021.
(6)	Consists of shares of Common Stock that Mr. Chris Riley has the right to acquire within 60 days of August 13, 2021 through the exercise of options. Does not include 5,233 shares issuable upon the settlement of RSUs that will occur more than 60 days from August 19, 2021.
(7)	Mr. Rizvi, a member of the Company’s Board, is a manager of Rizvi Traverse. Mr. Rizvi disclaims beneficial ownership of all shares held by RT-ICON referred to in footnote (2) above, except to the extent of any pecuniary interest therein. Also includes 50,000 shares held by Rizvi Master, LLC, of which Mr. Rizvi serves as manager.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 2,269,552 shares of our Common Stock pursuant to registration rights granted to those Selling Stockholders. The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in our Common Stock other than through a public sale.

The following table sets forth and the accompanying footnotes are based primarily on information provided to us by the Selling Stockholders indicating our Common Stock they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Stockholder may have sold or transferred some or all of the Common Stock indicated below with respect to such Selling Stockholder and may in the future sell or transfer some or all of the Common Stock indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. We cannot advise you as to whether the Selling Stockholder will in fact sell any or all of such Common Stock. For purposes of this table, we have assumed that the Selling Stockholder will have sold all of our Common Stock covered by this prospectus upon the completion of the offering. We have based percentage ownership on 40,798,508 shares of common stock outstanding as of August 19, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its, his, her or their behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

				Number of Shares of
	Number of Shares of		Number of	Beneficially Owned
	Beneficially Owned		Shares of	After Sale of All
	Before Sale of All		Common Stock	Shares of Common
	Shares of Common		to be Sold in the	Stock Offered
	Stock Offered Hereby		Offering	Hereby
Name and Address of Beneficial Owner	Number	%	Number	Number	%
Shares of Common Stock registered for resale:
BBRC International Pte Ltd as trustee for The BB Family International Trust	1,335,046	3.3%	1,335,046	—	—
Rayra Pty Limited as trustee for The Mountainview Trust	455,814	1.1%	455,814	—	—
Brandy Fox Pty Ltd as trustee for The Eloise Monaghan Family Trust	324,038	*	324,038	—	—
Coloskye Pty Limited as trustee for The Allofus Trust	36,723	*	36,723	—	—
Candy Blundy	8,640	*	8,640	—	—
S A Designer Parfums Limited	109,290	*	109,290	—	—

*      Represents beneficial ownership of less than 1%.

Listing of Common Stock

The Company’s Common Stock is listed on Nasdaq under the symbol “PLBY”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

MCAC Related Person Transactions

Insider Shares

In November 2019, we issued 100 shares of Common Stock to certain of our Initial Stockholders. In January 2020, we declared a share dividend of 21,561.50 shares of Common Stock for each outstanding share, resulting in 2,156,250 shares of Common Stock being outstanding. In May 2020, we declared a reverse split of one share of Common Stock for every 1.5 outstanding shares of Common Stock, resulting in 1,437,500 shares of Common Stock being outstanding. The aggregate purchase price for the Insider Shares was $25,000, or approximately $0.017 per share. As a result of the underwriters in the IPO not exercising all of the over-allotment option, the Sponsor and the Initial Stockholders forfeited an aggregate of 50 Insider Shares.

Private Units

Our Sponsor and Chardan purchased from us in a private placement simultaneously with the consummation of our IPO, 321,500 Private Units for a total purchase price of $3,215,000, of which 296,500 Private Units were purchased by our Sponsor and 25,000 Private Units were purchased by Chardan. In June 2020, our Sponsor and Chardan purchased an additional 33,741 Private Units for a total purchase price of $330,741, of which 29,992 Private Units were purchased by our Sponsor and 3,749 Private Units were purchased by Chardan. Following the Business Combination, there were a total of 390,763 shares of Common Stock outstanding in respect of the 355,241 Private Units.

Registration Rights

For information about Registration Rights, see “Amended and Restated Registration Rights Agreement” below.

General and Administrative Services

Our Sponsor made available to us certain general and administrative services, including office space, utilities and administrative support. We paid $10,000 per month for these services.

Participation in the PIPE Investment

On September 30, 2020, our Sponsor entered into a Subscription Agreement to purchase 150,000 PIPE Shares in the PIPE Investment for an aggregate purchase price of $1,500,000. Out sponsor participated in the PIPE Investment on the same terms as the other PIPE Investors.

Reimbursement for Expenses

Prior to the Business Combination, our directors and officers were entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations.

Potential Conflicts of Interest

To minimize potential conflicts of interest, MCAC agreed not to consummate a business combination with an entity which is affiliated with any of Initial Stockholders unless MCAC obtains an opinion from an independent investment banking firm and the approval of a majority of our disinterested and independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view. Furthermore, in no event will any of MCAC’s existing officers, directors or Initial Stockholders, be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Certain Transactions of Playboy

Management Services Agreement

On January 9, 2011, Playboy entered into a Management Services Agreement, between Icon Acquisition Holding, Inc. and RTM-ICON LLC, an affiliate of RT. Based on the terms of this agreement, management fees are $1.3 million per calendar year. Playboy recorded management fees and reimbursable costs of approximately $1.0 million, $1.0 million and $1.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Management Services Agreement was terminated effective upon the Closing of the Business Transaction.

Hugh M. Hefner 1991 Trust Redemption Agreement and Escrow Agreement

On June 14, 2018, Playboy entered into certain Escrow Agreement with SunTrust Bank, as escrow agent, Playboy, as purchaser, RT, Michael R. Whalen, as trustee of the Hugh M. Hefner 1991 Trust (the “Trust” and together with RT and the Company, the “Redemption Agreement Parties”), and on August 17, 2018, Playboy entered into certain Escrow Agreement with SunTrust Bank, as escrow agent, the Redemption Agreement Parties, and Acquoim Clearinghouse LLC, as escrow administrator, to purchase 1,868,910 shares of its Common Stock for approximately $18.73 per share. In August 2018, Playboy purchased 800,961 shares for a cash payment of $15.0 million. The remaining 1,067,949 shares were held in escrow, and a term note was issued to the Trust for a principal amount of $20.0 million with an interest rate of 5.0% per annum and a maturity date of August 17, 2019. In December 2018, the Company repaid all amounts outstanding under the term note including the $20.0 million of principal and $0.4 million of interest.

Agreements Relating to the Merger

Support Agreement

In connection with the execution of the Merger Agreement, the Initial Stockholders each entered into the Support Agreement with Playboy, pursuant to which each of the Initial Stockholders agreed to vote all shares of MCAC common stock beneficially owned by them in favor of each of the proposals included in the Company’s Proxy Statement in connection with the Business Combination, to use their reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement. In addition, each of the Initial Stockholders also agreed that it would not sell, assign or otherwise transfer any of the Insider Shares unless the buyer, assignee or transferee executes a joinder agreement to the Support Agreement. We agreed that we would not register any sale, assignment or transfer of the Insider Shares on our transfer ledger (book entry or otherwise) that is not in compliance with the Support Agreement.

Stock Purchase Agreement

In connection with the execution of the Merger Agreement, MCAC, Sponsor, Suying Liu and Playboy entered into the Insider Stock Purchase Agreement (the “Insider Stock Purchase Agreement”), pursuant to which Playboy purchased 700,000 shares of Common Stock (the “Initial Shares”) from Sponsor. Pursuant to the Insider Stock Purchase Agreement, MCAC caused the Initial Shares to be transferred on the books and records of MCAC to Playboy upon the Closing, and no additional Insider Shares were transferred to Playboy.

Amended and Restated Registration Rights Agreement

The Initial Stockholders, as holders of Insider Shares and Private Units, as well as Chardan as a holder of Private Units (and underlying securities) and any shares the Initial Stockholders may be issued in payment of working capital loans made to us, are entitled to registration rights pursuant to the registration rights agreement that was entered into at the time of the IPO. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. The holders of a majority of the units or shares issued in payment of working capital loans made to us can elect to exercise these registration rights at any time. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

On February 10, 2021, MCAC entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), by and among (i) PLBY, (ii) Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, and Wenhua Zhang, with respect to the Insider Shares, Private Units and any securities issuable upon conversion of working capital loans made to MCAC they owned at Closing, and (iii) RT-ICON Holdings LLC, a Delaware limited liability company (“RT-ICON”), and each of the other stockholders of Playboy whose names are listed on Exhibit A thereto (collectively with RT-ICON, the “Playboy Stockholders”), with respect to (x) consideration issued in the Merger, (y) any other outstanding Common Stock or other equity security issued or issuable upon on the exercise of any other equity security of the Company as of Closing, and (z) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

The A&R Registration Rights Agreement requires the Company to, among other things, file a resale shelf registration statement with the SEC on behalf of the Initial Stockholders and the Playboy Stockholders no later than 60 days after the Closing (the “Filing Deadline”). The Company shall use its commercially reasonable efforts to have the registration statement declared effective no later than 30 days following the Filing Deadline (60 days if the registration statement is reviewed by the SEC). The shelf registration statement was declared effective by the SEC on May 201, 2021.

The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Insider Shares can elect to exercise these demand registration rights at any time commencing three months prior to the date on which the Insider Shares are to be released from escrow pursuant to the IPO Escrow Agreement (as defined in the A&R Registration Rights Agreement). The holders of a majority of shares of Common Stock issued in lieu of payment of working capital loans made to MCAC, can elect to exercise these demand registration rights at any time. The Playboy Stockholders can elect to exercise these registration rights at any time commencing three months prior to the first possible date on which the restrictions on transfer will lapse under the Lock-up Agreement, as described below. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Business Combination. The demand and piggy-back registration rights provided therein are subject to underwriter cutbacks and issuer blackout periods. The Company will pay certain fees and expenses relating to the registrations under the A&R Registration Rights Agreement.

Investor Rights Agreement

At the Closing, the Company and RT-ICON entered into an Investor Rights Agreement pursuant to which, following the Closing Date, RT-ICON has the right, but not the obligation, to nominate to the Board a number of designees equal to (i) three directors, if and so long as RT-ICON and its affiliates beneficially own, in the aggregate, 50% or more of the shares of Common Stock, (ii) two directors, in the event that RT-ICON and its affiliates beneficially own, in the aggregate, 35% or more, but less than 50%, of the shares of Common Stock and (iii) one director, in the event that RT-ICON and its affiliates beneficially own, in the aggregate, 15% or more, but less than 35%, of the shares of Common Stock (in each case, subject to proportional adjustment in the event that the size of the Board is increased or decreased following the Closing). RT-ICON will also have the right to appoint the chairman of the Board so long as RT-ICON and its affiliates beneficially own, in the aggregate, 15% or more of the shares of Common Stock. The Investor Rights Agreement also provides RT-ICON with certain additional rights, based on its ownership levels, related to board committee memberships, board vacancies, size of the board of directors and actions related to certain amendments to the Company’s Second Amended and Restated Certificate of Incorporation and bylaws.

Lock-up Agreement

In connection with the closing, the Playboy stockholders agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by it (such shares, the “Lock-up Shares”) immediately after the Effective Time of the Merger, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Company Common Stock issued and outstanding or securities convertible into or exercisable or exchangeable for shares of Company Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the earlier of (x) the date that is 12 months after the Closing, and (y) if, subsequent to the Closing, such date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the volume weighted average price of the shares of Company Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period, fifty percent (50%) of the Lock-up Shares shall be released from the lock-up to the holder, which has been achieved as of April 12, 2021.

Director Voting Agreement

At the Closing, the Company entered into the Director Voting Agreement with certain of the Playboy stockholders pursuant to which they each agreed to vote all shares of Company Common Stock owned by them to elect and maintain in office Suying Liu as a member of the Second Class of the Board as set forth in the Company’s Second Amended and Restated Certificate of Incorporation until the second annual meeting of stockholders held after the Closing.

Participation in the PIPE Investment

On September 30, 2020, RT PE Investment LLC, an entity owned by Mr. Suhail Rizvi, a director of Playboy and the Company’s Chairman, and Mr. Ben Kohn, a director and Chief Executive Officer of Playboy and the Company, entered into a Subscription Agreement to purchase 100,000 PIPE Shares in the PIPE Investment for an aggregate purchase price of $1,000,000. RT PE Investment participated in the PIPE Investment on the same terms as the other PIPE Investors. On March 19, 2021, RT PE Investment was dissolved and the PIPE Shares purchased by it were distributed to its members: 50,000 shares of which were distributed to Rizvi Master, LLC, an entity controlled by Suhail Rizvi, our Chairman, and 50,000 shares of which were distributed to the Bircoll Kohn Family Trust, of which Ben Kohn, our Chief Executive Officer and Director, is trustee and controlling person.

Related Person Transaction Policy

Upon the consummation of the Business Combination, the Company adopted a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of the Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Company’s management must present information regarding the related person transaction to the Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Company’s Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Company’s Code of Conduct that the Company adopted upon the closing of this Business Combination, the Company’s employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Company’s audit committee, or other independent body of the Company’s Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to the Company;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Company’s audit committee, or other independent body of the Company’s Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s audit committee, or other independent body of the Company’s Board of Directors, determines in the good faith exercise of its discretion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to non-U.S. holders of shares of our Common Stock that hold such shares as capital assets (generally, for investment). This summary does not consider specific facts and circumstances that may be relevant to a particular holder’s tax position and does not consider the non-income tax consequences (including any U.S. federal estate or gift tax considerations) or the state, local, or non-U.S. tax consequences of an investment in shares of our Common Stock. It also does not apply to non-U.S. holders subject to special tax treatment under U.S. federal income tax laws (including a broker, dealer, or trader in securities or currencies; a financial institution; an insurance company; a tax-exempt organization; a person holding shares of our Common Stock as part of a hedging, integrated, or conversion transaction, a constructive sale, or a straddle; a person that received shares of our Common Stock as compensation; a controlled foreign corporation; a passive foreign investment company; or a former U.S. citizen). This summary is based upon the IRC, existing and proposed Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

The discussion included herein is only a summary. Accordingly, we urge you to consult your tax advisor with respect to your U.S. federal, state, local, and non-U.S. income and other tax consequences in light of your particular situation with respect to holding and disposing of shares of our Common Stock.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of our Common Stock who is:

●	an individual citizen or resident of the U.S.;
●	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust (i) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of our Common Stock that is not an entity classified as a partnership for U.S. federal income tax purposes and is not a U.S. holder.

If a partnership or other pass-through entity holds shares of our Common Stock, the U.S. federal income tax treatment of a partner or a member will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships or other pass-through entities that hold shares of our Common Stock and partners or members in these partnerships or other entities should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our Common Stock.

Dividends

Any dividends we pay to a non-U.S. holder with respect to shares of our Common Stock will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). To obtain the benefit of a reduced rate under an applicable income tax treaty, a non-U.S. holder must certify as to its non-U.S. status, that no withholding is required pursuant to FATCA (discussed below), and to such right under the applicable income tax treaty on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E. If, however, a non-U.S. holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.), the dividend will not be subject to withholding. Instead, such dividends are subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to a 30% “branch profits tax” unless the non-U.S. holder qualifies for a lower rate under an applicable U.S. income tax treaty.

Dispositions

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange, or other taxable disposition of shares of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.;
●	the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the tax year of the disposition and certain other conditions are satisfied; or
●	we are or have been a “U.S. real property holding corporation” (“USRPHC”) under Section 897 of the IRC during the applicable statutory period and the non-U.S. holder’s shares in us represented more than 5% of the shares of our Common Stock outstanding at any time within the shorter of (i) the five-year period preceding the disposition and (ii) the non-U.S. holder’s holding period, and are otherwise a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act (and the non-U.S. holder is not eligible for any treaty exemption). We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future.

Gain described in the first bullet above will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates and, for a non-U.S. holder that is a corporation, may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain described in the second bullet will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses, if any, of the non-U.S. holder.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding at a rate of 30% will generally be required on dividends in respect of shares of our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the U.S. Department of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the U.S. and an applicable foreign country. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which shares of our Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of our Common Stock held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of this withholding tax on their investment in shares of our Common Stock.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to 2,269,552 shares of Common Stock, par value $0.0001 per share.

We will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholders.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, our Common Stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which our Common Stock are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling our Common Stock offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell our Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the applicable exchange;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of our Common Stock at a stipulated price per share;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell our Common Stock acquired in the distribution.

The Selling Stockholders also may transfer our Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling

Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Common Stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Common Stock to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering our Common Stock covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, our Common Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states our Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The financial statements of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp) as of December 31, 2020 and December 31, 2019 and for the year ended December 31, 2020 and for the period from November 12, 2019 (inception) through December 31, 2019 included in this registration statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The consolidated financial statements of Playboy Enterprises, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included elsewhere in this registration statement have been audited by Prager Metis CPAs LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Yandy Holdings, LLC and Subsidiary as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in this registration statement have been so included in reliance on the report of Crowe LLP, independent auditor, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN AUDITOR

On July 6, 2021, our Audit Committee of the Board of approved the engagement of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2021

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through July 6, 2021, neither we, nor Playboy, solely for the period from April 15, 2021 to July 6, 2021, nor anyone acting on their behalf has consulted with BDO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the applicable financial statements of Playboy or us, and neither a written report nor oral advice was provided to Playboy or us that BDO concluded was an important factor considered by Playboy or us as applicable, in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, as amended, with respect to our Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, prospectus and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We maintain a website at www.plbygroup.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Unaudited Condensed Financial Statements of

PLBY Group, Inc.

Audited Financial Statements of

Playboy Enterprises, Inc.

Audited Financial Statements of

Yandy Holdings, LLC

Audited Financial Statements of

Mountain Crest Acquisition Corp

Unaudited Condensed Financial Statements of

PLBY Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenues	$49,851	$34,557	$92,531	$66,331
Costs and expenses
Cost of sales	(23,675)	(19,096)	(42,699)	(35,648)
Selling and administrative expenses	(29,616)	(13,277)	(57,561)	(25,727)
Related party expenses	—	(250)	(250)	(500)
Total costs and expenses	(53,291)	(32,623)	(100,510)	(61,875)
Operating (loss) income	(3,440)	1,934	(7,979)	4,456
Nonoperating income (expense):
Interest expense	(2,253)	(3,314)	(5,550)	(6,656)
Loss on extinguishment of debt	(1,217)	—	(1,217)	—
Other (expense) income, net	(3)	42	742	29
Total nonoperating expense	(3,473)	(3,272)	(6,025)	(6,627)
Loss before income taxes	(6,913)	(1,338)	(14,004)	(2,171)
Benefit (expense) from income taxes	(2,003)	(2,278)	91	(3,854)
Net loss	(8,916)	(3,616)	(13,913)	(6,025)
Net loss attributable to redeemable noncontrolling interest	—	—	—	—
Net loss attributable to PLBY Group, Inc.	$(8,916)	$(3,616)	$(13,913)	$(6,025)
Net loss per share, basic and diluted	$(0.24)	$(0.16)	$(0.42)	$(0.27)
Weighted-average shares used in computing net loss per share, basic and diluted	36,736,446	22,199,098	33,298,957	22,093,444

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Financial Statements of

PLBY Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$255,529	$13,430
Restricted cash	—	2,130
Receivables, net of allowance for doubtful accounts	6,770	6,601
Inventories, net	18,263	11,788
Stock receivable	—	4,445
Prepaid expenses and other current assets	14,215	8,822
Total current assets	294,777	47,216
Restricted cash	2,130	—
Property and equipment, net	20,925	5,203
Intangible assets, net	342,812	339,032
Goodwill	16,814	504
Contract assets, net of current portion	14,667	7,159
Other noncurrent assets	12,657	13,013
Total assets	$704,782	$412,127
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,467	$8,678
Accrued salaries, wages, and employee benefits	2,377	4,870
Deferred revenues, current portion	10,644	11,159
Long-term debt, current portion	2,093	4,470
Convertible promissory notes	—	6,230
Other current liabilities and accrued expenses	19,359	18,556
Total current liabilities	49,940	53,963
Deferred revenues, net of current portion	42,891	43,792
Long-term debt, net of current portion	159,438	154,230
Deferred tax liabilities, net	73,797	74,909
Other noncurrent liabilities	5,160	2,422
Total liabilities	331,226	329,316
Commitments and contingencies (Note 13)
Redeemable noncontrolling interest	(208)	(208)
Stockholders’ equity:
Common stock, $0.0001 par value per share, 150,000,000 shares authorized, 39,228,956 shares issued and 38,528,956 shares outstanding as of June 30, 2021; 20,626,249 shares issued and outstanding as of December 31, 2020	4	2
Treasury stock, at cost, 700,000 shares and 0 shares as of June 30, 2021 and December 31, 2020	(4,445)	—
Additional paid-in capital	470,134	161,033
Accumulated deficit	(91,929)	(78,016)
Total stockholders’ equity	373,764	83,019
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$704,782	$412,127

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Financial Statements of

PLBY Group, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock
			Treasury	Additional	Accumulated
	Shares	Amount	Stock	Paid-in Capital	Deficit	Total
Balance at December 31, 2020, as previously reported	3,681,185	$36	$(23,453)	$184,452	$(78,016)	$83,019
Retroactive application of recapitalization	16,945,064	(34)	23,453	(23,419)	—	—
Balance at December 31, 2020, effect of reverse acquisition (Note 1)	20,626,249	2	—	161,033	(78,016)	83,019
Conversion of convertible promissory note	290,563	—	—	2,730	—	2,730
Business Combination and PIPE financing	12,644,168	1	(4,445)	99,299	—	94,855
Stock-based compensation expense and vesting of restricted stock units	—	—	—	3,498	—	3,498
Net loss	—	—	—	—	(4,997)	(4,997)
Balance at March 31, 2021	33,560,980	3	(4,445)	266,560	(83,013)	179,105
Issuance of common stock in public offering	4,720,000	1	—	202,894	—	202,895
Shares issued in connection with unit purchase options, net exercised	247,976	—	—	—	—	—
Adjustment to transaction costs related to the Business Combination	—	—	—	319	—	319
Stock-based compensation expense and vesting of restricted stock units	—	—	—	361	—	361
Net loss	—	—	—	—	(8,916)	(8,916)
Balance at June 30, 2021	38,528,956	$4	$(4,445)	$470,134	$(91,929)	$373,764

	Common Stock
			Treasury	Additional	Accumulated
	Shares	Amount	Stock	Paid-in Capital	Deficit	Total
Balance at December 31, 2019, as previously reported	3,681,185	$36	$(23,453)	$181,464	$(72,745)	$85,302
Retroactive application of recapitalization	16,945,064	(34)	23,453	(23,419)	—	—
Balance at December 31, 2019, effect of reverse acquisition (Note 1)	20,626,249	2	—	158,045	(72,745)	85,302
Stock-based compensation expense and vesting of restricted stock units	—	—	—	749	—	749
Net loss	—	—	—	—	(2,409)	(2,409)
Balance at March 31, 2020	20,626,249	2	—	158,794	(75,154)	83,642
Stock-based compensation expense and vesting of restricted stock units	—	—	—	1,345	—	1,345
Net loss	—	—	—	—	(3,616)	(3,616)
Balance at June 30, 2020	20,626,249	$2	$—	$160,139	$(78,770)	$81,371

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Financial Statements of

PLBY Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(13,913)	$(6,025)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	1,142	781
Stock-based compensation	3,859	2,094
Loss on extinguishment of debt	1,217	—
Gain from settlement of convertible promissory note	(700)	—
Amortization of intangible assets	620	393
Deferred income taxes	(1,113)	151
Other	82	(242)
Changes in operating assets and liabilities:
Receivables, net	(3,269)	(40)
Inventories, net	1,139	2,239
Contract assets	(7,238)	(412)
Prepaid expenses and other assets	(5,423)	2,029
Accounts payable	5,838	(686)
Accrued salaries, wages, and employee benefits	(3,010)	(1,307)
Deferred revenues	(1,416)	(3,822)
Other assets and liabilities	567	592
Net cash used in operating activities	(21,618)	(4,255)
Cash Flows From Investing Activities
Purchases of property and equipment	(14,663)	(463)
Proceeds from disposals of property and equipment	4	—
Cash paid for acquisitions, net of cash acquired	(23,093)	—
Net cash used in investing activities	(37,752)	(463)
Cash Flows From Financing Activities
Net proceeds from public offering of stock	202,895	—
Net proceeds from issuance of long-term debt	169,000	—
Payment of financing costs	(8,479)	(97)
Repayment of long-term debt	(159,058)	(775)
Repayment of convertible notes	(2,800)	—
Net contribution from the Merger and PIPE Financing	99,911	—
Net cash provided by (used in) financing activities	301,469	(872)
Net increase (decrease) in cash and cash equivalents and restricted cash	242,099	(5,590)
Balance, beginning of period	15,560	28,707
Balance, end of period	$257,659	$23,117
Cash and cash equivalents and restricted cash consist of:
Cash and cash equivalents	$255,529	$22,151
Restricted cash	2,130	966
Total	$257,659	$23,117
Supplemental Disclosures
Cash paid for income taxes	$2,392	$1,909
Cash paid for interest	$8,302	$6,886
Supplemental Disclosure of Non-cash Activities
Purchases of property and equipment	$422	$—
Conversion of convertible notes into common stock	$2,730	$—
Reclassification of stock receivable to treasury stock upon settlement	$4,445	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Financial Statements of

PLBY Group, Inc.

Notes to Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

PLBY Group, Inc. (the “Company”, “we”, “our” or “us”), known as Mountain Crest Acquisition Corp (“MCAC”) prior to the completion of the Business Combination (defined below), together with its subsidiaries, including Playboy Enterprises, Inc. (“Legacy Playboy”), through which it conducts business, is a global consumer and lifestyle company marketing the Playboy brand through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment.

We have three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Refer to Note 19, Segments.

Business Combination

On September 30, 2020, Legacy Playboy entered into an agreement and plan of merger (“Merger Agreement”), with MCAC, MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Legacy Playboy (the “Merger”) with Legacy Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC agreed to acquire all of the outstanding shares of Legacy Playboy common stock for approximately $381.3 million in aggregate consideration, comprised of (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Legacy Playboy net debt. The Merger was subject to certain closing conditions, including stockholder approval, no material adverse effects with respect to Legacy Playboy, and MCAC capital requirements.

In connection with the execution of the Merger Agreement, Legacy Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”). Refer to Note 11, Stockholders’ Equity.

On September 30, 2020,concurrently with the execution of the Merger Agreement, MCAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), with certain institutional and accredited investors (collectively,the“PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for an aggregate 5,000,000 shares of MCAC common stock at $10.00 per share for aggregate gross proceeds of $50.0 million (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination for net proceeds of $46.8 million.

On February 10, 2021, the Business Combination was consummated, and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Legacy Playboy, (ii) assumed Legacy Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Legacy Playboy restricted stock units (“RSUs”) for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” We incurred $1.2 million in transaction costs that were recorded in “additional paid-in capital” upon consummation of the Business Combination.

Legacy Playboy’s options and RSUs that were outstanding as of immediately prior to the closing of the Business Combination (but not an option granted to Ben Kohn on January 31, 2021 to purchase 965,944 shares of our common stock at an exercise price of $10.52 per share (the “Pre-Closing Option”)) were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of MCAC’s common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and will be settled in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

The Business Combination was accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Legacy Playboy was treated as the accounting acquirer. This determination was primarily based on Legacy Playboy having a majority of the voting power of the post-combination company, Legacy Playboy’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Legacy Playboy compared to MCAC, and Legacy Playboy’s operations comprising the ongoing operations of the post-combination company.Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of a capital transaction in which Legacy Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Playboy. All share, per share and net loss per share amounts prior to the Business Combination have been retroactively restated to reflect the recapitalization.

The following table reconciles the elements of the Merger to the condensed consolidated statement of cash flows and the condensed consolidated statement of stockholders’ equity for the six months ended June 30, 2021 (in thousands):

Cash – trust account and cash	$54,044
Cash – PIPE Investment	46,844
Less: transaction costs paid in 2021	(977)
Net contributions from Merger and PIPE Investment	99,911
Less: transaction costs paid in 2020	(292)
Merger and PIPE Investment	$99,619

Acquisition of TLA

On March 1, 2021, we completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $24.9 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick-and-mortar sexual wellness chain, with 41 stores in five states. Refer to Note 17, Acquisition, for additional information.

Basis of Presentation

The interim condensed consolidated financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Principles of Consolidation

The interim condensed consolidated financial statements include our accounts and all majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Condensed Consolidated Financial Statements

The interim condensed consolidated balance sheet as of June 30, 2021, and the interim condensed consolidated statements of operations, cash flows, and stockholders’ equity for the three and six months ended June 30, 2021 and 2020 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of our financial position as of June 30, 2021 and our results of operations and cash flows for the three and six months ended June 30, 2021 and 2020. The financial data and other financial information disclosed in these notes to the interim condensed consolidated financial statements related to the three- and six-month periods are also unaudited. The interim condensed consolidated results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ended December 31, 2021 or for any future annual or interim period. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. These interim condensed consolidated financial statements should be read in conjunction with Legacy Playboy’s audited financial statements included in the Current Report on Form 8-K/A as filed by us with the Securities and Exchange Commission (“SEC”) on March 31, 2021.

Reclassifications

Certain prior period amounts on the condensed consolidated statement of operations have been reclassified for consistency with the current period presentation. Such reclassifications were immaterial.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

We regularly assess these estimates, including but not limited to, valuation of our trademarks and trade name; the recoverability of editorial inventory; newsstand sales of our publications, pay-per-view and video-on-demand buys, and monthly subscriptions to our television and digital content; the adequacy of reserves associated with accounts receivable and inventory; unredeemed gift cards and store credits; and stock-based compensation expense including the determination of the fair value of our stock. We base these estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and such differences could be material to the financial position and results of operations.

Business Combinations

We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Concentrations of Business and Credit Risk

At various times throughout the period, we maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. We have not experienced any losses in such accounts and do not believe that there is any credit risk to our cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold and/or licensed. We have a licensee that accounted for approximately 11% and 16% of our total net revenues for the three months ended June 30, 2021 and 2020, respectively, and 12% and 16% of our total net revenues for the six months ended June 30, 2021 and 2020, respectively.

Cash Equivalents

Cash equivalents are temporary cash investments with an original maturity of three months or less at the date of purchase and are stated at cost, which approximates fair value.

Restricted Cash

At June 30, 2021 and December 31, 2020, restricted cash was primarily related to a cash collateralized letter of credit we maintained in connection with the lease of our Los Angeles headquarters.

Accounts Receivable, Net

Trade receivables are reported at their outstanding unpaid balances, less allowances for doubtful accounts. The allowances for doubtful accounts are increased by the recognition of bad debt expense and decreased by charge-offs (net of recoveries) or by reversals to income. We perform periodic evaluations of the adequacy of the allowances based on our past loss experiences and adverse situations that may affect a customer’s ability to pay. A receivable balance is written off when we deem the balance to be uncollectible. The allowance for doubtful accounts was $0.2 million at June 30, 2021 and December 31, 2020.

Inventories

Inventories consist primarily of finished goods and are stated at the lower of cost and net realizable value, using the first-in, first-out (“FIFO”) method.

Licensed Programming and Digital Content Costs

We license content for programming on Playboy Television. The license costs are capitalized and reflected in prepaid expenses and other current assets on our consolidated balance sheets. Licensed programming costs are amortized over a two-year period, representing the estimated period of use, with 50% of the cost amortized when the program is initially aired as we typically expect more upfront viewing, and the remaining balance over two years. Amortization of licensed programming costs is recorded in cost of sales on our consolidated statements of operations. We review factors impacting the amortization of the licensed programming costs on an ongoing basis.

We conduct impairment testing on programming costs whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to recorded value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.

Digital content expenditures related to our online content platforms are expensed when the content is published.

Deferred Offering Costs

Legal, accounting and other costs incurred in connection with the Business Combination are capitalized as deferred offering costs in other noncurrent assets on the consolidated balance sheet as of December 31, 2020. Capitalized deferred offering costs were $0.7 million at December 31, 2020. On February 10, 2021, upon consummation of the Business Combination, all deferred offering costs incurred through that date were reclassified to additional paid-in capital.

Revenue Recognition

We recognize revenue when we transfer promised goods or services in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. We apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, we do not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. We evaluate the nature of the license as to whether it provides a right to access or right to use the intellectual property (“IP”), which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.

Trademark Licensing

We license trademarks under multi-year arrangements with consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, we generally receive an annual nonrefundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Annual minimum guarantee amounts are billed quarterly, semi-annually, or annually in advance and these payments do not include a significant financing component. Earned royalties in excess of the minimum guarantee (“Excess Royalties”) are payable quarterly. The performance obligation is a license of symbolic IP that provides the customer with a right to access the IP, which represents a stand-ready obligation that is satisfied over time. We recognize revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognize Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned. As the sales reports from licensees are typically not received until after the close of the reporting period, we follow the variable consideration framework and constraint guidance to estimate the underlying sales volume to recognize Excess Royalties based on historical experience and general economic trends. Historical adjustments to recorded estimates have not been material.

Consumer Products

We generate revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through our direct-to-consumer channels (e-commerce sites and brick-and-mortar retail stores). We recognize e-commerce revenue upon delivery of the purchased goods to the buyers as our performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. We recognize retail store revenue at a point in time when a store satisfies a performance obligation and transfers control of the product to the customer. Our revenues are recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.

A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by us or through the third-party seller’s fulfillment services.We recognize the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.

We charge shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, we account for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of PlayboyPlus.com and Playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. We receive fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. We discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

We license our programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute our programming under the terms of affiliation agreements. The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and (ii) licenses to our functional IP that are provided over the contract term that provide the operators the right to use our content library as it exists at a point in time. For both performance obligations, our IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly and revenue is recognized as earned. The amount of royalties due to us is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period. In these cases, we follow the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. We offer sales incentives through various programs, consisting primarily of co-op marketing. We record advertising with customers as a reduction to revenue unless we receive a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case we record it as a marketing expense.

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. We record a receivable when we have an unconditional right to consideration which will become due solely due to the passage of time. We record a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. We record a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection. For long-term non-cancelable contracts whereby we have begun satisfying the performance obligation, we will record contract assets for the unbilled consideration which is contingent upon our future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.

Unredeemed Site Credits

Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer. We also recognize revenue for the breakage related to unredeemed site credits.

Practical Expedients

Payment terms and conditions vary by contract type; however, our terms generally include a requirement of payment within 30 days if not paid in advance. We elected the practical expedient to not assess whether a significant financing component exists if the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, we have applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Sales Taxes

Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in our consolidated statements of operations.

Cost of Sales

Cost of sales primarily consist of merchandise costs, warehousing, personnel and editorial content costs for Playboy magazine (through March 31, 2020), websites, and Playboy Television, agency fees, branding events and paper, printing, customer shipping and handling expenses, fulfillment activities, and freight-in.

Selling and Administrative

Selling and administrative expenses primarily consist of corporate office and retail store occupancy costs, personnel-related costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities, insurance and management fees. Selling and administrative costs are expensed as incurred.

Income Taxes

For interim reporting periods, our provision for income taxes is calculated using our annualized estimated effective tax rate for the year. This rate is based on our estimated full-year income and the related income tax expense for each jurisdiction in which we operate. Changes in the geographical mix, permanent differences or the estimated level of annual pre-tax income, can affect the effective tax rate.This rate is adjusted for the effects of discrete items occurring in the period.

We are subject to federal and state income taxes in the United States and foreign withholding taxes. We record deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in these jurisdictions. We evaluate our deferred tax assets quarterly to determine if adjustments to our valuation allowance are required based on the consideration of all available positive and negative evidence using a “more likely than not” standard with respect to whether deferred tax assets will be realized. Our evaluation considers, among other factors, our historical operating results, our expectation of future profitability, the duration of the applicable statutory carryforward periods, and tax planning alternatives. The ultimate realization of our deferred tax assets depends primarily on our ability to generate future taxable income during the periods in which the related deferred tax assets become deductible. The value of our deferred tax assets depends on applicable income tax rates.

We will continue to evaluate both the positive and negative evidence on a quarterly basis in determining the need for a valuation allowance with respect to our deferred tax assets. The accounting for deferred tax assets is based upon estimates of future results.Changes in positive and negative evidence, including differences between estimated and actual results, could result in changes in the valuation of our deferred tax assets that could have a material impact on our consolidated financial statements. Changes in existing federal and state tax laws and corporate income tax rates could also affect actual tax results and the realization of deferred tax assets over time.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that, under GAAP, are excluded from net loss. We have no items of other comprehensive loss. As such, net loss equals comprehensive loss, and a condensed consolidated statement of comprehensive loss is not required.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to PLBY Group, Inc. stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which we report net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (the “FASB”) issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”), which simplifies income tax accounting in various areas including, but not limited to, the accounting for hybrid tax regimes, tax implications related to business combinations, and interim period accounting for enacted changes in tax law, along with some codification improvements. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. We adopted this standard on January 1, 2021 with no material impact on our condensed consolidated financial statements.

Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. We are currently assessing the impact of this standard on our consolidated financial statements. We will adopt this standard and record a material right-of-use asset and related lease liability in connection with its implementation no later than its effective date of January 1, 2022.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. ASU 2016-13 and subsequent ASUs issued to update Topic 326 (collectively, “ASC 326”) will be effective for interim and annual periods beginning after December 15, 2022 (January 1, 2023 for us). Early adoption is permitted. We are currently assessing the impact of this standard on our consolidated financial statements.

2. Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 inputs: Based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 inputs: Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 inputs: Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

For cash equivalents, receivables and certain other current assets and liabilities, the amounts reported approximate fair value due to their short-term nature. For debt, we believe that the amounts reported approximate fair value based upon the refinancing of our debt in May 2021. Refer to Note 9, Debt, for additional disclosures about our debt. The following table summarizes the fair value of our financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
PSARs liability	$—	$—	$726	$726
Total liabilities	$—	$—	$726	$726

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
PSARs liability	$—	$—	$858	$858
Total liabilities	$—	$—	$858	$858

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.

The phantom stock appreciation rights (“PSARs”) liability is remeasured to its fair value each reporting period until its settlement at the end of the four-year vesting period with changes in fair value recorded in “selling and administrative expenses” in the condensed consolidated statements of operations. The fair value of the PSARs is based on the fair value of one unit of the equity of Yandy Holdings, LLC (“Yandy”), our wholly-owned subsidiary, which was estimated using a combination of market and income approaches to determine the enterprise value, weighting each approach and applying a discount for lack of marketability. The fair value of each PSAR was estimated based on a Black-Scholes model using the fair value per unit of Yandy’s equity of $50.46 as an input as well as the following: (i) base price of $13.00; (ii) volatility of 29.30%; (iii) expected term of 2.51 years; and (iv) risk-free rate of 0.36%. The assumptions used to estimate the liability are based on estimates and any change in such assumptions could increase or decrease the liability by a material amount. The following table summarizes the change in the fair value of the PSARs liability for the six months ended June 30, 2021 (in thousands):

Fair Value
Balance at December 31, 2020	$858
Change in fair value	(132)
Balance at June 30, 2021	$726

The decrease in fair value of the PSARs for the six months ended June 30, 2021 was primarily due to a portion of total PSAR liability being forfeited pursuant to a separation agreement with an employee. Subsequent to June 30, 2021, we entered into agreements with all employees holding the remaining PSARs, pursuant to which all outstanding PSARs are to be forfeited in full and converted into restricted stock units.

3. Revenue Recognition

Contract Balances

Our contract assets relate to the Trademark Licensing revenue stream where arrangements are typically long-term and non-cancelable. Contract assets are reclassified to accounts receivable when the right to bill becomes unconditional. Our contract liabilities consist of billings or payments received in advance of revenue recognition and are recognized as revenue when transfer of control to customers has occurred. Contract assets and contract liabilities are netted on a contract-by-contract basis. Contract assets were $15.6 million and $8.3 million as of June 30, 2021 and December 31, 2020, respectively. Contract liabilities were $53.5 million and $55.0 million as of June 30, 2021 and December 31, 2020, respectively. The changes in such contract balances during the six months ended June 30, 2021 primarily relate to (i) $27.9 million of revenues recognized that were included in gross contract liabilities at December 31, 2020, (ii) a $2.7 million increase in contract liabilities due to cash received in advance or consideration to which we are entitled remaining in the net contract liability balance at period-end, (iii) $23.7 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional, (iv) a $1.3 million increase in contract liabilities due to the acquisition of TLA, and (v) a $7.4 million increase in contract assets due to certain trademark licensing contract modification.

Contract assets were $8.4 million and $8.0 million as of June 30, 2020 and December 31, 2019, respectively. Contract liabilities were $47.7 million and $51.6 million as of June 30, 2020 and December 31, 2019, respectively. The changes in such contract balances during the six months ended June 30, 2020 primarily relate to (i) $27.5 million of revenues recognized that were included in gross contract liabilities at December 31, 2019, (ii) a $2.3 million increase in contract liabilities due to cash received in advance or consideration to which we are entitled remaining in the net contract liability balance at period-end, and (iii) $21.0 million of contract assets reclassified into accounts receivable as a result of rights to consideration becoming unconditional.

Future Performance Obligations

As of June 30, 2021, unrecognized revenue attributable to unsatisfied and partially unsatisfied performance obligations under our long-term contracts was $393.1 million, of which $387.0 million relates to Trademark Licensing, $5.4 million relates to Magazine and Digital Subscriptions, and $0.7 million relates to other obligations. Unrecognized revenue of the Trademark Licensing revenue stream will be recognized over the next ten years, of which 61% will be recognized in the first five years. Unrecognized revenue of the Magazine and Digital Subscriptions revenue stream will be recognized over the next five years, of which 55% will be recognized in the first year. Unrecognized revenues under contracts disclosed above do not include contracts for which variable consideration is determined based on the customer’s subsequent sale or usage.

Disaggregation of Revenue

Our revenue is recognized over time, with the exception of Consumer Products, for which revenue is recognized at a point in time. The following table disaggregates revenue by type (in thousands):

	Three Months Ended June 30, 2021					Six Months Ended June 30, 2021
			Digital					Digital
		Direct-to-	Subscription				Direct-to-	Subscription
	Licensing	Consumer	and Content	Other	Total	Licensing	Consumer	and Content	Other	Total
Trademark Licensing	$15,370	$—	$591	$—	$15,961	$30,347	$—	$1,318	$—	$31,665
Magazine and Digital Subscriptions	—	—	2,275	1,005	3,280	—	—	4,598	1,019	5,617
TV and Cable Programming	—	—	2,433	163	2,596	—	—	5,025	163	5,188
Consumer Products	—	28,014	—	—	28,014	—	50,061	—	—	50,061
Total revenues	$15,370	$28,014	$5,299	$1,168	$49,851	$30,347	$50,061	$10,941	$1,182	$92,531

	Three Months Ended June 30,2020					Six Months Ended June 30, 2020
			Digital					Digital
		Direct-to-	Subscription				Direct-to-	Subscription
	Licensing	Consumer	and Content	Other	Total	Licensing	Consumer	and Content	Other	Total
Trademark Licensing	$13,773	$—	$564	$—	$14,337	$29,417	$—	$1,272	$—	$30,689
Magazine and Digital Subscriptions	—	—	2,159	62	2,221	—	—	4,147	707	4,854
TV and Cable Programming	—	—	2,436	692	3,128	—	—	4,943	692	5,635
Consumer Products	—	14,871	—	—	14,871	—	25,153	—	—	25,153
Total revenues	$13,773	$14,871	$5,159	$754	$34,557	$29,417	$25,153	$10,362	$1,399	$66,331

4. Inventories, Net

The following table sets forth inventories, net, which are stated at the lower of cost (specific cost and first-in, first-out) and net realizable value (in thousands):

	June 30,	December 31,
	2021	2020
Editorial and other pre-publication costs	$161	$298
Merchandise finished goods	18,102	11,490
Total	$18,263	$11,788

At June 30, 2021 and December 31, 2020, reserves for slow-moving and obsolete inventory related to merchandise finished goods amounted to $1.1 million and $0.2 million, respectively.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Prepaid agency fees and commissions	$1,553	$2,408
Prepaid foreign withholding taxes	3,542	2,207
Prepaid insurance	2,719	313
Contract assets, current portion	903	1,173
Licensed programming costs	573	497
Security deposits	2,150	—
Other	2,775	2,224
Total	$14,215	$8,822

As of June 30, 2021, the unamortized balance of the licensed programming costs will be recognized over 1.8 years. We recognized amortization expense of $0.1 million for each of the three months ended June 30, 2021 and 2020. Amortization expense for each of the six months ended June 30, 2021 and 2020 was $0.2 million.

6. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	June 30,	December 31,
	2021	2020
Furniture and fixtures	$8,446	$7,211
Aircraft	12,720	—
Leasehold improvements	5,928	3,543
Total property and equipment, gross	$27,094	$10,754
Less: accumulated depreciation	(6,169)	(5,551)
Total	$20,925	$5,203

In April 2021, we purchased an aircraft for an aggregate purchase price of $12.7 million, including $0.7 million of costs related to inspecting and testing the aircraft prior to purchase. The aircraft is being amortized on a straight-line basis over its estimated useful life of seven years.

The aggregate depreciation expense related to property and equipment, net was $0.7 million and $0.4 million for the three months ended June 30, 2021 and 2020, respectively, and $1.1 million and $0.8 million for the six months ended June 30, 2021 and 2020, respectively.

7. Intangible Assets and Goodwill

Intangible Assets

Our indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of $331.6 million and $336.7 million of Playboy-branded trademarks and acquired trade names as of June 30, 2021 and December 31, 2020, respectively.

In January 2021, we assessed and adjusted the expected use of our certain acquired trade names. In determining the estimated useful life of acquired trade names, we consider the longevity of the trade name, economic factors and period over which economic benefit is consumed, among other factors. No material impact was recorded during the three and six months ended June 30, 2021.

Capitalized trademark costs include costs associated with the acquisition, registration and/or renewal of our trademarks. We expense certain costs associated with the defense of our trademarks. Registration and renewal costs of $0.2 million were capitalized during each of the three months ended June 30, 2021 and 2020. Registration and renewal costs of $0.3 million were capitalized during each of the six months ended June 30, 2021 and 2020.

Our amortizable intangible assets consisted of the following (in thousands):

	Weighted-	Gross		Net
	Average Life	Carrying	Accumulated	Carrying
	(Years)	Amount	Amortization	Amount
June 30, 2021
Trade names	10	$9,430	$(403)	$9,027
Distribution agreements	15	3,720	(2,563)	1,157
Photo and magazine archives	10	2,000	(2,000)	—
Customer list	10	1,180	(177)	1,003
Total		$16,330	$(5,143)	$11,187

	Weighted-	Gross		Net
	Average Life	Carrying	Accumulated	Carrying
	(Years)	Amount	Amortization	Amount
December 31, 2020
Distribution agreements	15	$3,720	$(2,438)	$1,282
Photo and magazine archives	10	2,000	(1,967)	33
Licensing agreements	9	5,913	(5,913)	—
Customer list	10	1,180	(118)	1,062
Total		$12,813	$(10,436)	$2,377

The aggregate amortization expense for definite-lived intangible assets was $0.3 million and $0.2 million for the three months ended June 30, 2021 and 2020, respectively, and $0.6 million and $0.4 million for the six months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021, expected amortization expense relating to definite-lived intangible assets for the next five years and thereafter is as follows (in thousands):

Remainder of 2021	$655
2022	1,309
2023	1,309
2024	1,309
2025	1,309
Thereafter	5,296
Total	$11,187

Goodwill

Changes in the carrying value of goodwill for the six months ended June 30, 2021 were as follows (in thousands):

Balance at December 31, 2020	$504
Acquisition of TLA	16,310
Balance at June 30, 2021	$16,814

8.    Other Current Liabilities and Accrued Expenses

Other current liabilities and accrued expenses consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Accrued interest	$1,075	$3,991
Accrued agency fees and commissions	3,821	5,950
Accrual related to shares issuable pursuant to trademark licensing agreement	2,500	—
Other	11,963	8,615
Total	$19,359	$18,556

9. Debt

The following table sets forth our debt (in thousands):

	June 30,	December 31,
	2021	2020
Term loan, due 2023	$—	$159,058
Term loan, due 2027 (as refinanced)	160,000	—
Aircraft term loan, due 2026	9,000	—
Convertible promissory notes	—	6,230
Total debt	169,000	165,288
Less: unamortized debt issuance costs	(2,578)	(358)
Less: unamortized debt discount	(4,891)	—
Total debt, net of unamortized debt issuance costs and debt discount	161,531	164,930
Less: current portion of debt	(2,093)	(4,470)
Less: convertible promissory notes	—	(6,230)
Total debt, net of current portion	$159,438	$154,230

Term Loan

2014 Term Loan

In June 2014, we borrowed $150.0 million under a four-and-one-half-year term loan maturing on December 31, 2018, at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). In December 2019, the term loan was amended to borrow an additional $12.0 million. Our debt bore interest at a rate per annum equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. From 2016 to 2020, the term loan was amended multiple times to increase the commitment amount, extend the maturity date to December 31, 2023, set up a debt reserve account and excess cash account, and to revise the quarterly principal payments and applicable margin rates, among other amendments.

In March 2020, the term loan was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. We incurred additional financing costs of $0.1 million related to this amendment that were capitalized.

In January 2021, the term loan was amended to defer the excess cash flow payment due in January 2021 to April 2021 among other amendments. The terms of the modified term loan were not considered substantially different and the amendment was accounted for as a modification. On May 25, 2021, the Credit Agreement was repaid in full and terminated upon completion of the refinancing described below.

New Term Loan

In May 2021, we consummated the refinancing of the term loan facility (the “Refinancing”), which was scheduled to expire on December 31, 2023. Pursuant to the Refinancing’s new Credit and Guaranty Agreement (the “New Credit Agreement”) with Acquiom Agency Services LLC, as the administrative agent and collateral agent, we obtained a new $160 million senior secured term loan (the “New Term Loan”), which was fully funded at the closing of the refinancing. In connection with the refinancing, we were required to pay off the prior term loan facility with an outstanding principal balance of approximately $154.7 million, as well as certain fees and expenses in connection with such payoff. We financed the payoff of the prior facility with proceeds from the New Term Loan.

As a result of the refinancing, we recognized a loss on the early extinguishment of debt of $1.2 million during the three and six months ended June 30, 2021, due to $1.0 million of fees which were expensed as incurred in connection with the refinancing, as well as the write-off of $0.2 million of unamortized debt discount and deferred financing fees as a result of such refinancing.

The New Term Loan has a six year term and matures in May of 2027. The New Term Loan accrues interest at LIBOR plus 5.75%, with a LIBOR floor of 0.50%. The interest rate applicable to borrowings under the New Term Loan may subsequently be adjusted on periodic measurement dates provided for under the new credit agreement based on the type of loans borrowed by us and our total leverage ratio at such time. The New Term Loan requires quarterly amortization payments of $0.4 million, commencing on September 30, 2021, with the balance becoming due at maturity.

Refer to Note 20, Subsequent Events, for information regarding an amendment to the New Credit Agreement on August 11, 2021.

Aircraft Term Loan

In May 2021, we borrowed $9.0 million under a five-year term loan maturing in May 2026 to fund the purchase of an aircraft (the “Aircraft Term Loan”). The stated interest rate was 6.25% as of June 30, 2021. The Aircraft Term Loan requires monthly amortization payments of approximately $0.1 million, commencing on July 1, 2021. We incurred $0.1 million of financing costs related to the Aircraft Term Loan, which were capitalized.

Original issue discounts and deferred financing costs were incurred in connection with the issuance of our term loans. Costs incurred in connection with debt are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness and are included in “interest expense” in the consolidated statements of operations. Amortization expense related to deferred financing costs was immaterial for the three and six months ended June 30, 2021 and 2020. Interest expense related to our debt was $2.3 million and $3.3 million for the three months ended June 30, 2021 and 2020, respectively, and $5.6 million and $6.6 million for the six months ended June 30, 2021 and 2020, respectively. The stated interest rate was 6.25% and 8.25% as of June 30, 2021 and December 31, 2020, respectively.

As was the case with the 2014 Credit Agreement, the terms of the New Credit Agreement limit or prohibit, among other things, our ability to: incur liens, incur additional indebtedness, make investments, transfer, sell or acquire assets, pay dividends and change the business we conduct. Acquiom Agency Services LLC has a lien on all our assets as stated in the New Credit Agreement.

The following table sets forth maturities of the principal amount of our term loans as of June 30, 2021 (in thousands):

Remainder of 2021	$1,231
2022	2,506
2023	2,565
2024	2,627
2025	2,695
Thereafter	157,376
Total	$169,000

Convertible Promissory Notes — Creative Artists Agency and Global Brands Group LLP

In August 2018, a convertible promissory note was issued to CAA Brand Management, LLC (“CAA”) for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited (“GBG”) for $7.3 million. These notes were noninterest bearing and were convertible into shares of our common stock no later than October 31, 2020, which was extended to December 31, 2020. The terms of these notes were subject to negotiation in December 2020, and in December 2020, we settled the outstanding GBG note at a 20% discount for $5.8 million, resulting in a gain from settlement of $1.5 million. In January 2021, the outstanding note with CAA was converted into 51,857 shares of Legacy Playboy’s common stock, which was exchanged for 290,563 shares of our common stock upon the closing of the Business Combination in February 2021.

Convertible Promissory Note — United Talent Agency, LLC

In March 2018, we issued a convertible promissory note to United Talent Agency, LLC (“UTA”) for $2.0 million. In June 2018, we issued a second convertible promissory note to UTA for $1.5 million. These notes were noninterest bearing and were to be convertible into shares of our common stock no later than October 31, 2020, which was extended to December 31, 2020. In January 2021, the settlement terms of the notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In February 2021, the outstanding convertible notes with UTA were settled for $2.8 million resulting in a gain from settlement of $0.7 million.

10.  Redeemable Noncontrolling Interest

On April 13, 2015, we sold 25% of the membership interest in our subsidiary, After Dark LLC, to an unaffiliated third party for $1.0 million. As part of the arrangement we granted a put right to this party which provides the right, but not the obligation, to the third party to cause us to purchase all of the third party’s interest in After Dark LLC at the then fair market value. This put right can be exercised on April 13 of each year. Additionally, the put right can be exercised upon a change of control of the Company. To date, the put right has not been exercised, including in connection with the Business Combination. Our controlling interest in this subsidiary requires the operations of this subsidiary to be included in the consolidated financial statements. Noncontrolling interest with redemption features, such as put options, that are not solely within our control (redeemable noncontrolling interest) are reported as mezzanine equity on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, between liabilities and equity. Net income or loss of After Dark LLC is allocated to its noncontrolling member interest based on the noncontrolling ownership percentage.

Additionally, the results of operations of the subsidiary that are not attributable to us are shown as “net loss attributable to redeemable noncontrolling interest” in the condensed consolidated statements of operations. There was no change in the balance of the redeemable noncontrolling interest as After Dark LLC did not generate any operating activities for the six months ended June 30, 2021 and 2020.

11. Stockholders’ Equity

Common Stock

The holders of our common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when, as, and if declared by our Board of Directors (the “Board of Directors”). As of June 30, 2021, no dividends had been declared by the Board of Directors.

Common stock reserved for future issuance consists of the following:

	June 30,	December 31,
	2021	2020
Shares available for grant under stock option plans	4,262,364	1,646,518
Options issued and outstanding under stock option plans	3,560,541	2,594,597
Unvested restricted stock units	—	313,976
Vested restricted stock units not yet settled	2,045,634	1,731,658
Convertible promissory note payable to CAA	—	290,563
Shares issuable pursuant to trademark licensing agreement	54,646	—
Total common stock reserved for future issuance	9,923,185	6,577,312

Treasury Stock

In connection with the execution of the Merger Agreement, Legacy Playboy, Sponsor, and Dr. Suying Liu entered into the Insider Stock Purchase Agreement, pursuant to which Legacy Playboy purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, Sponsor was obligated to transfer the Initial Shares to Legacy Playboy upon the closing of the Merger or, if the Merger Agreement was terminated, upon the consummation of any other business combination. As of December 31, 2020, Legacy Playboy had paid a nonrefundable $4.4 million prepayment, representing the purchase price of the 700,000 Initial Shares, at a price of $6.35 per share. This payment is included as a current asset in the accompanying condensed consolidated balance sheet at December 31, 2020. In February 2021, the Initial Shares were transferred to us upon the closing of the Merger and reclassified from “stock receivable” to “treasury stock” as part of the recapitalization.

In connection with our recapitalization that occurred with the consummation of the Business Combination, we eliminated Legacy Playboy’s previously held treasury stock of 1,164,847 shares. We held 700,000 shares of treasury stock as of June 30, 2021.

Public Offering

In June 2021, we completed a public offering in which 4,720,000 shares of our common stock were sold at a price of $46 per share. The underwriters were also granted an option to purchase up to an additional 708,000 shares of our common stock from us at the public offering price, less underwriting discounts and commissions. Such option expired unexercised. We incurred approximately $13.2 million of underwriting commissions and $1.0 million of public offering related fees, which were netted against the proceeds. The net proceeds received from the public offering were $202.9 million.

12.  Stock-Based Compensation

In June 2018, Legacy Playboy adopted its 2018 Equity Incentive Plan (“2018 Plan”), under which 6,287,687 of Legacy Playboy’s common shares were originally reserved for issuance. Our employees, directors, officers, and consultants are eligible to receive nonqualified and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other share awards under the 2018 Plan. All stock options and restricted stock unit awards granted under the 2018 Plan in 2019 and 2020 that were outstanding immediately prior to the consummation of the Business Combination were accelerated and fully vested (other than the Pre-Closing Option), and subsequently converted into options to purchase or the right to receive shares of our common stock as described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies. The impact of the acceleration of the vesting of 829,547 stock options and 288,494 restricted stock unit awards was an expense of $0 and $3.1 million for the three and six months ended June 30, 2021, respectively.

On February 9, 2021, our stockholders approved the 2021 Equity and Incentive Compensation Plan (“2021 Plan”), which became effective following consummation of the Business Combination. As of June 30, 2021, 4,262,364 shares were authorized for issuance under the 2021 Plan. In addition, the shares authorized for the 2021 Plan may be increased on an annual basis via an evergreen refresh mechanism for a period of up to 10 years, beginning with the fiscal year that begins January 1, 2022, in an amount equal up to 4% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year. Following the effectiveness of the 2021 Plan, no further awards will be granted under the 2018 Plan, but the 2018 Plan will remain outstanding and continue to govern outstanding awards granted thereunder. No awards were granted under the 2021 Plan during the six months ended June 30, 2021.

Stock Option Activity

Stock option activity under the 2018 Plan is as follows:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
	Number of	Exercise	Term	Value
	Options	Price	(years)	(in thousands)
Balance – December 31, 2020	2,594,597	$3.79	8.5	$13,791
Granted(1)	965,944	10.52
Exercised	—	—
Forfeited	—	—
Cancelled	—	—
Balance – June 30, 2021	3,560,541	$5.61	8.2	$118,483
Exercisable – June 30, 2021	2,594,597	$3.79	7.6	$91,080
Vested and expected to vest – June 30, 2021	3,560,541	$5.61	8.2	$118,483
(1)	The options granted during the period were not included in the number of options for which vesting was accelerated as part of the Business Combination.

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding and exercisable stock options and the fair value of our common stock at June 30, 2021. There were no options exercised during the six months ended June 30, 2021.

The grant date fair value of options that vested during the three months ended June 30, 2021 and 2020 were $0 and $0.3 million, respectively. The grant date fair value of options that vested during the six months ended June 30, 2021 and 2020 were $2.1 million and $0.7 million, respectively. The options granted during the six months ended June 30, 2021 and 2020 had a weighted-average fair value of $4.63 and $2.02 per share, respectively, at the grant date. There were no options granted during the three months ended June 30, 2021 and 2020.

Restricted Stock Units

Restricted stock unit activity under the 2018 Plan is as follows:

Weighted-
Average
Grant Date
	Number of	Fair Value
	Awards	per Share
Unvested and outstanding balance at December 31, 2020	313,976	$4.30
Granted	—	—
Vested	(313,976)	4.30
Forfeited	—	—
Unvested and outstanding balance at June 30, 2021	—	$—

There were no restricted stock units that vested during the three months ended June 30, 2021 and 2020. The total fair value of restricted stock units that vested during the six months ended June 30, 2021 and 2020 was approximately $1.4 million and $1.4 million, respectively. All 2,045,634 outstanding and fully vested restricted stock units remained unsettled at June 30, 2021 and will be settled one year from the consummation of the Business Combination. As such, they are excluded from outstanding shares of common stock but are included in weighted-average shares outstanding for the calculation of net loss per share for the three and six months ended June 30, 2021.

Stock Options Granted

To determine the value of stock option awards for stock-based compensation purposes, we used the Black-Scholes option-pricing model and the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment.

Fair value of common stock — Prior to the Business Combination, the fair value of our shares of common stock underlying the awards has historically been determined by the Board of Directors with input from management and contemporaneous third-party valuations, as there was no public market for our common stock. The Board of Directors determined the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of our common stock, transactions in our common stock, and general and industry specific economic outlook, among other factors. Subsequent to the Business Combination, the fair value of our common stock is based on the quoted price of our common stock.

Expected term — For employee awards granted at-the-money, we estimate the expected term based on the simplified method, which is the midpoint between the vesting date and the end of the contractual term for each award since our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. For nonemployee awards and employee awards granted out-of-the-money, our best estimate of the expected term is the contractual term of the award.

Volatility — We derive the volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards as we do not have sufficient historical trading history for our stock. We selected companies with comparable characteristics to us, including enterprise value, risk profiles, and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.

Risk-free interest rate — The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant, the term of which is consistent with the expected life of the award.

Dividend yield — We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

We estimated the fair value of each option on the date of grant using the Black-Scholes option pricing model applying the weighted-average assumptions in the following table. There were no options granted during the three months ended June 30, 2021 and 2020.

	Six Months Ended June 30,
	2021	2020
Fair value of common stock	$10.52	$3.94 – $4.17
Expected term, in years	5.86	5.88 – 6.06
Expected volatility	47%	40%
Risk-free interest rate	0.57%	1.45% – 1.46%
Expected dividend yield	0%	0%

Stock-Based Compensation Expense

Stock-based compensation expense under our equity incentive plans was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of sales	$—	$5	$—	$10
Selling and administrative expenses	361	1,340	3,859	2,084
Total	$361	$1,345	$3,859	$2,094

At June 30, 2021, total unrecognized compensation expense related to unvested stock option awards was $3.9 million and is expected to be recognized over the remaining weighted-average service period of 2.6 years.

Phantom Stock Appreciation Rights

In September 2020, we established the Yandy Phantom Stock Appreciation Rights Plan (“PSAR Plan”) whereby PSARs are granted to certain executives. PSARs granted under the plan are non-assignable and are cash-settled based on the fair value of a common stock unit of Yandy on a minority, non-marketable basis, on the four-year anniversary of the vesting commencement date. We granted 91,500 PSARs during 2020 which vest over a four-year period, commencing on December 31, 2019, with a one-year cliff and monthly vesting thereafter. The liability associated with the PSARs is remeasured at the end of each reporting period and is recorded within other noncurrent liabilities on our condensed consolidated balance sheets at its fair value of $0.7 million and $0.9 million as of June 30, 2021 and December 31, 2020, respectively. The decrease in fair value of the PSARs for the six months ended June 30, 2021 was primarily due to a portion of total PSAR liability being forfeited pursuant to a separation agreement with an employee. Subsequent to June 30, 2021, we entered into agreements with employees holding the remaining PSARs, pursuant to which outstanding PSARs are to be forfeited in full and converted into restricted stock units.

13. Commitments and Contingencies

Leases

Our principal lease commitments are for office space and operations under several non-cancelable operating leases with contractual terms expiring from 2021 to 2031. Some of these leases contain renewal options and rent escalations.

In 2019, we entered into an agreement to lease space for our corporate headquarters in Los Angeles, which we occupied under a sublease with a third party. The new lease commenced in July 2020 upon the expiration of the sublease and is for a term of approximately 7 years. We had a $2.0 million cash collateralized letter of credit related to the lease as of June 30, 2021 and December 31, 2020.

Yandy’s operating lease for warehousing and office space in Phoenix, Arizona expired in February 2021, following an extension of the original December 2020 expiration. On August 26, 2020, we entered into a non-cancelable operating lease for 51,962 square feet of warehousing and office space in Phoenix, Arizona for Yandy’s operations. The lease commenced on February 1, 2021 and expires on May 31, 2031 with an option to renew for an additional 5 or 10 years at market rates. Rent, which commenced in June 2021 after a four-month rent free period, is payable monthly and is subject to annual increases of 3% for a total lease commitment of $4.1 million. Additionally, we are eligible to receive a tenant improvement allowance of up to $0.8 million.

In 2017, we vacated our New York office space and entered into an agreement to sublease the space for a period approximating the remaining term of our lease. This lease expires in 2024.

In connection with the acquisition of TLA, as disclosed in Note 17, Acquisition, we acquired 41 retail stores, which TLA leases and operates in Washington, Oregon, California, Texas and Tennessee for the purpose of selling its products to customers. The majority of the leases are triple net leases, for which TLA, as a lessee, is responsible for paying rent as well as common area maintenance, insurance and taxes. Lease terms run between 2 and 10 years in length, with the average lease term being approximately 5 years and in many cases include renewal options.

Rental expense associated with operating leases is charged to expense in the year incurred and is included in our condensed consolidated statements of operations. For the three months ended June 30, 2021 and 2020, the rental expense charged to selling, general and administrative expense was $2.0 million and $0.6 million, respectively. Rental expense charged to selling, general and administrative expense for the six months ended June 30, 2021 and 2020 was $3.3 million and $1.1 million. Rental expense charged to cost of sales for the three and six months ended June 30, 2021 and 2020 was immaterial.

The following table sets forth the future minimum lease commitments and future sublease income as of June 30, 2021 under operating leases with initial or remaining non-cancelable terms in excess of one year (in thousands):

	Minimum
	Lease	Sublease
	Commitments	Income
Remainder of 2021	$3,944	$(144)
2022	6,834	(313)
2023	6,013	(322)
2024	5,203	(246)
2025	4,439	—
Thereafter	8,685	—
Total	$35,118	$(1,025)

Legal Contingencies

From time to time, we may have certain contingent liabilities that arise in the ordinary course of our business activities. We accrue a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In January 2019, a class action suit was initiated against us on behalf of a group of Michigan Playboy magazine subscribers, where the subscribers sued after their personal details were disclosed in violation of the Michigan Preservation of Personal Privacy Act. The parties entered into a Settlement Agreement which was approved, and the court entered a final judgment on August 19, 2020 in the amount of $3.9 million to be paid by us. The amount was paid in September 2020.

On April 1, 2019, a former employee, through counsel, delivered to us a letter which set forth various potential claims against us related to the individual’s former employment with us. A settlement was reached in October 2020 in the amount of $2.6 million. We have employment practices liability insurance for such claims which is capped at $2.5 million. We paid $0.4 million in November 2020, representing the amount of the settlement not covered by the employment practices liability insurance and had a $0.3 million receivable from the insurance provider as of December 31, 2020 and June 30, 2021.

On May 21, 2019, Michael Whalen, as Trustee for the Hugh M. Hefner 1991 Trust (the “Trust”), initiated an arbitration against us asserting that we had breached that certain License Agreement between Hugh M. Hefner (“Mr. Hefner”) and us dated on or about March 4, 2011, wherein Mr. Hefner licensed his image, signature, voice, likeness and other elements of his persona and identity to us. The Trust has also asserted statutory claims against us for the alleged violation of Mr. Hefner’s right of publicity. The parties entered into a Settlement Agreement, dated August 21, 2020, pursuant to which we paid to the Trust $1.8 million to settle this matter in September 2020.

On May 18, 2020, a former employee filed a complaint against us in Los Angeles County Superior Court related to the individual’s former employment with us. A settlement was reached in April 2021 for dismissal of the case upon payment to the complainant of $0.2 million, which is anticipated to be primarily covered by our employment practices liability insurance.

We may periodically be involved in other legal proceedings arising in the ordinary course of business. These matters are not expected to have a material adverse effect on our consolidated financial statements.

COVID-19

In March 2020, COVID-19 was declared a pandemic by the World Health Organization. Since that time, we have focused on protecting our employees, customers and vendors to minimize potential disruptions while managing through this pandemic. Nonetheless, the COVID-19 pandemic continues to disrupt and delay supply chains, affect production and sales across a range of industries and result in legal restrictions requiring businesses to close and consumers to stay at home for days-to-months at a time. These disruptions have impacted our business by slowing the launch of new products, causing certain products sold by Yandy to be out-of-stock, closing retail stores of certain of our licensees and closing the London Playboy Club and certain other Playboy-branded live gaming operations. As a result, licensing revenues from certain gaming and retail licensees declined in the last three quarters of 2020 and the first two quarters of 2021, as compared to royalties from such sources during pre-pandemic periods. However, as of the date of these consolidated financial statements, our business as a whole has not suffered any material adverse consequences to date from the COVID-19 pandemic, as negative impacts have thus far been offset by an increase in online direct-to-consumer sales and higher royalties from licensing collaborations in the United States during the last three quarters of 2020 and the first two quarters of 2021. The extent of the impact of COVID-19 on our future operational and financial performance will depend on certain developments, including the further duration and spread of the outbreak and its impact on employees and vendors, all of which are uncertain and cannot be predicted. As of the date of these consolidated financial statements, the full extent to which COVID-19 may impact our future financial condition or results of operations is uncertain.

14.  Severance Costs

We have incurred severance costs stemming from reducing our headcount as the business has shifted from primarily a print and digital media business, generating advertising and sponsorship revenues, to primarily a commerce business marketing consumer products. We did not incur such costs during the three and six months ended June 30, 2021. The costs incurred during the three and six months ended June 30, 2020 resulted from the rightsizing of our business. We recorded severance costs of $0.6 million in accrued salaries, wages, and employee benefits and $0.1 million in other noncurrent liabilities as of December 31, 2020 on the condensed consolidated balance sheets. Severance costs in the condensed consolidated statements of operations were as follows (in thousands):

	Three Months Ended June 30, 2020			Six Months Ended June 30, 2020
	Corporate	Other	Total	Corporate	Other	Total
Cost of sales	$—	$640	$640	$—	$648	$648
Selling and administrative expenses	451	79	530	621	79	700
Total severance costs	$451	$719	$1,170	$621	$727	$1,348

15.   Income Taxes

The effective tax rate for the three months ended June 30, 2021 and 2020 was -28.98% and -170.25%, respectively. The effective tax rate for the six months ended June 30, 2021 and 2020 was 0.65% and -177.5%, respectively. The effective tax rate for the three and six months ended June 30, 2021 and 2020 differed from the U.S. statutory federal income tax rate of 21% primarily due to foreign withholding taxes, state taxes, permanent tax adjustments, and movements of the valuation allowance recorded against deferred tax assets that are more likely than not to be realized.

In response to the COVID-19 pandemic, on March 18, 2020, the Families First Coronavirus Response Act (“FFCR Act”) was enacted, on March 27, 2020, the Coronavirus Aid, Relief, Economic Security Act (“CARES Act”) was enacted and, on March 11, 2021, the American Rescue Plan Act of 2021 (with the FFCR Act and the CARES Act, the “Acts”) was enacted. The Acts contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Acts did not have a material impact on our condensed consolidated financial statements for the three and six months ended June 30, 2021 and 2020.

16.  Net Loss Per Share

The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Stock options to purchase common stock	3,560,541	2,399,195	3,560,541	2,399,195
Unvested restricted stock units	—	425,799	—	425,799
Convertible promissory notes	—	2,133,019	—	2,133,019
Total	3,560,541	4,958,013	3,560,541	4,958,013

17.  Acquisitions

Acquisition of TLA Acquisition Corp. (Lovers)

On March 1, 2021, we acquired 100% of the equity of TLA for cash consideration of $24.9 million. TLA is the parent company of the Lovers family of stores, a leading omnichannel online and brick-and-mortar sexual wellness chain, with 41 stores in five states.

The primary drivers for the acquisition were to leverage TLA’s brick-and-mortar presence, e-commerce capabilities, attractive brand positioning and customer database.

The following table sets forth the revised preliminary allocation of the purchase price for TLA to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from TLA (in thousands):

Tangible net assets and liabilities:
Cash	$1,823
Inventory	7,614
Property and equipment	2,214
Accounts payable	(1,319)
Other net assets	(5,826)
Total net assets	4,506
Intangible assets:
Trade name	4,100
Total intangible assets	4,100
Net assets acquired	8,606
Purchase consideration	24,916
Goodwill	$16,310

The estimated fair value of the assets and liabilities acquired was determined by our management, which considered, among other factors, a valuation report prepared by an independent third-party valuation firm. Trade name consists of the TLA trade name/domain and its fair value was estimated using a relief-from-royalty method. Unfavorable leasehold interest is due to the fair values of acquired lease contracts having contractual rents higher than fair market rents. This liability will be wound down as an offset to rent expense over a four-year period, which is the average remaining contractual life of the acquired leases. The unfavorable leasehold interest liability is included in the other net assets amount in the table above.

The updates to the estimated purchase price allocation in the second quarter of 2021 were primarily related to the step-up in inventory. The total acquisition consideration was greater than the fair value of the net assets acquired resulting in the recognition of goodwill of $16.3 million. The factors that make up the goodwill amount primarily pertain to the value of the expected synergies resulting in strengthening and expansion of our e-commerce and brick-and-mortar market positions. Although this TLA acquisition does not give rise to any new tax deductible goodwill, TLA has tax deductible goodwill of $19.0 million from a previous acquisition.

TLA’s operating results are consolidated with Playboy’s beginning on March 1, 2021. Therefore, the consolidated results of operations for the six months ended June 30, 2021 may not be comparable to the same period in 2020. TLA’s results of operations for the six months ended June 30, 2021 are presented in the table below:

Six Months Ended June 30, 2021
Net revenues	$18,515
Costs and expenses
Cost of sales	(9,087)
Selling and administrative expenses	(9,147)
Total costs and expenses	(18,234)
Operating income	281
Nonoperating expense	2
Net income	$283

Pro Forma Financial Information (Unaudited)

The following table summarizes certain of our supplemental pro forma financial information for the three and six months ended June 30, 2021 and 2020, as if the acquisition of TLA had occurred as of January 1, 2020. The unaudited pro forma financial information for the three and six months ended June 30, 2021 and 2020 reflects (i) the reduction in amortization expense based on fair value adjustments to the intangible assets acquired from TLA; (ii) the reduction in rent expense due to the amortization of unfavorable leasehold interest acquired from TLA; and (iii) the reversal of interest expense on TLA’s debt that was settled on the acquisition date. Transaction costs incurred by us and TLA during the three months ended June 30, 2021 were immaterial. For the six months ended June 30, 2021, transaction costs incurred by us and TLA were $0.9 million and $0.7 million, respectively. The unaudited pro forma financial information is for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition been made at that date or of results which may occur in the future (in thousands).

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
Net revenues	$49,851	$49,851	$34,557	$39,740	$92,531	$101,380	$66,331	$81,381
Net loss	$(8,916)	$(8,916)	$(3,616)	$(5,621)	$(13,913)	$(12,502)	$(6,025)	$(7,259)

18.  Related Party Transactions

During 2011, we entered into a management agreement with an affiliate of one of our stockholders for management and consulting services. Based on the terms of this agreement, management fees were $1.0 million per calendar year. We terminated this agreement in the first quarter of 2021 upon consummation of the Business Combination. Management fees incurred by us for the three months ended June 30, 2021 and 2020 were $0 and $0.3 million, respectively. Management fees for the six months ended June 30, 2021 and 2020 were $0.3 million and $0.6 million, respectively. There were no amounts due to or due from this affiliate as of June 30, 2021 or December 31, 2020.

19.  Segments

We have three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives revenue from sales of consumer products sold through third-party retailers, online direct-to-customer or brick-and-mortar through our recently acquired sexual wellness chain, with 41 stores in five states, as disclosed in Note 17, Acquisition. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming that is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.

Our Chief Executive Officer is our Chief Operating Decision Maker (“CODM”). Segment information is presented in the same manner that our CODM reviews the operating results in assessing performance and allocating resources. Total asset information is not included in the tables below as it is not provided to and reviewed by our CODM. The “All Other” line items in the tables below are primarily attributable to Playboy magazine and brand marketing and these segments do not meet the quantitative threshold for determining reportable segments. We discontinued publishing Playboy magazine in the first quarter of 2020. The “Corporate” line item in the tables below includes certain operating expenses that are not allocated to the reporting segments presented to our CODM. These expenses include legal, human resources, accounting/ finance, information technology and facilities. The accounting policies of the reportable segments are the same as those described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

Financial information by reportable segment is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues:
Licensing	$15,370	$13,773	$30,347	$29,417
Direct-to-Consumer	28,014	14,871	50,061	25,153
Digital Subscriptions and Content	5,299	5,159	10,941	10,362
All Other	1,168	754	1,182	1,399
Total	$49,851	$34,557	$92,531	$66,331
Operating income (loss):
Licensing	$11,064	$9,560	$21,645	$20,675
Direct-to-Consumer	(541)	227	1,134	(954)
Digital Subscriptions and Content	2,436	2,218	5,481	4,635
Corporate	(16,404)	(9,917)	(36,213)	(18,981)
All Other	5	(154)	(26)	(919)
Total	$(3,440)	$1,934	$(7,979)	$4,456

20.  Subsequent Events

Acquisition of Honey Birdette

On June 28, 2021, we entered into a Share Purchase Agreement (the “SPA”) to acquire Honey Birdette (Aust) Pty Limited, a company organized under the laws of Australia (“Honey Birdette”). Pursuant to the SPA, on August 9, 2021, we acquired all of the capital stock of Honey Birdette for aggregate consideration of $327.7 million, made up of $235.0 million in cash and 2,155,849 shares of our common stock, valued at $92.7 million based on a price of $43.02 per share pursuant to the terms of the SPA, resulting in Honey Birdette becoming an indirect, wholly-owned subsidiary of PLBY.

Amendment of New Credit Agreement

We entered into Amendment No. 1 to the New Credit Agreement, dated as of August 11, 2021 (the “First Amendment”), by and among PLBY, Playboy Enterprises, Inc., the subsidiary guarantors party thereto, the lenders party thereto, and Acquiom Agency Services LLC, as the administrative agent and the collateral agent, to, among other things: (a) obtain a $70 million incremental term loan (the “Incremental Term Loan”), thereby increasing the aggregate principal amount of term loan indebtedness outstanding under the New Credit Agreement to $230 million, and (b) amend the terms of the New Credit Agreement to, among other things, permit Honey Birdette and certain of its subsidiaries to guaranty the obligations under the New Credit Agreement.

The Incremental Term Loan was incurred on materially the same terms as the New Term Loan. The New Credit Agreement, as amended by the First Amendment, requires quarterly amortization payments of $575,000, commencing on September 30, 2021.

The Incremental Term Loan, together with cash on hand, was used to finance the acquisition of Honey Birdette and to pay fees and expenses incurred in connection with the Incremental Term Loan and such acquisition.

Stock Issuance to Licensee

On August 11, 2021, we issued 109,291 shares of our common stock to a licensee based on a price of $45.75 per share pursuant to the terms of a license agreement.

Playboy Enterprises, Inc.

Index to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Playboy Enterprises, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Playboy Enterprises, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations, stockholders’ equity and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs LLP

We have served as the Company’s auditor since 2015.
El Segundo, California
March 31, 2021

Playboy Enterprises, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Net revenues	$147,662	$78,110
Costs and expenses:
Cost of sales	(73,180)	(37,742)
Selling and administrative expenses	(59,863)	(45,399)
Related-party expenses	(1,007)	(1,005)
Total costs and expenses	(134,050)	(84,146)
Operating income (loss)	13,612	(6,036)
Nonoperating income (expense):
Investment income	30	225
Interest expense	(13,463)	(14,225)
Gain from settlement of convertible promissory note	1,454	—
Gain from bargain purchase	—	1,483
Other, net	168	173
Total nonoperating expense	(11,811)	(12,690)
Income (loss) before provision for income taxes	1,801	(18,726)
Provision for income taxes	(7,072)	(4,850)
Net loss	(5,271)	(23,576)
Net loss attributable to redeemable noncontrolling interest	—	—
Net loss attributable to Playboy Enterprises, Inc.	$(5,271)	$(23,576)
Net loss per share, basic and diluted	$(1.33)	$(6.12)
Weighted-average shares used in computing net loss per share, basic and diluted	3,961,996	3,854,256

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$13,430	$27,744
Restricted cash	2,130	963
Receivables, net of allowance for doubtful accounts of $233 and $302, respectively	6,601	6,153
Inventories, net	11,788	11,750
Stock receivable	4,445	—
Prepaid expenses and other current assets	8,822	7,224
Total current assets	47,216	53,834
Property and equipment, net	5,203	5,932
Trademarks and trade name	336,655	335,934
Goodwill	504	504
Other intangible assets, net	2,377	3,052
Contract assets, net of current portion	7,159	7,391
Other noncurrent assets	13,013	12,004
Total assets	$412,127	$418,651
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,678	$7,859
Payables to related parties	—	5
Accrued salaries, wages, and employee benefits	4,870	4,603
Deferred revenues, current portion	11,159	9,857
Long-term debt, current portion	4,470	3,182
Convertible promissory notes	6,230	13,500
Other current liabilities and accrued expenses	18,556	22,143
Total current liabilities	53,963	61,149
Deferred revenues, net of current portion	43,792	41,734
Long-term debt, net of current portion	154,230	157,810
Deferred tax liabilities, net	74,909	72,288
Other noncurrent liabilities	2,422	576
Total liabilities	329,316	333,557
Commitments and contingencies (Note 16)
Redeemable noncontrolling interest	(208)	(208)
Stockholders’ equity(1):
Common stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2020 and 2019; 4,846,032 shares issued and 3,681,185 shares outstanding at December 31, 2020 and 2019	36	36
Treasury stock, at cost: 1,164,847 shares at December 31, 2020 and 2019	(23,453)	(23,453)
Additional paid-in capital	184,452	181,464
Accumulated deficit	(78,016)	(72,745)
Total stockholders’ equity	83,019	85,302
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$412,127	$418,651
(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock
	Shares	Amount	Treasury Stock(1)	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2018	3,681,185	$36	$(38,455)	$189,098	$(58,859)	$91,820
Adoption of ASC 606	—	—	—	—	9,690	9,690
Retirement of treasury stock	—	—	15,002	(15,002)	—	—
Stock-based compensation expense and vesting of restricted stock units	—	—	—	7,368	—	7,368
Net loss	—	—	—	—	(23,576)	(23,576)
Balance at December 31, 2019	3,681,185	36	(23,453)	181,464	(72,745)	(85,302)
Stock-based compensation expense and vesting of restricted stock units	—	—	—	2,988	—	2,988
Net loss	—	—	—	—	(5,271)	(5,271)
Balance at December 31, 2020	3,681,185	$36	$(23,453)	$184,452	$(78,016)	$83,019
(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

Playboy Enterprises, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,271)		$(23,576)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	1,583		1,989
Stock-based compensation	2,988		7,368
Fair value measurement of PSARs liability	858		—
Gain from settlement of convertible promissory note	(1,454)		—
Gain from bargain purchase	—		(1,483)
Amortization of other intangible assets	675		1,104
Increase (decrease) in deferred income taxes	2,621		(438)
(Increase) decrease in licensed programming costs	5		(411)
Increase in inventory reserve	171		102
Other	142		129
Changes in operating assets and liabilities:
Receivables	(449)		2,224
Inventories	(209)		(71)
Contract assets	(330)		357
Prepaid expenses and other assets	(1,242)		(3,394)
Trademarks and trade name	(721)		(556)
Accounts payable	423		290
Payable to related party	(5)		(3,256)
Accrued salaries, wages, and employee benefits	267		(108)
Deferred revenues	3,360		22,299
Other liabilities and accrued expenses	(2,599)		2,519
Net cash provided by operating activities	813		5,088
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(884)		(4,225)
Stock receivable	(4,445)		—
Acquisition of Yandy, LLC, net of cash acquired	—		(12,786)
Other investing activities	(141)		24
Net cash used in investing activities	(5,470)		(16,987)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—		11,760
Repayment of long-term debt	(2,315)		(5,627)
Repayment of convertible promissory note	(5,816)		—
Payment of deferred offering costs	(262)		—
Payment of financing costs	(97)		(72)
Net cash (used in) provided by financing activities	(8,490)		6,061
Net decrease in cash and cash equivalents and restricted cash	(13,147)		(5,838)
Balance, beginning of year	28,707		34,545
Balance, end of year	$15,560		$28,707
Cash and cash equivalents and restricted cash consist of:
Cash and cash equivalents	$13,430	$
Restricted cash	2,130		963
Total	$15,560		$28,707
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$4,896		$5,837
Cash paid for interest	$13,559		$11,831
NONCASH FINANCING ACTIVITIES
Deferred offering costs in accounts payable	$396		$—
Retirement of treasury stock(1)	$—		$15,002
(1)	See Note 21, Correction of Prior Year Error.

The accompanying notes are an integral part of these consolidated financial statements.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Playboy Enterprises, Inc., (“PEI” or “Playboy” or the “Company”), together with its subsidiaries through which it conducts business, is a global consumer lifestyle company marketing the Playboy brand through a wide range of direct-to-consumer products, licensing initiatives, digital subscriptions and content, and location-based entertainment.

The Company has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. Refer to Note 20, Segments.

Merger Agreement

On September 30, 2020, Playboy entered into an agreement and plan of merger (“Merger Agreement”), with Mountain Crest Acquisition Corp, a publicly-traded special purpose acquisition company incorporated in Delaware (“MCAC”), MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), and Dr. Suying Liu, the Chief Executive Officer of MCAC. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub would merge with and into Playboy (the “Merger”) with Playboy surviving the Merger as a wholly-owned subsidiary of MCAC (the “Business Combination”). Under the Merger Agreement, MCAC agreed to acquire all of the outstanding shares of Playboy common stock for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC common stock, based on a price of $10.00 per share, subject to adjustment, and (ii) the assumption of no more than $142.1 million of Playboy net debt. The Merger was subject to certain closing conditions, including stockholder approval, no material adverse effects with respect to Playboy, and MCAC capital requirements.

Playboy’s options and restricted stock units (“RSUs”) that were outstanding as of immediately prior to the closing of the Business Combination were accelerated and fully vested. Each outstanding option was assumed by MCAC and automatically converted into an option to purchase such number of shares of MCAC’s common stock equal to the product of (x) the merger consideration and (y) the option holder’s respective percentage of the merger consideration. All RSUs that were then outstanding were terminated and subsequently paid, in settlement, in shares of common stock equal to the product of (x) the merger consideration, and (y) the terminated RSU holder’s respective percentage of the merger consideration.

In connection with the execution of the Merger Agreement, Playboy, Sunlight Global Investment LLC (“Sponsor”), and Dr. Suying Liu entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”). Refer to Note 7, Stock Receivable.

On February 10, 2021, the Business Combination was consummated, and MCAC (i) issued an aggregate of 20,916,812 shares of its common stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of MCAC common stock at a weighted-average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of MCAC common stock to be settled one year following the closing date. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” Refer to Note 22, Subsequent Events.

The Business Combination will be accounted for as a reverse recapitalization whereby MCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Playboy will be treated as the accounting acquirer. This determination was primarily based on Playboy having a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post- combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Playboy.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

Basis of Presentation

The financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States, (“GAAP”).

In these notes, references to the “Company,” “we,” “us,” and “our,” refer to PEI and its subsidiaries.

Prior Period Reclassifications

The Company has reclassified certain prior fiscal year amounts in the accompanying consolidated financial statements to be consistent with the current fiscal year presentation.

Principles of Consolidation

The consolidated financial statements include our accounts and all majority-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

We regularly assess these estimates, including but not limited to, valuation of the Company’s trademarks and trade name; the recoverability of editorial inventory; newsstand sales of the Company’s publications, pay-per-view and video-on-demand buys, and monthly subscriptions to the Company’s television and digital content; the adequacy of reserves associated with accounts receivable and inventory; unredeemed gift cards and store credits; and stock-based compensation expense including the determination of the fair value of our stock. We base these estimates on historical experience and on various other market-specific and relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from these estimates and such differences could be material to the financial position and results of operations.

Business Combinations

We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. The excess of fair value of the identifiable assets and liabilities over the consideration transferred is recorded as a gain in the consolidated statement of operations. Such valuations require management to make significant estimates and assumptions. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Concentrations of Business and Credit Risk

At various times throughout the year, the Company maintained cash balances in excess of Federal Deposit Insurance Corporation insured limits. The Company has not experienced any losses in such accounts and does not believe that there is any credit risk to its cash. Concentration of credit risk with respect to accounts receivable is limited due to the wide variety of customers to whom our products are sold and/or licensed. The Company has a licensee that accounted for approximately 15% and 40% of its total net revenues for the years ended December 31, 2020 and 2019, respectively. The decrease in concentration is due to revenues from the acquisition of Yandy, LLC (“Yandy”) for the year ended December 31, 2020.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

Cash Equivalents

Cash equivalents are temporary cash investments with an original maturity of three months or less at the date of purchase and are stated at cost, which approximates fair value.

Restricted Cash

At December 31, 2020 and 2019, restricted cash was primarily related to a cash collateralized letter of credit we maintained in connection with the lease of our Los Angeles headquarters.

Accounts Receivable, Net

Trade receivables are reported at their outstanding unpaid balances, less allowances for doubtful accounts. The allowances for doubtful accounts are increased by the recognition of bad debt expense and decreased by charge-offs (net of recoveries) or by reversals to income. We perform periodic evaluations of the adequacy of the allowances based on our past loss experiences and adverse situations that may affect a customer’s ability to pay. A receivable balance is written off when we deem the balance to be uncollectible. The allowance for doubtful accounts was $0.2 million and $0.3 million at December 31, 2020 and 2019, respectively.

Inventories

Inventories consist primarily of finished goods and are stated at the lower of cost (specific cost) and net realizable value. Cost is determined on a first-in, first-out basis.

Deferred Offering Costs

Legal, accounting and other costs incurred in connection with the Business Combination with MCAC are capitalized as deferred offering costs in “other noncurrent assets” on the consolidated balance sheet and will be reclassified to equity upon the closing of the Business Combination. Capitalized deferred offering costs were $0.7 million at December 31, 2020.

Licensed Programming and Digital Content Costs

The Company licenses content for programming on Playboy Television. The license costs are capitalized and reflected in “prepaid expenses and other current assets” on our consolidated balance sheets. Licensed programming costs are amortized over a two-year period, representing the estimated period of use, with 50% of the cost amortized when the program is initially aired as we typically expect more upfront viewing, and the remaining balance over two years. Amortization of licensed programming costs is recorded in “cost of sales” on our consolidated statements of operations. The Company reviews factors impacting the amortization of the licensed programming costs on an ongoing basis.

We conduct impairment testing on programming costs whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted- undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to recorded value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.

Digital content expenditures related to the Company’s online content platforms are expensed when the content is published.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, except for assets acquired in connection with our business combinations, which are reflected at fair value at the date of combination.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

Costs incurred for computer software developed or obtained for internal use are capitalized for application development activities and are immediately expensed for preliminary project activities or post-implementation activities. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets. The useful life for furniture and equipment ranges from three to ten years, and software from two to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of the related leases. The amortization of leasehold improvements is included in depreciation expense. Repair and maintenance costs are expensed as incurred and major betterments are capitalized. Sales and retirements of property and equipment are recorded by removing the related cost and accumulated depreciation from the accounts, after which any related gains or losses are recognized.

Intangible Assets

Indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of Playboy-branded trademarks and a trade name.

Definite-lived intangible assets include distribution agreements, photo and magazine archives, licensing agreements, and a customer list, which we recognized in connection with our business combinations. Because these assets were recognized as identifiable intangible assets in connection with our previous business combinations, the Company does not incur costs to renew or extend their terms. All of our definite-lived intangible assets are amortized using the straight-line method over their useful lives.

Impairment of Long-Lived Assets

We perform annual impairment tests on goodwill and intangible assets with indefinite lives in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit or an intangible asset with an indefinite life below its carrying value. We may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is greater than its carrying amount, an impairment test is unnecessary. If an impairment test is necessary, we will estimate the fair value of our related reporting unit. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is determined to be impaired, and the Company will proceed with recording an impairment charge equal to the excess of the carrying value over the related fair value.

We perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived asset is impaired. If we determine it is more likely than not that the indefinite-lived intangible assets are not impaired, a quantitative test is not necessary. If a quantitative test is required, we will estimate the fair value of the indefinite-lived intangible assets. We recognize an impairment charge based on the excess of the carrying value over the fair value of the indefinite-lived intangible asset.

Based on our annual impairment tests, we determined there were no impairment charges to goodwill and our indefinite-lived assets to be recognized during the years ended December 31, 2020 and 2019.

We conduct impairment testing on long-lived assets, or asset groups, including definite-lived tangible and intangible assets, when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the carrying amount of the asset is not recoverable based on a forecasted-undiscounted cash flow analysis, such asset would be reduced by the estimated shortfall of fair value to carrying value. We estimate fair value using a forecasted-discounted cash flow method based in part on our financial results and our expectation of future performance.

Leases

We categorize leases at their inception as either operating or capital. In the ordinary course of business, we entered into noncancelable operating leases for office space. We recognize lease costs on a straight-line basis and treat lease incentives as a reduction of rent expense over the term of the agreement. The differences between cash rent payments and rent expense are recorded as deferred rent liabilities.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

Treasury Stock

Treasury stock is stated at cost.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update, (“ASU”), No. 2014-09, Revenue from Contracts with Customers, (“Topic 606”), which we adopted as of January 1, 2019 on a modified retrospective basis. We recognize revenue when we transfer promised goods or services in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation. In applying the Topic 606 framework, the Company must apply judgment to determine the nature of the promises within a revenue contract and whether those promises represent distinct performance obligations. In determining the transaction price, the Company does not include amounts subject to uncertainties unless it is probable that there will be no significant reversal of cumulative revenue when the uncertainty is resolved. Additionally, Topic 606 provides specific guidance for revenue contracts with licenses of intellectual property, (“IP”). The Company evaluates the nature of the license as to whether it provides a right to access or right to use the IP, which then determines whether the revenue is recognized over time or at a point in time. Sales or usage-based royalties received in exchange for licenses of IP are recognized at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales or usage-based royalty has been allocated is satisfied.

Trademark Licensing

The Company licenses trademarks under multi-year arrangements with consumer products, online gaming and location-based entertainment businesses. Typically, the initial contract term ranges between one to ten years. Renewals are separately negotiated through amendments. Under these arrangements, the Company generally receives an annual nonrefundable minimum guarantee that is recoupable against a sales-based royalty generated during the license year. Annual minimum guarantee amounts are billed quarterly, semi-annually, or annually in advance and these payments do not include a significant financing component. Earned royalties in excess of the minimum guarantee, (“Excess Royalties”), are payable quarterly. The performance obligation is a license of symbolic IP that provides the customer with a right to access the IP, which represents a stand-ready obligation that is satisfied over time. The Company recognizes revenue for the total minimum guarantee specified in the agreement on a straight-line basis over the term of the agreement and recognizes Excess Royalties only when the annual minimum guarantee is exceeded. Generally, Excess Royalties are recognized when they are earned. As the sales reports from licensees are typically not received until after the close of the reporting period, the Company follows the variable consideration framework and constraint guidance to estimate the underlying sales volume to recognize Excess Royalties based on historical experience and general economic trends. Historical adjustments to recorded estimates have not been material.

Consumer Products

The Company generates revenue from the sale of intimate and other apparel, Halloween costumes and accessories, primarily through its website and similar channels, principally as a result of its acquisition of Yandy on December 31, 2019. The Company recognizes revenue upon delivery of the purchased good to the buyer as its performance obligation, consisting of the sale of goods, is satisfied at this point in time when control is transferred. Revenue is recognized net of incentives and estimated returns. We periodically offer promotional incentives to customers, including basket promotional code discounts and other credits, that are treated as a reduction of revenue.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

A portion of consumer product sales is generated through third-party sellers, who list the product on their websites. These sales are either fulfilled by the Company or through the third-party seller’s fulfillment services. The Company’s shoe sales are fulfilled through drop-ship arrangements, where the vendor will ship directly to our customers. In these arrangements, the Company is primarily responsible for fulfilling the promise to customers and generally bears the inventory risk, including risk of returned product, and typically has discretion in establishing pricing. We are the principal in these transactions, and we recognize gross revenue from product sales upon delivery of the products to end-customers. The Company recognizes the fees retained by the third-party sellers as expenses in cost of sales for inventory provided through drop-shipment arrangements.

The Company charges shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, the Company accounts for these activities as fulfillment activities. All outbound shipping and handling costs are accounted for as fulfillment costs in cost of sales at the time revenue is recognized.

Magazine and Digital Subscriptions

Digital subscription revenue is derived from subscription sales of PlayboyPlus.com and Playboy.tv, which are online content platforms. Digital subscriptions represent a stand-ready obligation to provide continuous access to the platform, which is satisfied ratably over the term of the subscription. The Company receives fixed consideration shortly before the start of the subscription periods from these contracts, which are primarily sold in monthly, annual, or lifetime subscriptions. Revenues from lifetime subscriptions are recognized ratably over a five-year period, representing the estimated period during which the customer accesses the platforms. Revenues from Playboy magazine and digital subscriptions are recognized ratably over the subscription period. The Company discontinued publishing Playboy magazine in the first quarter of 2020.

TV and Cable Programming

The Company licenses its programming content to certain cable television operators and direct-to-home satellite television operators who pay royalties based on monthly subscriber counts and pay-per-view and video-on-demand buys for the right to distribute the Company’s programming under the terms of affiliation agreements. The distinct performance obligations under such affiliation agreements include (i) a continuous transmission service to deliver live linear feeds and, (ii) licenses to the Company’s functional IP that are provided over the contract term that provide the operators the right to use our content library as it exists at a point in time. For both performance obligations, the Company’s IP is the predominant or sole item to which the royalties relate. Royalties are generally collected monthly, and revenue is recognized as earned. The amount of royalties due to the Company is reported by operators based on actual subscriber and transaction levels. Such information is generally not received until after the close of the reporting period.

In these cases, the Company follows the variable consideration framework and constraint guidance to estimate the number of subscribers and transactions to recognize royalty amounts based on historical experience. Historical adjustments to recorded estimates have not been material. We offer sales incentives through various programs, consisting primarily of co-op marketing. We record advertising with customers as a reduction to revenue unless we receive a distinct benefit in exchange for credits claimed by the customer and can reasonably estimate the fair value of the distinct benefit received, in which case we record it as a marketing expense.

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable when we have an unconditional right to consideration which will become due solely due to the passage of time. The Company records a contract asset when revenue is recognized prior to invoicing or payment is contingent upon transfer of control of an unsatisfied performance obligation. The Company records a contract liability (deferred revenue) when revenue is recognized subsequent to cash collection.

For long-term noncancelable contracts whereby we have begun satisfying the performance obligation, the Company will record contract assets for the unbilled consideration which is contingent upon our future performance. Contract assets and contract liabilities are netted on a contract-by-contract basis.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

Unredeemed Site Credits

Site credits consist of gift cards issued and credits for returned merchandise. Revenue from the issuance of site credits is recognized when the site credit is redeemed by the customer, or when the likelihood of the site credit being redeemed by the customer is remote (breakage). As of December 31, 2020, breakage is recognized for site credits that are aged at least two years.

Practical Expedients

Payment terms and conditions vary by contract type; however, the Company’s terms generally include a requirement of payment within 30 days if not paid in advance. We elected the practical expedient to not assess whether a significant financing component exists if the period between when we transfer a promised good or service to a customer and when the customer pays for that good or service is one year or less.

Additionally, the Company has applied the practical expedient to not capitalize incremental costs of obtaining a contract if the amortization would be less than 12 months.

Sales Taxes

Sales taxes collected from customers and remitted to various governmental authorities are excluded from the measurement of the transaction price and presented on a net basis in our consolidated statements of operations.

Cost of Sales

Cost of sales primarily consist of merchandise costs, warehousing, personnel and editorial content costs for Playboy magazine, websites, and Playboy Television, agency fees, branding events and paper, printing, postage and freight costs associated with Playboy magazine, fulfillment activities, and freight-in.

Selling and Administrative

Selling and administrative expenses primarily consist of rent, personnel-related costs including stock-based compensation, and contractor fees for accounting/finance, legal, human resources, information technology and other administrative functions, general marketing and promotional activities, insurance and management fees. Selling and administrative costs are expensed as incurred.

Advertising Costs

We expense advertising costs as incurred. Advertising expense was $10.4 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively. The consolidation of Yandy’s operations resulted in an increase in advertising expense in 2020. The Company also has various arrangements with customers pursuant to which the Company reimburses them for a portion of their advertising costs in the form of co-op marketing which provide advertising benefits to the Company. The costs that the Company incurs for such advertising costs are recorded as a reduction of revenue.

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. Compensation expense is recognized ratably in earnings, generally over the period during which the recipient is required to provide service. We adjust compensation expense based on actual forfeitures as necessary.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

Our stock options vest ratably over the contractual vesting period and the fair value of our awards is estimated on the date of grant using a Black-Scholes option-pricing model. Our restricted stock units vest ratably over the contractual vesting period and the fair value of our awards is estimated on the date of grant as the underlying value of the award. Awards with graded vesting features are recognized over the requisite service period for the entire award. The determination of the grant date fair value of stock awards issued is affected by a number of variables and subjective assumptions, including (i) the fair value of our common stock, (ii) the expected common stock price volatility over the expected life of the award, (iii) the expected term of the award, (iv) risk-free interest rates, (v) the exercise price, and (vi) the expected dividend yield of our common stock.

Our phantom stock appreciation rights (“PSARs”) entitle the holder to receive cash determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Yandy’s common stock units over the base price on the final vesting date of the awards. As the PSARs are cash-settled awards, they are recorded as a liability at fair value and remeasured each reporting period until settlement at the end of their four-year vesting term. The fair value of the awards is estimated using a combination of a market approach based on guideline companies and an income approach based on discounted cash flows to determine the enterprise value of Yandy.

Foreign Currency Transactions

Transaction gains and losses that arise from foreign exchange rate fluctuations on transactions denominated in a currency other than U.S. dollars are reflected in “other, net” on our consolidated statements of operations and were immaterial for all periods presented.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. The carrying amounts of deferred tax assets are reduced by a valuation allowance if, based on available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more-likely-than-not recognition threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, the duration of statutory carryforward periods, and tax planning alternatives.

The Company uses a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals and litigation processes, if any. The second step is to measure the largest amount of tax benefit as the largest amount that is more likely than not to be realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company has an identified uncertain tax position of $0.6 million as of December 31, 2014, related to foreign withholding tax associated with royalty income received from a licensee. No additional uncertain tax position has been identified in 2020 and 2019.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ deficit that, under GAAP, are excluded from net loss. The Company has no items of other comprehensive loss. As such, net loss equals comprehensive loss, and a consolidated statement of comprehensive loss is not required.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to Playboy Enterprises, Inc. stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which we report net losses, diluted net loss per share is the same as basic net loss per share because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recently Adopted Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board, (“FASB”), issued ASU 2017-04, Intangibles  —  Goodwill and Other (Topic 350) (“ASU 2017-04”), effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. We adopted ASU 2017-04 on January 1, 2020, and the adoption of the standard did not have a material impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework  —  Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. This standard is effective for all entities for fiscal years beginning after December 15, 2019, with early adoption permitted. We adopted ASU 2018-13 on January 1, 2020, and the adoption of the standard did not have a material impact on our consolidated financial statements.

Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (“Topic 842”), which supersedes the guidance in former ASC 840, Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. In May 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the effective dates for non-public entities. Therefore, this standard is effective for annual reporting periods, and interim periods within those years, for public entities beginning after December 15, 2018 and for private entities beginning after December 15, 2021. Originally, a modified retrospective transition approach was required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued guidance to permit an alternative transition method for Topic 842, which allows transition to the new lease standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Entities may elect to apply either approach. There are also a number of optional practical expedients that entities may elect to apply. The Company is currently assessing the impact of this standard on its consolidated financial statements. The Company expects to record a material right-of-use asset and lease liability in connection with adopting this standard as of January 1, 2022.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies (continued)

In June 2016, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825 Financial Instruments, (“ASU 2019-04”), which is a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. ASU 2019-04 will be effective for interim and annual periods beginning after December 15, 2022 (January 1, 2023 for the Company). Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes  —  Simplifying the Accounting for Income Taxes (Topic 740), (“ASU 2019-12”), which simplifies income tax accounting in various areas including, but not limited to, the accounting for hybrid tax regimes, tax implications related to business combinations, and interim period accounting for enacted changes in tax law, along with some codification improvements. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements.

2.    Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 inputs:   Based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 inputs:   Based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 inputs:   Based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

For cash equivalents, receivables and certain other current assets and liabilities, the amounts reported approximate fair value due to their short-term nature. For debt, the Company believes that the amounts reported approximate fair value based upon the recent refinancing of its debt in December 2019. Refer to Note 12, Debt, for additional disclosures about the Company’s debt. The following table summarizes the fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
PSARs liability	$—	$—	$858	$858
Total liabilities	$—	$—	$858	$858

The Company had no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2019.

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Fair Value Measurement (continued)

The PSARs liability is remeasured to its fair value each reporting period until its settlement at the end of the four-year vesting period with changes in fair value recorded in “selling and administrative expenses” in the consolidated statement of operations. The fair value of the PSARs is based on the fair value of one unit of Yandy’s equity which was estimated using a combination of market and income approaches to determine the enterprise value, weighting each approach and applying a discount for lack of marketability. The fair value of each PSAR was estimated based on a Black-Scholes model using the fair value per unit of Yandy’s equity of $50.46 as an input as well as the following: (i) base price of $13.00; (ii) volatility of 29.30%; (iii) expected term of 3 years; and (iv) risk-free rate of 0.17%. The assumptions used to estimate the liability are based on estimates and any change in such assumptions could increase or decrease the liability by a material amount. The following table summarizes the change in the fair value of the PSARs liability for the year ended December 31, 2020 (in thousands):

December 31, 2020
Beginning balance	$—
Issuance	858
Ending balance	$858

3. Revenue Recognition

We adopted Topic 606 using the modified retrospective method. The cumulative effect of applying the new guidance to all contracts with customers that were not completed as of January 1, 2019 was recorded as an adjustment to accumulated deficit as of the adoption date. We elected the practical expedient to aggregate the effect of all contract modifications that occurred before the adoption date. The change in revenue recognition upon adoption of Topic 606 resulted in a decrease in the accumulated deficit balance of $9.7 million on January 1, 2019.

Contract Balances

The Company’s contract assets relate to the Trademark Licensing revenue stream where arrangements are typically long-term and noncancelable. Contract assets are reclassified to accounts receivable when the right to bill becomes unconditional. The Company’s contract liabilities consist of billings or payments received in advance of revenue recognition and are recognized as revenue when transfer of control to customers has occurred. Contract assets and contract liabilities are netted on a contract-by-contract basis. Contract assets were $8.3 million and $8.0 million as of December 31, 2020 and 2019, respectively. Contract liabilities were $55.1 million and $51.6 million as of December 31, 2020 and 2019, respectively. The changes in such contract balances during the year ended December 31, 2020 primarily relate to (i) $55.8 million of revenues recognized that were included in gross contract liabilities at December 31, 2019, (ii) $4.5 million increase in contract liabilities due to cash received in advance or consideration to which we are entitled remaining in the net contract liability balance at period end, (iii) $54.7 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional and (iv) $0.3 million decrease in contract liabilities due to contract modifications.

Contract assets were $8.0 million and $8.4 million as of December 31, 2019 and January 1, 2019, respectively. Contract liabilities were $51.6 million and $28.7 million as of December 31, 2019 and January 1, 2019, respectively. The changes in such contract balances during the year ended December 31, 2019 primarily relate to (i) $47.3 million of revenues recognized that were included in gross contract liabilities at January 1, 2019, (ii) $4.3 million increase in contract liabilities due to cash received in advance and not recognized as revenue, (iii) $0.6 million increase in contract liabilities due to the acquisition of Yandy, (see Note 4, Business Combination) and (iv) $65.7 million of contract assets reclassified into accounts receivable as the result of rights to consideration becoming unconditional.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Revenue Recognition (continued)

Future Performance Obligations

As of December 31, 2020, unrecognized revenue attributable to unsatisfied and partially unsatisfied performance obligations under our long-term contracts was

$421.4 million of which $415.6 million relates to Trademark Licensing, $4.6 million relates to Magazine and Digital Subscriptions, and $1.2 million relates to other obligations. Unrecognized revenue of the Trademark Licensing revenue stream will be recognized over the next ten years, of which 59% will be recognized in the first five years. Unrecognized revenue of the Magazine and Digital Subscriptions revenue stream will be recognized over the next five years of which 58% will be recognized in the first year. Unrecognized revenues under contracts disclosed above do not include contracts for which variable consideration is determined based on the customer’s subsequent sale or usage.

Disaggregation of Revenue

The following table disaggregates revenue by type (in thousands):

	Year Ended December 31, 2020
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Total
Trademark Licensing	$61,142	$—	$2,420	$—	$63,562
Magazine and Digital Subscriptions	—	—	8,658	771	9,429
TV and Cable Programming	—	—	9,835	692	10,527
Consumer Products	—	64,116	—	28	64,144
Total revenues	$61,142	$64,116	$20,913	$1,491	$147,662

	Year Ended December 31, 2019
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Total
Trademark Licensing	$50,906	$—	$2,759	$—	$53,665
Magazine and Digital Subscriptions	—	—	7,549	2,821	10,370
TV and Cable Programming	—	—	12,935	377	13,312
Consumer Products	—	268	—	495	763
Total revenues	$50,906	$268	$23,243	$3,693	$78,110

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Business Combination

On December 31, 2019, the Company acquired substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy for cash consideration of $13.1 million. Yandy operates as an online retailer of women’s lingerie, costumes, swimwear and other apparel and is headquartered in Phoenix, Arizona. Yandy has curated a catalog with over 20,000 products from more than 100 brands and sells products to customers worldwide. The primary drivers for the acquisition were to leverage Yandy’s e-commerce capabilities, attractive brand positioning and customer database.

The following table sets forth the allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Yandy (in thousands):

Tangible net assets and liabilities:
Cash	$341
Receivables, net	368
Inventories	11,428
Prepaid expenses and other current assets	212
Property and equipment, net	149
Other noncurrent assets	20
Accounts payable	(767)
Accrued salaries, wages, and employee benefits	(348)
Other current liabilities	(2,722)
Deferred revenues	(581)
Total net assets	8,100
Intangible assets:
Trade name	5,330
Customer list	1,180
Total intangible assets	6,510
Net assets acquired	14,610
Purchase consideration	13,127
Gain on bargain purchase	$1,483

The estimated fair value of the intangible assets, inventory, and deferred revenue acquired was determined by the Company’s management, which considered, among other factors, a valuation report prepared by an independent third-party valuation firm. Yandy’s inventory, consisting of finished goods, was valued based on the expected revenue that would be generated from the hypothetical sale of such inventory adjusted for costs of disposal. Trade name consists of the Yandy trade name/domain and its fair value was estimated using a relief-from-royalty method. The customer list was valued using a cost approach which estimates the costs directly linked to recreate or acquire a similar customer base. Deferred revenue, primarily representing store credits issued by Yandy, was valued using a cost approach whereby the fair value represents the sum of costs a market participant would incur to fulfill the obligation plus a profit for servicing such obligations.

The remaining net assets acquired were valued at their respective carrying amounts as of the acquisition date, as the Company believes that these amounts approximate their fair values.

The total purchase consideration was less than the fair value of the net assets acquired resulting in the recognition of a gain on bargain purchase of $1.5 million in nonoperating income on our consolidated statements of operations for the year ended December 31, 2019.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Business Combination (continued)

Pro Forma Financial Information (Unaudited)

The following table summarizes certain supplemental pro forma financial information of the Company for the year ended December 31, 2019 as if the acquisition of Yandy had occurred as of January 1, 2018. The unaudited pro forma financial information for the year ended December 31, 2019 reflects (i) the elimination of transaction costs of $2.5 million related to the Yandy acquisition recorded in 2019; (ii) the reduction of $2.6 million in amortization expense based on fair value adjustments to the intangible assets acquired from Yandy; (iii) the elimination of interest costs of $2.7 million associated with Yandy’s debt retired as a result of the acquisition; (iv) the reversal of the gain on bargain purchase of $1.5 million; (v) and the reversal of the impairment to goodwill of $15.8 million recorded by Yandy in 2019 as the acquisition by the Company was a bargain purchase. The unaudited pro forma financial information was prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition been made at that date or of results which may occur in the future (in thousands).

	Year Ended December 31, 2019
	As Reported	Pro Forma
Net revenues	$78,110	$121,212
Net loss	$(23,576)	$(21,178)

5. Redeemable Noncontrolling Interest

On April 13, 2015, the Company sold 25% of the membership interest in its subsidiary, After Dark LLC, to an unaffiliated third party for $1.0 million. As part of the arrangement the Company granted a put right to this party which provides the right, but not the obligation, to the third party to cause the Company to purchase all of the third party’s interest in After Dark LLC at the then fair market value. This put right can be exercised on April 13 of each year. Additionally, the put right can be exercised upon a change of control of the Company. To date, the put right has not been exercised, including in connection with the Business Combination. The Company’s controlling interest in this subsidiary requires the operations of this subsidiary to be included in the consolidated financial statements. Noncontrolling interest with redemption features, such as put options, that are not solely within our control (redeemable noncontrolling interest) are reported as mezzanine equity on the consolidated balance sheets as of December 31, 2020 and 2019, between liabilities and equity. Net income or loss of After Dark LLC is allocated to its noncontrolling member interest based on the noncontrolling member interest’s ownership percentage. Additionally, the results of operations of the subsidiary that are not attributable to the Company are shown as “net (loss) income attributable to redeemable noncontrolling interest” in the consolidated statements of operations for the years ended December 31, 2020 and 2019. There was no change in the balance of the redeemable noncontrolling interest as After Dark LLC did not generate any operating activities during 2020 and 2019.

6. Inventories, Net

The following table sets forth inventories, net, which are stated at the lower of cost (specific cost and first-in, first-out) and net realizable value (in thousands):

	December 31,
	2020	2019
Editorial and other pre-publication costs	$298	$322
Merchandise finished goods	11,490	11,428
Total	$11,788	$11,750

At December 31, 2020 and 2019, reserves for slow-moving and obsolete inventory related to merchandise finished goods amounted to $0.2 million and $0.2 million, respectively.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Stock Receivable

In connection with the execution of the Merger Agreement, PEI, Sponsor, and Dr. Suying Liu entered into the Insider Stock Purchase Agreement, pursuant to which PEI purchased 700,000 shares of MCAC’s common stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, Sponsor was obligated to transfer the Initial Shares to PEI upon the closing of the Merger or, if the Merger Agreement was terminated, upon the consummation of any other business combination. In the event of any Compliance Failure (as defined in the Merger Agreement) that was not cured, upon PEI’s request as of the closing, or in the event the Merger Agreement was terminated, upon the consummation of any other business combination, up to $1.0 million of shares held by Dr. Liu were to be transferred to PEI (the “Balance Shares”) for out-of-pocket expenses actually and reasonably incurred by PEI in connection with the Merger. In the event that (i) the Initial Shares and/or Balance Shares are subject to contractual lock-up at the time of transfer, Dr. Liu was obligated to transfer additional shares held by the Sponsor to Playboy in accordance with the terms of the Merger Agreement, in the event that the per share price of the shares of Common Stock on the business day immediately prior to such lock-up expiration was lower than the price per share at the time of the closing or, (ii) if the Merger Agreement was terminated, upon the consummation of any other business combination such that the total aggregate value of the Initial Shares was at least $4.4 million (or, if the Balance Shares were issued, at least $5.4 million). As of December 31, 2020, Playboy paid a nonrefundable $4.4 million prepayment, representing the purchase price of the 700,000 Initial Shares, at a price of $6.35 per share. This payment is included as a current asset in the accompanying consolidated balance sheets. In February 2021, the Initial Shares were transferred to PEI upon the closing of the Merger and reclassified from “stock receivable” to “treasury stock” as part of the recapitalization.

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Prepaid foreign withholding taxes	$2,207	$1,863
Prepaid agency fees and commissions	2,408	1,702
Contract assets, current portion	1,173	611
Licensed programming costs	497	502
Other	2,537	2,546
Total	$8,822	$7,224

As of December 31, 2020, the unamortized balance of the licensed programming costs will be recognized over two years. The Company recognized amortization expense of $0.4 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively.

9. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Furniture and fixtures	$7,211	$6,994
Leasehold improvements	3,543	3,031
Total property and equipment, gross	10,754	10,025
Less: accumulated depreciation	(5,551)	(4,093)
Total	$5,203	$5,932

The aggregate depreciation expense related to property and equipment, net was $1.6 million and $2.0 million for the years ended December 31, 2020 and 2019, respectively.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Trademarks, Trade Name, and Other Intangible Assets

Trademarks and Trade Name

Our indefinite-lived intangible assets that are not amortized but subject to annual impairment testing consist of $331.4 million and $330.6 million of Playboy-branded trademarks and $5.3 million and $5.3 million of an acquired trade name as of December 31, 2020 and 2019, respectively.

Capitalized trademark costs include costs associated with the acquisition, registration and/or renewal of our trademarks. We expense certain costs associated with the defense of our trademarks. Registration and renewal costs of $0.7 million and $0.6 million were capitalized during the years ended December 31, 2020 and 2019, respectively. The weighted average period prior to the next renewal or extension of such trademarks is 9.6 years as of December 31, 2020.

Other Intangible Assets

Other intangible assets include distribution agreements, photo and magazine archives, licensing agreements, and a customer list, which we recognized in connection with our business combinations.

The following table sets forth amortizable other intangible assets, net (in thousands):

	Weighted- Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2020
Distribution agreements	15	$3,720	$(2,438)	$1,282
Photo and magazine archives	10	2,000	(1,967)	33
Licensing agreements	9	5,913	(5,913)	—
Customer list	10	1,180	(118)	1,062
Total		$12,813	$(10,436)	$2,377

	Weighted- Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2019
Distribution agreements	15	$3,720	$(2,191)	$1,529
Photo and magazine archives	10	2,000	(1,767)	233
Licensing agreements	9	5,913	(5,803)	110
Customer list	10	1,180	—	1,180
Total		$12,813	$(9,761)	$3,052

The aggregate amortization expense for definite-lived intangible assets was $0.7 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Trademarks, Trade Name, and Other Intangible Assets (continued)

The following table sets forth the aggregate amortization expense for definite-lived intangible assets as of December 31, 2020 (in thousands):

2021	$399
2022	366
2023	366
2024	366
2025	366
Thereafter	514
Total	$2,377

11. Other Current Liabilities and Accrued Expenses

Other current liabilities and accrued expenses consist of the following (in thousands):

	December 31,
	2020	2019
Accrued interest	$3,991	$4,207
Accrued agency fees and commissions	5,950	5,821
Accrued legal settlements	—	5,825
Other	8,615	6,290
Total	$18,556	$22,143

12. Debt

The following table sets forth debt (in thousands):

	December 31,
	2020	2019
Term loan, due 2023 (as amended)	$159,058	$161,373
Convertible promissory notes	6,230	13,500
Total debt	165,288	174,873
Less: unamortized debt issuance costs	(358)	(381)
Total debt, net of unamortized debt issuance costs	164,930	174,492
Less: current portion of long-term debt	(10,700)	(16,682)
Total debt, net of current portion	$154,230	$157,810

Term Loan

In June 2014, we borrowed $150.0 million under a four-and-one-half-year term loan maturing on December 31, 2018, at an effective rate of 7.0% from DBD Credit Funding LLC pursuant to a credit agreement (the “Credit Agreement”). Our debt bore interest at a rate per annum equal to the Eurodollar Rate for the interest period in effect plus the applicable margin in effect from time to time. The Eurodollar Rate is the greater of (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the administrative agent divided by 1 minus the statutory reserves (if any) and (b) 1.25% per annum. From 2016 and 2018, the term loan was amended multiple times to increase the commitment amount, extend the maturity date, set up a debt reserve account and excess cash account, and to revise the quarterly principal payments and applicable margin rates, among other amendments. In December 2018, the term loan was amended again to extend the maturity date to December 31, 2023, to borrow additional amounts, to change the frequency of principal payments from monthly to quarterly, and to update the definition of the Eurodollar Rate. This amendment resulted in the application of extinguishment accounting. The prior amendments were assessed and were accounted for as modifications rather than extinguishments.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt (continued)

In March 2019, the term loan was amended to adjust the excess cash flow payments commencing with the first Settlement Date (as defined in the Credit Agreement) for the period ending March 31, 2019 and for each Settlement Date thereafter, among other amendments.

In December 2019, the term loan was amended to borrow an additional $12.0 million, to establish new quarterly principal payment amounts and to revise applicable margin rates, among other amendments. The Company analyzed the amendment to determine whether it was an extinguishment or a modification of the term loan and concluded that it was a modification. We incurred additional financing costs of $0.3 million related to this amendment that were capitalized. Under the amended agreement, the applicable margin for the term loan ranges from 6.00% to 7.75%. The applicable margin rate for our loan as of December 31, 2019 was 6.25%.

In March 2020, the term loan was amended to establish new quarterly principal payment amounts among other amendments. The amendment was assessed and was accounted for as a modification. We incurred additional financing costs of $0.1 million related to this amendment that were capitalized.

Original issue discounts and deferred financing costs were incurred in connection with the issuance of the Company’s debt. Costs incurred in connection with debt are capitalized and offset against the carrying amount of the related indebtedness. These costs are amortized over the term of the related indebtedness and are included in “interest expense” in the consolidated statements of operations. Amortization expense related to deferred financing costs was immaterial for the years ended December 31, 2020 and 2019. Interest expense related to the Company’s debt was $13.5 million and $14.2 million for the years ended December 31, 2020 and 2019, respectively. The stated interest rate as of December 31, 2020 and 2019 was 8.25% and 8.35%, respectively.

The terms of the Credit Agreement limit or prohibit, among other things, our ability to: incur liens, incur additional indebtedness, make investments, transfer, sell or acquire assets, pay dividends and change the business we conduct. DBD Credit Funding LLC has a lien on all our assets as stated in the Credit Agreement.

The following table sets forth maturities of the principal amount of the Company’s term loan as of December 31, 2020 (in thousands):

2021	$4,592
2022	3,758
2023	150,708
Total	$159,058

Convertible Promissory Notes  —  Creative Artists Agency  —  Global Brands Group LLP

In August 2018, a convertible promissory note was issued to CAA Brand Management, LLC, (“CAA”), for $2.7 million and a convertible promissory note was issued to GBG International Holding Company Limited, (“GBG”), for $7.3 million. These notes were noninterest bearing and were convertible into shares of the Company’s common stock no later than December 31, 2020. As described further below, the terms of these notes were subject to negotiation in December 2020, and the CBG note was settled in December 2020 and the CAA note was settled in January 2021.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt (continued)

These notes were to automatically convert into shares of common stock upon the closing of an additional equity financing resulting in gross proceeds to the Company of not less than $5.0 million (excluding the aggregate amount of the notes). If the Company received gross proceeds of less than $5.0 million (excluding the aggregate amount of the notes), CAA and GBG could have elected to convert each note into shares of common stock. Upon a change in control before the conversion of the notes, CAA and GBG had the option to convert the outstanding amounts on the notes into shares of common stock or terminate the notes in exchange for new promissory notes issued by the Company. If the notes were still outstanding at the maturity date, each note would have automatically converted into shares of common stock. The number of shares issued upon conversion were to equal the outstanding amount under each note divided by the applicable conversion price (rounded down to the nearest whole share). The applicable conversion price under an additional equity financing was to be equal to the price per share of common stock being paid by independent third-party investors in an arm’s length additional equity financing. The applicable conversion price at maturity was to be equal to the fair market value per share of common stock as of the maturity date as determined by an appraiser. The applicable conversion price under a change of control, if it involved the sale of common stock, was to be the price per share of common stock paid by the third party in such a transaction, and under any other change of control was to be an amount equal to the fair market value per share of common stock immediately prior to the change of control.

In December 2020, the Company settled the outstanding GBG note at a 20% discount for $5.8 million, resulting in a gain on extinguishment of $1.5 million. In January 2021, the outstanding note with CAA converted into 51,857 shares of the Company’s common stock (see Note 22, Subsequent Events).

Convertible Promissory Note — United Talent Agency, LLC

In March 2018, the Company issued a convertible promissory note to United Talent Agency, LLC, (“UTA”), for $2.0 million. In June 2018, the Company issued a second convertible promissory note to UTA for $1.5 million. These notes were noninterest bearing and were to be convertible into shares of the Company’s common stock no later than December 31, 2020.

These notes were to automatically convert into shares of common stock upon the closing of an additional equity financing resulting in gross proceeds to the Company of not less than $5.0 million (excluding the aggregate amount of the notes). If the Company received gross proceeds of less than $5.0 million (excluding the aggregate amount of the notes), UTA could have elected to convert each note into shares of common stock. If the notes were still outstanding at the maturity date, each note would have automatically converted into shares of common stock. The number of shares issued upon conversion was to be equal to the outstanding amount under each note divided by the applicable conversion price (rounded down to the nearest whole share). The applicable conversion price under an additional equity financing was to be equal to the price per share of common stock being paid by investors of such additional equity financing. The applicable conversion price at maturity was to be equal to the fair market value per share of common stock as of the maturity date.

In January 2021, the settlement terms of the notes were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. Upon the consummation of the Merger, the notes were to be repaid in cash at a 20% discount subsequent to the closing of the Merger. In February 2021, the outstanding convertible note with UTA was settled for $2.8 million resulting in a gain on extinguishment of $0.7 million (see Note 22, Subsequent Events).

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stockholders’ Equity

Common Stock

The holders of the Company’s common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when, as, and if declared by the Company’s Board of Directors (the “Board of Directors”). As of December 31, 2020, no dividends had been declared by the Board of Directors.

Common stock reserved for future issuance consists of the following:

	December 31,
	2020	2019
Shares available for grant under stock option plan	294,021	401,353
Options issued and outstanding under stock option plan	463,062	404,172
Unvested restricted stock units	56,036	87,455
Vested restricted stock units not issued	309,050	229,189
Convertible promissory note payable to CAA	51,857	—
Total common stock reserved for future issuance	1,174,026	1,122,169

Treasury Stock

The Company held 1,164,847 shares of treasury stock as of December 31, 2020 and 2019. Treasury stock shares can be used by the Company to settle outstanding equity awards and convertible notes.

14. Stock-Based Compensation

In June 2018, the Company adopted its 2018 Equity Incentive Plan (“2018 Plan”), under which 1,122,169 of Playboy’s common shares were originally reserved for issuance. Playboy’s employees, directors, officers, and consultants are eligible to receive nonqualified and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other share awards under the 2018 Plan. There were 294,021 and 401,353 shares available for grant under the 2018 Plan at December 31, 2020 and 2019, respectively.

Stock Option Activity

A summary of the stock option activity under the 2018 Plan is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Term (years)	Aggregate Intrinsic Value (in thousands)
Balance — December 31, 2019	404,172	$18.73	9.3	$3,795
Granted	66,095	35.88
Forfeited	(7,205)	18.73
Balance — December 31, 2020	463,062	$21.18	8.5	$13,791
Exercisable — December 31, 2020	309,116	$18.97	8.3	$9,889

The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding and exercisable stock options and the fair value of the Company’s common stock at December 31, 2020. There were no options exercised during the years ended December 31, 2020 and 2019.

The grant date fair value of options that vested during the years ended December 31, 2020 and 2019 was $1.1 million and $2.1 million, respectively. The options granted during the years ended December 31, 2020 and 2019 had a weighted-average fair value of $18.03 and $10.28 per share, respectively, at the grant date.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Stock-Based Compensation (continued)

Restricted Stock Units

A summary of restricted stock unit activity under the 2018 Plan is as follows:

	Number of Awards	Weighted- Average Grant Date Fair Value per Share
Unvested and outstanding balance at December 31, 2019	87,455	$22.09
Granted	44,437	29.86
Vested	(75,856)	25.18
Forfeited	—	—
Unvested and outstanding balance at December 31, 2020	56,036	$24.07

The total fair value of restricted stock units that vested during the years ended December 31, 2020 and 2019 was approximately $1.9 million and $5.1 million, respectively. Such restricted stock units remained unissued at December 31, 2020 and are excluded from outstanding shares of common stock.

Stock Options Granted

To determine the value of stock option awards for stock-based compensation purposes, the Company uses the Black-Scholes option-pricing model and the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment.

Fair value of common stock — The fair value of our shares of common stock underlying the awards has historically been determined by the Board of Directors with input from management and contemporaneous third-party valuations, as there was no public market for our common stock. The Board of Directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of our common stock, transactions in our common stock, and general and industry specific economic outlook, among other factors.

Expected term — For employee awards granted at-the-money, we estimate the expected term based on the simplified method, which is the midpoint between the vesting date and the end of the contractual term for each award since our historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. For nonemployee awards and employee awards granted out-of-the-money, our best estimate of the expected term is the contractual term of the award.

Volatility — We derive the volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards. We selected companies with comparable characteristics to us, including enterprise value, risk profiles, and position within the industry and with historical share price information sufficient to meet the expected term of the stock options.

Risk-free interest rate — The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant, the term of which is consistent with the expected life of the award.

Dividend yield — We have never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, we used an expected dividend yield of zero.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Stock-Based Compensation (continued)

The Company estimated the fair value of each option on the date of grant using the Black-Scholes option-pricing model applying the weighted-average assumptions in the following table:

	Year Ended December 31,
	2020	2019
Fair value of common stock	$28.12 – $48.66	$22.09 – $23.34
Expected term, in years	5 – 6.06	4.94 – 6.07
Expected volatility	40% – 50%	41%
Risk-free interest rate	0.39% – 1.46%	1.70% – 2.39%
Expected dividend yield	0%	0%

Stock-Based Compensation Expense(in thousands)

Stock-based compensation expense under the Company’s 2018 Plan was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of sales	$10	$18
Selling and administrative expenses	2,978	7,350
Total	$2,988	$7,368

At December 31, 2020, total unrecognized compensation expense related to unvested stock option awards was $2.1 million and is expected to be recognized over the remaining weighted-average service period of 1.6 years. At December 31, 2020, total unrecognized compensation expense related to unvested restricted stock unit awards was $1.3 million and is expected to be recognized over the remaining weighted-average service period of 0.7 years.

Phantom Stock Appreciation Rights

In September 2020, the Company established the Yandy Phantom Stock Appreciation Rights Plan (“PSAR Plan”) whereby PSARs are granted to certain executives. PSARs granted under the plan are non-assignable and are cash-settled based on the fair value of a common stock unit of Yandy on a minority, non-marketable basis, on the four-year anniversary of the vesting commencement date. The Company granted 91,500 PSARs during 2020 which vest over a four-year period, commencing on December 31, 2019, with a one-year cliff and monthly vesting thereafter. The liability associated with the PSARs is remeasured at the end of each reporting period and is recorded within “other noncurrent liabilities” on our consolidated balance sheets at its fair value of $0.9 million as of December 31, 2020.

15. Accrued Salaries, Wages, and Employee Benefits

Our Employee Investment Savings Plan is a defined-contribution plan consisting of two components: a 401(k) plan and a profit-sharing plan. Eligible employees may participate in our 401(k) plan upon their date of hire. The 401(k) plan offers several mutual fund investment options. The purchase of our stock has never been an option. We make matching contributions to the 401(k) plan based on each participating employee’s contributions and eligible compensation. The matching contribution expense related to this plan was $0.6 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

The profit-sharing plan covers all employees who have completed 12 months of service or at least 1,000 hours. Our discretionary contribution to the profit-sharing plan is distributed to each eligible employee’s account in an amount equal to the ratio of each eligible employee’s compensation, subject to Internal Revenue Service limitations, to the total compensation paid to all such employees. We did not make any contributions to the plan during the years ended December 31, 2020 and 2019.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Accrued Salaries, Wages, and Employee Benefits (continued)

We currently maintain a policy of paying a separation allowance, which is not funded, under our salary continuation policy to employees with at least five years of continuous service who voluntarily terminate employment with us and are at age 60 or thereafter. In 2012, such policy was modified, limiting the number of employees eligible for this benefit to those employed as of December 31, 2012, as defined. Payments under this policy were approximately $0.1 million for the year ended December 31, 2019. No payments were made for the year ended December 31,2020. There were no adjustments to plan reserves during the year ended December 31, 2020 and 2019. At December 31, 2020 and 2019, there were no obligations due. Obligations related to this policy are reflected in “accrued salaries, wages, and employee benefits” on our consolidated balance sheets. There are no future benefit payments related to this policy.

The Company has incurred severance costs stemming from reducing its headcount as the business has shifted from primarily a print and digital media business, generating advertising and sponsorship revenues, to primarily a commerce business marketing consumer products. The costs incurred in 2019 resulted from the reorganization of the television and digital subscription business as an overall right-sizing and consolidation of those activities. The costs incurred in 2020 resulted from the closure of Playboy magazine and reduction in content creation and its various support functions, additional headcount reductions in the television business, and the reorganization of marketing to increasingly focus on e-commerce revenue generation. The Company recorded severance costs of $0.6 million and $0.3 million as of December 31, 2020 and 2019, respectively, in “accrued salaries, wages, and employee benefits” and $0.1 million in “other noncurrent liabilities” as of December 31, 2020.

Severance costs in the consolidated statements of operations were as follows (in thousands):

	Year Ended December 31, 2020
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Other	Corporate	Total
Cost of sales	$48	$16	$710	$248	$153	$1,175
Selling and administrative expenses	76	—	—	130	463	669
Total severance costs	$124	$16	$710	$378	$616	$1,844

	Year Ended December 31, 2019
	Licensing	Direct-to- Consumer	Digital Subscriptions and Content	Corporate	Total
Cost of sales	$—	$—	$204	$—	$204
Selling and administrative expenses	59	681	108	132	980
Total severance costs	$59	$681	$312	$132	$1,184

16. Commitments and Contingencies

Leases

Our principal lease commitments are for office space and operations under several noncancelable operating leases with contractual terms expiring from 2020 to 2027. Some of these leases contain renewal options and rent escalations.

In 2019, the Company entered into an agreement to lease space for its corporate headquarters in Los Angeles, which it occupied under a sublease with a third party. The new lease commenced in July 2020 upon the expiration of the sublease and is for a term of approximately seven years. The Company has $2.0 million and $0.9 million in cash collateralized letters of credit related to the lease and sublease as of December 31, 2020 and 2019, respectively.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies (continued)

Yandy’s operating lease for warehousing and office space in Phoenix, Arizona expired in February 2021, following an extension of the original December 2020 expiration. On August 26, 2020, the Company entered into a non-cancellable operating lease for 51,962 square feet of warehousing and office space in Phoenix, Arizona for Yandy’s operations. The lease commenced on February 1, 2021 and expires on May 31, 2031, with an option to renew for an additional five or 10 years at market rates. Rent, which commences in June 2021, is payable monthly and is subject to annual increases of 3% for a total lease commitment of $4.1 million.

In 2017, we vacated our New York office space and entered into an agreement to sublease the space for a period approximating the remaining term of our lease. This lease expires in 2024.

The following table sets forth rent expense, net (in thousands):

	Year Ended December 31,
	2020	2019
Rent expense	$3,083	$3,557
Sublease income	(280)	(274)
Total	$2,803	$3,283

There was no contingent rent expense for the years ended December 31, 2020 and 2019.

The following table sets forth the future minimum lease commitments and future sublease income as of December 31, 2020, under operating leases with initial or remaining noncancelable terms in excess of one year (in thousands):

Years ending December 31:	Minimum Lease Commitments	Sublease Income
2021	$3,433	$(288)
2022	3,451	(313)

Years ending December 31:	Minimum Lease Commitments	Sublease Income
2023	3,564	(322)
2024	3,828	(246)
2025	3,588	—
Thereafter	7,553	—
Total	$25,417	$(1,169)

Legal Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In January 2019, a class action suit was initiated against the Company on behalf of a group of Michigan Playboy magazine subscribers, where the subscribers sued after their personal details were disclosed in violation of the Michigan Preservation of Personal Privacy Act. The parties entered into a Settlement Agreement which was approved, and the court entered a final judgement on August 19, 2020 in the amount of $3.9 million to be paid by the Company. The amount was accrued by the Company as of December 31, 2019 and was paid in September 2020.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Commitments and Contingencies (continued)

On April 1, 2019, a former employee, through counsel, delivered to the Company a letter which set forth various potential claims against the Company related to the individual’s former employment with the Company. A settlement was reached in October 2020 in the amount of $2.6 million. The Company has employment practices liability insurance for such claims which is capped at $2.5 million. The Company paid $0.4 million in November 2020, representing the amount of the settlement not covered by the employment practices liability insurance and had a $0.3 million receivable from the insurance provider as of December 31, 2020.

On May 21, 2019, Michael Whalen, as Trustee for the Hugh M. Hefner 1991 Trust, (the “Trust”), initiated an arbitration against the Company asserting that the Company had breached that certain License Agreement between Hugh M. Hefner (“Mr. Hefner”) and the Company dated on or about March 4, 2011, wherein Mr. Hefner licensed his image, signature, voice, likeness and other elements of his persona and identity to the Company. The Trust has also asserted statutory claims against the Company for the alleged violation of Mr. Hefner’s right of publicity. The parties entered into a Settlement Agreement, dated August 21, 2020, pursuant to which the Company paid to the Trust $1.8 million to settle this matter in September 2020. The amount was accrued by the Company as of December 31, 2019.

The Company may periodically be involved in other legal proceedings arising in the ordinary course of business. These matters are not expected to have a material adverse effect on the Company’s consolidated financial statements.

COVID-19

In March 2020, the coronavirus, COVID-19, was declared a pandemic by the World Health Organization. The COVID-19 pandemic is disrupting supply chains and affecting production and sales across a range of industries. As a result, the Company announced its plan to discontinue its print version of Playboy magazine. As of the date of these consolidated financial statements, the Company has not suffered any other significant adverse consequences as a result of the COVID-19 pandemic, but the extent of the impact of COVID-19 on the Company’s future operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on employees and vendors all of which are uncertain and cannot be predicted. As of the date of these consolidated financial statements, the extent to which COVID-19 may impact the Company’s future financial condition or results of operations is uncertain.

17. Income Taxes

The following table sets forth income tax expense (benefit) (in thousands):

	Year Ended December 31,
	2020	2019
Current income tax provision:
Federal	$—	$—
State	237	1
Foreign	4,422	5,495
Total current income tax provision	4,659	5,496
Deferred income tax provision (benefit):
Federal	(567)	570
State	2,980	(1,216)
Foreign	—	—
Total deferred income tax provision (benefit)	2,413	(646)
Total	$7,072	$4,850

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes (continued)

The following table sets forth a reconciliation from the U.S. statutory federal income tax rate to the effective income tax rate:

	Year ended December 31,
	2020	2019
Federal income tax rate	21.0%	21.0%
State income tax, net of federal benefit	10.1	1.3
Foreign withholding taxes, net of credits(1)	189.9	(24.1)
Transaction costs	29.5	—
Change in the statutory rate	96.3	4.5
Change in valuation allowance	(80.8)	(1.8)
Adjustment to deferred taxes(2)	125.4	(25.1)
Other	1.3	(1.9)
Effective rate	392.7%	(26.1)%
(1)	Foreign withholding taxes, net of credits relate to foreign tax withholdings on royalties received from various foreign jurisdictions.
(2)	The 2020 adjustment to deferred taxes relates to expired foreign tax credits and state net loss operating carryforwards written off during the year. The 2019 adjustment to deferred taxes relates to expired foreign tax credits written off during the year.

On March 18, 2020, the Families First Coronavirus Response Act (“FFCR Act”), and on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) were each enacted in response to the COVID-19 pandemic. The FFCR Act and the CARES Act contain numerous income tax provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The FFCR Act and CARES Act did not have a material impact on the Company’s consolidated financial statements as of December 31, 2020.

On June 29, 2020, Assembly Bill 85 (“A.B. 85”) was signed into California law. A.B. 85 provides for a three-year suspension of the use of net operating losses for medium and large businesses and a three-year cap on the use of business incentive tax credits to offset no more than $5.0 million of tax per year. A.B. 85 suspends the use of net operating losses for taxable years 2020, 2021 and 2022 for certain taxpayers with taxable income of $1.0 million or more. The carryover period for any net operating losses that are suspended under this provision will be extended. A.B. 85 also requires that business incentive tax credits including carryovers may not reduce the applicable tax by more than $5.0 million for taxable years 2020, 2021 and 2022. Due to A.B.85, the Company was not able to offset its California taxable income with its net operating losses during the current year.

In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain stockholders over a three-year period, utilization of its pre-change net operating loss (“NOL”) carryforwards is subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state laws. The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change, subject to certain adjustments, by the applicable long-term tax-exempt rate. The annual limitation may result in the expiration of NOL carryforwards before utilization and may be material. The Company completed an analysis on its pre-2011 NOLs but has not completed an analysis to determine whether its NOLs generated between 2011 through 2018 are likely to be limited by Section 382 and 383. The Company anticipates that an ownership change as defined under Section 382 may have occurred during this period and that the resulting limitation could significantly reduce the Company’s ability to utilize its NOL carryforwards before they expire. Additionally, future ownership changes under Section 382 and 383 may also limit the Company’s ability to fully utilize any remaining tax benefits. The Company’s deferred tax assets have been offset by a valuation allowance. Therefore, any resulting reduction to the Company’s NOL carryforwards once the analysis is complete will be offset by a corresponding reduction of the valuation allowance and there would be no impact on the Company’s balance sheet, statement of operations, or cash flows.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes (continued)

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply in the years in which the temporary differences are expected to reverse.

The following table sets forth the significant components of deferred tax assets and liabilities (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$45,113	$46,477
Tax credit carryforwards	2,805	4,566
Deferred revenue	1,312	520
Stock compensation	2,557	1,628
Other deductible temporary differences	16,398	16,582
Total deferred tax assets	68,185	69,773
Less valuation allowance	(67,444)	(68,899)
Deferred tax assets	741	874
Deferred tax liabilities:
Fixed assets	219	171
Intangible assets	(75,757)	(73,225)
Other deductible temporary differences	(112)	(108)
Total deferred tax liabilities	(75,650)	(73,162)
Deferred tax liabilities, net	$(74,909)	$(72,288)

A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized based on an assessment of positive and negative evidence. The Company has a valuation allowance against its deferred tax assets as of December 31, 2020 as it is more likely than not that we will not realize a benefit from these assets in a future period. The Company also maintains a deferred tax liability for indefinite life intangible assets that cannot be used as a source of income for non-indefinite lived deferred tax assets, resulting in a net deferred tax liability as of December 31, 2020. As of December 31, 2020, the Company’s valuation allowance decreased by $1.5 million from $68.9 million to $67.4 million primarily due to the write off of foreign tax credit deferred tax assets that expired unutilized in 2020.

At December 31, 2020, we had federal NOLs of $180.2 million expiring between 2027 and 2038, state and local NOLs of $99.3 million expiring between 2021 and 2038, and no foreign NOLs. In addition, we had foreign tax credit carryforwards of $2.8 million that will expire by the end of 2021.

At both December 31, 2020 and 2019, we had unrecognized tax benefits of $0.6 million, of which $0.6 million would be included in the effective tax rate if it was recognized in a subsequent period. We do not expect the December 31, 2020 amount to change significantly over the next 12 months. Our continuing practice is to recognize interest and penalties related to income tax matters in income tax expense.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes (continued)

Unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2020	2019
Balance at the beginning of the year	$610	$8,610
Increase (decrease) for positions taken in the prior year	—	—
Increase (decrease) for positions taken in the current year	—	—
Decrease related to settlements with taxing authorities	—	—
Decrease from lapse in statute of limitations	—	(8,000)
Balance at the end of the year	$610	$610

The statute of limitations for tax years 2016 and forward remains open to examination by the major U.S. taxing jurisdictions to which we are subject. In addition, due to the NOL carryforward position, tax authorities continue to have the ability to adjust the amount of our carryforward.

18. Net Loss Per Share

The following outstanding potentially dilutive shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	Year Ended December 31,
	2020	2019
Stock options to purchase common stock	463,062	404,172
Unvested restricted stock units	56,036	87,455
Convertible promissory notes	122,253	480,085
Total	641,351	971,712

19. Related Party Transactions

During 2011, the Company entered into a management agreement with an affiliate of one of its stockholders for management and consulting services. Based on the terms of this agreement, management fees are $1.0 million per calendar year. The Company recorded management fees of $1.0 million for each of the years ended December 31, 2020 and 2019. There were no amounts due to or due from this affiliate as of December 31, 2020. There was approximately $5,000 due to this affiliate and no amounts due from this affiliate as of December 31, 2019. The Company terminated this agreement in the first quarter of 2021 upon consummation of the Merger.

20. Segments

The Company has three reportable segments: Licensing, Direct-to-Consumer, and Digital Subscriptions and Content. The Licensing segment derives revenue from trademark licenses for third-party consumer products and location-based entertainment businesses. The Direct-to-Consumer segment derives revenue from sales of consumer products sold through third-party retailers or online direct-to-customer. The Digital Subscriptions and Content segment derives revenue from the subscription of Playboy programming that is distributed through various channels, including websites and domestic and international television, and from trademark licenses for online gaming.

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Segments (continued)

Segment information is presented in the same manner that the Company’s chief operating decision maker, (“CODM”), reviews the operating results in assessing performance and allocating resources. Total asset information is not included in the tables below as it is not provided to and reviewed by the Company’s CODM. The “All Other” line items in the tables below are primarily attributable to Playboy magazine and brand marketing and these segments do not meet the quantitative threshold for determining reportable segments. The Company discontinued publishing Playboy magazine in the first quarter of 2020. The “Corporate” line item in the tables below includes certain operating expenses that are not allocated to the reporting segments presented to the Company’s CODM. These expenses include legal, human resources, accounting/finance, information technology, facilities and the Chief Executive Officer. The accounting policies of the reportable segments are the same as those described in Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

The following table sets forth financial information by reportable segment (in thousands):

	Year Ended December 31,
	2020	2019
Net revenues:
Licensing	$61,142	$50,906
Direct-to-Consumer	64,116	268
Digital Subscriptions and Content	20,913	23,243
All Other	1,491	3,693
Total	$147,662	$78,110
Operating income (loss):
Licensing	$44,466	$35,086
Direct-to-Consumer	(752)	(2,955)
Digital Subscriptions and Content	9,478	9,084
Corporate	(38,462)	(39,580)
All Other	(1,118)	(7,671)
Total	$13,612	$(6,036)
Depreciation and amortization:
Licensing	$(606)	$(1,295)
Direct-to-Consumer	(402)	(347)
Digital Subscriptions and Content	(240)	(365)
Corporate	(808)	(885)
All Other	(202)	(201)
Total	$(2,258)	$(3,093)

Geographic Information

Revenue by geography is based on where the customer is located. The following table sets forth net revenues by geographic area (in thousands):

	Year Ended December 31,
	2020	2019
China	$39,236	$31,362
United States	76,426	18,194
Other	32,000	28,554
Total	$147,662	$78,110

PLAYBOY ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Correction of Prior Year Error

During the preparation of its consolidated financial statements for the year ended December 31, 2020, the Company noted that the number of authorized shares on the face of its consolidated balance sheet as of December 31, 2019 was improperly stated at 10,000,000 shares and was not revised to reflect the reduction of 5,000,000 shares per the Company’s Third Amended and Restated Certificate of Incorporation and the amendment thereto as filed with the State of Delaware on February 28, 2019. Additionally, the consolidated financial statements as of and for the year ended December 31, 2019 did not reflect the retirement of 800,961 treasury shares. The Company evaluated the error in accordance with Staff Accounting Bulletin No. 99, Materiality, and based upon quantitative and qualitative factors, determined that the error was not material to the previously issued annual and interim financial statements and disclosures included in previously filed proxy and registration statements, as the error was a reclassification between two equity accounts and did not change total stockholders’ equity. The Company has revised its prior period financial statements to correct the number of authorized shares and to reclassify $15.0 million, representing the cost basis of the treasury shares retired, from “treasury stock” to “additional paid-in capital” on the 2019 consolidated balance sheet. Additionally, the statement of stockholders’ equity has been revised to reflect the retirement of the treasury shares during the year ended December 31, 2019 and retirement of the treasury shares has been included as a noncash financing activity in the consolidated statement of cash flows for the year ended December 31, 2019.

22. Subsequent Events

We have evaluated subsequent events from the balance sheet date through the date the consolidated financial statements were issued.

Convertible Promissory Notes

In January 2021, the outstanding convertible promissory note with CAA converted into 51,857 shares of the Company’s common stock. Additionally, the settlement terms of the outstanding notes with UTA were amended to extend the term to the one-month anniversary of the termination or expiration of the Merger Agreement. In connection with the consummation of the Merger, the notes will be repaid in cash at a 20% discount subsequent to the closing of the Merger. In February 2021, the outstanding convertible note with UTA was settled for $2.8 million resulting in a gain on extinguishment of $0.7 million.

Stock Options Granted

On January 31, 2021, the Company granted its Chief Executive Officer and President, an option to purchase 172,393 shares of Playboy stock at an exercise price of $58.89 per share, which have been assumed by PLBY Group, Inc. in connection with the Business Combination and converted into an option to purchase common stock of PLBY Group, Inc. in accordance with the conversion mechanics for other outstanding options described in the Merger Agreement. The option did not accelerate upon the closing of the Business Combination. The option will generally vest as follows, subject to continued employment or service as a director through the applicable vesting date: one third on the first anniversary of the closing of the Business Combination and ratably in 24 monthly installments thereafter.

Merger with MCAC

On February 10, 2021, the Company completed the Merger with a wholly-owned subsidiary of MCAC, and the common stock of PLBY Group, Inc. (formerly known as MCAC), the Company’s parent company, began trading on February 11, 2021 on the Nasdaq Global Market. Refer to Note 1, Basis of Presentation and Summary of Significant Accounting Policies.

Acquisition of TLA

On March 1, 2021, the Company completed the acquisition of 100% of the equity of TLA Acquisition Corp. (“TLA”) for $25.1 million in cash consideration. TLA is the parent company of the Lovers family of stores, a leading omni-channel online and brick and mortar sexual wellness chain, with 41 stores in five states.

YANDY HOLDINGS, LLC AND SUBSIDIARY

Phoenix, Arizona

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

INDEPENDENT AUDITOR’S REPORT

To the Members of
Yandy Holdings, LLC and Subsidiary
Phoenix, Arizona

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Yandy Holdings, LLC and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations and members’ (deficit) capital, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yandy Holdings, LLC and Subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe LLP
Sherman Oaks, California
September 22, 2020

YANDY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$382,068	$338,914
Other receivable	367,705	377,219
Inventory, net	8,198,088	6,509,998
Other current assets	221,779	244,844
Total current assets	9,169,640	7,470,975
Property, improvements and equipment, net	149,214	214,532
Intangible assets, net	12,744,250	15,484,250
Goodwill, net	—	15,807,801
Other assets	21,020	21,336
Total Assets	$22,084,124	$38,998,894
LIABILITIES AND MEMBERS’ (DEFICIT) CAPITAL
Current liabilities
Current portion of long term debt	$18,809,227	$11,952,665
Accounts payable	766,623	842,360
Accrued expenses	2,779,182	1,349,970
Contract liabilities	1,473,352	726,035
Accrued interest	596,226	—
Total current liabilities	24,424,610	14,871,030
Long-term debt, less current portion	—	6,707,291
Total liabilities	24,424,610	21,578,321
Members’ (deficit) capital (Note 4)
Total members’ (deficit) capital	(2,340,486)	17,420,573
Total Liabilities and Members’ (Deficit) Capital	$22,084,124	$38,998,894

See accompanying notes to the consolidated financial statements.

YANDY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBERS’ (DEFICIT) CAPITAL

For the years ended December 31, 2019 and 2018

	2019		2018
Net sales	$43,101,855	100.0%	$42,427,835	100.0%
Cost of goods sold	26,291,726	61.0	26,382,482	62.2
Gross profit	16,810,129	39.0	16,045,353	37.8
Selling, general and administrative expenses	13,207,388	30.6	11,545,871	27.2
Impairment loss	15,807,801	36.7	—	—
Capital restructuring expense	2,180,444	5.1	422,741	1.0
Depreciation and amortization	2,860,470	6.6	2,891,556	6.8
	34,056,103	79.0	14,860,168	35.0
(Loss) Income from operations	(17,245,974)	(40.0)	1,185,185	2.8
Other income (expense)
Other income	220,572	0.5	251,122	0.6
Interest expense, net	(2,735,657)	(6.3)	(2,387,658)	(5.6)
	(2,515,085)	(5.8)	(2,136,536)	(5.0)
	(19,761,059)	(45.8)	(951,351)	(2.2)
Members’ (deficit) capital, beginning of period	17,420,573		18,371,924
Members’ (deficit) capital, end of period	$(2,340,486)		$17,420,573

See accompanying notes to the consolidated financial statements.

YANDY HOLDINGS, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities
Net loss	$(19,761,059)	$(951,351)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	120,470	132,556
Amortization of intangible assets	2,740,000	2,759,000
Impairment of goodwill	15,807,801	—
Amortization of deferred financing costs	96,375	128,500
Loss on asset disposal	3,704	—
Payment in kind interest on seller note	552,896	510,791
Changes in operating assets and liabilities:
Other receivable	9,514	95,830
Inventory	(1,688,090)	429,707
Other assets	23,381	162,828
Accounts payable	(75,737)	(162,349)
Accrued expenses	1,429,212	(166,067)
Accrued interest	596,226	—
Contract liabilities	747,317	(60,682)
Net cash from operating activities	602,010	2,878,764
Cash flows from investing activities
Acquisition of property, improvements and equipment	(62,856)	(109,216)
Cash proceeds from disposal of fixed assets	4,000	—
Net cash from investing activities	(58,856)	(109,216)
Cash flows from financing activities
Principal payments on long-term debt	(500,000)	(3,212,437)
Net cash from financing activities	(500,000)	(3,212,437)
Net change in cash & cash equivalents	43,154	(442,889)
Cash & cash equivalents at beginning of period	338,914	781,803
Cash & cash equivalents at end of period	$382,068	$338,914
Supplemental cash flow information:
Cash paid during the year for:
Interest	$1,488,679	$1,748,367

See accompanying notes to the consolidated financial statements.

YANDY HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 — NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the consolidated financial statements. These policies are in conformity with accounting principles generally accepted in the United States and have been applied consistently in all material respects.

Nature of Business:   On September 30, 2014, Yandy Holdings, LLC (the “Company”) was organized in the state of Delaware and acquired all the member units of Yandy, LLC from Synergy Warehouse Solutions LLC (the “Acquisition”). The Company is engaged in the business of retailing intimate women’s apparel through its website (online retailer) which operates in their corporate and warehouse facilities in Phoenix, Arizona.

Principles of Consolidation:   The consolidated financial statements present the financial position and results of operations of Yandy Holdings, LLC and its wholly owned subsidiary, Yandy, LLC. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements. The financial statements as of and for the year ended December 31, 2019 reflect the activity just prior to the closing of the transaction discussed in note 10.

Use of Estimates:   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying footnotes. Actual results could differ from those estimates. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for returns, useful lives of fixed assets, inventory valuation, and fair value and recoverability of carrying value of long-lived assets, goodwill and intangible assets.

Revenue Recognition: The Company generates revenue from the sale of Company-owned inventory of intimate apparel, Halloween costumes and accessories, primarily through its website and similar channels.

The Company adopted Accounting Standards Updates (“ASU”) 2014-09, Revenue from Contracts with Customers Topic 606 (“ASC 606”) as of January 1, 2019, using the using the modified retrospective method for all contracts that were not complete as of the date of adoption. The adoption of Topic 606 did not have a material impact on the Company’s financial statements for year ended December 31, 2019

The Company recognizes revenue upon delivery of the purchased good to the buyer as its performance obligation, consisting of the sale of goods, is satisfied at this point. Revenue is recognized net of incentives and estimated returns. Sales tax assessed by governmental authorities is excluded from revenue. The Company periodically offers promotional incentives to customers, which include basket promotional code discounts and other credits. These are treated as a reduction of revenue.

A portion of the Company’s product sales is generated through third-party sellers, who list the Yandy product on their website. These sales are either fulfilled by Yandy or through the third-party seller’s fulfilment services. The Company’s shoe sales are fulfilled through drop-ship arrangements, where the vendor will ship directly to Yandy’s customers. In these arrangements, Yandy is primarily responsible for fulfilling the promise to customers and generally bears the inventory risk, including risk of returned product, and typically controls the transaction price. Yandy is the principal in these transactions and recognizes gross revenue from product sales upon delivery of the products to end-customers. The Company recognizes expenses for the fees retained by the third-party sellers and cost of sales for inventory provided through drop-shipment arrangements.

The Company charges shipping fees to customers. Since control transfers to the customer after the shipping and handling activities, the Company accounts for these activities as fulfillment activities. Expenses incurred for shipping and handling costs on shipments to customers are recorded as cost of goods sold and amounted to $6,825,241 and $6,652,357 for the years ended December 31, 2019 and 2018, respectively. Related costs paid to third-party shippers for freight-in from the Company’s suppliers are included in cost of goods sold. Freight billed to customers is included in net sales and amounted to $4,302,220 and $4,470,458 for the years ended December 31, 2019 and 2018, respectively.

YANDY HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The Company’s contractual liabilities consist of unearned revenue and deferred revenue related to unredeemed site credits. The balance of unearned revenue totals $580,514 and $0 as of December 31, 2019 and 2018, respectively. Unearned revenue represents customer orders that have not been delivered to the customer and is estimated as orders placed in the last five calendar days of the year.

The balance of unredeemed site credits totals $892,838 and $726,036 as of December 31, 2019 and 2018, respectively. Revenue from issuances of site credits is recognized when the site credit is redeemed by the customer, or the likelihood of the site credit being redeemed by the customer is remote (breakage). The company has identified that the likelihood of redemption of site credits is remote after they are aged 2 years. The Company recognized breakage of $254,813 and $263,993 during years ended December 31, 2019 and 2018, respectively. Contract liabilities are recorded in other current liabilities on the consolidated balance sheets.

The Company maintains a reserve for future returns. The balance of the returns reserve is $427,320 and $52,365 as of December 31, 2019 and 2018, respectively. The returns reserve represents an estimate of product returns expected in a future period.

Cash and Cash Equivalents:   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk:   The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk on cash.

Inventory:   Inventory consists primarily of finished goods and has been recorded at lower of cost or net realizable value. Cost is determined on a first-in, first-out basis. At December 31, 2019 and 2018, reserves for slow-moving and obsolete inventory amounted to $209,422 and $257,363, respectively.

Property, Improvements and Equipment:   Property, improvements and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives, which generally are seven years. Maintenance and repairs are charged directly to expense when incurred. Additions and betterments to property, improvements and equipment are capitalized.

When assets are disposed of, the related costs and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in operations.

Intangible Assets:   Intangible assets with definite useful lives are being amortized over their respective estimated useful lives. The Company annually evaluates the remaining useful lives of definite life intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Goodwill:   Goodwill represents the excess of the cost of a company acquired over the fair value of the net assets at the date of acquisition.

Impairment of Long-Lived Assets and Goodwill:   The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC 360, Impairment or Disposal of Long-Lived Assets. In accordance with ASC 360, the Company periodically reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent on the cash flows of other groups of assets and liabilities. Recoverability of these assets (or asset group) is measured by comparison of the carrying value of each asset (or asset group) to the future undiscounted cash flows the asset (or asset group) is expected to generate over its remaining life. The estimated future net undiscounted cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value.

YANDY HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (determined based on estimated discounted future cash flows) of the long-lived assets. As of December 31, 2019 and 2018, management has determined that there were no impairments of its long-lived assets, other than goodwill.

The Company reviews goodwill for impairment annually or whenever events or changes in circumstances indicate that an impairment may exist. In conducting its annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the implied fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company performs its annual impairment tests at the end of each fiscal year.

The sale of assets to Playboy (see Note 10) is a triggering event that resulted in impairment of goodwill of approximately $15.8 million as of December 31, 2019. Intangible assets were also assessed for impairment and none was identified as of December 31, 2019. The Company did not recognize any impairment for intangible assets or goodwill in the year ended December 31, 2018. See Notes 3 and 4.

Deferred Financing Costs:   The Company capitalizes costs incurred from the issuance of debt as deferred financing costs. Deferred financing costs are amortized as additional interest expense over the life of the underlying debt.

Advertising Costs:   The Company expenses advertising costs as incurred. For the years ended December 31, 2019 and 2018, the Company reported $7,517,645, and $6,265,042, respectively, of advertising costs as a component of selling, general and administrative expenses.

Income Taxes:   The Company is a limited liability company formed under state statutes and taxed for federal and state purposes as a partnership. Accordingly, all taxable earnings of the Company are taxed to the individual members and accordingly, there is no provision for federal income taxes.

A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the more likely than not test, no tax benefit is recorded. Management is not aware of any uncertain tax positions and there are no unrecognized benefits required to be recognized as a liability as of December 31, 2019 and 2018. The Company recognizes interest and penalties related to unrecognized tax benefits in interest and income tax expense. The Company has no amounts accrued for interest or penalties as of December 31, 2019 and 2018.

Due to the pass-through status, the Company is not subject to U.S. federal income tax or state income tax, other than the gross receipts fee. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

Sales Tax:   In 2018, the Company had physical nexus only in the state of Arizona. Therefore, the Company charged sales tax only to consumers in Arizona. The Supreme Court decision in South Dakota v Wayfair Inc. (2018) established a precedent for economic nexus for sales tax laws. In 2019, the Company registered to pay sales tax in all U.S. states with economic nexus laws. The sales tax liability as of December 31, 2019 and 2018 was $345,512 and $14,553, respectively.

Major Vendors:   For the year ended December 31, 2019, one supplier represented approximately 11% of purchases. As of December 31, 2019, there were $19 of payable invoices related to the supplier. For the year ended December 31, 2018, one supplier represented approximately 13% of purchases. There were $487 of payable invoices related to this supplier at December 31, 2018.

YANDY HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 2 — PROPERTY, IMPROVEMENTS AND EQUIPMENT

Property, improvements and equipment as of December 31 consist of the following:

	2019	2018
Machinery and equipment	$307,847	$329,950
Computer equipment	223,532	211,067
Furniture and fixtures	49,983	48,608
Leasehold improvement	246,867	201,539
	828,229	791,164
Less accumulated depreciation and amortization	(679,015)	(576,632)
	$149,214	$214,532

For the years ended December 31, 2019 and 2018, depreciation expense amounted to $120,470 and $132,556, respectively.

NOTE 3 — INTANGIBLE ASSETS

Intangible assets as of December 31 consist of the following:

	Cost	Accumulated Amortization	Net Book Value
December 31, 2019
Non-Compete (5 years)	$380,000	$(380,000)	$—
Customer list (10 years)	12,450,000	(6,536,250)	5,913,750
Trademark (10 years)	14,380,000	(7,549,500)	6,830,500
	$27,210,000	$(14,465,750)	$12,744,250
December 31, 2018
Non-Compete (5 years)	$380,000	$(323,000)	$57,000
Customer list (10 years)	12,450,000	(5,291,250)	7,158,750
Trademark (10 years)	14,380,000	(6,111,500)	8,268,500
	$27,210,000	$(11,725,750)	$15,484,250

For the years ended December 31, 2019 and 2018, amortization expense recognized on all amortizable intangible assets amounted to $2,740,000 and $2,759,000, respectively.

NOTE 4 — GOODWILL

Goodwill consists of the following at December 31:

	2019	2018
Goodwill	$15,807,801	$15,807,801
Accumulated Impairment	(15,807,801)	—
	$—	$15,807,801

The Company sold substantially all its net assets to Playboy (see Note 10). The sale of the assets represented a triggering event that indicates the fair value of the Company’s net assets as of December 31, 2019 could have been impaired. Upon the completion of the quantitative goodwill impairment test, the Company determined that the full value of goodwill was impaired.

In connection with the sale to Playboy the Company became a Public Business Entity and the financial statements have been recast to reflect the revocation of the Private Company Council alternatives related to the amortization of goodwill resulting from previous business combinations

YANDY HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The effect of the retrospective change related to Goodwill, net and Members’ capital on the consolidated balance sheet was as follows:

	As Reported	Adjustments due to change in accounting principle	Balance at January 1, 2018
Balance Sheet
Goodwill, net	$10,670,264	$5,137,537	$15,807,801
Members’ capital	13,234,387	5,137,537	18,371,924

NOTE 5 — LONG-TERM DEBT

Long-term debt at December 31 consists of the following:

	2019	2018
Term loan	$11,549,040	$12,049,040
Seller note	7,260,187	6,707,291
	18,809,227	18,756,331
Less debt issuance costs	—	(96,375)
	18,809,227	18,659,956
Less current maturities	(18,809,227)	(11,952,665)
Total debt, net of current portion	$—	$6,707,291

Term Loan and Revolving Commitment:   Term loan and revolving commitment consists of total borrowings of $24,500,000, which consists of a term loan of $21,500,000 and a revolving commitment of $3,000,000. The term loan is payable to the lender in quarterly installments of $268,750. The Company paid down outstanding principal through cash flow sweeps of excess cash during 2018 and 2019. The term loan and revolving commitment are collateralized by substantially all of the Company’s assets. Principal amounts outstanding under the term loan accrue interest at the LIBOR Rate (with 1% floor) plus 11% (13% at December 31, 2019 and 2018) and are payable monthly.

A default interest rate adjustment was made in January 2017 that increased the calculation from LIBOR plus 9% to LIBOR plus 11%. Interest expense of $453,875 related to the default interest rate adjustment was booked as accrued interest payable. Interest expense associated with the default interest rate adjustment was included in monthly cash payments beginning in May 2018. December 2019 interest expense of $142,351 was accrued and paid from the Playboy (see Note 10) transaction waterfall.

The Term Loan is subject to certain financial covenants. At December 31, 2019 and 2018, the Company was not in compliance with the EBITDA covenant requirement. The lack of compliance at both December 31, 2019 and 2018, are events of default as defined by the credit agreement. As such, outstanding borrowings under the term loan are classified as current in the consolidated balance sheet. The loan agreement requires that the borrower not have a condition of default as a condition precedent for future borrowings.

The Company executed two amendments to the credit agreement during 2019. As a result of the second amendment, the Termination Date changed from September 30, 2019 to January 31, 2020.

The Company incurred debt issuance costs of $642,500 that were capitalized as deferred financing costs. The unamortized balance of debt issuance costs at December 31, 2018 was $96,375. The debt issuance costs were fully amortized by December 31, 2019.

Seller Note:   In connection with the 2014 Acquisition, the Company entered into a promissory note with the seller in the principal amount of $6,075,000. The note is subordinated to the Term Loan. The principal amount outstanding accrues interest at an annual rate of 8% and is payable quarterly. In accordance with the Subordination Agreement, the Company has suspended cash interest payments

YANDY HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

on the promissory note beginning on December 31, 2017. The Company is now paying interest on the Seller Note via payment-in-kind (PIK) interest. At December 31, 2019 and December 31, 2018, the Company has $1,185,186 and $632,291 of additional principal outstanding due to payment-in-kind. The note payable matures in September 2020.

Scheduled principal maturities of long-term debt as of December 31, 2019:

	Term Loan	Seller Note	Total
2020	11,549,040	7,260,187	18,809,227
	$11,549,040	$7,260,187	$18,809,227

For the years ended December 31, 2019 and 2018, interest expense amounted to $2,735,657 and $2,387,658, respectively. Interest expense is inclusive of amortization of debt issuance costs amounting to $96,375 and $128,500 in 2019 and 2018, respectively.

NOTE 6 — EMPLOYEE BENEFITS

Defined Contribution Plan:   The Company maintains a defined contribution 401(k) plan (the “Plan”) designed in compliance with safe harbor provisions. All employees that are at least 18 years of age, have completed three months of service, and worked at least 400 hours of service are eligible to participate. The Plan provides for fixed contributions in which the Company contributes up to 3% of employee’s eligible earnings, as defined by the Plan.

Total expense related to the defined contribution plan amounted to $110,915 and $82,816 for the years ended December 31, 2019 and 2018, respectively. At December 31, 2019 and 2018, the Company has $110,915 and $57,779, respectively, accrued as defined contribution plan expense which is included in accrued expenses in the accompanying consolidated balance sheets.

Leases:   The Company leases one warehouse and office facility in Phoenix, Arizona, under an operating lease agreement with an unrelated party. This lease was amended during 2019 and is set to expire in December 2020. For the years ended December 31, 2019 and 2018, total rent expense amounted to $310,098 and $264,084, respectively. The lease agreement contains provisions which require the Company to pay for all normal maintenance and property taxes.

Future minimum rental payments under operating lease agreements as of December 31, 2019 are as follows:

2020	$352,497
$352,497

NOTE 8 — RELATED PARTY TRANSACTIONS

Management Fees:   The Company entered into a management fee agreement with SPK Manager LLC, a shareholder of Yandy Holdings LLC, for financial advisory services. For each of the years ended December 31, 2019 and 2018, management fee expense amounted to $180,000. At December 31, 2019 and 2018, the Company has $360,000 and $180,000, respectively, of accrued management fees included in accrued expenses in the accompanying consolidated balance sheet.

NOTE 9 — MEMBERS’ CAPITAL

The Company has issued 14,014,244 Class A member Units as of December 31, 2019 and 2018, respectively. The Class A Units are entitled to all the rights of ownership. The holders of the Class A Units are entitled to one vote for each Class A Unit held. As of December 31, 2019, there were 14,014,244 Class A member Units outstanding

The Company has issued 6,006,105 Class B member Units as of December 31, 2019 and 2018, respectively. The Class B Units are entitled to all the rights of ownership. The holders of the Class B Units are entitled to one vote for each Class B Unit held. As of December 31, 2019, there were 6,006,105 Class B member units outstanding.

YANDY HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

The Company has issued 1,214,878 Class C restricted member units to various key employees as of December 31, 2019 and 2018, respectively. The various employee agreements have different vesting schedules including four-year, three-year and upon a change of control. Termination of employment or service results in the forfeiture of all unvested restricted member units. These Class C units are intended to constitute a “profits interests” in the Company. As of December 31, 2019, there were 484,065 Class C member units vested and outstanding.

Upon liquidation, distributions are made first to Class A unitholders up to their initial capital contributions, then to Class B unitholders up to their initial capital contributions, then among all members (Class A, B & C) on a pro rata basis. No distributions were made to equity holders of Class A, B or C units as a result of the Playboy Transaction.

NOTE 10 — SUBSEQUENT EVENTS

Management has performed an analysis of the activities and transactions subsequent to December 31, 2019 to determine the need for any adjustments to and/or disclosures within the consolidated financial statements. Management has performed their analysis through September 22, 2020, the date the consolidated financial statements were available to be issued.

As of the close of business on December 31, 2019, the Company closed a transaction to sell its net assets, excluding cash and debt, to Y Acquisition Co LLC (later known as Yandy Enterprises LLC), a wholly owned subsidiary of Playboy Enterprises Inc. (“Playboy”). The proceeds of the sale are to be used to pay obligations to existing stakeholders of Yandy Holdings, LLC.

A global pandemic related to the COVID-19 virus occurred during 2020. The pandemic has caused uncertainty to the economy and its impact to the business cannot be predicted. The Company made changes to its internal operations including remote-working and increased safety protocols to address risks associated with the virus.

PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp)

Opinion on the Consolidated Financial Statements

We have audited the accompanying balance sheets of PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp) (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for year ended December 31, 2020 and for the period from November 12, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from November 12, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2019, through 2021.
New York, NY
April 15, 2021

PLBY GROUP, INC. (F/K/A Mountain Crest Acquisition Corp)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$57,732	$—
Prepaid expenses	34,334	—
Total Current Assets	92,066	—
Deferred offering costs	—	100,231
Cash and marketable securities held in Trust Account	58,679,991	—
TOTAL ASSETS	$58,772,057	$100,231
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$756,770	$225
Promissory note – related party	—	100,498
Total Current Liabilities	756,770	103,723
Deferred underwriting fee payable	2,012,430	—
TOTAL LIABILITIES	2,769,200	100,723
Commitments
Common stock subject to possible redemption, 5,002,149 shares at redemption value	51,002,849	—
Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,540,342 and 1,437,500 shares issued and outstanding (excluding 5,002,149 and no shares subject to possible redemption) at December 31, 2020 and 2019, respectively(1)	254	144
Additional paid-in capital	6,062,048	24,856
Stock subscription receivable	—	(25,000)
Accumulated deficit	(1,062,294)	(492)
Total Stockholders’ Equity (Deficit)	5,000,008	(492)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$58,772,057	$100,231
(1)	At December 31, 2019, includes up to 187,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the consolidated financial statements.

PLBY GROUP, INC. (F/K/A Mountain Crest Acquisition Corp)

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the
		Period
		from
		November 12,
		2019
		(Inception)
	Year Ended	Through
	December 31,	December 31,
	2020	2019
Formation and operational costs	$1,093,833	$492
Loss from operations	(1,093,833)	(492)
Other income:
Interest earned on marketable securities held in Trust Account	31,669	—
Unrealized gain on marketable securities held in Trust Account	362	—
Other income	32,031	—
Loss before provision for income taxes	(1,061,802)	(492)
Net loss	$(1,061,802)	$(492)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	5,061,856	—
Basic and diluted net income per share, Common stock subject to possible redemption	$0.00	$0.00
Weighted average shares outstanding, basic and diluted	1,912,761	1,250,000
Basic and diluted net loss per common share	$(0.56)	$(0.00)

The accompanying notes are an integral part of the consolidated financial statements.

PLBY GROUP, INC. (F/K/A Mountain Crest Acquisition Corp)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2020

			Additional	Stock		Total
	Common Stock		Paid	Subscription	Accumulated	Stockholders’
	Shares	Amount	in Capital	Receivable	Deficit	Equity
Balance — January 1, 2020	1,437,500	144	24,856	(25,000)	(492)	(492)
Collection of stock subscription receivable	—	—	—	(25,000)	—	25,000
Sale of 5,749,800 Units, net of underwriting discount and offering expenses	5,749,800	575	53,487,066	—	—	53,487,641
Sale of 355,241 Private Units	355,241	35	3,552,375	—	—	3,552,410
Forfeiture of Insider Shares	(50)	—	—	—	—	—
Sale of unit purchase option	—	—	100	—	—	100
Common stock subject to possible redemption	(5,002,149)	(500)	(51,002,349)	—	—	(51,002,849)
Net loss	—	—	—	—	(1,061,802)	(1,061,802)
Balance — December 31, 2020	2,540,342	254	6,062,048	—	(1,062,294)	5,000,008

FOR THE PERIOD FROM NOVEMBER 12, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

			Additional	Stock		Total
	Common Stock		Paid in	Receivable	Accumulated	Stockholders’
	Shares	Amount	Capital	Subscription	Deficit	Deficit
Balance — November 12, 2019 (inception)	—	$—	$—	$—	$—	$—
Issuance of common stock to Sponsor(1)	1,437,500	144	24,856	(25,000)	—	—
Net loss	—	—	—	—	(492)	(492)
Balance — December 31, 2019	1,437,500	144	24,856	(25,000)	(492)	(492)
(1)	Includes 187,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 7).

The accompanying notes are an integral part of the consolidated financial statements.

PLBY GROUP, INC. (f/k/a Mountain Crest Acquisition Corp)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the
		Period from
		November 12,
		2019
		(Inception)
	Year Ended	Through
	December 31,	December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(1,061,802)	$(492)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(31,669)	—
Unrealized gain on marketable securities held in Trust Account	(362)	—
Formation costs paid by Sponsor	—	267
Changes in operating assets and liabilities:
Prepaid expenses	(34,334)	—
Accrued expenses	756,545	—
Income taxes payable	—	225
Net cash used in operating activities	(371,622)	—
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(58,647,960)	—
Net cash used in investing activities	(58,647,960)	—
Cash Flows from Financing Activities:
Proceeds from collection of stock subscription receivable	25,000	—
Proceeds from sale of Units, net of underwriting discounts paid	56,060,550	—
Proceeds from sale of Private Units	3,552,410	—
Proceeds from sale of unit purchase option	100	—
Proceeds from promissory note — related party	157,206	—
Repayment of promissory note — related party	(257,704	—
Payment of offering costs	(460,248)	—
Net cash provided by financing activities	59,077,314	—
Net Change in Cash	57,732	—
Cash — Beginning of period	—	—
Cash — End of period	$57,732	$—
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$52,064,441	$—
Change in value of common stock subject to possible redemption	$(1,061,592)	$—
Deferred underwriting fee payable	2,012,430	—
Issuance of common stock for stock subscription receivable	$—	$25,000
Offering costs paid through promissory notes	—	100,231

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

PLBY Group, Inc. (the “Company”), formerly known as Mountain Crest Acquisition Corp (“MCAC”), was incorporated in Delaware on November 12, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Business Combination

On February 10, 2021, Mountain Crest Acquisition Corp, a Delaware corporation (“MCAC” and, after the consummation of the Business Combination as described below, “PLBY” or the “Company”), consummated the previously announced acquisition of all of the issued and outstanding shares of Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), in accordance with that certain Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among MCAC, MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC which was incorporated on September 16, 2020 (“Merger Sub”), Playboy and Suying Liu, Chief Executive Officer of MCAC.

On February 10, 2021 (the “Closing Date”), as contemplated in the Merger Agreement, Merger Sub merged with and into Playboy, with Playboy surviving as a wholly-owned subsidiary of MCAC (the “Business Combination”).

In addition, in connection with the closing of the Business Combination (the “Closing”), MCAC changed its name to “PLBY Group, Inc.”

The Merger will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, MCAC will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Playboy issuing stock for the net assets of MCAC, accompanied by a recapitalization. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

As a result of and at the Closing, MCAC acquired all of the outstanding Playboy shares for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC’s Common Stock, based on a price of $10.00 per share, subject to adjustment as described below, and (ii) the assumption of no more than $142.1 million of Playboy. At the Closing, Playboy filed a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware. The Business Combination became effective at the time of the filing of the Certificate of Merger (the “Effective Time”).

At the Effective Time, by virtue of the Business Combination, each Playboy share issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into the right to receive, without interest, such applicable percentage of the consideration issued pursuant to the Merger (“Merger Consideration”) in accordance with the Merger Agreement. Each outstanding Playboy option was assumed by MCAC and automatically converted into an option to purchase such number of shares of common stock equal to the product of (x) the Merger Consideration and (y) the option holder’s respective percentage of the Merger Consideration in accordance with the Merger Agreement, which was reserved for future issuance upon the exercise of such assumed options. Prior to the Effective Time, all then outstanding restricted stock units (“RSUs”) were terminated and converted into a right to receive a number of shares of common stock equal to the product of (x) the Merger Consideration, and (y) the terminated RSU holder’s respective percentage of the Merger Consideration in accordance with the Merger Agreement, which was reserved for future issuance in settlement of such terminated RSUs. No certificates or scrip representing fractional shares were issued pursuant to the Business Combination.

As previously announced, on September 30, 2020, concurrently with the execution of the Merger Agreement, MCAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), with certain institutional and accredited investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for an aggregate 5,000,000 shares of common stock at $10.00 per share for aggregate gross proceeds of $50.0 million (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the Closing.

At the Closing and pursuant to the Merger Agreement, MCAC:

●	issued an aggregate of 20,916,812 shares of common stock to existing stockholders of Playboy;

●	assumed Playboy options exercisable for an aggregate of 3,560,541 shares of common stock at a weighted average exercise price of $5.61; and
●	assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of common stock to be settled one year following the Closing Date.

Prior to the Business Combination

All activity of the Company through December 31, 2020 related to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Playboy.

The registration statement for the Company’s Initial Public Offering was declared effective on June 4, 2020. On June 9, 2020, the Company consummated the Initial Public Offering of 5,000,000 units (the “Units” and, with respect to the common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $50,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 321,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Sunlight Global Investment LLC (the “Sponsor”) and Chardan Capital Markets, LLC (the “Chardan”), generating gross proceeds of $3,215,000, which is described in Note 4.

Following the closing of the Initial Public Offering on June 9, 2020, an amount of $51,000,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

On June 19, 2020, the underwriters exercised their over-allotment option in part, resulting in an additional 749,800 Units issued on June 19, 2020 for $7,498,000, less the underwriters’ discount of $187,450. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 33,741 Private Units at $10.00 per Private Unit, generating total proceeds of $337,410. A total of $7,647,960 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $58,647,960.

Transaction costs related to the Business Combination amounted to $4,010,359, consisting of $1,437,450 of underwriting fees, $2,012,430 of deferred underwriting fees and $560,479 of other offering costs.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable Securities Held in Trust Account

At December 31, 2020 and 2019, substantially all of the assets held in the Trust Account were held U.S. Treasury securities. The Company accounts for its securities held in the trust account in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 320 “Debt and Equity Securities.” These securities are classified as trading securities with unrealized gains/losses, if any, recognized through the statement of operations.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s consolidated balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position, the CARES Act did not have an impact on the financial statements.

Net Loss Per Common Share

Net earnings (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the rights sold in the Initial Public Offering and Private Placement to purchase an aggregate of 989,990 shares in the calculation of diluted loss per share, since the exercise of the rights are contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive.

The Company’s statement of operations includes a presentation of earnings (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of earnings (loss) per share. Net income per common share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net earnings (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Insider Shares (defined below) and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

	Year Ended December 31,	For the Period from November 12, 2019 (Inception) Through December 31,
	2020	2019
Redeemable Common Stock
Numerator: Earnings allocable to Redeemable Common Stock
Interest Income	$27,904	$—
Unrealized Gain on Marketable Securities	319	—
Income Tax, Franchise Tax, and Regulatory Compliance Fees	(28,233)	—
Net Earnings	$—	—
Denominator: Weighted Average Redeemable Common Stock
Redeemable Common Stock, Basic and Diluted	5,061,856	—
Earnings/Basic and Diluted Redeemable Common Stock	$0.00	$0.00
Non-Redeemable Common Stock
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(1,061,802)	$(492)
Less: Redeemable Net Earnings	—	—
Non-Redeemable Net Loss	$(1,061,802)	$(492)
Denominator: Weighted Average Non-Redeemable Common Stock
Non-Redeemable Common Stock, Basic and Diluted	1,912,761	1,250,000
Loss/Basic and Diluted Non-Redeemable Common Stock	$(0.56)	$0.00

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3.   PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 5,749,800 Units, inclusive of 749,800 Units sold to the underwriters on June 19, 2020 upon the underwriters’ election to partially exercise their option to purchase additional Units, at a purchase price of $10.00 per Unit. Each Unit consisted of one share of common stock and one right (“Public Right”). Each Public Right entitled the holder to receive one-tenth of one share of common stock at the closing of a Business Combination (see Note 7).

NOTE 4.   PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Chardan (and/or their designees) purchased an aggregate of 321,500 Private Units at a price of $10.00 per Private Unit, of which 296,500 Private Units were purchased by the Sponsor and 25,000 Private Units were purchased by Chardan for an aggregate purchase price of $3,215,000. On June 19, 2020, the

Sponsor and Chardan purchased an additional aggregate amount of 33,741 Private Units, for an aggregate purchase price of $337,410. Each Private Unit consisted of one share of common stock (“Private Share”) and one right (“Private Right”). Each Private Right entitled the holder to receive one-tenth of one share of common stock at the closing of the Business Combination. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company did not complete the Business Combination within the Combination Period, the proceeds from the sale of the Private Units would have been used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities would have expired without any value.

NOTE 5.   RELATED PARTY TRANSACTIONS

Insider Shares

On November 12, 2019, the Company issued 100 shares of common stock to the Sponsor for an aggregate purchase price of $25,000. The Company received payment for the shares on January 28, 2020. Accordingly, as of December 31, 2019, the $25,000 payment due to the Company is recorded as stock subscription receivable in the stockholders’ equity (deficit) section of the accompanying balance sheets. On January 17, 2020, the Company effected a share dividend of 21,561.50 shares of common stock for each outstanding share, resulting in 2,156,250 shares of common stock being issued and outstanding. In May 2020, the Company declared a reverse split of one share of common stock for every 1.5 outstanding share of common stock, resulting in 1,437,500 shares of common stock being outstanding (the “Insider Shares”). All share and per share information have been retroactively adjusted to reflect the share dividend and reverse split. The 1,437,500 Insider Shares included an aggregate of up to 187,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Private Shares). As a result of the underwriters’ election to partially exercise their over-allotment option on June 19, 2020, 50 Founders Shares were forfeited and 187,450 Insider Shares are no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of six months after the date of the consummation of the Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the Business Combination and, with respect to the remaining 50% of the Insider Shares, six months after the date of the consummation of the Business Combination, or earlier in each case if, subsequent to the Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 1, 2019, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate amount of $500,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and payable on the completion of the Initial Public Offering. Upon the consummation of the Initial Public Offering on June 9, 2020, the Company repaid an aggregate amount of $165,000 under the Promissory Note. At June 9, 2020, there was $92,704 outstanding under the Promissory Note, which amount was repaid on June 11, 2020.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on June 4, 2020 through the Company’s consummation of the Business Combination, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020, the Company incurred and paid $70,000 in fees for these services, of which $10,000 is included in accrued expenses in the accompanying consolidated balance sheet.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors were entitled to, but are not obligated to, loan the Company funds from time to time or at any time, as may have been required (“Working Capital Loans”). Each Working Capital Loan was to be evidenced by a promissory note. The Working Capital Loans were to either be paid upon consummation of the Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans could have been converted into private units at a price of $10.00 per unit.

The private units would have been identical to the Private Units. In the event that the Business Combination did not close, the Company could have used a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account were to be used to repay the Working Capital Loans.

Related Party Extension Loans

As discussed in Note 1, the Company could have extended the period of time to consummate the Business Combination up to three times, each by an additional three months (for a total of 21 months to complete the Business Combination). In order to extend the time available for the Company to consummate the Business Combination, the Sponsor or its affiliates or designees were required to deposit into the Trust Account $500,000, or $575,000 if the underwriters’ over-allotment option was exercised in full ($0.10 per Public Share in either case), on or prior to the date of the applicable deadline, for each three month extension. Any such payments were to be made in the form of a non-interest bearing, unsecured promissory note. Such notes would have either been paid upon consummation of the Business Combination, or, at the relevant insider’s discretion, converted upon consummation of the Business Combination into additional Private Units at a price of $10.00 per Private Unit. The Sponsor and its affiliates or designees were not obligated to fund the Trust Account to extend the time for the Company to complete the Business Combination.

NOTE 6.   COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on June 4, 2020, the holders of the Insider Shares, the Private Units, and any shares that were issued in payment of Working Capital Loans (and all underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Shares could elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of Working Capital Loans could elect to exercise these registration rights at any time commencing on the date that the Company consummated the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 19, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 749,800 Units at $10.00 per Unit and forfeited the option to exercise the remaining 200 Units.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $2,012,430. The deferred fee became payable to the underwriters from the amounts held in the Trust Account upon the completion of the Business Combination, subject to the terms of the underwriting agreement. The deferred fee was paid upon the closing of the Business Combination.

Right of First Refusal

Subject to certain conditions, the Company granted Chardan, for a period of 15 months after the date of the consummation of the Business Combination, a right of first refusal to act as lead underwriters or minimally as a co-manager: (i) for any and all future public and private equity offerings with at least 30% of the economics, or, in the case of a three-handed deal, 20% of the economics, and (ii) for any and all future public and private debt offerings, with at least 15% of the economics. In accordance with the Financial Industry Regulatory Authority (“FINRA”) Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement related to the Initial Public Offering.

NOTE 7.   STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock  —  On June 4, 2020, the Company amended its Certificate of Incorporation such that the Company was authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 2,540,342 and 1,437,500 shares of common stock issued and outstanding, excluding 5,002,149 and no shares of common stock subject to possible redemption, respectively.

Rights  —  Each holder of a Public Right automatically received one-tenth (1/10) of one share of common stock upon consummation of the Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with the Business Combination or an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to its pre-business combination activities. Each holder of a Public Right was required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination. No additional consideration was required to be paid by a holder of Public Rights in order to receive his, her or its additional shares of common stock upon consummation of the Business Combination. The shares issuable upon exchange of the rights were freely tradable (except to the extent held by affiliates of the Company). Had the Company entered into a definitive agreement for the Business Combination in which the Company was not to be the surviving entity, the definitive agreement was to provide for the holders of Public Rights to receive the same per share consideration the holders of the common stock would have received in the transaction on an as-converted into common stock basis.

The Company did not issue fractional shares in connection with an exchange of Public Rights. Fractional shares were either rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, the holders of the Public Rights have to have held rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of the Business Combination. If the Company was unable to complete the Business Combination within the applicable period and the Company liquidated the funds held in the Trust Account, holders of Public Rights would not have received any of such funds with respect to their Public Rights, nor would they have received any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights would have expired without any value. Further, there were no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of the Business Combination. Additionally, in no event was the Company required to net cash settle the rights.

Unit Purchase Option

Simultaneously with the closing of the Initial Public Offering and the exercise of the over-allotment option by the underwriters, the Company sold to Chardan, for $100, an option to purchase up to; 344,988 Units exercisable at $11.50 per Unit (or an aggregate exercise price of $3,967,362) commencing at any time between the consummation of the Business Combination and June 4, 2025 (see Note 10). The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires on June 4, 2025. The Units issuable upon exercise of the option are identical to those sold in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity (deficit). The Company estimated that the fair value of the unit purchase option to be approximately $790,000, or $2.63 per Unit, using the Black-Scholes option-pricing model. The fair value of the unit purchase option was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 0.37% and (3) expected life of five years. The option and such units purchased pursuant to the option, as well as the shares of common stock underlying such units, the rights included in such units, the shares of common stock that are issuable for the rights included in such units, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of common stock at a price below its exercise price.

NOTE 8.  INCOME TAX

The Company’s net deferred tax assets at December 31, 2020 and 2019 were as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets
Net operating loss carryforward	$49,154	$—
Unrealized gain on marketable securities	(6,726)	—
Total deferred tax assets	42,428	—
Valuation Allowance	(42,428)	—
Deferred tax assets	$—	$—

The income tax provision for the year ended December 31, 2020 and for the period from November 12, 2019 (inception) through December 31, 2019 consisted of the following:

	December 31, 2020	December 31, 2019
Federal
Current	$—	$—
Deferred	(42,428)	—
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	(42,428)	—
Income tax provision	$—	$—

As of December 31, 2020 and 2019, the Company had $234,067 and $0, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020, the change in the valuation allowance was $42,428. For the period from November 12, 2019 (inception) through December 31, 2019, the change in the valuation allowance was $0.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 and 2019 is as follows:

	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Business combination expenses	(17.1)%	0.0%
Meals and entertainment	0.0%	0.3%
Valuation allowance	(3.9)%	0.0%
Income tax provision	0.0%	21.3%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.

NOTE 9.   FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$58,679,991	$0

NOTE 10.   SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

As described in Note 1, the Company completed the Business Combination on February 10, 2021.

On April 1, 2021, the Company entered into an Aircraft Purchase Agreement (the “APA”) with an unaffiliated, private, third-party seller (“Seller”). Pursuant to the APA, Seller agreed to sell, transfer and deliver to the Company, and the Company agreed to purchase, one used aircraft together with all engines, auxiliary power units, parts, items of equipment, instruments, components and accessories installed therein or thereon (the “Aircraft”), along with certain other assets related to the Aircraft as set forth in the APA. The APA provides for an aggregate purchase price for the Aircraft of $12 million, which includes a generally non-refundable deposit of $500,000, and the balance of the purchase price to be paid in full at the closing of the sale of the Aircraft. The Company will also bear the costs of inspecting and testing the Aircraft prior to closing. In addition, the APA includes customary events of default. In the event of a Seller default under the APA, the Company will generally be entitled to recover its deposit and liquidated damages of $250,000. In the event of a Company default under the APA, Seller will be entitled to retain the Company’s deposit as liquidated damages.

In April 2021, Chardan partially exercised the unit purchase option, on a cashless basis, with respect to 247,500 Units for the issuance of 167,252 shares of common stock of the Company, in accordance with the cashless exercise provisions of the unit purchase option.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

SEC registration fees	$5,623.18
Accounting fees and expenses	$25,000
Legal fees and expenses	$40,000
Financial printing and miscellaneous expenses	$25,000
Total	$95,623.18

Item 14.  Indemnification of Directors and Officers.

Our Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

e)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
f)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
g)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

h)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
i)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
j)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
k)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
l)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
m)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
n)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
o)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless they violated their duty of loyalty to the company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Certificate of Incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Certificate of Incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Certificate of Incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our Certificate of Incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Certificate of Incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Certificate of Incorporation may have or hereafter acquire under law, our Certificate of Incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Certificate of Incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Certificate of Incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 15.  Recent Sales of Unregistered Securities.

In November 2019, MCAC issued 100 shares of common stock to certain of our initial stockholders. In January 2020, MCAC declared a share dividend of 21,561.50 shares of common stock for each outstanding share, resulting in 2,156,250 shares of common stock being outstanding. In May 2020, MCAC declared a reverse share dividend of one share of common stock for every 1.5 outstanding shares of common stock, resulting in 1,437,500 shares of common stock being outstanding, and the aggregate purchase price for the insider shares was $25,000, or approximately $0.017 per share.

Simultaneously with the closing of our IPO, MCAC consummated the sale of 321,500 Private Units to our Sponsor and Chardan, generating gross proceeds of $3,215,000. On June 17, 2020, Chardan exercised its over-allotment option in part and MCAC sold an additional 749,800 MCAC Units at an offering price of $10.00 per MCAC Unit, generating additional gross proceeds of $7,498,000. In connection with the underwriters’ partial exercise of their over-allotment option, our Sponsor and Chardan purchased from us an additional 33,741 Private Units for a total purchase price of $330,741, of which 29,992 Private Units was purchased by our Sponsor and 3,749 Private Units was purchased by Chardan.

In connection with the Business Combination, MCAC entered into Subscription Agreements with certain PIPE Investors, pursuant to which MCAC issued and sold to the PIPE Investors, in a private placement closed immediately prior to the closing of the Business Combination, 5,000,000 PIPE Shares at $10.00 per share, for an aggregate purchase price of $50,000,000.

At the Closing and pursuant to the Merger Agreement, MCAC (i) issued an aggregate of 20,916,812 shares of common stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of common stock at a weighted average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy restricted stock units for an aggregate of 2,045,634 shares of common stock to be settled approximately one year following the Closing.

Upon the consummation of the Business Combination, Craig-Hallum Capital Group LLC and Roth Capital Partners LLC each received 100,000 shares of common stock as compensation for advisory services rendered to MCAC, including in their role as placement agents in the PIPE investment pursuant to an agreement, dated July 22, 2020, which was subsequently amended to join Roth Capital Partners, LLC on September 30, 2020. The services were completed as of September 30, 2020.

All securities stated above were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as they were sold to accredited investors. No underwriting discounts or commissions were paid with respect to such sales.

In April 2021, Chardan exercised the unit purchase option in full, on a cashless basis, with respect to an aggregate of 344,988 Units for the issuance of an aggregate 247,976 shares of Common Stock of the Company, in accordance with the cashless exercise provisions of the unit purchase option and pursuant to the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On August 9, 2021, the Company, completed the acquisition of Honey Birdette (Aust) Pty Limited, a company organized under the laws of Australia (“HB”), pursuant to a Share Purchase Agreement (the “Purchase Agreement”), dated June 28, 2021, by and among the Company, PLBY Australia Pty Ltd, a company organized under the laws of the Australia and an indirect, wholly-owned subsidiary of PLBY (“Buyer”), HB, the holders of all of the capital stock of HB (the “Sellers”), and Ray Itaoui, as the Sellers’ representative (the “Representative”), pursuant to which Buyer acquired all of the capital stock of HB (the “Acquisition”), resulting in HB becoming an indirect, wholly-owned subsidiary of PLBY.

Pursuant to the Purchase Agreement, at the closing of the Acquisition, Buyer acquired all of the capital stock of HB from the Sellers for aggregate consideration valued at AUD443 million (or approximately $328 million, based on the exchange rate in effect at the close of business on August 6, 2021). The consideration consisted of a combination of approximately AUD318 million (or approximately $235 million) of cash and 2,155,849 shares of PLBY’s common stock (the “Stock Consideration”) valued at approximately AUD125 million (or approximately $93 million) and based on an issue price of $43.0155 per share, as provided for by the Purchase Agreement. On August 19, 2021, an additional 4,412 shares of Common Stock were issued to the Sellers based on an issue price of $43.0155 per share pursuant to the terms of a true-up under the Purchase Agreement. Such shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as they were issued pursuant to a private placement to accredited investors.

On August 11, 2021, we issued 109,291 shares of our Common Stock to S A Designer Parfums Limited based on a price of $45.75 per share pursuant to the terms of a license agreement. Such shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as they were issued pursuant to a private placement to an accredited investor.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp, MCAC Merger Sub Inc., Suying Liu and Playboy Enterprises, Inc. (incorporated by reference to Annex A to MCAC’s Definitive Proxy Statement file with the SEC on January 21, 2021)

2.2

Share Purchase Agreement, dated June 28, 2021, by and among PLBY Group, Inc., PLBY Australia Pty Ltd, Honey Birdette (Aust) Pty Limited, the sellers party thereto, and Ray Itaoui, as the sellers’ representative (incorporated by reference to Exhibit 2.1 of PLBY’s Current Report on Form 8-K filed with the SEC on June 29, 2021)

3.1	Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc. (incorporated by reference to Exhibit 3.1 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
3.2	Amended and Restated Bylaws of PLBY Group, Inc. (incorporated by reference to Exhibit 3.2 to PLBY’s Form 8-K filed with the SEC on February 16, 2021)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1

Form of Subscription Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 of MCAC’s Form 8-K filed with the SEC on October 1, 2020)

10.2

Form of Registration Rights Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.2 of Form 8-K filed with the SEC on October 1, 2020)

10.3

Form of Support Agreement, dated as of September 30, 2020, by and among Playboy Enterprises, Inc., officers and directors of Mountain Crest Acquisition Corp, Sunlight Global Investment, LLC, Suying Liu and Dong Liu (incorporated by reference to Exhibit 10.3 of MCAC’s Form 8-K filed with the SEC on October 1, 2020)

10.4

Amended and Restated Registration Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, Wenhua Zhang, RT-ICON Holdings LLC, and each of the other stockholders of Playboy Enterprises, Inc. whose names are listed on Exhibit A thereto (incorporated by reference to Exhibit 10.4 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.5

Investor Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc. and RT-ICON Holdings LLC. (incorporated by reference to Exhibit 10.5 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.6	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.6 of MCAC’s Form 8-K filed with the SEC on October 1, 2020)
10.7

Voting Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., RT-ICON Holdings LLC and Drawbridge Special Opportunities Fund LP (incorporated by reference to Exhibit 10.7 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.8	Form of PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.8 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
10.9	Letter Agreement, dated June 4, 2020 by and between MCAC and Sunlight Global Investment LLC (incorporated by reference to Exhibit 10.6 of MCAC’s Form 8-K filed with the SEC on October 1, 2020)
10.10

Investment Management Trust Agreement, dated June 4, 2020 by and between MCAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 of MCAC’s Form 8-K filed with the SEC on June 10, 2020)

10.11†

Consent to Merger Transaction and Wavier to Credit Agreement, dated as of December 31, 2020, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., and Yandy Enterprises LLC (f/k/a Y Acquisition Co. LLC), DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto (incorporated by reference to Exhibit 10.30 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

Exhibit No.	Description
10.12

Agreement, dated January 10, 2021, by and between Playboy Enterprises, Inc. and CAA Brand Management, LLC (incorporated by reference to Exhibit 10.12 of PLBY’s Form S-1 (333-255585) filed with the SEC on April 28, 2021)

10.13

Form of Unit Purchase Option between MCAC and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 4.5 of MCAC’s Registration Statement on Form S-1 (333-238320) filed with the SEC on May 15, 2020)

10.14

Stock Purchase Agreement, dated September 30, 2020, by and among Sunlight Global Investment LLC, Suying Liu and Playboy Enterprises, Inc. (incorporated by reference to Exhibit 10.12 of MCAC’s Form S-1/A filed with the SEC on February 4, 2021)

10.15†

Credit Agreement, dated as of June 24, 2014, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.9 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.16

First Amendment to the Credit Agreement, dated as of June 7, 2016, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.10 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.17†

Second Amendment to the Credit Agreement, dated as of August 29, 2016, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.11 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.18

Third Amendment to the Credit Agreement, dated as of July 20, 2017, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.12 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.19†

Fourth Amendment to the Credit Agreement, dated as of April 12, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.13 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.20†

Fifth Amendment to the Credit Agreement, dated as of June 14, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.14 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.21

Sixth Amendment to the Credit Agreement, dated as of August 13, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.15 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.22†

Seventh Amendment and Joinder to the Credit Agreement, dated as of December 24, 2018, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.16 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.23

Eighth Amendment to the Credit Agreement, dated as of March 15, 2019, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.17 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.24†

Ninth Amendment and Joinder to the Credit Agreement, dated as of December 31, 2019, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.18 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.25†

Tenth Amendment to the Credit Agreement, dated as of March 27, 2020, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC, Yandy Enterprises LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.19 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

Exhibit No.	Description
10.26†

Eleventh Amendment to the Credit Agreement and Waiver, dated as of January 4, 2021, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC, Yandy Enterprises LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto (incorporated by reference to Exhibit 10.20 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.27

Commercial-Industrial Triple Net Lease, dated as of August 26, 2020, by and between Yandy Enterprises, LLC and 67 VB Owner, LP (incorporated by reference to Exhibit 10.21 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.28‡

Offer Letter, dated as of December 20, 2012, by and between Playboy Enterprises, Inc. and David Israel, as amended on February 8, 2021 (incorporated by reference to Exhibit 10.22 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.29‡

Employment Agreement, dated as of January 31, 2021, by and between Playboy Enterprises, Inc. and Ben Kohn (as assumed by PLBY Group, Inc.) (incorporated by reference to Exhibit 10.23 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.30‡

Employment Agreement, dated as of February 10, 2021, by and between Playboy Enterprises, Inc. and Chris Riley (as assumed by PLBY Group, Inc.) (incorporated by reference to Exhibit 10.24 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.31‡

Offer Letter, dated as of January 23, 2021, by and between Playboy Enterprises, Inc. and Florus Beuting, as amended on February 8, 2021 (incorporated by reference to Exhibit 10.25 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.32‡

Form of Indemnification Agreement, by and between PLBY Group, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.26 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.33‡	PLBY Group, Inc. Non-Employee Director Compensation Policy, effective February 10, 2021 (incorporated by reference to Exhibit 10.27 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
10.34†+

Product License Agreement, effective as of December 6, 2019, by and between Playboy Enterprises International, Inc. and New Handong Investment (Guangdong) Co., Ltd. (incorporated by reference to Exhibit 10.28 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.35+

First Amendment, effective as of June 18, 2020, to the Product License Agreement, effective as of December 6, 2019, by and between Playboy Enterprises International, Inc. and New Handong Investment (Guangdong) Co., Ltd. (incorporated by reference to Exhibit 10.29 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)

10.36‡	Employment Agreement, dated February 11, 2021, between PLBY Group, Inc. and Lance Barton (incorporated by reference to Exhibit 10.31 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
10.37‡	Form of Option/RSU Acknowledgement and Lock-up Agreement (incorporated by reference to Exhibit 10.32 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
10.38‡	Playboy Enterprises, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.33 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
10.39‡	Form of Stock Option Award Agreement under Playboy Enterprises, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.34 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
10.40†	Form of Aircraft Purchase Agreement, dated as of April 1, 2021 (incorporated by reference to Exhibit 10.1 of PLBY’s Form 8-K filed with the SEC on April 7, 2021)
10.41

Letter Agreement, dated July 22, 2020, by and between MCAC and Craig-Hallum Capital Group LLC (incorporated by reference to Exhibit 10.41 of PLBY’s Form S-1 (333-255585) filed with the SEC on April 28, 2021)

10.42

Joinder Agreement, dated September 30, 2020, by and among MCAC, Craig-Hallum Capital Group LLC and Roth Capital Partners LLC (incorporated by reference to Exhibit 10.42 of PLBY’s Form S-1 (333-255585) filed with the SEC on April 28, 2021)

Exhibit No.	Description
10.43

Credit and Guaranty Agreement, dated as of May 25, 2021, entered into by and among Playboy Enterprises, Inc., the Company and certain subsidiaries of the Company, the lenders party thereto, and Acquiom Agency Services LLC (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2021)

10.44

Pledge and Security Agreement, dated as of May 25, 2021, entered into by and among Playboy Enterprises, Inc., the Company and certain subsidiaries of the Company, and Acquiom Agency Services LLC (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2021)

10.45

Amendment No. 1 to Credit and Guaranty Agreement, dated as of August 11, 2021, by and among PLBY, Playboy Enterprises, Inc., each guarantor party thereto, the lenders party thereto, and Acquiom Agency Services LLC, as the administrative agent and the collateral agent (incorporated by reference to Exhibit 10.1 of PLBY’s Form 8-K filed with the SEC on August 11, 2021)

14.1	Code of Conduct and Ethics, adopted by PLBY Group, Inc.’s board of directors on February 10, 2021 (incorporated by reference to Exhibit 14.1 of PLBY’s Form 8-K filed with the SEC on February 16, 2021)
21.1	List of Subsidiaries of PLBY Group, Inc.
23.1	Consent of Marcum LLP
23.2	Consent of Prager Metis CPAs LLP
23.3	Consent of Crowe LLP, independent auditor of Yandy Holdings, LLC and Subsidiary
24.1	Power of Attorney (included on signature page)
101. INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
†	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
+

Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish to the SEC a copy of any omitted portions of the exhibit upon request.

‡	Management contract or compensation plan or arrangement.
(a)	Financial Statements. The financial statements filed as a part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.  Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on August 31, 2021.

PLBY GROUP, INC.
By:	/s/ Ben Kohn
Name:	Ben Kohn
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ben Kohn and Lance Barton and each or any one of them, his, her or their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or them and in his, her or their name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to sign any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he, she or they might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ben Kohn	Chief Executive Officer, President and Director	August 31, 2021
Ben Kohn	(Principal executive officer)

/s/ Lance Barton	Chief Financial Officer,	August 31, 2021
Lance Barton	(Principal financial officer)

/s/ Florus Beuting	Chief Accounting Officer,	August 31, 2021
Florus Beuting	(Principal accounting officer)

/s/ Suhail Rizvi	Chairman of the Board	August 31, 2021
Suhail Rizvi

/s/ Tracey Edmonds	Director	August 31, 2021
Tracey Edmonds

/s/ James Yaffe
James Yaffe	Director	August 31, 2021